As filed with the Securities and Exchange Commission on January 27, 2015

Registration No. 333-200695

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGITAL TURBINE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6794 (Primary Standard Industrial Classification Code Number)	22-2267658 (I.R.S. Employer Identification Number)

2811 Cahuenga Boulevard West

Los Angeles, California 90068

(323) 472-5461

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

William Stone

Chief Executive Officer

Digital Turbine, Inc.

2811 Cahuenga Boulevard West

Los Angeles, California 90068

(323) 472-5461

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Ben D. Orlanski, Esq.

Katherine J. Blair, Esq.

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.

Los Angeles, California 90064

(310) 312-4000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, $0.0001 par value per share	19,500,000 (3)	N/A	$56,890 (4)	$6.61*

*	Previously paid.
(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, $0.0001 par value per share (“common stock”), of Digital Turbine, Inc. (“Digital Turbine”) as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001162.
(3)	Represents the estimated maximum number of shares of Digital Turbine common stock issuable to security holders of Appia, Inc. (“Appia”) in the merger of DTM Merger Sub, Inc., a wholly-owned subsidiary of Digital Turbine, with and into Appia, with Appia surviving as the wholly-owned subsidiary of Digital Turbine.
(4)	Appia has an accumulated capital deficit, therefore, pursuant to Rule 457(f)(2) of the Securities Act, the proposed maximum aggregate offering price is one-third of the aggregate par value of Appia capital stock being acquired in the proposed merger, and the aggregate exercise (offering) price of employee stock options to be assumed in the transaction described herein, in accordance with Rule 457(h)(1) of the Securities Act. Appia is a private company and no market exists for its equity securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the shares of Mandalay Digital Group, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 27, 2015

To the Stockholders of Digital Turbine, Inc. (formerly, Mandalay Digital Group, Inc.) and the Stockholders of Appia, Inc.:

On behalf of the board of directors of Digital Turbine, Inc. (formerly, Mandalay Digital Group, Inc.,) we are pleased to deliver to you this proxy statement/prospectus relating to the proposed issuance and sale by us of shares of our common stock in connection with the merger transaction described below. Note that on January 20, 2015, we changed our name to “Digital Turbine, Inc.” but for purposes of this document we continue to refer to our company as Mandalay Digital.

The accompanying document is being delivered to (1) Mandalay Digital stockholders to solicit proxies to vote at our annual meeting, and (2) Appia, Inc. security holders as Mandalay Digital’s prospectus for its offering of Mandalay Digital common stock in connection with the merger.

On November 13, 2014, we entered into an agreement and plan of merger, which we refer to as the merger agreement, to acquire all the outstanding capital stock of Appia, Inc., which we refer to as Appia, in exchange for the issuance of shares of our common stock to the Appia security holders. DTM Merger Sub, Inc., a wholly-owned subsidiary of Mandalay Digital, will merge with and into Appia, so that Appia as the surviving entity, will become a wholly-owned subsidiary of Mandalay Digital, which transaction we refer to as the merger. In the merger, each security, other than Appia stock options held by employees of Appia, held by an Appia security holder will be converted into the right to receive shares of Mandalay Digital common stock and outstanding Appia stock options held by employees of Appia will be assumed by Mandalay Digital and converted into Mandalay Digital stock options.

Consummation of the merger is subject to a number of conditions described in this proxy statement/prospectus, including the approval by our stockholders of the issuance and sale to the Appia security holders of up to 19,500,000 shares of our common stock, including shares issuable upon exercise of stock options that we will assume pursuant to the merger. For a description of the conditions for the merger, see the section entitled “Summary of the Merger Agreement – Conditions to the Consummation of the Merger” in this proxy statement/prospectus. We are also seeking approval of the issuance of 600,000 shares of our common stock (including a warrant to purchase 400,000 shares) to be issued to a lender in connection with a separate loan transaction. The warrant is not exercisable until the one year anniversary of the closing date of the merger and will terminate if the Company repays the debt prior to such one year anniversary.

Our stockholders are invited to attend the annual meeting of Mandalay Digital on March 5, 2015. This letter is accompanied by the attached document, which the Mandalay Digital board of directors is providing to solicit from our stockholders proxies to vote for the issuance of Mandalay Digital common stock in connection with the merger. Our board of directors unanimously recommends that our stockholders vote “FOR” approval of the proposed issuance and sale by us of shares of our common stock in connection with the merger.

In addition to voting to authorize the issuance of Mandalay Digital common stock in the merger, at the annual meeting our stockholders also will be asked to elect directors, approve, on an advisory basis, the executive compensation of our executive officers and the frequency at which approval of executive compensation will be proposed and ratify the appointment of our auditors. Our board of directors also unanimously recommends that our stockholders vote “FOR” these proposals listed in the proxy statement/prospectus.

The date, time and place of the meeting are as follows:  March 5 10:00 am PT Manatt, Phelps & Phillips, LLP, 11355 Olympic Blvd., Los Angeles CA 90064

Only Mandalay Digital stockholders of record as of January 20, 2015 are entitled to attend and vote at the annual meeting.

If you are a holder of Mandalay Digital shares of common stock or preferred stock, whether or not you plan to attend the annual meeting, your vote is very important. Please sign and submit your proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. Whether or not you expect to attend the annual meeting, please submit your proxy promptly. Record holders of our common stock and preferred stock can submit a proxy via the Internet, by telephone, or by mailing the enclosed proxy card (beneficial owners may submit a proxy via the Internet, by telephone, or by mailing the enclosed voting instructions). Instructions for using these convenient services appear on the instructions on the enclosed proxy card or voting instructions. Submitting a proxy now will not prevent you from being able to vote in person at the Mandalay Digital annual meeting.

This proxy statement/prospectus provides information about us, Appia and our proposed merger that our stockholders should know when they vote. In particular, the section entitled “Risk Factors” beginning on page 23 contains a description of risks that you should consider in evaluating the proposed merger. We urge you to read this entire proxy statement/prospectus carefully.

On behalf of our company, we look forward to seeing our stockholders at the annual meeting and we thank you for your support.

Sincerely,

William Stone

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Mandalay Digital common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Proxy statement/prospectus dated [                    ], 2015 and first mailed to

our stockholders and Appia security holders on or about [                    ], 2015.

DIGITAL TURBINE, INC.

(formerly, Mandalay Digital Group, Inc.)

2811 CAHUENGA BOULEVARD WEST

LOS ANGELES, CALIFORNIA 90068

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 5, 2015

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “annual meeting”) of Digital Turbine, Inc. (formerly, Mandalay Digital Group, Inc.) a Delaware corporation (the “Company”), will be held at 10:00 a.m. Pacific time, on March 5, 2015, at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064. You are cordially invited to attend the annual meeting, at which stockholders will be asked to consider and vote upon the following proposals, which are more fully described in the enclosed proxy statement/prospectus:

(1)	To consider and vote upon the issuance and sale of (a) up to 19,500,000 shares of our common stock pursuant to the merger agreement with Appia, Inc. (including shares of common stock issuable upon exercise of stock options to be assumed by the Company pursuant to the merger agreement) and, (b) an additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares) to be issued to a lender in connection with a separate loan transaction, all of which aggregates to more than 20% of the Company’s common stock outstanding under applicable listing rules of The NASDAQ Stock Market LLC.
(2)	To elect six directors to serve on our board of directors for a one-year term ending as of our annual meeting of stockholders in 2016.
(3)	To approve, in a non-binding advisory vote, the compensation of our named executive officers, commonly referred to as “Say-on-pay”.
(4)	To hold an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers, commonly referred to as “Say-on-frequency”.
(5)	To ratify the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.
(6)	Transact such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

Only our stockholders of record of our common stock and our preferred stock at the close of business on January 20, 2015, (the “Record Date”), are entitled to notice of and vote at the annual meeting and at any adjournments or postponements thereof. A list of such holders as of the Record Date will be available during normal business hours for examination by any such holder for a period of ten days prior to the day of the annual meeting at our principal executive offices.

Our board of directors has approved the issuance of our shares of common stock in connection with the merger with Appia and loan transaction and unanimously recommends that you vote FOR that proposal and FOR the other proposals. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus. The proposals are described in more detail in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting.

All of our stockholders are urged to attend the meeting in person or by proxy. Your vote is important. Whether or not you expect to attend the meeting in person, please sign and submit your proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with the instructions on the enclosed proxy card. The proxy is revocable and will not affect your right to vote in person in the event you attend the annual meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the annual meeting.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

William Stone

Chief Executive Officer

Los Angeles, California

[—], 2015

Important Notice Regarding Availability of Proxy Materials

for the Fiscal 2015 Annual Meeting of Stockholders to be Held on March 5, 2015

Our Proxy Statement, Annual Report on Form 10-K, and form of proxy card are available on the Internet at www.proxyvote.com.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this proxy statement/prospectus. You may request this information, which includes copies of our annual, quarterly, and special reports, proxy statements, and other information, from us, without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Our stockholders and Appia stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them from us in writing or by telephone at the following address or telephone number:

Digital Turbine, Inc.

(formerly, Mandalay Digital Group, Inc.)

2811 Cahuenga Boulevard West

Los Angeles, California 90068

(323) 472-5461

To obtain timely delivery, any request for information should be made no later than March 2, 2015.

In addition, we provide copies of our Forms 8-K, 10-K, 10-Q, Proxy Statement, and Annual Report at no charge to investors upon request and we make electronic copies of our most recently filed reports available through our website at http://ir.digitalturbine.com/all-sec-filings as soon as reasonably practicable after filing such material with the SEC.

For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document forms a part of a Registration Statement on Form S-4 filed by Digital Turbine, Inc. (formerly, Mandalay Digital Group, Inc.) (the “Company”) with the Securities and Exchange Commission (the “SEC”). This document constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our common stock to be issued in connection with the proposed merger. In addition, this document constitutes a notice of meeting with respect to the Company’s annual meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company has not authorized anyone to give any information or make any statement about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that the Company has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Holders of our common stock who have questions about the annual meeting or how to vote or revote their proxy please contact:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

Call Toll-Free (800) 322-2885

Call Collect (212) 929-5500

Email: proxy@mackenziepartners.com

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

Appendix A	Agreement and Plan of Merger
Appendix B	Form of Support Agreement
Appendix C	Opinion of Needham & Company, LLC

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following are answers to certain questions that you may have regarding the merger and the annual meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. On January 20, 2015, we changed our name to “Digital Turbine, Inc.” but for purposes of this proxy statement/prospectus, we continue to refer to our company as “Mandalay Digital.”

GENERAL

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:	This document serves as both a proxy statement and prospectus of Mandalay Digital. As a proxy statement, it is being provided to Mandalay Digital’s stockholders in connection with the solicitation of proxies for the Mandalay Digital annual meeting at which Mandalay Digital stockholders will be asked to vote on the proposals set forth in the Notice of Annual Meeting of Stockholders.

As a prospectus, this document is being provided to Appia’s security holders because Mandalay Digital is offering to issue shares of its common stock for shares of Appia securities upon completion of the merger.

THE ANNUAL MEETING

Q:	WHEN AND WHERE WILL THE ANNUAL MEETING BE HELD?

A:	The annual meeting will be held at 10:00 a.m., Pacific time, on March 5, 2015, at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064.

Q:	WHAT BUSINESS WILL OCCUR AT THE MEETING?

A:	Mandalay Digital stockholders are being asked to vote on the following proposals:

•	to consider and vote upon the issuance and sale of (a) up to 19,500,000 shares of our common stock pursuant to the merger agreement with Appia, Inc. (including shares of common stock issuable upon exercise of stock options to be assumed by Mandalay Digital pursuant to the merger agreement and 1,000,000 shares to be deposited into escrow) and, (b) an additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares, which vests 12 months after issuance under certain circumstances) to be issued to a lender in connection with a separate loan transaction (Proposal 1);

•	to elect six directors to serve on our board of directors for a one-year term ending as of our annual meeting of stockholders in 2016 (Proposal 2);

•	to approve, in a non-binding advisory vote, the compensation of our named executive officers, commonly referred to as “Say-on-pay” (Proposal 3);

•	to hold an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers, commonly referred to as “Say-on-frequency” (Proposal 4);

•	to ratify the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015 (Proposal 5); and

•	to transact such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

Mandalay Digital will transact no other business at the annual meeting except for business properly brought before the annual meeting or any adjournment or postponement thereof.

Q:	WHAT DOES THE MANDALAY DIGITAL BOARD OF DIRECTORS RECOMMEND?

A:	The Mandalay Digital board of directors has approved the merger and the authorization of the shares of common stock issuable pursuant to the merger agreement and in connection with the merger and believes that such action is in the best interests of Mandalay Digital and its stockholders. Accordingly, the board of directors unanimously recommends that the Mandalay Digital stockholders vote FOR approval of the authorization of the issuance of the shares of Mandalay Digital common stock in connection with the merger. The board also recommends that the Mandalay Digital stockholders vote FOR approval of the other proposals to be considered at the annual meeting, as described in this proxy statement/ prospectus.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE ANNUAL MEETING?

A:	Assuming a quorum is present, the proposal to issue shares of common stock in connection with the merger and loan transaction requires the affirmative vote of not less than a majority of the votes cast by the holders of our common stock and our preferred stock, which we refer to as our preferred stock, voting together with the common stock as a single class on an as-converted to common stock basis, either in person or represented by proxy at the annual meeting and entitled to vote thereon (Proposal 1).

The six nominees for director who receive the most votes from common and preferred stockholders, voting together as a single class, will be elected (Proposal 2).

Assuming a quorum is present, the affirmative vote of a majority of the shares of common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, either in person or represented by proxy at the annual meeting and entitled to vote on the proposal is required to approve the advisory Say-on-pay proposal (Proposal 3), the annual (one-year) alternative in the Say-on-frequency proposal (Proposal 4), and the ratification of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015 (Proposal 5).

Q:	WHY ARE HOLDERS OF MANDALAY DIGITAL’S COMMON STOCK BEING ASKED TO APPROVE THE ISSUANCE OF SHARES OF ITS COMMON STOCK?

A:	Pursuant to the terms of the merger agreement, upon consummation of the proposed merger, we will issue up to 19,500,000 shares of our common stock to Appia security holders pursuant to the merger agreement, including shares of common stock issuable upon exercise of stock options that we will assume pursuant to the merger agreement and 1,000,000 shares to be deposited into escrow. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and a discussion of the assumptions in calculating the potential amount of shares to be issued by Mandalay Digital in the merger. We will also issue to a lender 200,000 shares of our common stock and a common stock purchase warrant exercisable for 400,000 shares of common stock in a separate loan transaction. See “Ancillary Agreements – The Financing Agreements” located on page 98 of this proxy statement/prospectus.

The rules of the NASDAQ Stock Market, where our shares of common stock are listed for trading, require the approval of our stockholders prior to the issuance of additional shares of our common stock in connection with the acquisition of the stock or assets of another company if:

•	the common stock issued by us will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock; or

•	the number of shares of common stock issued by us will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock.

Therefore, your approval is required for the issuance of shares of our common stock (including a warrant to purchase shares of our common stock) in connection with the merger and a separate loan transaction. Our stockholders are not being asked to vote on the proposed merger itself, but instead solely on whether we may issue the shares of common stock (including a warrant to purchase shares of our common stock) in connection with the merger and a separate loan transaction. If the requisite number of our shares are not voted in favor of the issuance, we will be unable to effect the merger under the terms set forth in the merger agreement.

Q:	WHO IS ENTITLED TO VOTE?

A:	Holders of record of Mandalay Digital common stock and preferred stock at the close of business on January 20, 2015, which is the date that the board of directors has fixed as the Record Date for the annual meeting, are entitled to notice of, and to vote at, the Mandalay Digital annual meeting and any adjournment or postponement thereof. The preferred stock votes together with the common stock as a single class and on an as-converted basis. As of the Record Date, there were outstanding 37,824,011 shares of our common stock and 100,000 shares of our preferred stock, which are currently convertible into 20,000 shares of common stock.

Q:	WHAT CONSTITUTES A QUORUM?

A:	The presence at the Mandalay Digital annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Mandalay Digital common stock and preferred stock (which votes together with the common stock as a single class and on an as-converted basis) entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	HOW MANY VOTES MAY A HOLDER OF COMMON STOCK OR PREFERRED STOCK CAST?

A:	Holders of our common stock are entitled to one vote at the annual meeting for each share of common stock held that was issued and outstanding as of the Record Date. The 100,000 shares of our preferred stock outstanding are currently convertible into 20,000 shares of common stock and are entitled to vote together with the common stock as a single class (on an as-converted to common stock basis) on any matters submitted to the holders of the Company’s common stock, together with any other voting rights provided to the preferred stock under law or the General Corporation Law of the State of Delaware.

Q:	ARE THERE DIFFERENT VOTING PROCEDURES DEPENDING ON HOW I HOLD MY MANDALAY DIGITAL STOCK?

A:	Yes. Many holders of our stock hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares of our stock held of record and those owned beneficially.

Holder of Record:   If your shares of our stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of our stock, the holder of record, and these proxy materials are being sent directly to you by us. As the holder of record, you have the right to grant your voting proxy directly to our company or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner:   If your shares of our stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of securities held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those securities, the holder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your securities. The voting instruction card provides various alternative voting methods, such as via the Internet, by telephone, or by mail.

Q	HOW CAN I VOTE MY STOCK IN PERSON AT THE ANNUAL MEETING?

A:	Shares of our common stock or preferred stock (which votes on an as-converted basis) held directly in your name as the holder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. Securities held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the securities in person.

Q:	HOW CAN I VOTE MY MANDALAY DIGITAL STOCK WITHOUT ATTENDING THE ANNUAL MEETING?

A:	Whether you hold securities directly as the holder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote your directly held securities by granting a proxy or, for securities held in street name, by submitting voting instructions to your broker, bank, or nominee following the instructions on the form included with this proxy statement/prospectus by the deadline indicated on that form.

Q:	HOW DO I VOTE?

A:	If you are the stockholder of record (that is, the shares are held in your name), you may submit your proxy in one of three convenient ways:

By the Internet:   Go to www.voteproxy.com and follow the instructions. You will need the control number that appears on your proxy card included in this proxy statement/prospectus. This method of submitting your proxy will be available until 8:59 p.m., Pacific time, on March 4, 2015.

By telephone:   On a touch-tone telephone, call toll-free (800) 690-6903 and follow the instructions. You will need the control number that appears in the box on the front of your proxy card included in this proxy statement/prospectus. This method of submitting your proxy will be available until 8:59 p.m., Pacific time, on March 4, 2015.

By mail:   If you submit a by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery prior to the meeting.

If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and timely return a proxy card to us or complete your proxy by telephone or online, your shares will be voted as you direct.

Q.	WHAT WILL HAPPEN IF I SIGN AND RETURN MY PROXY CARD WITHOUT INDICATING HOW I WISH TO VOTE?

A.	Signed and dated proxies received by Mandalay Digital without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE GIVEN IT?

A:	You may change your proxy instructions and your vote at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, and delivering such new proxy to our Secretary either by mail or by calling the phone number, or accessing the Internet address, listed on the proxy card or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request to do so. For securities held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank, or nominee by the deadline indicated in the instructions sent to you by your broker, bank, or nominee.

Q:	WHO BEARS THE COST OF SOLICITING PROXIES?

A:	We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained the services of MacKenzie Partners to aid in the solicitation of proxies from banks, brokers, nominees, and intermediaries. We will pay MacKenzie Partners a fee of $15,000 for its services, plus we will reimburse MacKenzie for various out-of-pocket and other expenses. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of our stock for their expenses in forwarding solicitation materials to such beneficial owners.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this proxy statement/prospectus, you should indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the annual meeting. You should also indicate on your proxy card how you want your shares voted on the other proposals to be considered at the annual meeting.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We may be able to announce preliminary voting results at the annual meeting and we intend to issue a press release with the final results after the annual meeting is completed. In addition, we intend to publish the final voting results in a report on Form 8-K that we will file with the SEC.

Q:	WHAT WILL HAPPEN IF THE PROPOSAL TO ISSUE THE SHARES IN CONNECTION WITH THE MERGER AND LOAN TRANSACTION IS NOT APPROVED?

A:	If the proposal to issue up to 19,500,000 shares and the additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares, which vests 12 months after issuance under certain circumstances) in connection with the merger is not approved, the merger and loan transaction cannot proceed.

Q.	ARE PROXY MATERIALS AVAILABLE ON THE INTERNET?

A.	Yes. Mandalay Digital has posted materials related to the annual meeting at www.proxyvote.com.

Q:	WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE ANNUAL MEETING?

A:	If you have questions about the annual meeting, please contact MacKenzie Partners by telephone at (800) 322-2885 (toll-free) or via email at proxy@mackenziepartners.com.

THE MERGER

Q:	WHAT IS THE MERGER?

A:	On November 13, 2014, Mandalay Digital entered into a merger agreement with DTM Merger Sub, Inc., our newly-formed wholly-owned subsidiary, which we refer to as Merger Sub, Appia, and Shareholder Representative Services LLC, as the stockholder representative, pursuant to which Merger Sub will merge with and into Appia on the terms and subject to the conditions set forth in the merger agreement, which transaction we refer to as the merger, so that Appia, as the surviving corporation, will become a wholly-owned subsidiary of Mandalay Digital. The surviving corporation will be renamed “Digital Turbine Media, Inc.” On January 20, 2015, we changed our name to “Digital Turbine, Inc.”

Q:	WHY ARE MANDALAY DIGITAL AND APPIA PROPOSING TO MERGE?

A:	The boards of directors of Mandalay Digital and Appia are proposing to merge because they believe that the combination strengthens and is in the best interests of both companies and their respective stockholders. Please see “The Merger - Reasons for the Merger and Recommendation of Mandalay Digital’s Board of Directors” at page 58 for the various factors considered by the Mandalay Digital board of directors in recommending that Mandalay Digital stockholders vote FOR the proposal to issue the shares to the Appia security holders.

Q.	WHAT WILL HAPPEN IN THE MERGER?

A.	At the closing of the merger, Mandalay Digital’s wholly-owned subsidiary will merge with and into Appia, so that Appia, as the surviving corporation, will become a wholly-owned subsidiary of Mandalay Digital. In exchange for their shares of Appia’s common stock, preferred stock, and/or options, the Appia stockholders will receive shares of Mandalay Digital common stock and/or options of Mandalay Digital common stock. As a result of the merger, Mandalay Digital will own all of the issued and outstanding securities of Appia and former Appia stockholders will not have any equity ownership interest in the surviving corporation.

Q:	WHAT WILL APPIA SECURITY HOLDERS RECEIVE IN THE MERGER?

A:

At the effective time of the merger, which we refer to as the effective time, on the terms and subject to the conditions set forth in the merger agreement, all of the equity securities of Appia outstanding immediately prior to the effective time (including outstanding stock options, which will be assumed by Mandalay Digital), other than equity securities held by stockholders that exercise dissenters’ rights under applicable law, will be converted into the right to receive a number of shares (or, in the case of stock options being assumed, stock options) of Mandalay Digital common stock, equal to $100 million less Appia’s net debt and transaction expenses at the time of closing (subject to a working capital adjustment), divided by $4.50.

Mandalay Digital expects to issue, pursuant to the merger agreement, up to 19,500,000 shares of common stock (including shares underlying assumed stock options). Accordingly, we are asking our stockholders to consider and vote upon the issuance and sale of up to 19,500,000 shares of our common stock in connection with the proposed merger with Appia, Inc. (including shares of common stock issuable upon exercise of stock options to be assumed by Mandalay Digital pursuant to the merger agreement and 1,000,000 shares to be deposited into escrow).

The aggregate number shares of Mandalay Digital common stock to be issued pursuant to the merger agreement will vary depending on a number of factors, including the amount of the estimated net debt at closing. The merger agreement does not provide for an adjustment in the aggregate number of shares of Mandalay Digital common stock or options to be issued by Mandalay Digital to Appia’s security holders in the acquisition in the event of fluctuations in the market value of Mandalay Digital’s common stock up through the closing date. However, the number of shares to be issued by Mandalay Digital pursuant to the merger agreement is subject to adjustment based on Appia’s working capital and net debt as of the closing date of the merger. We estimate that, if the merger had closed on January 31, 2015, we would have issued 19,056,392 shares; additionally, we would have assumed options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares, which would represent approximately 33% of the Company’s outstanding shares of common stock as of November 13, 2014 (after giving effect to such issuance). Appia’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Appia’s working capital and net debt, including transaction expenses, as of the closing date of the merger. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and a discussion of the assumptions in calculating the potential amount of shares to be issued by Mandalay Digital in the merger.

Q:	WHAT IS THE ESCROW?

A:	The Company will deposit one million of the shares to be issued to Appia’s security holders in connection with the merger into an escrow account to cover indemnification claims by the Company pursuant to the terms of the merger agreement, which shares will be released one year after the closing, subject to any then pending claims.

Q:	ARE THE SHARES OF COMMON STOCK TO BE RECEIVED BY THE APPIA SECURITY HOLDERS FREELY TRADEABLE UPON ISSUANCE?

A:	Yes, the issuance of the shares of Mandalay Digital common stock to the security holders of Appia pursuant to the terms of the merger agreement will be registered under the Securities Act. However, as to each recipient of Mandalay Digital shares that is considered an “affiliate” (as such term is defined in the Securities Act) of Mandalay Digital, such affiliates will be permitted to sell the shares of our common stock received in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This proxy statement/prospectus does not register the resale of shares of our stock held by affiliates. Furthermore, all of the Appia stockholders that executed the support agreements (as described in “Ancillary Agreements – Support Agreements”) agreed that, and pursuant to the terms of the merger agreement, the shares of Mandalay Digital common stock to be received by Appia stockholders in the merger are all subject to a lock up restrictions, which restrictions will lapse with respect to one-third of such shares of Mandalay Digital common stock at each of the six, nine and 12 month anniversaries of the closing date of the merger.

Q:	WHAT CONDITIONS MUST BE SATISFIED TO COMPLETE THE MERGER?

A:	There are a number of closing conditions in the merger agreement, including that Mandalay Digital’s stockholders have approved the issuance by Mandalay Digital of shares of common stock pursuant to the merger agreement. In addition, Appia has not yet taken all steps required by Delaware law and its organizational documents to obtain consents from the holders of its voting stock for the approval of the consummation of the merger. For a summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “Summary of the Merger Agreement” beginning on page 80.

Q:	WHAT IS THE SUPPORT AGREEMENT?

A:	In connection with the execution of the merger agreement, certain Appia stockholders, who we refer to as the supporting stockholders, entered into a support agreement with Mandalay Digital, which we refer to as the support agreement, pursuant to which they have agreed, among other things, to vote (or deliver written consents with respect to) all of their shares of Appia in favor of the approval of the merger pursuant to the merger agreement and the other transactions contemplated thereby, to vote against any action that would reasonably likely result in a material breach of Appia under the merger agreement, and to vote against any alternative transactions. The support agreement also generally prohibits the supporting stockholders from transferring their shares prior to the consummation of the merger. The support agreement will terminate upon the termination of the merger agreement in accordance with its terms. The support agreement provides for the vote or written consent of a sufficient number of shares of Appia to adopt the merger agreement and approve and the transactions contemplated thereby under Delaware law and Appia’s organizational documents. For a further description of the support agreement, see the section entitled “Ancillary Agreements - The Support Agreement” beginning on page 98.

Q:	WILL MANDALAY DIGITAL INCUR DEBT OBLIGATIONS AS A RESULT OF THE MERGER?

A:	Upon consummation of the merger, Mandalay Digital will guarantee Appia’s existing indebtedness outstanding as of closing, which amount is approximately $9.5 million (excluding the transaction fees and expenses) assuming the merger had closed on January 31, 2015. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and assumptions about Appia’s forecasted indebtedness based on certain closing dates. Upon consummation, and as a condition to the closing, of the merger, Appia will enter into an amended loan agreement with its current senior lender, Silicon Valley Bank (the “SVB Debt”), and a securities purchase agreement with Mandalay Digital and North Atlantic SBIC IV, L.P. (“North Atlantic”) pursuant to which Appia will issue to North Atlantic a subordinated debenture in the aggregate principal amount of $8.0 million, which amount is included in the $9.5 million referenced above (“North Atlantic Debt”), to retire a like amount of outstanding debt to North Atlantic.

Upon consummation of the merger, Mandalay Digital will issue a secured guaranty to each of the SVB Debt and North Atlantic Debt whereby we will guarantee all of Appia’s obligations in connection with such indebtedness and pledge substantially all of our assets, including our intellectual property. The secured guarantees will contain cross-default provisions and covenants, among others, limiting our ability to undergo a change of control, incur indebtedness, grant liens, make dividends in cash and other customary covenants. Mandalay will also issue to North Atlantic 200,000 shares of its common stock and a common stock warrant to purchase 400,000 shares of its common stock, all of which will have registration rights requiring Mandalay Digital to file a registration statement 15 business days after the closing of the merger with Appia. The warrant will have an exercise price of $0.01 per share exercisable for 10 years, but it will not be exercisable until the one year anniversary of the closing date of the merger and will terminate if the Company repays the North Atlantic Debt prior to such one year anniversary. We intend to refinance the Appia debt as soon as practicable following the closing of the merger. See “Ancillary Agreements – The Financing Agreements” on page 98 for further information.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	Mandalay Digital and Appia are working to complete the merger as soon as practicable. If the stockholders of Appia approve the merger and the stockholders of Mandalay Digital approve the issuance of shares of common stock in connection with the merger, the parties currently expect that the merger will be completed in the first calendar quarter of 2015. Mandalay Digital cannot predict, however, the actual date on which the merger will be completed because it is subject to factors beyond its control, including whether or when the required regulatory approvals will be received. For further information, please see the section entitled “Summary of the Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 93.

Q:	WILL MANDALAY DIGITAL’S BOARD OF DIRECTORS CHANGE AFTER THE MERGER?

A:	Upon the closing of the merger, we will appoint Jud Bowman, founder and Chief Executive Officer of Appia, and Craig Forman, Appia’s Executive Chairman, to become members of our board of directors.

Q:	ARE THERE RISKS ASSOCIATED WITH THE MERGER OF WHICH HOLDERS OF MANDALAY DIGITAL COMMON STOCK SHOULD BE AWARE?

A:	Yes. There are risks to us and Appia in connection with the merger, including that the combined company may not achieve the expected financial and operating benefits because of, among other reasons, the risks and uncertainties discussed in the section entitled “Risk Factors.” In deciding whether to approve the issuance of shares of our common stock, we urge you to carefully read and consider the risk factors contained in the section entitled “Risk Factors.”

Q:	DO MANDALAY DIGITAL’S STOCKHOLDERS HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A:	Under Delaware law and our Certificate of Incorporation, holders of our common stock are not entitled to any rights to seek appraisal of their securities or to exercise any preemptive rights in connection with the proposal to issue up to 19,500,000 shares of our common stock pursuant to the merger agreement.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO APPIA STOCKHOLDERS?

The merger is intended to qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the merger qualifies as a reorganization, Appia stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Appia stock for shares of Mandalay Digital common stock in connection with the merger. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 78.

Tax matters are very complicated, and the tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences from the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, Appia stockholders will not receive any consideration for their shares of Appia capital stock in connection with the merger. Instead, Appia will remain an independent company. Under specified circumstances, Mandalay Digital may be required to pay Appia a fee of $1.0 million and reimburse Appia for expenses of up to $500,000 (unless Appia elects to instead pursue other remedies in the case of a termination by Appia based upon an intentional and willful material breach by Mandalay Digital) with respect to the termination of the merger agreement, as described under the section entitled “Summary of the Merger Agreement—Termination of the Merger Agreement; Fees and Expenses” beginning on page 96.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the annual meeting. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement/ prospectus.

In addition, we incorporate by reference important business and financial information about Mandalay Digital into this document. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 154. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 153. References to “Mandalay Digital,” “the Company,” “we,” “our” or “us” in this proxy statement/prospectus refer to Mandalay Digital Group, Inc. and its subsidiaries, unless otherwise indicated by the context. On January 20, 2015, we changed our name to “Digital Turbine, Inc.” but for purposes of this proxy statement/prospectus, we continue to refer to our company as “Mandalay Digital, Inc.”

Why You Are Receiving this Proxy Statement/Prospectus

This proxy statement/prospectus is:

•	a proxy statement of Mandalay Digital for use in the solicitation of proxies from Mandalay Digital stockholders for its annual meeting; and

•	a prospectus of Mandalay Digital relating to the issuance of shares of Mandalay Digital’s common stock to the current Appia security holders in exchange for securities of Appia.

Annual Meeting of Mandalay Digital Stockholders to be held on March 5, 2015 (Page 42)

The annual meeting of stockholders of Mandalay Digital Group, Inc. will be held at 10:00 a.m. Pacific time, on March 5, 2015, at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064 for the following purposes:

(1)	To consider and vote upon the issuance and sale of (a) up to 19,500,000 shares of our common stock pursuant to the merger agreement with Appia, Inc. (including shares of common stock issuable upon exercise of stock options to be assumed by Mandalay Digital pursuant to the merger agreement and 1,000,000 shares to be deposited into escrow) and, (b) an additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares and vesting 12 months after issuance under certain circumstances) to be issued to a lender in connection with a separate loan transaction, all of which aggregates more than 20% of Mandalay Digital’s common stock outstanding under applicable listing rules of The NASDAQ Stock Market LLC.

(2)	To elect six directors to serve on our board of directors for a one-year term ending as of our annual meeting of stockholders in 2016.

(3)	To approve, in a non-binding advisory vote, the compensation of our named executive officers, commonly referred to as “Say-on-pay”.

(4)	To hold an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers, commonly referred to as “Say-on-frequency”.

(5)	To ratify the appointment of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

(6)	Transact such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

Who can vote (Page 43)

You are entitled to vote at the Mandalay Digital annual meeting if you owned shares of common stock or preferred stock at the close of business on the Record Date. Holders of our common stock are entitled to one vote at the annual meeting for each share of common stock held that was issued and outstanding as of the Record Date. The preferred stock is entitled to vote together with the common stock as a single class (on an as if converted basis) on any matters submitted to the holders of the Company’s common stock, together with any other voting rights provided to the preferred stock under law or the General Corporation Law of the State of Delaware. On the Record Date, there were 37,824,011 shares of common stock and 100,000 shares of preferred stock, which are convertible into 20,000 shares of common stock, outstanding.

You may vote either by attending the annual meeting and voting your shares, or by completing the enclosed proxy card or voting instruction card and mailing it to Mandalay Digital or you may also vote by telephone or via the Internet, as described in this proxy statement/prospectus.

The board of directors of Mandalay Digital is seeking your proxy to use at the annual meeting. We have prepared this proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy. Please indicate on your proxy card or voting instruction card how you want to vote. Then sign, date and mail the proxy card or voting instruction card as soon as possible so that your shares will be represented at the annual meeting.

If you sign, date and mail your proxy card or voting instruction card without indicating how you wish to vote, your proxy will be counted as a vote FOR authorization of the issuance of the shares of Mandalay Digital common stock issuable pursuant to the merger (Proposal 1), FOR the six director nominees (Proposal 2), FOR the advisory Say-on-pay proposal (Proposal 3), FOR the annual (one-year) alternative in the Say-on-frequency proposal (Proposal 4), and FOR the ratification of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015 (Proposal 5).

If you sign a proxy, you may revoke it by written notice to the Secretary of Mandalay Digital at any time before it is voted at the annual meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them other than on the ratification of the appointment of our independent registered public accounting firm (Proposal 5).

Voting Matters (Page 44)

The approval of the proposal to authorize the issuance of the shares of Mandalay Digital common stock issuable pursuant to the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast by the holders of common stock and the holders of preferred stock (which votes together with the common stock as a single class on an as-converted to common stock basis), at the annual meeting, assuming that a quorum is present in person or by proxy. Brokers who do not receive voting instructions from beneficial owners but who deliver a proxy or attend our annual meeting are considered present at the meeting for purposes of determining whether a quorum exists but are not counted as a vote cast on any non-routine matter presented at the Annual Meeting (all Proposals other than Proposal 5 are non-routine matters).

As for the other matters to be voted on at the annual meeting, assuming a quorum is present, directors will be elected by a plurality vote (Proposal 2) (there is no right to vote stock cumulatively), and approval of the other proposals to be considered at the annual meeting (ratification of SingerLewak LLP as Mandalay Digital’s auditors for fiscal 2015 (Proposal 5), the advisory votes on executive compensation (Proposal 3) and say-on-frequency (Proposal 4)) will each require the affirmative vote of a majority of the votes present represented by holders of common stock and holders of preferred stock (which votes together with the common stock as a single class and on an as-converted to common stock basis), either in person or by proxy and entitled to vote with respect to each proposal. Each holder of shares of common stock outstanding on the record date will be entitled to one vote for each share held of record. Each holder of shares of preferred stock outstanding on the record date will be entitled to one vote based on an as-converted to common stock basis. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions will have the effect of a vote against the matters presented at the annual meeting and broker non-votes will have no effect on any of the matters presented at the annual meeting other than on the ratification of the appointment of our independent registered public accounting firm (Proposal 5).

The Companies

Mandalay Digital Group, Inc. (Page 110)

Mandalay Digital, through its wholly owned subsidiary, Digital Turbine, provides end to end mobile content solutions for wireless carriers globally to enable them to better monetize their subscribers. The Company’s products include mobile application management through DT Ignite, user experience and discovery through DT IQ, application stores and content through DT Marketplace, and content management and mobile payments through DT Pay. With global headquarters in Los Angeles, and offices in the U.S., Asia Pacific and EMEA, Mandalay Digital’s solutions are available worldwide.

On January 20, 2015, we changed our name to “Digital Turbine, Inc.” Our current contact information is as follows: 2811 Caheunga Boulevard West, Los Angeles, California 90068. Our telephone number is (323) 312-4000.

Appia, Inc. (Page 110)

Appia is a leading independent mobile user acquisition network. Appia has delivered more than 88 million app installs for hundreds of advertisers, including 60 of the top 100 grossing apps on the App Store and Google Play. Appia provides the technology, infrastructure, and scale to provide higher lifetime value users for advertisers while driving positive return on ad spend. In addition, Appia partners with a diverse set of publishers including app developers, mobile websites, and carriers to maximize their advertising revenue. Appia’s current contact information is as follows: 320 Blackwell Street, Durham, North Carolina, 27701. Its telephone number is (919) 617-1656.

The Merger (Page 51)

On November 13, 2014, Mandalay Digital entered into the merger agreement with Merger Sub, Appia, and Shareholder Representative Services LLC, as the stockholder representative, pursuant to which Merger Sub will merge with and into Appia on the terms and subject to the conditions set forth in the merger agreement, so that Appia, as the surviving corporation, will become a wholly-owned subsidiary of Mandalay Digital. The surviving corporation will be renamed to “Digital Turbine Media, Inc.” The merger is expected to close in the first calendar quarter of 2015.

Reasons for the Proposed Merger (Page 58)

We believe that that the merger will be transformational for Mandalay Digital’s business as it will provide strategic and financial benefits, including the opportunity to achieve revenue and cost synergies, and enhance strategic and competitive positioning. We expect that combining Appia’s app install platform and advertising relationships with Digital Turbine’s carrier distribution network will expand our global reach, will accelerate our growth, and will further enhance our scalable business model.

Recommendation of Mandalay Digital’s Board of Directors (Page 58)

Based on the reasons for the merger described in this proxy statement/prospectus, our board of directors has unanimously recommended that holders of our common stock and preferred stock (which votes together with the common stock as a single class and on an as-converted basis), vote “FOR” the issuance of up to 19,500,000 shares pursuant to the merger agreement and an additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares, which vests 12 months after issuance under certain circumstances) in connection with a separate loan transaction.

What Appia Stockholders will Receive in the Merger (Page 69)

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement, all of the equity securities of Appia outstanding immediately prior to the effective time (including outstanding stock options, which will be assumed by Mandalay Digital), other than equity securities held by stockholders that exercise dissenters’ rights under applicable law, will be converted into the right to receive a number of shares (or, in the case of stock options being assumed, stock options) of Mandalay Digital common stock, equal to $100 million less Appia’s net debt and transaction expenses at the time of closing (subject to a working capital adjustment), divided by $4.50. Mandalay Digital expects to issue, pursuant to the merger agreement, up to 19,500,000 shares of common stock (including shares underlying assumed stock options and 1,000,000 shares to be deposited into escrow).

The aggregate number shares of Mandalay Digital common stock to be issued pursuant to the merger agreement will vary depending on a number of factors, including the amount of the estimated net debt at closing. The merger agreement does not provide for an adjustment in the aggregate number of shares of Mandalay Digital common stock or options to be issued by Mandalay Digital to Appia’s security holders in the acquisition in the event of fluctuations in the market value of Mandalay Digital’s common stock up through the closing date. However, the number of shares to be issued by Mandalay Digital pursuant to the merger agreement is subject to adjustment based on Appia’s working capital and net debt as of the closing date of the merger. We estimate that if the merger had closed on January 31, 2015, we would have issued 19,056,392 shares; additionally, we would have assumed options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares, which would represent approximately 33% of the Company’s outstanding shares of common stock as of November 13, 2014 (after giving effect to such issuance). Appia’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Appia’s working capital and net debt, including transaction expenses, as of the closing date of the merger. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and a discussion of the assumptions in calculating the potential amount of shares to be issued by Mandalay Digital in the merger.

Principal Agreements (Page 81)

Merger Agreement

The merger agreement, which was executed on November 13, 2014, sets forth the terms and conditions of the merger, including terms for the conversion of securities in the merger, treatment of Series C warrants and Appia options and restricted common stock, escrow of consideration, working capital/net debt adjustment, representations and warranties, indemnification, covenants of each party, closing conditions and termination provisions.

Support Agreement

Concurrently with the execution of the merger agreement, certain Appia stockholders, who collectively hold approximately 77% of the outstanding shares of Appia common stock and approximately 94% of the outstanding shares of Appia preferred stock (which votes together as a single class on an as-converted to common stock basis), each have entered into a support agreement with Mandalay Digital, pursuant to which certain Appia stockholders have agreed, among other things, to vote (or deliver written consents with respect to) all of the shares of Appia capital stock held by such stockholder in favor of the approval of the merger and the merger agreement and the other transactions contemplated thereby, to vote against any action that would reasonably likely result in a material breach of a representation, warranty, covenant or agreement of Appia under the merger agreement, and to vote against any alternative transactions. Each support agreement also generally prohibits the Appia stockholder signing it from transferring such stockholder’s shares of Appia capital stock prior to the consummation of the merger. Each support agreement will terminate upon the termination of the merger agreement in accordance with its terms. Collectively, the support agreements provide for the vote or written consent of a sufficient number of shares of Appia to adopt the merger agreement and approve and the transactions contemplated thereby under Delaware law and Appia’s organizational documents. See “Ancillary Agreements—Support Agreement” on page 98.

Financing Agreements

Upon consummation of the merger, Mandalay Digital will guarantee Appia’s existing indebtedness outstanding as of closing, which amount is approximately $9.5 million (excluding the transaction fees and expenses) assuming the merger had closed on January 31, 2015. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and assumptions about Appia’s forecasted indebtedness based on certain closing dates. Upon consummation, and as a condition to the closing, of the merger, Appia will enter into an amended loan agreement with its current senior lender, Silicon Valley Bank, and a securities purchase agreement with Mandalay Digital and North Atlantic pursuant to which Appia will issue to North Atlantic a subordinated debenture in the aggregate principal amount of $8.0 million, which amount is included in the $9.5 million referenced above, to retire a like amount of outstanding debt to North Atlantic.

Upon consummation of the merger, Mandalay Digital will issue a secured guaranty of each of the SVB Debt and North Atlantic Debt whereby we will guarantee all of Appia’s obligations in connection with such indebtedness and pledge substantially all of its assets, including its intellectual property. The secured guarantees will contain cross-default provisions and covenants, among others, limiting our ability to undergo a change of control, incur indebtedness, grant liens, make dividends in cash and other customary covenants. Mandalay will also issue to North Atlantic 200,000 shares of its common stock and a common stock warrant to purchase 400,000 shares of its common stock all of which will have registration rights requiring Mandalay Digital to file a registration statement 15 business days after the closing of the merger with Appia. The warrant will have an exercise price of $0.01 per share exercisable for 10 years, but it will not be exercisable until the one year anniversary of the closing date of the merger and will terminate if the Company repays the North Atlantic Debt prior to such one year anniversary. We intend to refinance the Appia debt as soon as practicable following the closing of the merger.

Escrow Agreement

Mandalay Digital will deposit one million shares into an escrow account to cover indemnification claims by the Company pursuant to the terms of the merger agreement, which shares will be released one year after the closing, subject to any then pending claims.

Approval by Holders of Mandalay Digital Common and Preferred Stock (Page 49)

Approval of the issuance of shares of our common stock in connection with the merger requires the affirmative vote of holders of shares representing not less than a majority of the votes cast by holders of our common stock and our preferred stock, voting together as a single class on an as-converted to common stock basis, in person or represented by proxy at the annual meeting and entitled to vote thereon, provided that a quorum consisting of the holders of not less than a majority of the votes entitled to be cast by our common and preferred stockholders is present at the annual meeting in person or by proxy.

At the close of business on the Record Date, directors and executive officers of our company beneficially owned and were entitled to vote approximately 12.3% of the 37,824,011 shares of our common stock outstanding on that date. Directors and executive officers of Appia and their affiliates did not beneficially own any of our shares of common stock outstanding on that date.

Opinion of Mandalay Digital’s Financial Advisor (Page 60)

At a meeting of our board of directors on November 12, 2014, Needham & Company, LLC (“Needham & Company”) rendered its oral opinion to our board of directors, which was confirmed by delivery of a written opinion of the same date, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be paid by us in the merger pursuant to the merger agreement was fair to us from a financial point of view. The full text of the written opinion of Needham & Company is attached to this proxy statement/prospectus as Appendix C and is incorporated in this proxy statement/prospectus by reference. The discussion under the section entitled “The Merger— Opinion of Mandalay Digital’s Financial Advisor,” together with Needham & Company’s written opinion, set forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on and scope of the review undertaken by Needham & Company in connection with its opinion. Holders of our common stock and preferred stock should read this opinion and the aforementioned section carefully and in its entirety. Needham & Company provided its opinion to our board of directors for the information and assistance of our board of directors (in its capacity as such) in connection with and for purposes of the board’s evaluation of the transaction contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, of the consideration to be paid by us in the merger, which was determined through arm’s length negotiations between Mandalay Digital and Appia and not by Needham & Company. The Needham & Company opinion does not address the underlying decision by us to enter into the merger transaction or any other aspect of the merger and is not a recommendation as to how any holder of our common stock or preferred stock should vote or act with respect to the merger or any other matter.

Risk Factors (Page 23)

In deciding how to vote your shares of stock (if you are a Mandalay Digital stockholder) on the matters described in this proxy statement/prospectus, you should carefully consider the risks related to the merger and the combined company. The merger may not achieve the expected benefits because of, among other things, the risks and uncertainties discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.” Such risks include, among other things, risks relating to the uncertainty that we and Appia will be able to integrate our businesses successfully, uncertainties as to whether the merger will achieve expected synergies, and uncertainties relating to the performance of the combined company following the merger.

Conditions to the Merger (Page 93)

We and Appia expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after the receipt of approval of our stockholders of the issuance of our common stock at our annual meeting of stockholders and of the approval by the requisite vote or consent of Appia’s stockholders, and the receipt of all required regulatory approvals. We and Appia currently expect to complete the merger during the first calendar quarter of 2015. However, it is possible that factors outside of either our or Appia’s control could cause the merger to be completed at a later time or not at all.

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent waiver is permitted under the merger agreement) of various conditions, including conditions relating to the following matters:

The merger agreement contains customary representations, warranties, covenants, and agreements of the parties thereto, and completion of the transaction is subject to customary closing conditions, including, among others, (i) approval of the issuance of the shares by the Company stockholders pursuant to rules of The NASDAQ Stock Market, LLC, (ii) approval of the merger by the Appia stockholders, (iii) not more than 5% of the Appia stockholders having exercised dissenters’ rights, (iv) the execution of certain ancillary agreements, (v) all required consents and approvals necessary to consummate the merger having been obtained, (vi) the effectiveness of the registration statement on Form S-4 (of which this proxy statement/prospectus is a part) for purposes of registering the shares, (v) no injunction or proceeding by a government entity seeking to restrain or prohibit consummation of the merger, (vi) no material adverse changes of Appia, (vii) the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers), (viii) each party’s receipt of an opinion from its respective outside legal counsel that is reasonably acceptable and dated as of the closing date of the merger to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ix) Appia having entered into restated financing arrangements with its lenders. Furthermore, Appia’s net debt (including transaction expenses) may not exceed $13.75 million, $14.5 and $15 million if the closing is on or before January 31, 2015, after January 31, 2015 and before February 28, 2015 or after February 28, 2015, respectively.

Termination of the Merger Agreement (Page 96)

The merger agreement contains certain provisions giving Mandalay Digital and Appia the right to terminate the merger agreement under certain circumstances.

Termination Fees and Expenses (Page 97)

If Appia terminates the merger agreement because of an intentional and willful material breach by Mandalay Digital of a representation, warranty, condition or covenant or the failure of Mandalay Digital stockholders to approve the merger agreement (and if all other conditions to Mandalay Digital’s obligation to consummate the merger are satisfied), then Mandalay Digital will be required to pay Appia a termination fee of $1.0 million and reimburse Appia for expenses of up to $500,000. Alternatively, Appia may elect to instead pursue other remedies in the case of a termination by Appia based upon an intentional and willful material breach by Mandalay Digital.

Interests of Certain Persons in the Merger (Page 72)

Certain directors, executive officers, and significant stockholders of Appia have interests in the merger that may be in addition to or different from those of other Appia stockholders as described in more detail in this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (Page 78)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the merger that Mandalay Digital and Appia each receive written opinions from their respective outside legal counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on certain assumptions, representations and covenants, including representations and covenants contained in representation letters provided by Mandalay Digital, Merger Sub and Appia. Assuming the merger qualifies as a reorganization, Appia stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Appia stock for shares of Mandalay Digital common stock in connection with the merger. The issuance of shares of Mandalay common stock in connection with the merger will not be a taxable transaction to Mandalay Digital stockholders for U.S. federal income tax purposes.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Anticipated Accounting Treatment of the Merger (Page 72)

Our acquisition of Appia in the merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. From the date of completion of the merger, our results of operations will include Appia’s operating results and assets and liabilities.

Regulatory Matters (Page 71)

We and Appia have each agreed to use our reasonable best efforts to take all actions proper or advisable under the merger agreement and applicable laws, rules, and regulations to complete the merger, as well as take other actions specified in the merger agreement, as promptly as practicable.

Directors of Mandalay Digital Following Completion of the Merger (Page 74)

Upon the closing of the merger, we will appoint Jud Bowman, founder and Chief Executive Officer of Appia, and Craig Forman, Appia’s Executive Chairman, to become members of our board of directors.

Appraisal Rights (Page 87)

Under Delaware law and our Certificate of Incorporation, holders of our common stock are not entitled to any rights to seek appraisal of their shares or to exercise any dissenter’s or preemptive rights in connection with the proposal to issue up to 19,500,000 shares of our common stock pursuant to the merger agreement.

Comparison of Stockholder Rights (Page 124)

We are incorporated in the state of Delaware, and the rights of our stockholders are governed by the Delaware General Corporation Law and by our Certificate of Incorporation, as amended, and by our Bylaws, as amended, which we refer to as our Bylaws. Appia is also incorporated in the state of Delaware and the rights of Appia stockholders are currently governed by the Delaware General Corporation Law and Appia’s Certificate of Incorporation and Bylaws. After the completion of the merger, stockholders of Appia who receive shares of our common stock in the merger will become stockholders of Mandalay Digital and will become subject to our Certificate of Incorporation and Bylaws and the applicable provisions of Delaware law.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL DATA

The following Unaudited Pro Forma Combined Financial Statements have been developed from the historical consolidated financial statements of Mandalay Digital and Appia. Mandalay Digital’s financials are incorporated by reference into this proxy statement/prospectus and Appia’s financials are included elsewhere in this proxy statement/prospectus. The table below should be read together with, and is qualified in its entirety by the historical financial statements, including the notes thereto, of Mandalay Digital and Appia, respectively, as well as the information provided about Appia’s revenue included in “Management’s Discussion and Analysis of Financial Condition and Result of Operations of the Business of Appia” and the more detailed Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, appearing under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 101 of this proxy statement/prospectus.

Mandalay Digital and Appia have different fiscal year ends, with the most recent annual period of Mandalay Digital ended on March 31, 2014, and the most recent annual period of Appia ended on December 31, 2013. As such, amounts related to the historical operations of Appia have been adjusted to align the periods over which those operations occurred with the periods presented by adding the necessary quarterly results together to match Mandalay Digital’s fiscal reporting periods. The Unaudited Pro Forma Combined Statements of Operations for the six months ended September 30, 2014 and for the year ended March 31, 2014 combine the historical consolidated statements of operations of Mandalay Digital and Appia, giving effect to the merger as if it had been consummated on April 1, 2013, the beginning of the earliest period presented. The Unaudited Pro Forma Combined Balance Sheet combines the consolidated balance sheets of Mandalay Digital and Appia, giving effect to the merger as if it had been consummated on September 30, 2014.

The Unaudited Pro Forma Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Mandalay Digital would have been if the merger had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Combined Financial Statements do not reflect the costs of any integration activities including planning costs or any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger, except to the extent that such integration costs have been incurred during the periods presented. In addition, the Unaudited Pro Forma Combined Financial Statements (excluding the balance sheet) do not include one-time costs directly attributable to the transaction or professional fees incurred by Mandalay Digital or Appia pursuant to provisions contained in the merger agreement as those costs are not considered part of the purchase price.

For the Six Months Ended September 30, 2014 and the Year Ended March 31, 2014

(In thousands, except per-share amounts )

	Six months ended September 30, 2014	Year ended March 31, 2014

Revenues	$25,486	$73,533
Loss from operations	(14,496)	(19,694)
Loss from operations before income taxes	(15,752)	(22,854)
Income tax provision / (benefit)	355	(272)
Net loss from continuing operations	(16,107)	(22,582)

Basic and diluted net loss per common share from continuing operations	$(0.28)	$(0.48)

	As of September 30, 2014

Total assets	$105,865
Long term debt, net of discount	8,199

STOCK PRICE AND DIVIDEND INFORMATION

Mandalay Digital

Stock Price Information

The table below sets forth the high and low sales prices per share of our common stock, as reported on the NASDAQ Stock Market. On January 20, 2015, we changed our name to “Digital Turbine, Inc” and our common stock is listed on the NASDAQ Stock Market under the symbol “APPS.” Share prices have been adjusted to reflect a 1-for-5 reverse stock split effective on April 12, 2013.

	High	Low
Fiscal Year Ended March 31, 2015 (to date)
First quarter	$4.22	$3.11
Second quarter	$6.47	$3.09
Third quarter	$4.60	$2.91
Fourth quarter (as of January 26, 2015)	$3.55	$2.77
Fiscal Year Ended March 31, 2014
First quarter	$6.00	$3.80
Second quarter	$4.79	$2.31
Third quarter	$3.29	$2.28
Fourth quarter	$4.89	$2.57
Fiscal Year Ended March 31, 2013
First quarter	$5.05	$3.60
Second quarter	$4.25	$3.65
Third quarter	$4.10	$3.40
Fourth quarter	$4.75	$3.35

The market price of our common stock could change significantly. Because the equity consideration to be paid in the merger will not be adjusted for changes in the market price of our common stock through the closing date of the merger, the value of the consideration that holders of Appia shares will receive in the merger may vary significantly from the market value of our common stock that holders of Appia shares would have received if the merger was completed on November 13, 2014, the trading day on which the announcement of the merger was made, or on the date of this proxy statement/prospectus.

Holders

As of January 20, 2015, the record date for the annual meeting, there were 135 holders of record of our common stock. There were also an undetermined number of holders who hold their stock in nominee or “street” name.

Dividend Policies

We have not declared cash dividends on our common stock since our inception and we do not anticipate paying any cash dividends in the foreseeable future. Following completion of the merger, the holders of our common stock will be entitled to receive any dividends as may be declared by our board of directors from funds legally available therefor; provided, however, that we will be subject to covenants restricting our ability to pay dividends pursuant to the terms of the secured guarantees that we will enter into in connection with the closing of the merger. The dividend policy of the combined company will be determined by our board of directors.

Appia

Historical market price information regarding Appia capital stock is not provided because there is no public market for Appia’s common stock. As of November 13, 2014, there were 40 holders of Appia capital stock. Appia has not declared cash dividends on its common stock since its inception and it does not anticipate paying any cash dividends in the foreseeable future.

RISK FACTORS

Our stockholders should carefully consider the following factors in evaluating whether to approve the issuance of our common stock in connection with the merger, and Appia’s stockholders should carefully consider the following factors in connection with their potential receipt of shares of our common stock in the merger. These factors should be considered in conjunction with the other information included or incorporated by reference in this proxy statement/prospectus. Additional risks and uncertainties not presently known to us, or that are not currently believed to be important to you, also may adversely affect the stockholders of Appia and us following the merger.

Risks Related to the Merger

Even if the proposed merger is completed, we may not be able to fully realize all of the projected synergies and anticipated benefits of the merger.

The success of the merger will depend on, among other things, the ability to realize anticipated revenue and cost savings, enhance the combined company’s global reach, enhance our scalable, low capex business model that drives EBITDA and to combine our business with Appia in a manner that potentially creates opportunities through strategic relationships, such as leveraging advertising opportunities and increasing revenue streams for carriers, that does not materially disrupt existing relationships or otherwise result in decreased productivity and that allows us to capitalize on the capabilities of the combined company. If these objectives are not achieved, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

We may not realize projected revenue gains, cost savings and synergies in connection with the proposed merger on the timetable contemplated, if at all. In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual revenue and cost synergies, if achieved at all, may not be achieved at the levels expected and may take longer than anticipated. If these challenges are not adequately addressed, Mandalay Digital and Appia may be unable to realize the anticipated benefits of the integration of the two companies. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have a material adverse effect on the combined company’s business and results of operations, which may affect the value of the shares of the combined company’s common stock.

We may not realize the operating and financial benefits we expect from the merger.

The post-acquisition integration of our company and Appia would be complex, time-consuming, and expensive, and may disrupt the day-to-day management and operation of our respective businesses. Both Mandalay Digital and Appia have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the disruption of our or Appia’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that could adversely affect the ability of the combined company to maintain relationships with third parties and employees or to achieve the anticipated benefits of the merger. After the merger, the combined company would need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient, and successful completion of a number of post-acquisition events, including the following:

•	integrating the operations and technologies of the companies, including the rapid integration of Appia’s app-install infrastructure with our platform;

•	implementing of disclosure controls, internal controls, and financial reporting systems to comply with the requirements of U.S. GAAP and U.S. securities laws and regulations required as a result of integration of Appia as part of a consolidated reporting company under the Exchange Act;

•	retaining and assimilating the key personnel of each company;

•	resolving possible inconsistencies in operating and product standards, internal controls, procedures and policies, business cultures, corporate governance and reporting practices, and compensation methodologies between the companies;

•	retaining existing vendors and customers of the companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform business standards, procedures, policies, and information systems.

The execution of these post-acquisition integration events would involve considerable risks and may not be successfully implemented, or if implemented, on a timely basis. These risks include the following:

•	potential disruption of ongoing business operations and distraction of the management of the combined company;

•	potential strain on financial and managerial controls and reporting systems and procedures of the combined company;

•	unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the companies;

•	potential impairment of relationships with employees, suppliers, and customers as a result of the inclusion and integration of management personnel;

•	greater than anticipated costs and expenses related to the merger or the integration of the respective businesses of us and Appia following the merger; and

•	potential unknown liabilities associated with the merger and the combined operations.

The combined company may not succeed in mitigating these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology, and personnel of our company and Appia, or any significant delay in achieving integration of the companies, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of our common stock following the merger.

Failure to complete, or a delay in completing, the proposed merger could adversely affect our and Appia’s future business and operations.

The proposed merger is subject to the satisfaction of various closing conditions, including the approval by both our and Appia’s stockholders and other conditions described in the merger agreement that are outside the control of us and Appia that may prevent, delay or otherwise materially adversely affect its completion. Our and Appia’s respective obligations to complete the merger are also subject to the other conditions listed under “Summary of the Merger Agreement — Conditions to Consummation of the Merger” on page 93. We cannot assure you whether or when these conditions will be satisfied, or whether the merger will be successfully completed. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies and other benefits that we and Appia expect to achieve if the merger is successfully completed within its expected time frame. For instance, a delay in completing the merger may materially adversely affect Appia’s cash flow and Appia may require additional financing or take steps to reduce costs prior to the completion of the merger, and as a result would reduce the financial benefits that the combined company would expect to achieve, once the merger is completed.

In the event that the merger is not completed:

•	we and Appia would not realize the potential benefits of the merger, including anticipated revenue and cost synergies;

•	our and Appia’s management’s attention from day-to-day business may be diverted, we and Appia may lose key employees, and our and Appia’s relationships with our respective customers and partners may be disrupted as a result of uncertainties with regard to our and Appia’s business and prospects;

•	the business relationship between us and Appia may be adversely impacted;

•	under certain circumstances, we may be required to pay to Appia a termination fee of $1 million and expense reimbursement of up to $500,000; and

•	we and Appia will each incur and must pay significant costs and expenses related to the merger, such as legal, accounting, and advisory fees.

Any such events could adversely affect our and Appia’s business and operating results.

Our and Appia’s business could suffer due to the announcement, pendency, and consummation of the proposed merger.

The announcement, pendency, and consummation of the merger may have a negative impact on our, Appia’s, and the combined company’s ability to sell their respective products and services, attract and retain key management, technical, sales, or other personnel, maintain and attract new customers, and maintain strategic relationships with third parties. For example, we and Appia, and following consummation of the merger, the combined company, may experience the deferral, cancellation, or a decline in the size or rate of orders for our services or a deterioration in customer relationships. If this were to occur, our and Appia’s cash flows and revenue, respectively, and the revenues of the combined company, could decline materially or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of our share price. Any such events could harm our and Appia’s, and following the merger the combined company’s, operating results and financial condition.

The price of our common stock may fluctuate, and the purchase price payable in the merger will not be adjusted for any changes in the price of our common stock.

The consideration payable in connection with the merger will be paid through the issuance to the stockholders of Appia of up to 19,500,000 shares of our common stock. Under the merger agreement, other than as a result of reclassifications, stock splits, stock dividends, and similar changes effected by us, the number of shares of our common stock to be issued will not be adjusted even if the market price of our common stock fluctuates between the date of the merger agreement and the closing date of the merger. The market price of our common stock at the closing of the merger will likely vary from the market price at the date of this proxy statement/prospectus and at the date of our stockholders’ meeting. Stock price changes may result from a variety of factors that are beyond the control of us or Appia, including:

•	market reaction to the announcement and pendency of the merger and market assessment of the merits and risks of the merger and the likelihood of the merger being consummated;

•	changes in the respective businesses, operations, or prospects of our or Appia’s business;

•	governmental or litigation developments or regulatory considerations affecting us or our industry;

•	general business, market, industry, or economic conditions; and

•	other factors beyond the control of us or Appia, including those described elsewhere in this “Risk Factors” section.

Neither party is permitted to “walk away” from the merger or re-solicit the vote of its stockholders solely because of changes in the market price, and therefore value, of our common stock through the closing date of the merger. Any reduction in our stock price would result in Appia stockholders receiving less value in the merger. Conversely, any increase in our stock price would potentially result in Appia stockholders receiving greater value in the merger. The specific dollar value per share of our common stock that Appia’s stockholders would receive upon completion of the merger will depend on, among other things, the market value of our common stock at that time and other factors discussed in this proxy statement/prospectus. Our stockholders will not know the exact value of our common stock to be issued in the merger at the time of the stockholders’ meeting.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the stockholders of Appia may be required to pay substantial U.S. federal income taxes.

Mandalay Digital and Appia intend, and their respective tax counsel will provide opinions to the effect, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of their respective tax counsel will be based on certain assumptions, representations and covenants made by Mandalay Digital, Merger Sub and Appia. If any of those representations, covenants and assumptions is inaccurate, the conclusions reached by counsel in such opinions may not apply. Moreover, the opinions of their respective tax counsel do not bind the Internal Revenue Service, or IRS, nor do they prevent the IRS from adopting a contrary position. Neither Mandalay Digital nor Appia has requested, or intends to request, a ruling from the IRS, with respect to the tax consequences of the merger, and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, Appia stockholders will recognize gain or loss upon their receipt of Mandalay Digital common stock in connection with the merger. For a more complete discussion of the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 78.

The merger is expected to result in an ownership change for Appia and may result in an ownership change for Mandalay Digital under Section 382 of the Code, substantially limiting the use of the net operating loss, referred to as “NOL,” carryforwards and other tax attributes of Appia and possibly of Mandalay Digital to offset future taxable income of the combined company.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” within the meaning of Section 382 of the Code is subject to limitations on the utilization of net operating loss carryforwards, which we refer to as NOL carryforwards, generated prior to such ownership change to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (which is generally three years). If an ownership change occurs, Section 382 imposes an annual limitation on the amount of income against which pre ownership change NOL carryforwards may be offset generally equal to the value of the stock of the corporation immediately prior to the ownership change, multiplied by the adjusted federal tax-exempt rate set by the IRS.

The merger is expected to result in an ownership change for Appia and may result in an ownership change for Mandalay Digital under Section 382 of the Code, potentially limiting the use of the NOL carryforwards of Appia and Mandalay Digital to offset future taxable income of the combined company for both federal and state income tax purposes. Whether the merger results in an ownership change for Mandalay Digital depends on other past and future changes in stock ownership. Moreover, the utilization of the combined company’s NOL carryforwards depends on the timing and amount of taxable income earned in the future, which neither Appia nor Mandalay Digital is able to predict. These tax attributes are subject to expiration at various times in the future to the extent that they have not been applied to offset the taxable income of the combined company. These limitations may affect the timing of when these NOL carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company and could limit the benefits of NOL carryforwards for the business, financial condition or results of operations of the combined company.

The merger could cause us or Appia to lose key personnel, which could materially affect the combined company’s business and require the combined company to incur substantial costs to recruit replacements for lost personnel.

As a result of the merger, our current and prospective employees and Appia’s employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect their ability or willingness to continue with the combined company, and the ability of the combined company to attract and retain key management, sales, marketing, and technical personnel. Any failure to retain and attract key personnel could have a material adverse effect on our and Appia’s current business and the business of the combined company after the completion of the merger.

Some of Appia’s officers and directors have conflicts of interest that may influence them to support or approve the issuance of shares in connection with the Merger.

Certain officers and directors of Appia participate in arrangements that provide them with material interests in the merger that are different from and in addition to those of our stockholders and Appia’s stockholders, including, among others, employment agreements and compensation arrangements for key officers, and indemnification arrangements for Appia’s directors and officers. These interests, among others, may influence our directors and officers and the directors and officers of Appia to support or approve the merger. For a more detailed discussion, see the section entitled “The Merger — Interests of Certain Appia Directors, Officers, and Affiliates in the Merger” on page 72.

We incur a variety of costs as a result of being a public company, and those costs may increase as a result of the merger.

As a U.S. public company registered with the SEC under the Exchange Act, we incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, frequently require changes in corporate governance policies and practices of companies registered with the SEC under the Exchange Act. These rules and regulations increase legal and financial compliance costs and make some activities more time-consuming and costly. In addition, we incur additional costs associated with our Exchange Act public company reporting requirements. These rules and regulations also may make it more difficult and more expensive for us to obtain and pay for, at commercially reasonable rates, director and officer liability insurance, and the combined company may be required to accept reduced policy limits and reduced scope of coverage or incur substantially higher costs to obtain the same or similar levels of coverage. As a result, it may be more difficult for the combined company to attract and retain qualified persons to serve on its board of directors or as executive officers. As a result, implementation of disclosure controls, internal controls, and financial reporting systems complying with the requirements of U.S. GAAP and U.S. securities laws and regulations required as a result of our continued status as a reporting company under the Exchange Act following effectiveness of the merger may be more difficult and costly than anticipated.

Following the effectiveness of the merger, the current principal owners of Appia are expected to own a substantial percentage of our common stock.

We estimate that if the merger had closed on January 31, 2015, we would have issued 19,056,392 shares; additionally, we would have assumed options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares to Appia’s former security holders, which would represent approximately 33% of our outstanding shares of common stock as of November 13, 2014 (after giving effect to such issuance). The former Appia stockholders will have influence over our management, operations, and potential significant corporate actions. The interests of the former Appia stockholders could conflict with the interests of our other stockholders and there can be no assurance that the former Appia stockholders would not take actions that favor their interests and not the interests of our other stockholders.

Current holders of our common stock would suffer substantial dilution if the merger is effected.

The merger would dilute the ownership position of our current stockholders. If the merger is effected, we estimate that we would issue 19,056,392 shares; additionally, we would assume options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares to Appia’s former security holders if the merger had closed on January 31, 2015, which would represent approximately 33% of our outstanding shares of common stock as of November 13, 2014 (after giving effect to such issuance). We will also issue to a lender 200,000 shares of common stock and a warrant to purchase 400,000 shares of common stock in connection with a separate loan transaction. Consequently, following the merger our current stockholders, as a general matter, would have less influence over the management and policies of our company than they currently exercise over the management and policies of our company.

The shares of our common stock to be received by Appia stockholders as a result of the merger will have different rights from the shares of Appia stock.

Upon consummation of the merger, Appia stockholders, other than those who properly exercise dissenters’ rights, will become our stockholders, and their rights as stockholders will be governed by our Certificate of Incorporation and Bylaws. Certain of the rights associated with our common stock are different from, and may be viewed as less favorable than, the rights associated with Appia’s outstanding common stock and preferred stock. See “Comparison of Rights of Stockholders of Mandalay Digital and Appia” beginning on page 124 of this proxy statement/ prospectus for a discussion of the different rights associated with our common stock.

We expect to incur significant costs as a result of the integration of our operations with Appia.

There are inconsistencies in standards, controls, procedures and policies, business cultures, and compensation structures between us and Appia. The integration of our operations and the operations of Appia and reconciling the inconsistencies in the standards, controls, procedures and policies, business cultures, and compensation structures between us and Appia may result in additional costs for the combined company. There are no assurances that such inconsistencies can be reconciled seamlessly or at all. The failure to reconcile such inconsistencies may lessen the anticipated benefits of the merger.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this proxy statement/prospectus are presented for illustrative purposes only are not necessarily indicative of what Mandalay Digital’s actual financial condition or results or operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record Appia’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Appia as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Risks Related to the Combined Company

The combined company will operate in an intensely competitive industry, and the combined company may not be able to compete successfully.

The mobile advertising market is highly competitive, with numerous companies providing mobile advertising services. The combined company’s mobile advertising platform will compete primarily with Facebook, Twitter, and Google, all of which are significantly larger than the combined company and have far more capital to invest in their mobile advertising businesses. The combined company will also compete with in-house solutions used by companies who choose to coordinate mobile advertising across their own properties, such as Yahoo!, Pandora, and other independent publishers. They, or other companies that offer competing mobile advertising solutions, may establish or strengthen cooperative relationships with their mobile operator partners, app developers or other parties, thereby limiting the combined company’s ability to promote its services and generate revenue. Competitors could also seek to gain market share from the combined company by reducing the prices they charge to advertisers or by introducing new technology tools for developers. Moreover, increased competition for mobile advertising space from developers could result in an increase in the portion of advertiser revenue that the combined company must pay to developers to acquire that advertising space.

The combined company’s business will suffer to the extent that its developers and advertisers purchase and sell mobile advertising directly from each other or through other companies that are able to become intermediaries between developers and advertisers. For example, companies may have substantial existing platforms for developers who had previously not heavily used those platforms for mobile advertising campaigns. These companies could compete with the combined company to the extent they expand into mobile advertising. Other companies, such as large app developers with a substantial mobile advertising business, may decide to directly monetize some or all of their advertising space without utilizing the combined company’s services. Other companies that offer analytics, mediation, exchange or other third party services may also become intermediaries between mobile advertisers and developers and thereby compete with the combined company. Any of these developments would make it more difficult for the combined company to sell its services and could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses or the loss of market share.

The mobile advertising market may develop more slowly than expected, which could harm the business of the combined company.

Advertisers have historically spent a smaller portion of their advertising budgets on mobile media as compared to traditional advertising methods, such as television, newspapers, radio and billboards, or online advertising over the internet, such as placing banner ads on websites. Future demand and market acceptance for mobile advertising is uncertain. Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising, instead of shifting additional advertising resources to mobile advertising. If the market for mobile advertising deteriorates, or develops more slowly than we expect, the combined company may not be able to increase its revenue.

The combined company’s mobile advertising business will be dependent on the continued growth in usage of smartphones, tablets and other mobile connected devices.

The combined company’s mobile advertising business will depend on the continued proliferation of mobile connected devices, such as smartphones and tablets, that can connect to the internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

• inadequate network infrastructure to support advanced features beyond just mobile web access;

• users’ concerns about the security of these devices;

• inconsistent quality of cellular or wireless connection;

• unavailability of cost-effective, high-speed internet service; and

• changes in network carrier pricing plans that charge device users based on the amount of data consumed.

For any of these reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of apps they download on these devices. If user adoption of mobile connected devices and consumer consumption of content on those devices do not continue to grow, the combined company’s total addressable market size may be significantly limited, which could compromise the combined company’s ability to increase revenue and to become profitable.

The combined company will have indebtedness, which could limit its financial flexibility.

The combined company’s indebtedness could have significant negative consequences including:

•	increasing the combined company’s vulnerability to general adverse economic and industry conditions;

•	limiting the combined company’s ability to obtain additional financing;

•	requiring the use of a substantial portion of any cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in the combined company’s business and the industry in which it competes, including by virtue of the requirement that the combined company remain in compliance with certain negative operating covenants included in the credit arrangements under which the combined company will be obligated; and

•	placing the combined company at a possible competitive disadvantage to less leveraged competitors that are larger and may have better access to capital resources.

Although we currently intend to refinance the indebtedness as soon as practicable following the closing of the merger, we cannot provide any assurance that we will be successful or that we will be able to refinance the debt on acceptable terms.

The combined company would need to invest in its operations to integrate us and Appia and to maintain and grow the combined business, and may need additional funds to do so.

The combined company would depend on the availability of adequate capital to maintain and develop its business. We believe that the combined company can meet its capital requirements from internally generated funds, cash in hand, and available borrowings. If the combined company is unable to fund its capital requirements as currently planned, however, it would have a material adverse effect on the combined company’s business, financial condition, and operating results. If the combined company does not achieve our expected operating results, the combined company would need to reallocate its sources and uses of operating cash flows. This may include borrowing additional funds to service debt payments, which may impair the ability of the combined company to make investments in the business or to integrate us and Appia. There is no assurance that the combined company would be able to borrow any such additional funds when needed on commercially acceptable terms or at all.

Should the combined company need to raise funds through incurring additional debt, the combined company may become subject to covenants even more restrictive than those contained in our or Appia’s current debt instruments. Furthermore, if we issue additional equity, our equity holders would suffer dilution. There can be no assurance that additional capital would be available on a timely basis, on favorable terms, or at all.

The combined company will be in a net loss position, may incur substantial net losses in the future, and may not achieve profitability.

The combined company will be in a net loss position because, prior to the merger, both Mandalay Digital and Appia accumulated significant net losses and were not profitable. If the combined company is unable to reduce costs and increase revenues, then the combined company may incur further net losses and may not be able to achieve profitability in the future. If there are delays in the distribution of the combined company’s products or if it is unable to successfully negotiate with carriers or mobile operators or if these negotiations cannot occur on a timely basis, the combined company may not be able to generate revenues sufficient to meet the needs of the business in the foreseeable future or at all. If the combined company fails to achieve and maintain profitability, the value of the combined company and its common stock could decline significantly.

The combined company’s ability to maintain and grow its business will be impaired if mobile connected devices, their operating systems or content distribution channels, including those controlled by the primary competitors of the combined company, develop in ways that prevent the combined company’s advertising from being delivered to their users.

The combined company’s business model will depend upon the continued compatibility of its mobile advertising platform with most mobile connected devices, as well as the major operating systems that run on them and the thousands of apps that are downloaded onto them.

The design of mobile devices and operating systems is controlled by third parties. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers, such as AT&T, Sprint, as well as other domestic and global operators, may also affect the ability of users to download apps or access specified content on mobile devices. The combined company will have some relationship with T-Mobile and Verizon but these relationships are specific and subject to contractual performance which may not be achieved.

In some cases, the parties that control the development of mobile connected devices and operating systems include companies that the combined company would regard as its most significant competitors. For example, Apple controls two of the most popular mobile devices, the iPhone® and the iPad®, as well as the iOS operating system that runs on them. Apple also controls the App Store for downloading apps that run on Apple® mobile devices. Similarly, Google controls the Google Play and Android™ platform operating system. If the combined company’s mobile advertising platform were unable to work on these devices or operating systems, either because of technological constraints or because a maker of these devices or developer of these operating systems wished to impair the combined company’s ability to provide ads on them or its ability to fulfill advertising space, or inventory, from developers whose apps are distributed through their controlled channels, the combined company’s ability to maintain and grow its business will be impaired.

The combined company will not control the mobile networks over which it will provide its advertising services.

The combined company’s mobile advertising platform will be dependent on the reliability of network operators and carriers who maintain sophisticated and complex mobile networks, as well as its ability to deliver ads on those networks at prices that enable it to realize a profit. Mobile networks have been subject to rapid growth and technological change, particularly in recent years. The combined company will not control these networks.

Mobile networks could fail for a variety of reasons, including new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using the network, a general failure from natural disaster or a political or regulatory shut-down. Individuals and groups who develop and deploy viruses, worms and other malicious software programs could also attack mobile networks and the devices that run on those networks. Any actual or perceived security threat to mobile devices or any mobile network could lead existing and potential device users to reduce or refrain from mobile usage or reduce or refrain from responding to the services offered by the combined company’s advertising clients. If the network of a mobile operator should fail for any reason, the combined company would not be able to effectively provide its services to its clients through that mobile network. This, in turn, could hurt the combined company’s reputation and cause it to lose significant revenue.

Mobile carriers may also increase restrictions on the amounts or types of data that can be transmitted over their networks. The combined company anticipates generating different amounts of revenue from its advertiser clients based on the kinds of ads the combined company delivers, such as display ads, rich media ads or video ads. In most cases, the combined company will be paid by advertisers on a cost-per-install basis, when a user downloads an advertised app. In other cases, the combined company will be paid on a cost-per-thousand basis depending on the number of ads shown, or on a cost-per-click, or cost-per-action, basis depending on the actions taken by the mobile device user. Different types of ads consume differing amounts of bandwidth and network capacity. If a network carrier were to restrict the amounts of data that can be delivered on that carrier’s network, or otherwise control the kinds of content that may be downloaded to a device that operates on the network, it could negatively affect the combined company’s pricing practices and inhibit its ability to deliver targeted advertising to that carrier’s users, both of which could impair the combined company’s ability to generate revenue.

Mobile connected device users may choose not to allow advertising on their devices.

The success of the combined company’s business model will depend on its ability to deliver targeted, highly relevant ads to consumers on their mobile connected devices. Targeted advertising is done primarily through analysis of data, much of which is collected on the basis of user-provided permissions. This data might include a device’s location or data collected when device users view an ad or video or when they click on or otherwise engage with an ad. Users may elect not to allow data sharing for targeted advertising for a number of reasons, such as privacy concerns, or pricing mechanisms that may charge the user based upon the amount or types of data consumed on the device. Users may also elect to opt out of receiving targeted advertising from combined company’s platform. In addition, the designers of mobile device operating systems are increasingly promoting features that allow device users to disable some of the functionality, which may impair or disable the delivery of ads on their devices, and device manufacturers may include these features as part of their standard device specifications. Although we are not aware of any such products that are widely used in the market today, as has occurred in the online advertising industry, companies may develop products that enable users to prevent ads from appearing on their mobile device screens. If any of these developments were to occur, the combined company’s ability to deliver effective advertising campaigns on behalf of its advertiser clients would suffer, which could hurt its ability to generate revenue and become profitable.

The combined company may not be able to enhance its mobile advertising platform to keep pace with technological and market developments.

The market for mobile advertising services is characterized by rapid technological change, evolving industry standards and frequent new service introductions. To keep pace with technological developments, satisfy increasing advertiser and developer requirements, maintain the attractiveness and competitiveness of the combined company’s mobile advertising solutions and ensure compatibility with evolving industry standards and protocols, the combined company will need to regularly enhance its current services and to develop and introduce new services on a timely basis. Appia has invested significant resources in building and developing real-time bidding, or RTB, infrastructure to provide access to large amounts of advertising inventory and publishers. If the combined company’s RTB platform is not attractive to its customers or is not able to compete with alterative mobile advertising solutions, the combined company will not have access to as much advertising inventory and may experience increased pressure on margins.

In addition, advances in technology that allow developers to generate revenue from their apps without assistance from the combined company could harm its relationships with developers and diminish its available advertising inventory within their apps. Similarly, technological developments that allow third parties to better mediate the delivery of ads between advertisers and developers by introducing an intermediate layer between the combined company and its developers could impair its relationships with those developers. The combined company’s inability, for technological, business or other reasons, to enhance, develop, introduce and deliver compelling mobile advertising services in response to changing market conditions and technologies or evolving expectations of advertisers or mobile device users could hurt its ability to grow its business and could result in its mobile advertising platform becoming obsolete.

The combined company will depend on publishers, developers and distribution partners for mobile advertising space to deliver its advertiser clients’ advertising campaigns, and any decline in the supply of advertising inventory could hurt its business.

The combined company will depend on publishers, developers and distribution partners to provide it with space within their apps, which we refer to as “advertising inventory,” on which the combined company will deliver ads. We anticipate that a significant portion of the combined company’s revenue will derive from the advertising inventory provided by a limited number of publishers, developers and distribution partners. The combined company will have minimum or fixed commitments for advertising inventory with some but not all of its publishers, developers and distribution partners, including certain wireless carriers in the United States and internationally. The combined company intends to expand the number of publishers, developers and distribution partners subject to minimum or fixed arrangements. Outside of those relationships however, the publishers, developers and distribution partners that will sell their advertising inventory to the combined company are not required to provide any minimum amounts of advertising space to the combined company, nor are they contractually bound to provide the combined company with a consistent supply of advertising inventory. Such publishers, developers and distribution partners can change the amount of inventory they make available to the combined company at any time. They may also change the price at which they offer inventory to the combined company, or they may elect to make advertising space available to its competitors who offer ads to them on more favorable economic terms. In addition, publishers, developers and distribution partners may place significant restrictions on the combined company’s use of their advertising inventory. These restrictions may prohibit ads from specific advertisers or specific industries, or they could restrict the use of specified creative content or format. They may also use a fee-based or subscription-based business model to generate revenue from their content, in lieu of or to reduce their reliance on ads.

If publishers, developers and distribution partners decide not to make advertising inventory available to the combined company for any of these reasons, decide to increase the price of inventory, or place significant restrictions on the combined company’s use of their advertising space, the combined company may not be able to replace this with inventory from others that satisfy the combined company’s requirements in a timely and cost-effective manner. If this happens, the combined company’s revenue could decline or its cost of acquiring inventory could increase.

The combined company’s business will depend on its ability to collect and use data to deliver ads, and any limitation on the collection and use of this data could significantly diminish the value of the combined company’s services and cause it to lose clients and revenue.

When the combined company delivers an ad to a mobile device, it will often be able to collect anonymous information about the placement of the ad and the interaction of the mobile device user with the ad, such as whether the user visited a landing page or installed an app. As the combined company collects and aggregates this data provided by billions of ad impressions, it intends to analyze it in order to optimize the placement and scheduling of ads across the advertising inventory provided to it by developers. For example, the combined company may use the collected information to limit the number of times a specific ad is presented to the same mobile device, to provide an ad to only certain types of mobile devices, or to provide a report to an advertiser client on the number of its ads that were clicked.

Although the data the combined company will collect is not personally identifiable information, its clients might decide not to allow it to collect some or all of this data or might limit its use of this data. For example, app developers may not agree to provide the combined company with the data generated by interactions with the content on their apps, or device users may not consent to having information about their device usage provided to the developer. Any limitation on the combined company’s ability to collect data about user behavior and interaction with mobile device content could make it more difficult for the combined company to deliver effective mobile advertising programs that meet the demands of its advertiser clients.

Although the combined company’s contracts with advertisers will generally permit it to aggregate data from advertising campaigns, these clients might nonetheless request that the combined company discontinue using data obtained from their campaigns that have already been aggregated with other clients’ campaign data. It would be difficult, if not impossible, to comply with these requests, and responding to these kinds of requests could also cause the combined company to spend significant amounts of resources. Interruptions, failures or defects in its data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit its ability to aggregate and analyze mobile device user data from its clients’ advertising campaigns. If that happens, the combined company may not be able to optimize the placement of advertising for the benefit of its advertiser clients, which could make its services less valuable, and, as a result, it may lose clients and its revenue may decline.

The combined company’s business may depend in part on its ability to collect and use location-based information about mobile connected device users.

The combined company’s business model will depend in part upon its ability to collect data about the location of mobile connected device users when they are interacting with their devices, and then to use that information to provide effective targeted advertising on behalf of its advertising clients. The combined company’s ability to either collect or use location-based data could be restricted by a number of factors, including new laws or regulations, technology or consumer choice. Limitations on its ability to either collect or use location data could impact the effectiveness of the combined company’s platform and its ability to target ads.

The combined company will not have long-term agreements with its advertiser clients, and it may be unable to retain key clients, attract new clients or replace departing clients with clients that can provide comparable revenue to the combined company.

The combined company’s success will depend on its ability to maintain and expand its current advertiser client relationships and to develop new relationships. The combined company’s contracts with its advertiser clients will not generally include long-term obligations requiring them to purchase the combined company’s services and are cancelable upon short or no notice and without penalty. As a result, the combined company may have limited visibility as to its future advertising revenue streams. The combined company will not be able to provide assurance that its advertiser clients will continue to use its services or that it will be able to replace, in a timely or effective manner, departing clients with new clients that generate comparable revenue. If a major advertising client representing a significant portion of the combined company’s business decides to materially reduce its use of the combined company’s platform or to cease using the combined company’s platform altogether, it is possible that the combined company may not have a sufficient supply of ads to fill its developers’ advertising inventory, in which case the combined company’s revenue could be significantly reduced. Revenue derived from performance advertisers in particular is subject to fluctuation and competitive pressures. Such advertisers, which seek to drive app downloads, are less consistent with respect to their spending volume, and may decide to substantially increase or decrease their use of the combined company’s platform based on seasonality or popularity of a particular app. Advertisers in general may shift their business to a competitor’s platform because of new or more compelling offerings, strategic relationships, technological developments, pricing and other financial considerations, or a variety of other reasons. Any non-renewal, renegotiation, cancellation or deferral of large advertising contracts, or a number of contracts that in the aggregate account for a significant amount of revenue, could cause an immediate and significant decline in the combined company’s revenue and harm its business.

The combined company’s business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing its services, the combined company will transmit and store information related to mobile devices and the ads it places, which may include a device’s geographic location for the purpose of delivering targeted location-based ads to the user of the device, with that user’s consent. Federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that the combined company will collect across its mobile advertising platform. The combined company will strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or its practices. Any failure, or perceived failure, by it to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy, data security, or consumer protection, could result in proceedings or actions against the combined company by governmental entities or others. Any such proceedings could hurt the combined company’s reputation, force it to spend significant amounts in defense of these proceedings, distract its management, increase its costs of doing business, adversely affect the demand for its services and ultimately result in the imposition of monetary liability. The combined company may also be contractually liable to indemnify and hold harmless its clients from the costs or consequences of inadvertent or unauthorized disclosure of data that it stores or handles as part of providing its services.

The regulatory framework for privacy issues worldwide is evolving, and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the mobile industry in particular. For example, in early 2012, the State of California entered into an agreement with several major mobile app platforms under which the platforms have agreed to require mobile apps to meet specified standards to ensure consumer privacy. Subsequently, in January 2013, the State of California released a series of recommendations for privacy best practices for the mobile industry. In January 2014, a California law also became effective amending the required disclosures for online privacy policies. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect the combined company’s business, particularly with regard to location-based services, collection or use of data to target ads, and communication with consumers via mobile devices.

The U.S. government, including the Federal Trade Commission, or FTC, and the Department of Commerce, is focused on the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. In December 2012, the FTC adopted revisions to the Children’s Online Privacy Protection Act, or COPPA, that went into effect on July 1, 2013. COPPA imposes a number of obligations on operators of websites and online services including mobile apps, such as obtaining parental consent, if the operator collects specified information from users and either the site or service is directed to children under 13 years old or the site or service knows that a specific user is a child under 13 years old. The changes broaden the applicability of COPPA, including the types of information that are subject to these regulations, and may apply to information that the combined company will collect through mobile devices or apps that, prior to the adoption of these new regulations, was not subject to COPPA. These revisions will impose new compliance burdens on the combined company. In February 2013, the FTC issued a staff report containing recommendations for best practices with respect to consumer privacy for the mobile industry. To the extent that the combined company or its clients choose to adopt these recommendations, or other regulatory or industry requirements become applicable to the combined company, it may have greater compliance burdens.

As the combined company expands its operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on its business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. Complying with any new regulatory requirements could force it to incur substantial costs or require us to change its business practices in a manner that could compromise its ability to effectively pursue its growth strategy.

The combined company’s business may involve the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.

The combined company may at times collect, store and transmit information of, or on behalf of, its clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. The combined company intends to take reasonable steps to protect the security, integrity and confidentiality of the information it collects and stores, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite the combined company’s efforts to protect this information. If such unauthorized disclosure or access does occur, the combined company may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. The combined company may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information may result in the termination of one or more of its commercial relationships or a reduction in client confidence and usage of its services. The combined company may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage its reputation among its current and potential clients, require significant expenditures of capital and other resources and cause it to lose business and revenue.

As a result of the merger, we and Appia, as a combined company, would be a substantially larger and broader organization, with a greater geographic diversity relative to our and Appia’s current operations, and if management is unable to sufficiently manage the combined company, operating and financial results would suffer.

As a result of the merger, the combined company would have more employees, greater geographic diversity, and customers in multiple distribution channels. The combined company would face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate policies, benefits, reporting, management, and compliance programs and systems. The inability to manage successfully the larger and internationally diverse organization, or any significant delay in achieving successful management of the organization, could have a material adverse effect on the combined company and, as a result, on the market price of our common stock.

Changes to current accounting principles could have a significant effect on the combined company’s reported financial results or the way in which it conducts its business.

We prepare our financial statements in conformity with U.S. GAAP, which are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, and various other authorities formed to interpret, recommend, and announce appropriate accounting principles, policies, and practices. A change in these principles could have a significant effect on our reported financial results and may even retroactively affect the accounting for previously reported transactions. Our accounting policies that recently have been or may in the future be affected by changes in the accounting principles are as follows:

•	stock-based compensation;

•	accounting for uncertain tax positions;

•	accounting for goodwill and other intangible assets; and

•	accounting issues related to certain features of contingent convertible debt instruments and their effect on diluted earnings per share.

Changes in these or other rules may have a significant adverse effect on our reported financial results or in the way in which we conduct our business. See the discussion in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, which is incorporated by reference into this proxy statement/prospectus, under “Summary of Significant Accounting Policies” and the Notes to Unaudited Consolidated Financial Statements included therein, for additional information about our accounting policies and estimates and associated risks.

Loss or reduction of business from the combined company’s large advertiser clients could have a significant impact on the combined company’s revenues, results of operations and overall financial condition.

From time to time, a limited number of the combined company’s advertiser clients will be expected to account for a significant share of its advertising revenue. This customer concentration increases the risk of quarterly fluctuations in the combined company’s revenues and operating results. The combined company’s advertiser clients may reduce or terminate their business with it at any time for any reason, including changes in their financial condition or other business circumstances. If a large advertising client representing a substantial portion of its business decided to materially reduce or discontinue its use of its platform, it could cause an immediate and significant decline in its revenue and negatively affect its results of operations and financial condition.

The combined company’s customer concentration also increases the concentration of its accounts receivable and its exposure to payment defaults by key customers. The combined company will generate significant accounts receivable for the services that it provides to its key advertiser clients, which could expose it to substantial and potentially unrecoverable costs if it does not receive payment from them.

The combined company’s business will be harmed if it cannot increase the capacity of its mobile advertising technology platform to meet advertiser or device user demand.

The combined company must be able to continue to increase the capacity of its technology platforms in order to support substantial increases in the number of advertisers and device users, to support an increasing variety of advertising formats and to maintain a stable service infrastructure and reliable service delivery for its mobile advertising campaigns. If the combined company is unable to efficiently and effectively increase the scale of its mobile advertising platforms to support and manage a substantial increase in the number of advertisers and mobile device users, while also maintaining a high level of performance, the quality of its services could decline and its reputation and business could be seriously harmed. In addition, if the combined company is not able to support emerging mobile advertising formats or services preferred by advertisers, it may be unable to obtain new advertising clients or may lose existing advertising clients, and in either case its revenue could decline.

If the combined company fails to detect click fraud or other invalid clicks on ads, it could lose the confidence of its advertiser clients, which would cause its business to suffer.

The combined company’s business will rely on delivering positive results to its advertiser clients. The combined company will be exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable. Because of their smaller sizes as compared to personal computers, mobile device usage could result in a higher rate of accidental or otherwise inadvertent clicks by a user. Invalid clicks could also result from click fraud, where a mobile device user intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others, and the combined company is unable to detect and prevent it, the affected advertisers may experience or perceive a reduced return on their investment. High levels of invalid click activity could lead to dissatisfaction with its advertising services, refusals to pay, refund demands or withdrawal of future business. Any of these occurrences could damage the combined company’s brand and lead to a loss of advertisers and revenue.

System failures could significantly disrupt the combined company’s operations and cause it to lose advertiser clients or advertising inventory.

The combined company’s success will depend on the continuing and uninterrupted performance of its own internal systems, which the combined company will utilize to place ads, monitor the performance of advertising campaigns and manage its inventory of advertising space. Its revenue will depend on the technological ability of its platforms to deliver ads. Sustained or repeated system failures that interrupt its ability to provide services to clients, including technological failures affecting its ability to deliver ads quickly and accurately and to process mobile device users’ responses to ads, could significantly reduce the attractiveness of its services to advertisers and reduce its revenue. The combined systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps the combined company takes to increase the reliability and redundancy of its systems may be expensive and may not ultimately be successful in preventing system failures.

Activities of the combined company’s advertiser clients could damage the combined company’s reputation or give rise to legal claims against it.

The combined company’s advertiser clients’ promotion of their products and services may not comply with federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of its clients to comply with federal, state or local laws or its policies could damage its reputation and expose it to liability under these laws. The combined company may also be liable to third parties for content in the ads it delivers if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although the combined company will generally receive assurance from its advertisers that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although it will normally be indemnified by the advertisers, a third party or regulatory authority may still file a claim against the combined company. Any such claims could be costly and time-consuming to defend and could also hurt the combined company’s reputation. Further, if it is exposed to legal liability as a result of the activities of its advertiser clients, the combined company could be required to pay substantial fines or penalties, redesign its business methods, discontinue some of its services or otherwise expend significant resources.

The combined company’s business depends on its ability to maintain the quality of its advertiser and developer content.

The combined company must be able to ensure that its clients’ ads are not placed in developer content that is unlawful or inappropriate. Likewise, its developers will rely upon the combined company not to place ads in their apps that are unlawful or inappropriate. If the combined company is unable to ensure that the quality of its advertiser and developer content does not decline as the number of advertisers and developers it works with continues to grow, then the combined company’s reputation and business may suffer.

Other Risks Factors of Mandalay

In addition to the foregoing risks, Mandalay is, and will continue to be, subject to the risks described in its Annual Report on Form 10-K for the year ended March 31, 2014, and as updated by subsequent Quarterly Reports on Form 10-Q and any amendments thereto, and Current Reports on Form 8-K, all of which are incorporated by reference into this proxy statement/prospectus. See the sections “Where You Can Find More Information” on page 153 and “Incorporation of Certain Information by Reference” on page 154.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These forward-looking statements include all matters that are not historical facts. This proxy statement/prospectus and documents incorporated by reference contain these types of statements. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” or “should” and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. Also, as examples, forward-looking statements may include statements concerning future results from operations, financial position, economic conditions, product releases, revenue and product synergies, cost savings, product or competitive enhancements and any other statement that may be construed as a prediction of future performance or events, including that Appia’s technology will enhance Mandalay Digital’s existing products or foster new technology innovation, perceived benefits from the business combination to the combined company, or that the acquisition will result in increased revenue, cost savings and better competitive position, or that Mandalay Digital will successfully integrate Appia’s technology. These forward-looking statements involve certain known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
•	the inability to complete the merger within the expected time period or at all, including due to the failure to obtain stockholder approval, or the failure to satisfy other conditions to completion of the merger;
•	risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on the Mandalay’s or Appia’s relationships with their respective customers, lenders, operating results and businesses generally;
•	material adverse changes in Mandalay Digital’s or Appia’s operations or financial results prior to closing;
•	the ability to expand the combined company’s global reach, accelerate growth and enhance our scalable, low-capex business model that drives EBITDA;
•	failure to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth, EBITDA and free cash flow conversion if the merger is consummated;
•	the ability to achieve internal strategic forecasts;
•	inability to refinance the assumed Appia debt subsequent to the closing or to refinance the debt on favorable terms;
•	unforeseen challenges related to relationships with operators, publishers and advertisers and expanding and maintaining those relationships;
•	the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic relationships in the future or at all, including the ability to leverage advertising opportunities effectively and increase revenue streams for carriers;
•	unforeseen difficulties preventing rapid integration of Appia’s app-install infrastructure into Digital Turbine’s existing platform;
•	the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships;
•	Mandalay Digital’s ability as a smaller company to manage international, and as a result of the proposed merger, larger operations, varying and often unpredictable levels of orders, and the challenges inherent in technology development necessary to maintain a competitive advantage; and
•	the potential for unforeseen or underestimated cash requirements necessary to enable the transaction synergies to be realized.

See also the section entitled “Risk Factors” in this proxy statement/prospectus and the risk factors disclosed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These risks and uncertainties are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely impact the combined company’s business and financial performance. Moreover, the combined company will operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact that these factors will have on the combined company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk resulting from such uncertainty in connection with any forward-looking statement that may be made herein. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus in the case of forward-looking statements made in those incorporated documents. You should carefully review this proxy statement/prospectus in its entirety, including, but not limited to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the accompanying notes thereto, which are included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, and incorporated by reference herein, and the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus. You should also review the description of Appia’s business in the sections entitled “Information Regarding Appia’s Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business of Appia,” and the financial statements and the accompanying notes thereto in this proxy statement/prospectus. Except for our ongoing obligation to disclose material information under U.S. federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events, or to report the occurrence of unanticipated events.

We expressly qualify in their entirety all forward-looking statements attributable to us, Appia or the combined company, or any person acting on their behalf, by the cautionary statements contained or referred to in this section.

ANNUAL MEETING OF MANDALAY DIGITAL STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to holders of our common and preferred stock in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on March 5, 2015 and at any adjournment, postponement, or continuation thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about February 3, 2015. In addition, this proxy statement/prospectus is being mailed to the Appia stockholders as a prospectus of Mandalay Digital in connection with the issuance by us of shares of our common stock to Appia in connection with the merger described in this proxy statement/prospectus.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting To Be Held on March 5, 2015

We are providing you access to this proxy statement, the accompanying form of proxy card and our annual report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2014 both by sending you these proxy materials and by notifying you of the availability of these proxy materials on the Internet. These proxy materials are available on the Internet at www.proxyvote.com.

Date, Time, and Place

The annual meeting of our stockholders will be held on March 5, 2015 at 10:00 a.m., Pacific time, at the offices of Manatt, Phelps & Phillips, LLP, 11355 W. Olympic Boulevard, Los Angeles, CA 90064.

Purpose of the Mandalay Digital Annual Meeting

At the annual meeting of our stockholders, and at any adjournment, postponement, or continuation thereof, our stockholders will be asked to consider and vote upon the following proposals:

(1)         To consider and vote upon the issuance and sale of (a) up to 19,500,000 shares of our common stock pursuant to the merger agreement with Appia, Inc. (including shares of common stock issuable upon exercise of stock options to be assumed by Mandalay Digital pursuant to the merger agreement and 1,000,000 shares to be deposited into escrow) and, (b) an additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares, which vests 12 months after issuance under certain circumstances) to be issued to a lender in connection with a separate loan transaction, all of which aggregates to more than 20% of Mandalay Digital’s common stock outstanding under applicable listing rules of The NASDAQ Stock Market LLC;

(2)         To elect six directors to serve on our board of directors for a one-year term ending as of our annual meeting of stockholders in 2016.

(3)         To approve, in a non-binding advisory vote, the compensation of our named executive officers, commonly referred to as “Say-on-pay”.

(4)         To hold an advisory, non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers, commonly referred to as “Say-on-frequency”.

(5)         To ratify the appointment of SingerLewak as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

(6)         Transact such other business as may properly come before the meeting and/or any adjournment or postponement thereof.

Board Recommendation

Our board of directors has approved and we have executed the merger agreement, and our board of directors has approved the issuance of shares of our common stock in the merger and loan transaction, and recommends that our stockholders vote “FOR” approval of the issuance of shares of our common stock in the merger pursuant to the merger agreement and in the separate loan transaction, the election of the six director nominees and “FOR” the other proposal described in this proxy statement/ prospectus.

Record Date, Outstanding Shares, and Quorum

Only holders of records of our common stock and our preferred stock at the close of business on January 20, 2015 (the “Record Date”) are entitled to notice of and to vote at our annual meeting and any adjournments thereof. As of the Record Date, 37,824,011 shares of our common stock and 100,000 shares of preferred stock, which are convertible into 20,000 shares of common stock, were issued and outstanding.

Holders of our common stock are entitled to one vote at the annual meeting for each share of common stock held that was issued and outstanding as of the Record Date. The Series A preferred stock is entitled to vote together with the common stock as a single class (on an as-converted to common stock basis) on any matters submitted to the holders of the Company’s common stock, together with any other voting rights provided to the Series A Preferred under law or the General Corporation Law of the State of Delaware.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding common stock and preferred stock, voting together as a class, will constitute a quorum for the transaction of business at our annual meeting. If a quorum is not present at the annual meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting.

How to Vote

Voting in Person

All stockholders as of the close of business on January 20, 2015 can attend the annual meeting. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. You may vote at the annual meeting if you are a stockholder of record (your shares are directly registered in your name on our books and not held through a broker, bank or other nominee). In order to vote at the annual meeting shares held in “street name,” you must obtain a valid proxy from your broker, bank, or other nominee, and bring it to the meeting. Follow the instructions from your broker, bank, or other nominee included with these proxy materials, or contact your broker, bank, or other nominee to request a proxy form.

Voting by Proxy

We request that our stockholders complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to us. All properly executed proxies that we receive prior to the vote at the annual meeting (that have not been revoked) will be voted in accordance with the instructions indicated on the proxies. All properly executed proxies that we receive prior to the vote at the annual meeting that do not provide any direction as to how to vote will be voted in accordance with the recommendations of our board of directors.

If your shares are held in street name, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted at the annual meeting by (i) sending a written notice of revocation to Corporate Secretary, Mandalay Digital Group, Inc., 2811 Cahuenga Boulevard West, Los Angeles, CA 90068, (ii) submitting by mail, telephone or the Internet another proxy dated as of a later date, or (iii) voting in person at the annual meeting. Merely attending the annual meeting will not revoke your proxy. All revocations of your proxy must be received prior to the voting of your shares at the annual meeting. Voting in person at the annual meeting will replace any previous votes submitted by proxy. If the annual meeting were to be postponed or adjourned, your proxy would still be valid and will be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it was voted.

Voting Your Shares

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares

•	FOR authorization of the issuance of the shares of Mandalay Digital common stock issuable pursuant to the merger and the loan transaction (Proposal 1),
•	FOR the director nominees (Proposal 2),
•	FOR the advisory Say-on-pay proposal (Proposal 3),
•	FOR the annual (one-year) alternative in the Say-on-frequency proposal (Proposal 4),
•	FOR the ratification of SingerLewak as our independent registered public accounting firm for the fiscal year ending March 31, 2015 (Proposal 5).

The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the annual meeting.

Votes Required

The affirmative vote of a majority of the votes cast by our common and preferred stock present, in person or by proxy, voting as a single class on an as-converted to common stock basis, at the annual meeting is required to approve the issuance of the shares of Mandalay Digital common stock pursuant to the merger agreement and the separate loan transaction (Proposal 1). The directors will be elected by a plurality of the voting power of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, at the annual meeting (Proposal 2). The affirmative vote of a majority of the voting power of our common and preferred stock present, in person or by proxy, voting as a single class on an as-converted to common stock basis, at the annual meeting is required to approve the advisory Say-on-pay and Say-on-frequency proposals, and to ratify the appointment of SingerLewak as our independent registered public accounting firm for the fiscal year ending March 31, 2015 (Proposals 3, 4 and 5, respectively).

Withholding Your Vote, Abstentions and Broker non-votes

In the election of the directors (Proposal 2), you can withhold your vote for any or all of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to all other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining whether a quorum exists, but such abstention will have the effect of a vote against the proposal.

A “broker non-vote” occurs when a broker submits a proxy without voting on one or more of the non-routine matters. A bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on non-routine matters without instructions from the beneficial owner of the shares. The share issuance proposal, the election of directors and the advisory Say-on-pay and Say-on frequency proposals are deemed non-routine matters; consequently, absent instructions from you, your broker may not vote your shares on the share issuance proposal, the election of the directors and the advisory Say-on-pay and Say-on-frequency proposals (Proposals 1, 2, 3 and 4). Your broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm (Proposals 5). A broker non-vote is considered present at the meeting for purposes of determining whether a quorum exists but is not counted as a vote cast on any non-routine matter presented at the annual meeting.

Proxy Solicitation

We will bear the entire cost of solicitation of proxies from our stockholders, including preparation, assembly, printing, and mailing of this proxy statement/prospectus and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock or preferred stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees, or agents of our company in person or by telephone or other means of communication. No additional compensation will be paid to directors, officers, or other regular employees of ours for such services.

We have retained MacKenzie Partners to aid in the solicitation of proxies from banks, brokers, nominees, and intermediaries. We will pay MacKenzie a fee of $15,000 for its services, plus we will reimburse MacKenzie for various out-of-pocket and other expenses.

Other Business; Adjournments

We do not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before our annual meeting. However, if other matters incident to the conduct of the annual meeting are properly presented at the annual meeting or any adjournment, postponement, or continuation of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 20, 2015, there were approximately 37,824,011 shares of our common stock and 100,000 shares of preferred stock outstanding, which are convertible into 20,000 shares of common stock. The following table presents information regarding the beneficial ownership of our common stock, including shares of common stock issuable upon conversion of our preferred stock, as of such date by:

•	each person who beneficially owns more than 5% of the outstanding shares of our common stock;
•	each director;
•	each person who was a named executive officer for fiscal 2014;
•	each additional person who is currently an executive officer; and
•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or convertible or exercisable, convertible or issuable within 60 days of January 20, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth. Except as specifically indicated in the footnotes to this table, we believe that the persons identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Owned (%)
5% Stockholders (excluding Directors and Officers)
Adage Capital Partners LP (2)	2,913,891	7.5%
Columbus Capital Management, LLC (3)	2,065,314	5.4%
Robert S. Ellin (4)	1,946,609	5.0%
Directors (excluding Executive Officers)
Peter Guber (5)	4,122,723	10.7%
Paul Schaeffer (6)	488,454	1.3%
Robert Deutschman (7)	204,079	*
Christopher Rogers	112,263	*
Jeffrey Karish	92,204	*
Named Executive Officers for Fiscal 2014
Peter Adderton (8)	2,084,369	5.5%
William Stone (9)	392,914	1.0%
Lisa Lucero (10)	51,952	*
Jeffrey Klausner (11)	50,000	*
Additional Current Executive Officers
Andrew Schleimer (12)	260,000	*
Kirstie Brown (13)	97,317	*
All Current Directors and Executive Officers as a Group (8 individuals) (14)	5,769,954	14.8%

* Represents less than 1%.

(1)	Except as otherwise indicated, the address of each of the persons listed above is c/o Mandalay Digital Group, Inc., 2811 Cahuenga Boulevard West, Los Angeles, CA 90068.

(2)	Consists of (i) 2,413,891 shares of common stock, and (ii) 500,000 shares of common stock issuable upon exercise of warrants at an exercise price of $3.50 per share. Based on a Schedule 13G/A filed with the SEC on March 14, 2012, Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P., and as such has discretion over the portfolio securities beneficially owned by the Adage Capital Partners, L.P., Adage Capital Advisors, L.L.C., is the managing member of Adage Capital Partners GP, L.L.C., and Robert Atchinson and Phillip Gross are the managing members of Adage Capital Partners GP, L.L.C. and Adage Capital Advisors, L.L.C. and general partners of Adage Capital Partners, L.P., all of which share voting and dispositive power over the shares. The address for the reporting stockholders is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(3)	Based on a Schedule 13G filed with the SEC on November 12, 2014, Columbus Capital Management, LLC (“CCM”) and Matthew D. Ockner are the beneficial owners of 2,065,314 shares of common stock, which consist of (i) 1,102,600 shares held for the account of Columbus Capital Partners, L.P. (“CCP”); and (ii) 962,714 shares held for the account of Columbus Capital QP Partners, L.P. (“CCQP”). CCM is the general partner to CCP and CCQP. Mr. Ockner is the managing member of CCM. In such capacities, CCM and Mr. Ockner may be deemed to have voting and dispositive power over the shares held for the account of CCP and CCQP. The address of CCM and Mr. Ockner is 1 Market Street, Spear Tower, Suite 3790, San Francisco, CA 94105.
(4)	Based on a Schedule 13D/A filed with the SEC July 7, 2014 and information known by the Company, (i) Trinad Capital Master Fund, Ltd. (“Trinad Master”) is the beneficial owner of 1,564,228 shares of common stock and 35,714 shares of common stock issuable upon exercise of warrants at an exercise price of $3.50 per share; (ii) Trinad Management LLC (“Trinad LLC”) (a) is the beneficial owner of 20,000 shares of common stock issuable upon conversion of 100,000 shares of Series A Preferred Stock, assuming a conversion price $5.00 per share, and (b) as the investment manager of Trinad Master, may be deemed to be the beneficial owner of the 1,564,228 shares of common stock owned by Trinad Master; (iii) Trinad Capital LP (“Trinad LP”), as the owner of 89.5% of the shares of Trinad Master, and Trinad Advisors II, LLC (“Trinad GP”), as the general partner of Trinad LP, each may be deemed to be the beneficial owner of a pro rata portion of the 1,564,228 shares of common stock held by Trinad Master; (iv) Robert S. Ellin (a) is the beneficial owner of 226,667 shares of common stock, (b) as the managing member of Trinad LLC, may be deemed to be the beneficial owner of the 20,000 shares of common stock issuable upon conversion of 100,000 shares of Series A Preferred Stock held by Trinad LLC, and (c) as portfolio manager for Trinad Master, may be deemed to be the beneficial owner of the 1,564,228 shares of common stock held by Trinad Master. Mr. Ellin also holds options to purchase 100,000 shares of common stock. The address of Mr. Ellin is 620 N. Beverly Drive Beverly Hills, CA 90210. With respect to all of the shares that are directly or indirectly held by Trinad Master, Trinad LLC, Trinad LP and Trinad GP, Mr. Ellin has the sole power to vote and dispose or direct the disposition of the shares. Mr. Ellin disclaims beneficial ownership of the shares of common stock reported above, except to the extent that any such shares are held in his name.
(5)	The Guber Family Trust (the “Trust”), of which Peter Guber serves as a trustee, is the beneficial owner of: (i) 3,320,342 shares of common stock, (ii) 35,714 shares of common stock issuable upon exercise of warrants at an exercise price of $3.50 per share, and (iii) 666,667 shares of common stock issuable upon exercise of warrants at an exercise price of $1.25 per share. Mr. Guber disclaims beneficial ownership of the shares of common stock directly and beneficially owned by the Trust, except to the extent of his pecuniary interest therein. Mr. Guber directly beneficially owns 200,000 shares of common stock and options to purchase 100,000 shares of common stock at an exercise price of $13.75 per share.
(6)	Consists of (i) 200,000 shares held by Mr. Schaeffer, (ii) 228,454 shares held by the Paul and Judy Schaeffer Living Trust for which Mr. Schaeffer serves as a trustee, and (iii) options to purchase 60,000 shares of common stock at an exercise price of $13.75 per share. Mr. Schaeffer disclaims beneficial ownership of the securities held by the trust except to the extent of his pecuniary interest therein.
(7)	Includes 204,079 shares held by the Robert and Ellen Deutschman Family Trust. Mr. Deutschman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	Consists of (i) 1,804,369 shares of common stock, (ii) 30,000 shares of common stock issuable upon exercise of warrants at an exercise price of $1.95 per share, and (iii) options to purchase 250,000 shares of our common stock exercisable at an exercise price of $2.65 per share. Mr. Adderton resigned as a Director and as Chief Innovation Officer effective January 16, 2015.
(9)	Includes options to purchase 125,000 shares of common stock at an exercise price of $2.54 per share.
(10)	Includes options to purchase 1,952 shares of common stock at an exercise price of $4.05 per share. Ms. Lucero is not currently deemed an executive officer.
(11)	Based on information as of July 8, 2014, consists of options to purchase 50,000 shares of common stock at an exercise price of $2.54. Mr. Klausner resigned on July 8, 2014 and is included in this table pursuant to rules of the SEC.
(12)	Includes options to purchase 60,000 shares of common stock at an exercise price of $2.75 per share.
(13)	Includes options to purchase 41,666 and 20,834 shares of common stock at an exercise price of $4.50 and $2.83 per share, respectively.
(14)	Includes shares underlying options and warrants held by directors and current executive officers included in the group.

PROPOSAL 1

APPROVAL OF THE ISSUANCE OF SHARES OF MANDALAY DIGITAL COMMON STOCK

We are seeking the approval of our stockholders, as required by NASDAQ Marketplace Rule 5635(a)(1), for the issuance of up to 19,500,000 shares pursuant to the merger agreement and an additional 600,000 shares of our common stock (including a warrant to purchase 400,000 shares, which vests 12 months after issuance under certain circumstances) in a separate loan transaction as described in this proxy statement/prospectus. Approval of our stockholders of the issuance of those shares is a condition to the obligations of our company and Appia to effecting the merger. If the proposal to issue up to 19,500,000 shares of our common stock is not approved, we cannot effect the merger under the terms set forth in the merger agreement.

Nasdaq Requirements

Our common stock is listed for trading on the NASDAQ Stock Market. The Marketplace Rules of the NASDAQ Stock Market require that we obtain the approval of holders of our common and preferred stock prior to the issuance of additional shares of our common stock in any transaction if:

1.	the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or

2.	the number of shares of common stock to be issued is, or will be, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

As of the Record Date, there were 37,824,011 shares of our common stock outstanding and 100,000 shares of preferred outstanding, which are convertible to 20,000 shares of common stock.

Pursuant to the merger agreement and in connection with the merger, we will issue up to 19,500,000 shares of our common stock. The merger agreement does not provide for an adjustment in the aggregate number of shares of Mandalay Digital common stock or options to be issued by Mandalay Digital to Appia’s security holders in the acquisition in the event of fluctuations in the market value of Mandalay Digital’s common stock up through the closing date. However, the number of shares to be issued by Mandalay Digital is subject to adjustment based on Appia’s working capital and net indebtedness as of the closing date of the merger. We estimate that, if the merger had closed on January 31, 2015, we would have issued 19,056,392 shares; additionally, we would have assumed options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares, representing approximately 33% of our common stock outstanding after giving effect to the merger, based on the number of shares of our common stock outstanding on November 13, 2014. Appia’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Appia’s working capital and net indebtedness as of the closing date of the merger. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and a discussion of the assumptions in calculating the potential amount of shares to be issued by Mandalay Digital in the merger.

We will also issue, in a separate private placement, 200,000 shares of common stock plus a common stock purchase warrant exercisable for 400,000 shares of common stock to a lender pursuant to financing arrangements. See “Ancillary Agreements – The Financing Agreements” on page 97 for further information about assumption of debt and issuance of guarantees in connection with the financing arrangements.

Impact of Issuance on Existing Stockholders

Existing holders of our common stock will have rights that are equal to those of the holders of the shares of our common stock that would be issued in the merger, as the shares to be issued in the merger are the same class of common stock as the class of our common stock currently outstanding. In determining whether to vote for this proposal, stockholders should consider that they are subject to the risk of substantial dilution of their interests that will result from the issuance of shares of our common stock, and that as a result of the issuance of such shares of our common stock, the current stockholders will own a smaller percentage of our outstanding shares of common stock. The Appia stockholders would hold approximately 33% of our common stock outstanding after giving effect to the merger and assuming it were to close on January 31, 2015, based on the number of shares of our common stock outstanding on November 13, 2014.

Stockholder Vote Requirement

Approval of the issuance of the Mandalay Digital common stock in connection with the merger requires the affirmative vote of not less than a majority of the votes of holders of our common and preferred stock, voting together as a single class on an as-converted to common stock basis, present in person or represented by proxy at the annual meeting and entitled to vote thereon, provided that a quorum is present at the annual meeting.

THE MERGER

The following is a description of the material aspects of the merger. While Mandalay Digital believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Mandalay Digital stockholders and Appia stockholders. Mandalay Digital encourages its stockholders and the Appia security holders to carefully read this entire proxy statement/prospectus, including “Summary of the Merger Agreement” stating on page 81 and the merger agreement attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference, for a more complete understanding of the merger.

Overview

The Mandalay Digital board of directors has approved, and on November 13, 2014 we entered into, the merger agreement, which provides for Merger Sub, a wholly-owned subsidiary of Mandalay Digital, to be merged with and into Appia, with Appia surviving the merger as a wholly-owned subsidiary of Mandalay Digital.

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement, all of the equity securities of Appia outstanding immediately prior to the effective time (including outstanding stock options, which will be assumed by Mandalay Digital), other than equity securities held by stockholders that exercise dissenters’ rights under applicable law, will be converted into the right to receive a number of shares (or, in the case of stock options being assumed, stock options) of Mandalay Digital common stock, equal to $100 million less Appia’s net debt and transaction expenses at the time of closing (subject to a working capital adjustment), divided by $4.50.

Mandalay Digital expects to issue, pursuant to the merger agreement, up to 19,500,000 shares of common stock (including shares underlying assumed stock options and 1,000,000 shares to be deposited into escrow). The aggregate number shares of Mandalay Digital common stock to be issued pursuant to the merger agreement will vary depending on a number of factors, including the amount of the estimated net debt at closing. The merger agreement does not provide for an adjustment in the aggregate number of shares of Mandalay Digital common stock or options to be issued by Mandalay Digital to Appia’s security holders in the acquisition in the event of fluctuations in the market value of Mandalay Digital’s common stock up through the closing date. However, the number of shares to be issued by Mandalay Digital pursuant to the merger agreement is subject to adjustment based on Appia’s working capital and net debt as of the closing date of the merger. We estimate that if the merger had closed on January 31, 2015, we would have issued 19,056,392 shares; additionally, we would have assumed options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares, which would represent approximately 33% of the Company’s outstanding shares of common stock as of November 13, 2014 (after giving effect to such issuance). Appia’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Appia’s working capital and net debt, including transaction expenses, as of the closing date of the merger. See “The Merger – Consideration Payable in the Merger” located on page 69 of this proxy statement/prospectus for further information and a discussion of the assumptions in calculating the potential amount of shares to be issued by Mandalay Digital in the merger.

We will deposit 1,000,000 of the shares into an escrow account to cover indemnification claims by Mandalay Digital pursuant to the terms of the merger agreement, which shares will be released one year after the closing, subject to any then pending claims. As of January 20, 2015, there were 37,824,011 shares of our common stock outstanding. The shares of our common stock to be issued in the merger will be issued from our authorized but unissued shares of common stock.

Upon consummation of the merger, Mandalay Digital will guarantee Appia’s existing indebtedness outstanding as of closing, which amount is approximately $9.5 million (excluding the transaction fees and expenses) assuming the merger closed on January 31, 2015. See “The Merger – Consideration Payable

in the Merger” located on page 69 of this proxy statement/prospectus for further information and assumptions about Appia’s forecasted indebtedness based on certain closing dates. Upon consummation, and as a condition to the closing, of the merger, Appia will enter into an amended loan agreement with its current senior lender, Silicon Valley Bank, and a securities purchase agreement with Mandalay Digital and North Atlantic pursuant to which Appia will issue to North Atlantic a subordinated debenture in the aggregate principal amount of $8.0 million, which amount is included in the $9.5 million referenced above, to retire a like amount of outstanding debt to North Atlantic.

Mandalay Digital will issue a secured guaranty of each of the SVB Debt and North Atlantic Debt whereby we will guarantee all of Appia’s obligations in connection with such indebtedness and pledge substantially all of its assets, including its intellectual property. The secured guarantees will contain cross-default provisions and covenants, among others, limiting our ability to undergo a change of control, incur indebtedness, grant liens, make dividends in cash and other customary covenants. The SVB Debt will mature at June 30, 2015, with respect to the revolving line, and April 1, 2016, with respect to the term loan. The North Atlantic Debt will mature two years after the date of issuance. SVB and North Atlantic will also enter into a subordination agreement pursuant to which North Atlantic will agree to, among other things, limit its rights to receive payment, exercise remedies and enforce its rights for a certain period while an event of default under the North Atlantic debt exists.

Mandalay will also issue to North Atlantic 200,000 shares of its common stock and a common stock warrant to purchase 400,000 shares of its common stock all of which will have registration rights requiring Mandalay Digital to file a registration statement 15 business days after the closing of the merger with Appia. The warrant will have an exercise price of $0.01 per share exercisable for 10 years, but it is not exercisable until the one year anniversary of the closing date of the merger and will terminate if Mandalay Digital repays the North Atlantic Debt prior to such one year anniversary. We intend to refinance the Appia debt as soon as practicable following the closing of the merger.

Appia stockholders will be subject to lock up restrictions lapsing with respect to one-third of such shares at each of the six, nine and 12 month anniversaries of the closing date. Upon the closing of the merger, Mandalay Digital will appoint Jud Bowman and Craig Forman as members to the board of directors.

Background of the Merger

From time to time, Mandalay Digital considers various potential strategic acquisition transactions to enhance shareholder value. Mandalay Digital has completed four strategic transactions since late 2011 and has reviewed others, including the opportunities to acquire intellectual property and technologies, to acquire distribution for products and services in geographies not currently served and to acquire a complementary advertising tech platform.

In May 2012, William Stone, Mandalay Digital’s Chief Executive Officer (and then a consultant to Mandalay Digital) contacted Judson S. Bowman, Appia’s Chief Executive Officer, to discuss potential operator business development relationships. Mr. Stone had previously been introduced to Mr. Bowman in 2009 when Appia (then named Pocketgear) acquired Handango, Inc., an independent, third party application store. Mr. Stone served on the board of directors of Handango at the time of the acquisition and had previously been the Chief Executive Officer of Handango (although Mr. Stone did not receive any consideration in connection with the acquisition). While the May 2012 meeting did not conclude with any specific next steps, Mr. Stone and Mr. Bowman agreed to stay in touch and look for opportunities to collaborate. In July and August 2013, Mr. Stone and Mr. Bowman had several conversations about the shared vision for Mandalay Digital and Appia and how both companies could be more valuable together versus standalone. Although Mandalay Digital and Appia shared a common vision, the combination of the parties’ valuation expectations and the limited operating history of each company made any potential acquisition discussions premature at the time. Thus, Mr. Bowman and Mr. Stone agreed to stay in touch and look for commercial opportunities to work together. They discussed one specific opportunity in July and August of 2013 where Mandalay Digital would potentially acquire some of Appia’s legacy assets and contracts. Although the parties did not enter into a commercial transaction at that time they agreed to continue to look for opportunities to work together in the future.

Mandalay Digital’s executive management team believed that given Mandalay Digital’s pending United States summer 2014 launch of its advertising business with DT Ignite and DT IQ, Mandalay Digital would benefit significantly from building, acquiring and/or contracting with third parties such as Appia to use a sophisticated mobile app advertising platform. In light of the length of time it would take to build such a platform, the related execution risk (and Appia’s status as a leading independent app installation network) and the pending launch of the advertising business, in March 2014, Mr. Stone contacted Mr. Bowman again to discuss potential strategic relationships and transactions.

On March 13, 2014, Mr. Stone and Andrew Schleimer, Mandalay Digital’s Executive Vice President and Chief Financial Officer (and then a consultant to Mandalay Digital), held a telephone conference with Mr. Bowman and Timothy Oakley, Appia’s Chief Financial Officer, to discuss Mandalay Digital’s capitalization, financial condition and operations.

On March 18, 2014, Mr. Stone delivered a non-binding letter of intent outlining a proposed structure and purchase price for an acquisition of Appia by Mandalay Digital. Mandalay Digital’s proposal contemplated total aggregate consideration of up to $110 million to acquire Appia on a cash free and debt free basis, consisting of $30 million in cash, $50 million in Mandalay Digital common stock and potential earnout consideration of up to $30 million (involving the same relative mix of cash and stock).

On March 22, 2014, representatives of America’s Growth Capital (AGC), financial advisors to Appia, responded to Mr. Stone’s proposal by proposing a $125 million aggregate purchase price for Appia, consisting of $30 million in cash, $65 million in Mandalay Digital common stock and $30 million of potential earnout consideration.

During the course of the next several months, representatives of Mandalay Digital and Appia, including Mr. Stone, Mr. Schleimer and Jeffrey Klausner, Mandalay Digital’s then Chief Financial Officer, engaged in a number of meetings and discussions regarding the terms of the proposed business combination transaction as well as preliminary due diligence matters. In March, 2014, Mandalay Digital engaged legal and accounting advisors to assist in its preliminary evaluation of a potential transaction, retaining Latham & Watkins LLP (Latham) as M&A counsel and Edward Thomas Associates, Inc. as external accounting advisor. Mandalay Digital provided Appia with a preliminary due diligence request on April 5, 2014 and, commencing April 17, 2014, Appia began providing Mandalay Digital and its outside advisors, including Latham and Edward Thomas Associates, with access to certain due diligence materials through an online data room.

Based on its preliminary due diligence investigation of Appia’s financial results, on April 23, 2014, Mandalay Digital submitted a revised non-binding letter of intent to Appia, proposing aggregate consideration of up to $100 million, consisting of $30 million of cash, $40 million of Mandalay Digital common stock and potential cash and stock earnout consideration of up to $30 million.

On April 28, 2014, Mandalay Digital’s Board of Directors (the Board) held a meeting and discussed, among other things, the Appia opportunity and the status of the proposed transaction including the proposed terms of the transaction. The Board directed Mandalay Digital’s management to continue discussions with Appia with the objective of entering into a non-binding letter of intent outlining the principal terms of a potential transaction.

On April 29, 2014, Mr. Stone, Mr. Schleimer, Mr. Bowman and a representative of AGC participated on a conference call to discuss the potential transaction.

Following this call on April 29, 2014, representatives of AGC submitted a counterproposal to Mandalay Digital which provided for up to $115 million of total consideration, consisting of $30 million in cash, $55 million of stock and potential cash and stock earnout consideration of $30 million.

On May 6, 2014, Mr. Schleimer, Mr. Bowman and a representative of AGC met in person in New York City to negotiate open issues with respect to Mandalay Digital’s proposal. In addition to the amount of the overall purchase price, one of the issues of significant importance to Mandalay Digital in those discussions was the imposition of a minimum “floor” on the deemed value of Mandalay Digital’s stock for purposes of determining how many shares of Mandalay Digital stock would be issued in the transaction. Representatives of Appia, in turn, proposed an overall “cap” on the deemed value of Mandalay Digital’s stock for purposes of the transaction. The parties exchanged revised drafts of the non-binding letter of intent over the next several days.

On May 14, 2014, Mandalay Digital and Appia entered into non-binding letter of intent with respect to a business combination transaction which contemplated Mandalay Digital’s acquisition of Appia for total aggregate consideration of up to $115 million consisting of $30 million in cash, $55 million in Mandalay Digital stock and up to $30 million of proposed contingent earnout consideration. The May 2014 letter of intent provided that the number of shares of Mandalay Digital common stock to be issued in the transaction would be calculated based on the 25 trading day value of Mandalay Digital’s shares prior to the execution of definitive agreements with respect to the transaction, subject to a “floor” of $4.10 per share and a “cap” of $5.00 per share. Mandalay Digital’s common stock closed at $3.66 per share on May 14, 2014. The letter of intent also contemplated that the definitive agreements would provide for a termination fee of $2.0 million in the event Mandalay Digital was unable to consummate the transaction due to its inability to secure financing or stockholder approval.

On June 1, 2014, Mr. Stone and Mr. Schleimer circulated a memorandum to Mandalay Digital’s Board providing a status update with respect to the transaction. Mr. Stone and Mr. Schleimer also recommended the engagement of specialty financial advisory firms to assist with an evaluation of potential financing sources to fund the cash portion of the purchase price and to refinance Appia’s existing indebtedness.

During the course of the month of June 2014, representatives of Mandalay Digital and Appia engaged in numerous meetings and conference calls to discuss due diligence matters, as well as potential modifications to the structure of the proposed transaction.

On June 12, 2014 Mandalay Digital engaged two specialized financial advisory firms to assist Mandalay Digital in arranging potential debt financing alternatives.

From June 12 through August 1, 2014 Mr. Stone, Mr. Schleimer and Robert Deutschman, an outside director of Mandalay Digital, together with Mandalay Digital’s advisors, met with potential lenders on numerous occasions to determine financing alternatives and structures available to Mandalay Digital. Mandalay Digital held separate parallel discussions with Silicon Valley Bank (SVB) regarding a potential financing arrangement with respect to the proposed transaction.

On June 25, 2014 and July 23, 204, Mandalay Digital’s Board held meetings and discussed, among other things, the status of the proposed transaction, an update on transaction timing and process, and an update on the financing alternatives that would potentially be available to Mandalay Digital.

During July 2014, representatives of Mandalay Digital and Appia held numerous in person and telephonic meetings to, among other things, further discuss due diligence matters, for Appia to provide Mandalay Digital with an update on Appia’s second quarter financial results and to discuss potential alternative transaction structures.

On July 25, representatives of Mandalay Digital updated representatives of Appia on the status of discussions with potential sources of financing. At that time representatives of Mandalay Digital proposed to representatives of Appia that a portion of the consideration to be paid in the transaction should be in the form of subordinated notes to be issued to Appia stockholders so as to reduce the overall cost of funds in the transaction. In addition, Mandalay Digital and Appia’s representatives discussed the possibility of simplifying the transaction structure by eliminating the $30 million of potential earnout consideration in exchange for increasing the value of the consideration to be paid at closing by $15 million (to an aggregate of $100 million). Based on these discussions, it became clear that both parties believed that the elimination of the earnout consideration would simplify the transaction and better align the incentives of all parties (to maximize the value of Mandalay Digital common stock) following the closing of a transaction.

Consistent with the foregoing, on July 31, 2014, Mr. Schleimer delivered a new proposal to representatives of Appia for the structure and financing of the proposed transaction. The revised proposal contemplated payment of an aggregate of $100 million of consideration to acquire Appia on a cash free, debt free basis with a normalized level of working capital, consisting of $15.0 million in cash, $60 million of Mandalay Digital common stock and $25 million of Mandalay Digital subordinated notes (and no earnout consideration). A revised amended and restated letter of intent reflecting these terms was delivered to representatives of Appia on August 5, 2014.

On August 7, 2014, representatives of Appia advised Mr. Schleimer that Appia would be prepared to move forward under the new structure that had been proposed by Mandalay Digital if Mandalay Digital would agree to eliminate the “floor” and “cap” on the deemed value of Mandalay Digital shares for purposes of the transaction and if a conversion feature were added to the proposed subordinated notes.

On August 11, 2014, Mandalay Digital’s Board met via conference call to discuss the key terms and conditions of Mandalay Digital’s updated proposal and Appia’s response thereto, as well as the various financing alternatives that were potentially available to Mandalay Digital, including the possibility of paying a portion of the consideration in the form of subordinated notes to Appia equity holders.

Following this board meeting, representatives of Mandalay Digital informed representatives of Appia that Mandalay Digital would be willing to eliminate the “floor” and “cap” on the deemed value of Mandalay Digital stock but that Mandalay Digital would not agree to Appia’s proposal that the subordinated notes should be convertible into shares of Mandalay Digital common stock.

On August 18, 2014, Appia and Mandalay Digital signed a revised non-binding letter of intent generally reflecting the terms proposed in Mandalay Digital’s July 31, 2014 proposal, except that the “floor” and “cap” on the deemed value of Mandalay Digital stock was eliminated. Mandalay Digital’s common stock closed at $4.51 per share on August 18, 2014.

On August 22, 2014, Mr. Bowman, Mr. Oakley, Mr. Schleimer and representatives of AGC, Latham, Manatt, Phelps and Phillips, LLP, Mandalay Digital’s outside corporate and securities counsel (Manatt), Morningstar Law Group, Appia’s outside corporate and securities counsel (Morningstar), and Goodwin Procter LLP, Appia’s outside M&A counsel (Goodwin), participated in a call to discuss certain legal and timing issues related to the proposed transaction.

During the course of the next several weeks, representatives of Mandalay Digital and Appia met in person and by telephone to discuss the financial performance of the respective companies and other due diligence matters, including meetings of the respective senior management teams of Appia and Mandalay Digital in Orange County, California on September 10 and September 11, 2014. During this period, the parties also discussed the possibility of further simplifying the transaction structure by having all of the consideration paid in the form of Mandalay Digital common stock (and eliminating the subordinated notes). Mandalay Digital’s executive management team believed that this change in structure, if accomplished at an appropriate valuation of Mandalay Digital common stock, would benefit the combined company by significantly reducing its debt burden. Representatives of Appia indicated to representatives of Mandalay Digital that various Appia stockholders would prefer to pursue an all-stock transaction.

On September 15, 2014 Mr. Schleimer delivered a further amended and restated draft of a letter of intent to Appia’s representatives which contemplated that all of the consideration to be paid in the transaction would be paid in the form of Mandalay Digital common stock, subject to adjustment for the amount of net debt of Appia at closing and subject to a customary working capital adjustment. Although the parties never executed this further amended and restated letter of intent, they agreed in principle to this change in structure and instructed their legal advisors to begin preparing and negotiating drafts of definitive agreements.

On September 29, 2014, Mandalay Digital entered into a non-binding term sheet for a formula-based revolving line of credit with Silicon Valley Bank SVB to finance the acquisition and support working capital needs.

On October 3, 2014, representatives of Latham circulated on behalf of Mandalay Digital a draft of a proposed definitive merger agreement to representatives of Goodwin.

From October 3 until November 13, 2014, representatives of Appia, Mandalay Digital, Latham, Morningstar and Goodwin exchanged drafts of, and discussed terms of, the merger agreement, support agreements and other ancillary documents. These discussions focused on, among other things:

•	the representations and warranties in the definitive agreement merger agreement
•	the parties’ respective indemnification obligations and limitations thereon
•	the amount and triggers for any termination fee and expense reimbursement that might by payable by Mandalay Digital
•	the conditions to the parties’ obligation to consummate the merger agreement
•	the terms and conditions of the support agreements to be entered into by stockholders of Appia that are affiliates of Appia, including the length of post-closing lock-up periods

From October 3 until November 13, 2014, Mr. Stone and Mr. Schleimer held numerous meetings with Mr. Deutschman in his capacity as an outside director of Mandalay Digital to update and discuss with him the terms of the merger agreement, support agreements and other ancillary documents.

On October 6, 2014, Mr. Schleimer contacted AGC and informed them that based on conversations to date with potential sources of financing and input from Mandalay Digital’s Board, Mandalay Digital would be requesting that Appia’s existing lenders (North Atlantic Capital (NAC) and Silicon Valley Bank (SVB)) participate in the transaction by rolling over (or otherwise amending and/or restating) their existing debt facilities (subject to agreed-upon modifications) following the closing, thereby obviating the need for Mandalay Digital to secure outside third party financing to refinance those debt facilities.

During the week of October 6, 2014, representatives of Appia engaged in discussions with NAC and SVB and reported back to Mandalay Digital that both lenders had indicated their willingness to proceed on the basis of Mandalay Digital’s proposal, subject to negotiation and execution of definitive agreements and Mandalay Digital’s willingness to guarantee Appia’s indebtedness following the closing.

Based on the progress in discussions, Mandalay Digital decided that it would be prudent to engage an investment banking firm to render a fairness opinion in the event that Mandalay Digital proceeded with a transaction. On October 17, 2014, Mandalay Digital retained Needham & Company to render an opinion to the Mandalay Digital board as to the fairness, from a financial point of view, of the consideration that might be paid in a transaction with Appia.

On October 7, 2014, Mr. Stone, Mr. Schleimer, Mr. Bowman and Mr. Oakley participated in a telephone conference in which Mr. Bowman and Mr. Oakley presented Appia’s preliminary financial and operating results for the third quarter.

During the week of October 14, 2014, representatives of Mandalay Digital, Appia and NAC exchanged drafts of a term sheet regarding the terms of the roll-over of the NAC debt following the closing.

On October 23, 2014, Mr. Bowman, Mr. Schleimer and representatives of AGC, Latham and Goodwin met in New York City to discuss the terms of the Merger Agreement.

On October 28, 2014, NAC and Mandalay Digital signed a revised term sheet with respect to the replacement of the existing NAC debt facilities with a single new facility of equal principal amount following the closing.

From October 28 until November 13, 2014, representatives of Appia, Mandalay Digital, Latham, Morningstar, SVB and NAC exchanged drafts of, and discussed terms of, the SVB and NAC consent agreements to the debt roll-over and related loan documentation.

On November 3, 2014, Mr. Stone, Mr. Schleimer, Mr. Bowman and Mr. Forman held a conference call to negotiate certain terms of the Merger Agreement and ancillary documents. During this conference call Mr. Stone and Mr. Schleimer informed Mr. Bowman and Mr. Forman that Mandalay Digital would be willing to proceed with the transaction only if the Mandalay Digital common stock price were fixed at $4.50 per share for purposes of determining how many shares of Mandalay Digital common stock would be issued to Appia’s stockholders in the transaction. Mandalay Digital’s closing stock price on November 3, 2014 was $3.75 and, during the period from March 3, 2014 through November 3, 2014 had ranged from $3.16 to $5.89. On the following day, representatives of Appia informed representatives of Mandalay Digital that Appia’s principal stockholders would be willing to proceed with the transaction on the basis of a $4.50 deemed value for Mandalay Digital’s common stock (although the consideration would be allocated internally among Appia preferred and common stockholders according to the Appia charter documents and Appia’s internal agreements).

On November 9, 2014, Mandalay Digital’s Board of directors held a special meeting to review the transaction. At this meeting:

•	Representatives of Latham advised the Board of its fiduciary duties in the context of a potential transaction.
•	Representatives of Latham and Mr. Stone and Mr. Schleimer provided the Board with a detailed summary of the most recent drafts of the merger agreement, the support agreement and the NAC and SVB debt arrangements.
•	Mr. Stone and Mr. Schleimer updated the Board on Appia’s financial results, synergies that could result from the transaction and certain other matters related to the proposed operations of the combined company if the transaction were consummated.

In addition, at this meeting members of the Board discussed the proposed termination fee of $1.5 million and expense reimbursement obligation of up to $500,000 that would be payable under certain circumstances by Mandalay Digital if Mandalay Digital’s stockholders did not approve the proposed transaction. Based on these discussions, the Board directed management to contact representatives of Appia to request a reduction in the amount of the proposed $1.5 million termination fee.

On November 9, 2014, Mr. Schleimer contacted representatives of Appia to discuss various outstanding issues, including the amount of the proposed termination fee and the lock up release dates. During that discussion, representatives of Appia indicated that they were prepared to agree to a reduction in the termination fee and separately requested the post-closing lock-up periods with respect to Mandalay Digital common stock issued in the transaction be relaxed (at that time, Mandalay Digital proposed to release shares from the lock-ups on the one year anniversary of the transaction with respect to Mr. Bowman and on the 6, 9 and 12 month anniversaries of the closing date (with respect to 25%, 25% and 50% of the shares respectively) with respect to all other Appia stockholders). Following these discussions, the parties agreed to reduce the amount of the termination fee from $1.5 million to $1.0 million and that the shares of Mandalay Digital common stock issued to all Appia stockholders would be released from the lock-up obligations in three equal installments on the 6, 9 and 12 month anniversaries of the closing date.

From November 9, 2014 through November 13, 2014, representatives of Appia, Mandalay Digital, Latham, Goodwin, Morningstar, SVB and NAC exchanged drafts of definitive agreements relating to the merger and the debt financing transactions.

On November 12, 2014, Mandalay Digital’s Board of directors met to consider the proposed merger agreement, support agreements and debt financing arrangements with SVB and NAC. At this meeting:

•	Representatives of Latham, Mr. Stone and Mr. Schleimer summarized the changes that had been made to the transaction agreements since the Board’s last meeting, including the reduction in the termination fee from $1.5 million to $1.0 million.
•	Representatives of Needham & Company delivered Needham & Company’s oral opinion to the Board, which opinion was later confirmed in the written opinion of Needham & Company dated November 12, 2014, to the effect that, as of such date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be paid by Mandalay Digital in the merger pursuant to the merger agreement was fair to Mandalay Digital from a financial point of view.

After discussions with executive management, Latham, Manatt and Needham & Company, Mandalay Digital’s Board adopted resolutions approving the merger, the merger agreement, the debt financing arrangements and the transactions contemplated thereby.

On November 13, 2014, Appia’s board of directors adopted resolutions by written consent unanimously approving the merger, the merger agreement and the transaction contemplated thereby.

On November 13, 2014 after the public markets closed on that date, representatives of Appia and Mandalay Digital executed and delivered the merger agreement, the parties to the support agreements executed and delivered the support agreements and representatives of Appia, Mandalay Digital, NAC and SVB executed consents and waivers under the existing NAC and SVB debt facilities with respect the transaction, which included forms of the definitive financing arrangements to be executed by the parties at the closing.

After the public markets closed on that date, Mandalay Digital and Appia issued a press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of Mandalay Digital’s Board of Directors

By vote at a meeting held on November 12, 2014, Mandalay Digital’s board of directors determined that the merger agreement and the merger, including the issuance of Mandalay Digital common stock in connection with the merger are advisable and in the best interests of Mandalay Digital and its stockholders and approved the merger agreement, the merger and the other transactions contemplated thereby. Mandalay Digital’s board of directors recommends that Mandalay Digital stockholders vote FOR the issuance of up to 19,500,000 shares of our common stock pursuant to the merger agreement.

In evaluating the merger agreement, Mandalay Digital’s board of directors consulted with Mandalay Digital’s management, Mandalay Digital’s legal advisors and reviewed the analysis and opinion of Needham & Company and, in deciding to approve the merger agreement and to recommend that Mandalay Digital stockholders vote to approve the issuance of Mandalay Digital common stock to Appia stockholders pursuant to the merger agreement, Mandalay Digital’s board of directors considered several factors that it viewed as supporting its decision, including the following material factors:

•	that the merger could enhance Mandalay Digital’s competitive position by delivering a superior revenue opportunity for operator and OEM customers;
•	that the merger could enhance Mandalay Digital Digital’s scalable, low-capex business model, thereby increasing EBITDA and free cash flow;
•	that as a result of the merger Mandalay Digital would own the largest independent app install network;

•	revenue synergies expected to result for the combined company from the removal of ad partner and aggregator fees;
•	the ability for the combined company to achieve cost synergies by eliminating overlapping campaign management and CPI-infrastructure functions as well as duplicative corporate headcount;
•	that the merger could result in growth in advertising revenue as a result of rapid integration of Appia’s app-install infrastructure into Digital Turbine’s existing platform;
•	that the merger could increase Mandalay Digital’s direct access to leading publishers and advertisers and enable Mandalay Digital to build a marketplace of scale to leverage advertising opportunities and increase revenue streams for carriers;
•	the breadth of Appia’s employee talent pool with deep expertise, management and capabilities in ad tech;
•	that Mandalay Digital’s share price is set at $4.50 per share for purposes of determining the number of shares to be issued by Mandalay Digital in the merger and that, as a result, the number of Mandalay Digital shares to be issued in the merger will not fluctuate based on fluctuations in Mandalay Digital’s share price;
•	the opinion of Needham & Company dated November 12, 2014 that based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Mandalay Digital in the merger pursuant to the merger agreement is fair to Mandalay Digital from a financial point of view;
•	Latham and Watkins LLP’s advice regarding fiduciary duties;
•	that the Board of Directors of Mandalay Digital reserves the right to change its recommendation regarding the merger subject to the terms and conditions set forth in the merger agreement;
•	that Appia’s existing lenders had consented to the transaction and agreed to permit the roll-over (or replacement) of the Appia debt following the closing;
•	that Appia’s stockholders, which include a number of prominent and respected venture capital firms, will become stockholders of Mandalay Digital and will be subject to the transfer restrictions under the support agreements; and
•	the commitment by both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement and the likelihood that requisite stockholder approval from Appia will be obtained in a timely manner as a result of the obligations of the parties to the support agreements.

Mandalay Digital’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transaction contemplated thereby. These factors included:

•	the possibility that the merger may not be completed, or that completion may be unduly delayed, including because Mandalay Digital stockholders may not approve the issuance of the shares by Mandalay Digital to Appia stockholders in connection with the merger or because of reasons beyond the control of Mandalay Digital or Appia;

•	the risk that failure to complete the merger could negatively affect the price of Mandalay Digital common stock and future business and financial results of Mandalay Digital;

•	the risk of not capturing some or all of the anticipated revenue synergies and cost savings between Mandalay Digital and Appia and the risk that other anticipated benefits might not be realized in the expected timeframe or at all;

•	the fact that Appia has historically incurred operating losses and that additional financing may be required following of the transaction;

•	the substantial costs to be incurred in connection with the transaction, including integration costs and transaction expenses arising from the merger;

•	the obligation to pay Appia a $1 million termination fee and $500,000 of expense reimbursement if the merger agreement is terminated under certain circumstances;

•	the risk that Mandalay Digital may be obligated to issue an additional 400,000 shares of common stock to one of Appia’s lenders if that lender’s debt has not been repaid or refinanced on or prior to the first anniversary of the closing date; and

•	the other matters described under the caption “Risk Factors” on page 23.

This discussion of the information and factors considered by Mandalay Digital’s board of directors in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by Mandalay Digital’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Mandalay Digital’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Mandalay Digital’s board of directors may have given different weight to different factors. Mandalay Digital’s board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the issuance of shares of Mandalay Digital common stock thereunder.

Opinion of Needham & Company, LLC

We retained Needham & Company, LLC (“Needham & Company”) to render an opinion as to the fairness, from a financial point of view, to us of the consideration to be paid by us in the merger pursuant to the merger agreement. Needham & Company was not requested to, and did not, provide independent financial advice to us during the course of the negotiation or structuring of the merger or participate in the negotiation or structuring of the merger.

On November 12, 2014, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to our board of directors that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be paid by us in the merger pursuant to the merger agreement was fair to us from a financial point of view. Needham & Company provided its opinion for the information and assistance of our board of directors (in its capacity as such) in connection with and for the purpose of the board’s evaluation of the transaction contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to us of the consideration to be paid by us in the merger, which was determined through arm’s length negotiations between Mandalay Digital and Appia and not by Needham & Company. Needham & Company’s opinion does not address any other aspect of the merger, or any related transaction, and does not constitute a recommendation to any stockholder of Mandalay Digital as to how that stockholder should vote or act on any matter relating to the merger.

The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference in this proxy statement/prospectus. The summary of Needham & Company’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Mandalay Digital stockholders should read this opinion carefully and in its entirety.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated November 10, 2014;

•	reviewed certain publicly available information concerning Mandalay Digital and Appia and certain other relevant financial and operating data of Mandalay Digital and Appia furnished to Needham & Company by Mandalay Digital;

•	reviewed the historical stock prices and trading volumes of Mandalay Digital common stock;

•	held discussions with members of management of Mandalay Digital concerning the current operations of and future business prospects for Mandalay Digital and Appia and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies;

•	reviewed certain financial forecasts with respect to Mandalay Digital and Appia prepared by the respective managements of those companies and provided to Needham & Company by Mandalay Digital and held discussions with members of Mandalay Digital management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed generally relevant to similar data for Mandalay Digital and Appia;

•	reviewed the financial terms of certain business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. Needham & Company assumed the accuracy in all material respects of the representations and warranties contained in the merger agreement and all agreements related thereto. In addition, Needham & Company assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and will be consummated on the terms and subject to the conditions set forth in the draft merger agreement furnished to Needham & Company without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no material delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mandalay Digital, Appia or the contemplated benefits of the merger. Needham & Company also assumed that any adjustments pursuant to the terms of the merger agreement to the aggregate exercise price of all Appia options, as provided to Needham & Company by Mandalay Digital and used by Needham & Company in its analyses, or the Adjustment Amount (as defined in the merger agreement) calculated as of September 30, 2014, would not be material to Needham & Company’s analyses. In addition, Needham & Company assumed that the financial forecasts for Mandalay Digital and Appia prepared by the respective managements of Mandalay Digital and Appia (including adjustments thereto expected by Mandalay Digital to result from the merger) were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Mandalay Digital, Appia and the combined companies, and Needham & Company relied, without independent verification, upon the estimates of Mandalay Digital management of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham & Company expressed no opinion with respect to any of those forecasts, including those costs savings and other synergies, or the assumptions on which they were based.

Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Mandalay Digital, Appia or any of their respective subsidiaries nor did Needham & Company evaluate the solvency or fair value of Mandalay Digital, Appia or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to us of the consideration to be paid by us pursuant to the merger agreement and Needham & Company expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Mandalay Digital, or as to our underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to us. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the merger, or any class of those persons, relative to the consideration to be paid by us pursuant to the merger agreement or with respect to the fairness of any such compensation. Needham & Company did not express any opinion as to what the value of our common stock will be when issued pursuant to the merger or the prices at which our common stock will actually trade at any time.

We imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to November 12, 2014, and is not necessarily indicative of current or future market conditions.

Contribution Analysis. Needham & Company reviewed and analyzed the implied percentage contribution of each of Mandalay Digital and Appia to pro forma combined operating results for the last 12 months ended September 30, 2014, and pro forma projected fiscal year 2015 and fiscal year 2016 combined operating results. In calculating the pro forma projected combined operating results, Needham & Company used Mandalay Digital management’s financial forecasts of Mandalay Digital’s projected fiscal years 2015 and 2016 operating results and Appia management’s financial forecasts of projected operating results for the four quarter periods that correspond to Mandalay Digital’s fiscal years 2015 and 2016. Needham & Company assumed that each company’s contribution to the applicable financial metric reflected its contribution to the combined company’s corresponding pro forma financial metric and did not take into account any of the possible synergies or expenses that may be realized as a result of or following completion of the merger. Needham & Company reviewed, among other things, the implied percentage contributions to pro forma combined revenue, gross profit, and earnings before interest, taxes, depreciation, amortization, and stock compensation expense, or adjusted EBITDA. Needham & Company also reviewed the implied percentage contributions to pro forma combined net cash as of September 30, 2014. The following tables present the results of this analysis and the estimated percentage ownership of the combined company on a pro forma basis by the Mandalay Digital stockholders and Appia stockholders, based on an assumed total of 20.1 million shares of our common stock to be issued pursuant to the merger assuming the Adjustment Amount (as defined in the merger agreement) calculated as of September 30, 2014. In calculating pro forma equity ownership, Needham & Company used the treasury stock method to calculate the number of pro forma fully diluted shares of our common stock outstanding after the merger.

	Implied Percentage Contribution
	Mandalay Digital	Appia
Pro forma combined revenues
Last 12 months	44.5%	55.5%
Fiscal 2015E	54.5%	45.5%
Fiscal 2016E	67.2%	32.8%
Pro forma combined gross profit
Last 12 months	51.6%	48.4%
Fiscal 2015E	68.9%	31.1%
Fiscal 2016E	72.9%	27.1%
Pro forma combined adjusted EBITDA
Fiscal 2016E	94.4%	5.6%
Pro forma combined net cash at September 30, 2014	89.7%	10.3%

	Estimated Pro Forma Percentage Contribution
	Mandalay Digital	Appia
Pro forma equity ownership contribution	66%	34%

Information as to relative contributions to EBITDA for the last 12 months and projected fiscal year 2015 was not meaningful due to Mandalay Digital’s and Appia’s actual and projected negative EBITDA for those periods.

The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Selected Companies Analysis — Appia. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Appia implied by the merger to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have lines of businesses that may be considered similar to or have similar characteristics with Appia’s lines of business. These companies, referred to as the Appia selected companies, consisted of the following:

Conversant, Inc.

Criteo S.A.

Mandalay Digital

Marin Software Incorporated

Millennial Media, Inc.

Rocket Fuel Inc.

The Rubicon Project, Inc.

Tremor Video, Inc.

TubeMogul, Inc.

YuMe, Inc.

The following table sets forth information concerning the following multiples for the Appia selected companies, to the extent publicly available, and for Appia implied by the merger:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;
•	enterprise value as a multiple of projected calendar year 2014 revenues;
•	enterprise value as a multiple of projected calendar year 2015 revenues;
•	enterprise value as a multiple of projected calendar year 2016 revenues; and
•	enterprise value as a multiple of projected calendar year 2016 adjusted EBITDA (excluding the impact of selected company multiples deemed not meaningful).

Needham & Company also reviewed, to the extent publicly available, for the Appia selected companies, enterprise value as a multiple of LTM, projected calendar year 2014 and projected calendar year 2015 adjusted EBITDA, but did not compare the results with corresponding data of Appia because of Appia’s negative LTM, projected calendar year 2014 and projected calendar year 2015 adjusted EBITDA.

Needham & Company calculated multiples for the Appia selected companies based on the closing stock prices of those companies on November 11, 2014 and for Appia based on an implied enterprise value of $78.7 million reflecting the assumed merger consideration of 20.1 million shares of our common stock assuming the Adjustment Amount (as defined in the merger agreement) calculated as of September 30, 2014 and our closing stock price on November 11, 2014. All financial information excludes the impact of non-recurring items. Adjusted EBITDA amounts excluded the impact of stock-based compensation expense.

	Appia Selected Companies				Appia Implied by Merger
	High	Low	Mean	Median
Enterprise value to LTM revenues	6.2x	0.4x	3.0x	3.0x	2.6x

Enterprise value to projected calendar year 2014 revenues	5.6x	0.4x	2.8x	2.8x	2.6x

Enterprise value to projected calendar year 2015 revenues	4.2x	0.3x	1.9x	1.6x	1.6x

Enterprise value to projected calendar year 2016 revenues	3.2x	0.3x	1.8x	1.9x	0.9x

Enterprise value to projected calendar year 2016 adjusted EBITDA	45.7x	9.0x	22.2x	12.7x	8.6x

Needham & Company also reviewed, for the selected companies and for Appia, and on a calendar year basis, projected 2013 to 2014, 2014 to 2015, and 2015 to 2016 revenue growth percentages, and noted that Appia’s projected decrease in revenue from 2013 to 2014 of 34.9% fell below the mean and median 2013 to 2014 revenue growth percentages of the selected companies of 35.3% and 25.6%, respectively, but that Appia’s projected 2014 to 2015 and 2015 to 2016 revenue growth percentages of 66.0% and 72.5% exceeded the mean and median projected growth percentages of the selected companies of 55.1% and 24.7% for 2014 to 2015 and 22.0% and 22.9% for 2015 to 2016, respectively.

Selected Transactions Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions announced since June 1, 2011 that involved target companies that were advertising technology companies involved in lines of business that may be considered similar to or have similar characteristics with Appia’s lines of business and with enterprise values of less than $650 million:

Acquirer	Target

Yahoo! Inc.	BrightRoll, Inc.
Millennial Media, Inc.	Nexage
Marimedia Ltd.	Taptica Ltd.
Yahoo! Inc.	interCLICK, Inc.
ValueClick, Inc.	Dotomi, Inc.
Augme Tech, Inc.	Hipcricket, Inc.
comScore, Inc.	AdXpose, Inc.
DG FastChannel, Inc.	MediaMind Technologies, Inc.

Needham & Company also analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent additional transactions announced since June 1, 2011 that involved privately-held target companies that were advertising technology companies involved in lines of business that may be considered similar to or have similar characteristics with Appia’s lines of business and with enterprise values of less than $650 million. These selected transactions were differentiated from the transactions described in the preceding paragraph by the fact that, because the target companies were privately-held, disclosure of their underlying financial information was generally limited and/or not necessarily proximate to the announcement date of the transaction. While still being relevant information, this lack of proximity generally resulted in LTM metrics that were not fully comparable to those calculated for the transactions described in the preceding paragraph and, thus, were separately shown.

Acquirer	Target

Amobee, Inc.	Kontera Technologies, Inc.
Amobee, Inc.	Adconion Media Group Ltd.
Rocket Fuel, Inc.	X Plus Two Solutions, Inc.
LinkedIn Corporation	Bizo, Inc.
Opera Mediaworks, Inc.	AdColony
blinkx Plc	Rhythm NewMedia, Inc.
Millennial Media, Inc.	JumpTap, Inc.
Twitter, Inc.	MoPub, Inc.
AOL, Inc.	Adap.tv, Inc.
blinkx Plc	Prime Visibility Media Group, Inc.

In reviewing the selected transactions, Needham & Company calculated for the selected transactions, to the extent publicly available, and for Appia implied by the merger:

•	enterprise value as a multiple of LTM revenues; and
•	enterprise value as a multiple of projected next 12 months revenues (which, in the case of Appia, was the next 12 months beginning October 2014).

Needham & Company also reviewed, for the selected transactions, enterprise value as a multiple of LTM adjusted EBITDA, but determined that the results were not meaningful because of Appia’s negative LTM adjusted EBITDA.

Needham & Company calculated multiples for Appia based on an implied enterprise value of $78.7 million reflecting the assumed merger consideration of 20.1 million shares of our common stock and our closing stock price on November 11, 2014.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Advertising Technology Transactions				Appia Implied by Merger
	High	Low	Mean	Median

Enterprise value to LTM revenues	13.3x	1.0x	5.9x	6.1x	2.6x

Enterprise value to projected next 12 months revenues	5.0x	1.8x	3.5x	3.6x	2.0x

	Selected Advertising Technology Transactions With Financial Data as of More Than a Quarter Before the Announcement Date				Appia Implied by Merger
	High	Low	Mean	Median

Enterprise value to LTM revenues	139.2x	1.2x	17.8x	4.5x	2.6x

Enterprise value to projected next 12 months revenues	2.6x	2.6x	2.6x	2.6x	2.0x

Discounted Cash Flow Analysis. Needham & Company performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied equity values for Appia based on Appia management’s financial forecasts. Needham & Company calculated a range of indications of the present value of unlevered free cash flows for Appia for projected calendar years 2015 through 2017 using discount rates ranging from 15.0% to 20.0%. The range of discount rates, reflecting an estimated range of weighted average costs of capital of Appia, was selected by Needham & Company utilizing its professional judgment and experience after taking into account the trading price volatility and risk associated with the common stocks of the 10 selected publicly-traded advertising technology companies, including Mandalay Digital, listed under “Selected Companies Analysis—Appia” as a surrogate for Appia common stock, the current market environment, the opportunity cost of equity capital and other relevant factors. Needham & Company then calculated a range of illustrative terminal values at the end of 2017 by applying multiples ranging from 1.7x to 2.9x to Appia management’s estimate of its projected calendar year 2017 revenues. The range of multiples was selected by Needham & Company utilizing its professional judgment and experience after taking into account the enterprise value to LTM revenues multiple of 2.6x implied by the merger. These illustrative terminal values were then discounted to calculate ranges of implied indications of present values using discount rates ranging from 15.0% to 20.0%. Needham & Company then added the ranges of the implied present values of Appia’s unlevered free cash flows for the projected years to the ranges of implied present values of Appia’s terminal values to derive ranges of implied present enterprise values of Appia. Needham & Company then added net cash (debt) as of September 30, 2014, to derive a range of illustrative implied present equity values of $112.4 million to $222.4 million. Needham & Company noted that the equity value implied by the assumed consideration of 20.1 million shares of our common stock and our common stock closing stock price on November 11, 2014 of $3.45 was $69.2 milllion.

Selected Companies Analysis — Mandalay Digital. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Mandalay Digital to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have lines of businesses that may be considered similar to or have similar characteristics with our lines of business. These companies, referred to as the Mandalay selected companies, consisted of the following:

Conversant, Inc.

Criteo S.A.

Marin Software Incorporated

Millennial Media, Inc.

Rocket Fuel Inc.

The Rubicon Project, Inc.

Tremor Video, Inc.

TubeMogul, Inc.

YuMe, Inc.

The following table sets forth information concerning the following multiples for the Mandalay selected companies, to the extent publicly available, and for us:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;
•	enterprise value as a multiple of projected calendar year 2014 revenues;
•	enterprise value as a multiple of projected calendar year 2015 revenues; and

•	enterprise value as a multiple of projected calendar year 2015 adjusted EBITDA (excluding the impact of selected company multiples deemed to be not meaningful).

Needham & Company also reviewed, for the Mandalay selected companies, enterprise value as a multiple of projected calendar 2016 revenues and enterprise value as a multiple of LTM, projected calendar year 2014 and projected calendar year 2016 adjusted EBITDA, but did not compare the results with our corresponding data because of our negative LTM and projected calendar year 2014 adjusted EBITDA and unavailable projected calendar year 2016 revenues and adjusted EBITDA.

Needham & Company calculated multiples for the Mandalay selected companies and for us based on the closing stock prices of those companies on November 11, 2014. All financial information excludes the impact of non-recurring items. Adjusted EBITDA amounts excluded the impact of stock-based compensation expense.

	Mandalay Selected Companies				Mandalay Digital
	High	Low	Mean	Median
Enterprise value to LTM revenues	6.2x	0.4x	2.8x	2.7x	4.9x

Enterprise value to projected calendar year 2014 revenues	5.6x	0.4x	2.6x	2.6x	4.6x

Enterprise value to projected calendar year 2015 revenues	4.2x	0.3x	2.0x	2.2x	1.1x

Enterprise value to projected calendar year 2015 adjusted EBITDA	55.1x	9.8x	25.9x	15.2x	7.6x

Pro Forma Transaction Analysis. Needham & Company prepared pro forma analyses of the financial impact of the merger based on an assumed merger consideration of 20.1 million shares of our common stock and using our management’s financial forecasts of our projected fiscal year 2016 operating results, Appia management’s financial forecasts of projected operating results for the four quarter periods that correspond to our fiscal year 2016, and estimates of synergies and transaction expenses from our management. Based on these estimates and assumptions, Needham & Company’s analysis showed that the merger would result in accretion to our estimated fiscal year 2016 non-GAAP earnings per share. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different, and these differences may be material.

No company, transaction or business used in the “Selected Companies Analysis—Appia,” “Selected Transactions Analysis” or “Selected Companies Analysis—Mandalay” as a comparison is identical to Appia, Mandalay Digital or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our or Appia’s control. Any estimates contained in or underlying these analyses, including estimates of future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the exchange ratio or the merger.

Under the terms of its engagement letter with Needham & Company, we have paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion that we and Needham & Company believe is customary for transactions of this nature. Needham & Company’s fee is not contingent on the consummation of the merger. In addition, we have agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by our board of directors to render an opinion in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with us and our industry generally. Needham & Company has not in the past two years provided investment banking or financial advisory services to us or Appia for which Needham & Company has have received compensation. Needham & Company may in the future provide investment banking and financial advisory services to Mandalay Digital, Appia or their respective affiliates unrelated to the merger, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Mandalay Digital for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Conditions to Completion of the Merger

Our and Appia’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	our registration statement on Form S-4 registering the sale of our shares of common stock to be issued in the merger, of which this proxy statement/prospectus is a part, shall have become and remain effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;
•	we have each received the requisite approval of our stockholders;
•	receipt of the approval of (x) at least a majority of the outstanding shares of Appia common stock and Appia preferred stock (voting on an as-converted to Appia common stock basis), and (y) two-thirds of the outstanding shares of Appia Series A Preferred Stock, Appia Series B Preferred Stock, Appia Series C Preferred Stock and Appia Series D Preferred Stock (voting on an as-converted to Appia common stock basis), in each case entitled to vote on upon the merger.

•	there shall not have been threatened or pending any suit, action, or proceeding by any government entity or any other person seeking to restrain or prohibit the consummation of the merger;
•	each party’s representations and warranties shall be accurate, subject to certain qualifications and exceptions;
•	each party’s receipt of an opinion from its outside legal counsel that is reasonably acceptable and dated as of the closing date of the merger to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
•	each party shall be in compliance in all material respects with its undertakings, covenants, and contractual obligations under the merger agreement; and
•	there shall not have occurred any Material Adverse Change (as defined in the merger agreement) since September 30, 2014 with respect to Appia.

For further information relating to the various conditions to closing of the merger, see the section entitled “Summary of the Merger Agreement —Conditions to the Consummation of the Merger” on page 92.

Expected Timing of the Merger

We and Appia expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after the receipt of approval of our stockholders of the issuance of shares of our common stock at our annual meeting and receipt of the approval of the requisite vote by Appia’s stockholders, and the receipt of all required regulatory approvals. We and Appia currently expect to complete the merger during the first calendar quarter of 2015. However, it is possible that factors outside of either company’s control could cause the merger to be completed at a later time or not at all. The merger agreement provides that the merger agreement may be terminated at any time prior to closing of the merger if, among other things, the conditions to the effectiveness of the merger have not been satisfied or waived on or before April 30, 2015 and the party requesting the termination has not willfully breached a covenant in the merger agreement that causes the condition not to occur.

Consideration Payable in the Merger

At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement, all of the equity securities of Appia outstanding immediately prior to the effective time (including shares of common stock issuable upon exercise of stock options to be assumed by Mandalay Digital pursuant to the merger agreement), other than stockholders exercising dissenter’s rights under applicable law, will be converted into the right to receive a number of shares (or, in the case of stock options being assumed, stock options) of Mandalay Digital common stock, equal to $100 million less Appia’s net debt and transaction fees and expenses at the time of closing (subject to a working capital adjustment), divided by $4.50. For further information see “Summary of the Merger Agreement – Conversion of Securities in the Merger” starting on page 81.

The following table illustrates the aggregate number of shares that Mandalay Digital would issue to the Appia stockholders assuming a closing date of September 30, 2014, February 28, 2015, January 31, 2015 and March 31, 2015. The September 30, 2014 information is based on the unaudited pro forma financial statements included in the section “Unaudited Pro Forma Condensed Combined Financial Information” on page 101 of this proxy statement/prospectus. The information included for January 31, February 28, and March 31, 2015 is based on information and financial projections provided by Appia and is based on certain assumptions, including the following:

•	Appia’s operating results will not differ materially from Appia’s management forecast.
•	Appia’s working capital will not differ materially from Appia’ management forecast
•	Appia will not experience any potential material effects of extraordinary business events, such as loss of any material customers or natural disasters.

The information provided in the table below is for illustrative purposes only. The actual aggregate number of shares that Mandalay Digital will issue at the closing of the merger will be based on the existing indebtedness, aggregate transaction fees and expenses and working capital at that time. There can be no guarantee that the assumptions on which the forecasts in the table below will be correct. In addition, there can be no assurance that Appia’s working capital adjustment and net debt will not be significantly higher or lower than projected. This information was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These forecasts do not purport to present our operations in accordance with U.S. GAAP. Appia’s actual results of operations between the date of the financial information included in this proxy statement/prospectus and the closing date may differ materially from the forecasted results used in this estimate, resulting in differences between the forecast and actual amounts of Appia’s working capital and net indebtedness as of the closing date of the merger.

No independent accountants have compiled, examined or performed any procedures with respect to this information nor have any independent accountants expressed any opinion or any other form of assurance on such information or its achievability or the assumptions on which they are based.

(in thousands, except per-share amounts):

	Pro Forma 9/30/2014	Forecast 1/31/2015	Pro Forma 2/28/2015	Forecast 3/31/2015

Enterprise Value	$100,000	$100,000	$100,000	$100,000
Plus: Working Capital Adjustment	(172)	50	17	(234)
Less: Net Debt	(10,291)	(13,204)	(14,156)	(14,631)
Plus: Aggregate Exercise Price of Appia Options	156	156	156	156

Aggregate Consideration	$89,692	$87,002	$86,017	$85,291
Price Per Share	$4.50	$4.50	$4.50	$4.50

Aggregate MNDL Shares - fully diluted	19,932	19,334	19,115	18,953

Based on Appia’s estimated indebtedness, transaction fees and expenses and working capital adjustment and assuming a closing date during the first quarter of calendar 2015, Mandalay Digital currently expects to issue, pursuant to the merger agreement, up to 19,500,000 shares of common stock (including shares underlying assumed stock options and 1,000,000 shares to be deposited into escrow). If the merger had closed on January 31, 2015, we estimate that we would have issued 19,056,392 shares; additionally we would have assumed options for 277,376 shares of our common stock, for an aggregate of 19,333,768 shares, which would represent approximately 33% of the Company’s outstanding shares of common stock as of November 13, 2014 (after giving effect to such issuance). The merger agreement does not provide for an adjustment in the aggregate number of shares of Mandalay Digital common stock or options to be issued by Mandalay Digital to Appia’s security holders in the acquisition in the event of fluctuations in the market value of Mandalay Digital’s common stock up through the closing date. We will deposit 1,000,000 of the shares issued at the closing into an escrow account to cover indemnification claims by Mandalay Digital pursuant to the terms of the merger agreement, which shares will be released one year after the closing, subject to any then pending claims. As of January 20, 2015, there were 37,824,011 shares of our common stock outstanding. The shares of our common stock to be issued in the merger will be issued from our authorized but unissued shares of common stock.

Debt obligations and Guarantees

Upon consummation of the merger, Mandalay Digital will guarantee Appia’s existing indebtedness outstanding as of closing, which amount is approximately $9.5 million (excluding the transaction fees and expenses) assuming the merger had closed on January 31, 2015. See “The Merger – Consideration Payable

in the Merger” located on page 69 of this proxy statement/prospectus for further information and assumptions about Appia’s forecasted indebtedness based on certain closing dates. Upon consummation, and as a condition to the closing, of the merger, Appia will enter into an amended loan agreement with its current senior lender, Silicon Valley Bank, and a securities purchase agreement with Mandalay Digital and North Atlantic pursuant to which Appia will issue to North Atlantic a subordinated debenture in the aggregate principal amount of $8.0 million, which amount is included in the $9.5 million referenced above, to retire a like amount of outstanding debt to North Atlantic. We will also issue a secured guaranty of each of the SVB Debt and North Atlantic Debt whereby we will guarantee all of Appia’s obligations in connection with such indebtedness and pledge substantially all of its assets, including its intellectual property. The secured guarantees will contain cross-default provisions and covenants, among others, limiting our ability to undergo a change of control, incur indebtedness, grant liens, make dividends in cash and other customary covenants. Mandalay will also issue to North Atlantic 200,000 shares of its common stock and a common stock warrant to purchase 400,000 shares of its common stock all of which will have registration rights requiring Mandalay Digital to file a registration statement 15 business days after the closing of the merger with Appia. The warrant will have an exercise price of $0.01 per share exercisable for 10 years, but it is not exercisable until the one year anniversary of the closing date of the merger and will terminate if Mandalay Digital repays the North Atlantic Debt prior to such one year anniversary. We intend to refinance the Appia debt as soon as practicable following the closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the merger that Mandalay Digital and Appia each receive written opinions from their respective outside legal counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on certain assumptions, representations and covenants, including representations and covenants contained in representation letters provided by Mandalay Digital, Merger Sub and Appia. Assuming the merger qualifies as a reorganization, Appia stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Appia stock for shares of Mandalay Digital common stock in connection with the merger. The issuance of shares of Mandalay common stock in connection with the merger will not be a taxable transaction to Mandalay Digital stockholders for U.S. federal income tax purposes.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For more information, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page  78.

Regulatory Approvals Required For the Merger

Other than (i) the requirement that this proxy statement/prospectus be filed with the SEC; (ii) the requirement that the SEC declare the registration statement of which this proxy statement/prospectus is a part effective and that we distribute this proxy statement/prospectus as required under the Securities Act and the Exchange Act; and (iii) the requirement that we make certain other filings under the Exchange Act and pursuant to NASDAQ Stock Market rules, we are not aware of any material federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the merger. We cannot predict whether we will obtain all required regulatory approvals to complete the merger, or whether any approvals will include conditions that would be detrimental to us or the combined company.

Fees and Expenses of the Merger

Generally, all fees and expenses incurred in connection with the merger agreement, the merger, or the transactions related thereto will be paid by the party incurring such fees and expenses. See “Summary of Merger Agreement – Termination of the Merger Agreement” on page 96 for a description of fees payable upon termination.

Anticipated Accounting Treatment of the Merger

The acquisition of Appia by us in the merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. From the date of the completion of the merger, the combined company’s results of operations will include Appia’s operating results and Appia’s assets and liabilities, including identifiable intangible assets, at fair value with the excess purchase price allocated to goodwill.

Appraisal Rights of Holders of Mandalay Digital Common Stock

Under Delaware law and our Certificate of Incorporation, our stockholders are not entitled to any rights to seek appraisal of their shares of our common stock or to exercise any “dissenter’s rights” or preemptive rights in connection with the proposal to approve the share issuance to be made pursuant to the merger agreement.

Securities Law Restrictions on Shares of Mandalay Common Stock Received in the Merger

We anticipate that all shares of our common stock issued to Appia security holders in connection with the merger will be freely transferable under applicable U.S. securities laws, except as to each recipient of Mandalay Digital shares that is considered an “affiliate” (as such term is defined in the Securities Act) of Mandalay Digital, in which case such affiliates will be permitted to sell the shares of our common stock received in the merger only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. Shares issued pursuant to the merger agreement will also be subject to lock-up restrictions as described below. This proxy statement/prospectus does not register the resale of shares of our stock held by affiliates.

Lock-up Restrictions

All of the Appia stockholders that signed the support agreements agreed that, and pursuant to the terms of the merger agreement, the shares of Mandalay Digital common stock to be received by stockholders in the merger are all subject to lock up restrictions, which restrictions will lapse with respect to one-third of such stockholders share of Mandalay Digital common stock at each of the six, nine and 12 month anniversaries of the closing date. See section entitled “Ancillary Agreements – The Support Agreement” on page 98.

Rights Pertaining to the Shares of Common Stock Received in the Merger

The shares of our common stock to be issued in the merger will be the same class of capital stock as our currently outstanding common stock and thus have rights identical to our currently outstanding shares of common stock. See the section entitled “Comparison of Rights of Stockholders of Mandalay Digital and Appia” on page 124.

Dividends on Mandalay Digital Common Stock Received in the Merger

We have not declared cash dividends on our common stock since our inception and we do not anticipate paying any cash dividends in the foreseeable future. Following completion of the merger, the holders of our common stock will be entitled to receive any dividends as may be declared by our board of directors from funds legally available therefor; provided, however, that we will be subject to covenants restricting our ability to pay dividends pursuant to the terms of the secured guarantees that we will enter into in connection with the closing of the merger. The dividend policy of the combined company will be determined by our board of directors.

Interests of Certain Appia Directors, Officers, and Affiliates in the Merger

Appia’s executive officers and members of Appia’s board may have interests in the merger that are different from, or are in addition to, the interests of Appia stockholders generally. Appia’s board was aware of these interests and considered them, among other matters, in adopting resolutions approving and declaring advisable the merger, the merger agreement and the transactions contemplated thereby and recommending to the stockholders of Appia that they consent to the merger agreement and merger.

Executive Officer Employment Arrangements

Judson Bowman, Appia’s chief executive officer, is party to an employment agreement with Appia. In the event that Mr. Bowman is not employed by the surviving entity after the merger, Mr. Bowman will be entitled to receive salary continuation payments at his current annual base salary of $200,000 for a period of eighteen (18) months and medical, disability and life insurance coverage at substantially the same coverage levels as Mr. Bowman has on the date of his termination for a period of eighteen (18) months. Mr. Bowman would be required to execute a general release in favor of Appia to receive his salary and benefits continuation.

Timothy Oakley, Appia’s chief financial officer, is party to an employment letter with Appia. If Mr. Oakley’s employment is terminated by Appia without cause, Mr. Oakley is entitled to receive salary continuation payments at his current annual base salary of $184,250 for a period of ninety (90) days. Mr. Oakley is required to execute a general release in favor of Appia to receive his salary continuation.

Non-Compete Agreement

Mr. Bowman has entered into a Non-Compete Agreement with Mandalay Digital in connection with the execution of the merger agreement that becomes effective upon the consummation of the merger. The Non-Compete Agreement restricts Mr. Bowman for eighteen (18) months following the closing of the merger (i) from providing services to, or otherwise assisting, any business that is competitive with the business of Appia as it is conducted as of the closing date, (ii) from employing or soliciting any employee, consultant, agent or representative of Appia to cease his or her relationship with Appia, and (iii) from soliciting any advertiser, publisher, vendor or supplier to Appia to cease doing business with Appia or to reduce the amount of business that such person does with Appia. Mr. Bowman has not received any additional consideration in connection with the Non-Compete Agreement. It is a condition to the obligations of Mandalay to consummate the merger that the Non-Compete Agreement has not been challenged as unenforceable or repudiated by Mr. Bowman.

Accelerated Vesting of Restricted Stock and Options

Craig Forman, the chairman of Appia’s board, holds a restricted stock grants for 196,500 shares of Appia common stock and an option to purchase 46,968 shares of Appia common stock at an exercise price of $0.28 per share. As of November 13, 2014, 114,000 shares under the restricted stock grants and 35,226 shares subject to the option were unvested. At the closing of the merger, assuming continued service by Mr. Forman to Appia until that time, 27,500 of the unvested shares under the restricted stock grants shall immediately vest and all unvested shares subject to the option shall immediate vest and become exercisable. Such shares are included in the amount of shares to be issued pursuant to the merger agreement.

Ken Hayes, Appia’s chief revenue officer, holds options to purchase 123,250 shares of Appia common stock at exercise prices of $0.26 to $0.28 per share. As of November 13, 2014, 61,189 shares subject to the options were unvested. At the closing of the merger, assuming continued service by Mr. Hayes to Appia until that time, 14,845 unvested shares will immediately vest and become exercisable. If Mr. Hayes’ employment with Appia is terminated without cause within twelve (12) months following the Closing Date, certain of his unvested shares will immediately vest and become exercisable. Such shares are included in the amount of shares to be issued pursuant to the merger agreement.

Timothy Oakley, Appia’s chief financial officer, holds a restricted stock grant for 175,000 shares of Appia common stock. As of November 13, 2014, 98,438 shares under the restricted stock grant were unvested. At the closing of the merger, assuming continued service by Mr. Oakley to Appia until that time, 63,985 unvested shares will immediately vest. Such shares are included in the amount of shares to be issued pursuant to the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Following the consummation of the merger for a period of six (6) years, the surviving entity in the merger will indemnify each director or officer of Appia for any and all actions taken by those individuals prior to the Effective Time to the fullest extent and in the same manner as Appia provided indemnification to those directors and officers pursuant to Appia’s Certificate of Incorporation and director and officer indemnity agreements in effect at the Effective Time. In addition, if any indemnified person becomes a defendant in any actual action, the surviving entity will advance to that individual his or her legal and other expenses consistent with the terms and conditions for that advancement under Appia’s indemnification provisions and agreements. Under the terms of the merger agreement, Appia will purchase an extended reporting period endorsement under Appia’s existing directors’ and officers’ liability insurance coverage for Appia’s directors and officers that will provide such directors and officers with coverage for six (6) years following the Effective Time, and the cost of such insurance will be treated as an expense of Appia in connection with the transaction and therefore will be deducted from the consideration available to the Appia stockholders.

Approval of the Merger by Appia Stockholders

The merger and the other transactions contemplated by the merger agreement will require the approval of the holders of (y) at least a majority of the outstanding shares of Appia common stock and Appia preferred stock (voting on an as converted to Appia common stock basis) and (z) two-thirds of the outstanding shares of Appia Series A Preferred Stock, Appia Series B Preferred Stock, Appia Series C Preferred Stock and Appia Series D Preferred Stock (voting on an as converted to Appia common stock basis), in each case entitled to vote upon the merger and the other transactions contemplated by the merger agreement. For further information, see “Ancillary Agreements – The Support Agreement” on page 98.

Directors of Mandalay Digital Following the Merger

Upon the close of the merger, Mandalay Digital will appoint Jud Bowman, Appia’s founder and chief executive officer, and Craig Forman, Appia’s Executive Chairman, as members to the board of directors. Below is further information about Messrs. Bowman and Forman.

Jud Bowman is the founder of Appia, and has served as its Chief Executive Officer since the company’s inception in 2008. Prior to Appia, Mr. Bowman co-founded Motricity (Nasdaq: MOTR) in September 1999 and served as the Chief Technology Officer until 2008. Mr. Bowman is currently on leave from Stanford University, where he was named a President’s Scholar, and is a graduate of the North Carolina School of Science and Mathematics.

Craig Forman currently serves as the Executive Chairman of the board of directors of Appia. From March 2006 to May 2009, Mr. Forman previously served as President of Value Added Services and subsequently as President of Access & Audience at EarthLink Inc. where he also led such shared services as Operations, Information Technology and Customer Support. Prior to joining EarthLink, Mr. Forman was a senior executive at Yahoo Inc., where he had served since February 2004 as head of that Internet portal company’s Media and Information businesses. Mr. Forman is currently the non-executive chairman of Success Television, a company he founded before joining EarthLink, and a director of McClatchy Co., a leading U.S. newspaper and information company (NYSE: MNI) and Yellow Media Ltd. (TSE:Y), a leading Canadian digital media and marketing solutions company. Mr. Forman has a master’s degree in law from Yale and an undergraduate degree from Princeton.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

NASDAQ Listing and Trading

We will apply to have the shares of our common stock to be issued in the merger approved for listing on the NASDAQ Stock Market, where our common stock is currently traded. Following the merger, Appia stockholders who receive shares of our common stock and wish to trade their shares on the NASDAQ Stock Market should contact such stockholders’ financial or brokerage institution for assistance in making the necessary arrangements. Certain limitations may apply to making such arrangements. Appia stockholders who become holders of our common stock are responsible for and must bear all costs arising in connection with the above arrangements.

SEC Reports and Reporting Requirements

As a U.S. public company registered under the Exchange Act and whose common stock is listed on the NASDAQ Stock Market, we are, and we will continue to be, subject to current quarterly and annual financial reporting requirements and we file, and will continue to file, public reports with the SEC that are accessible (in English) on our website at www.digitalturbine.com and at the SEC’s website at www.sec.gov.

All of our stockholders who, directly or indirectly, own more than 5% of the total outstanding shares of our common stock are required to report such ownership to the SEC pursuant to the Exchange Act. These filings are made public by the SEC. Also, directors, certain officers, and holders of 10% or more of our common stock are subject to the insider trading reporting requirements of Section 16 of the Exchange Act.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the merger, by:

•	each person expected to be a director or executive officer of the combined company (Peter Adderton is not standing for reelection as a director and therefore is excluded);

•	Each person or group who is expected by the management of the combined company to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger, and

•	all persons expected to be directors or executive officers of the combined company as a group.

The percentage of beneficial ownership calculation assumes that the merger had closed on January 31, 2015 (for further information, see “The Merger – Consideration Payable in the Merger” on page 69) and is based on total outstanding shares of 56,880,403 which is the sum of (i) 37,824,011 shares of common stock outstanding as of January 20, 2015 and (ii) 19,056,392 shares that would be issued to the Appia stockholders in the merger based on a closing date of January 31, 2015, and which amount (x) includes 1,000,000 shares placed in the escrow, and (y) excludes 277,376 shares underlying options that Mandalay Digital would assume based on such closing date. The information below assumes: (i) that no options held by Appia stockholders are exercised upon any vesting of such options at the Effective Time of the merger in accordance with the terms of the merger agreement, (ii) that no additional shares of Mandalay Digital common stock or securities convertible into Mandalay Digital common stock are issued by Mandalay Digital subsequent to January 20, 2015 other than in connection with the merger, and (iii) that each director’s and executive officer’s beneficial ownership of Mandalay Digital common stock does not change prior to consummation of the merger.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally provide that a person is the “beneficial owner” of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or convertible or exercisable, convertible or issuable within 60 days of January 31, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentages in the table have been rounded to the nearest hundredth. Except as specifically indicated in the footnotes to this table, we believe that the persons identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Owned (%)
5% Stockholders (Excluding Directors and Officers)
Trident Capital, Inc. (2)(3)	5,619,341	9.9%
Venrock (2)(4)	4,760,964	8.4%
Adage Capital Partners LP (5)	2,913,891	5.1%
Expected Directors and Executive Officers
Peter Guber (6)	4,122,723	7.1%
Judson S. Bowman (2)	2,520,120	4.4%
Paul Schaeffer (7)	488,454	*
William Stone (8)	409,580	*
Andrew Schleimer (9)	260,000	*
Robert Deutschman (10)	204,079	*
Christopher Rogers	112,263	*
Craig I. Forman (2)(11)	105,706	*
Kirstie Brown (12)	97,317	*
Jeffrey Karish	92,204	*
All Expected Directors and Executive Officers as a Group (10 individuals) (13)	8,412,446	14.5%

* Represents less than 1%.

(1)	Except as otherwise indicated, the address of each of the persons listed above is c/o Mandalay Digital Group, Inc., 2811 Cahuenga Boulevard West, Los Angeles, CA 90068.
(2)	For purposes of this table, the calculation of shares that would be received by Appia securityholders at the closing of the merger assumes (i) that the average of the closing price of Mandalay Digital common stock over the 30 day period as of 3 days prior to closing is equal to the closing price on November 13, 2014, which was $3.44, and (ii) that each holder of Series A Preferred Stock of Appia converts into common stock immediately prior to closing of the merger. For a more detailed description of how the price per share will be calculated, please see the section entitled “Summary of the Merger Agreement” at page 80.
(3)

Upon the consummation of the merger, entities affiliated with Trident Capital, Inc. will be the beneficial owner of 5,619,341 shares of Mandalay Digital common stock. These shares include: (i) 5,463,931 shares of Mandalay Digital common stock to be issued to Trident Capital Fund-VII, L.P. (“Trident VII”) in respect of 1,909,976 shares of Appia Series B Preferred Stock currently owned by Trident VII; and (ii) 155,410 shares of Mandalay Digital common stock to be issued to Trident Capital Fund-VII Principals Fund, L.L.C. (“Trident Principals VII”) in respect of 54,325 shares of Appia Series B Preferred Stock owned by Trident Principals VII. Trident Capital Management-VII, L.L.C. (“TCM-VII”) is the sole general partner of Trident VII and the sole Managing Member of Trident Principals VII. The managing members of TCM-VII are Donald R. Dixon, John H. Moragne and Arneek Multani (collectively, the “Managers”), together in the case of certain such individuals with their respective family planning vehicles. The Managers of TCM-VII share voting and investment power with respect to the shares held by each fund. Each Manager disclaims beneficial ownership of the shares held by such funds except to the extent of the Manager’s respective economic interest in the funds. The address of the entities affiliated with Trident Capital, Inc. is 505 Hamilton Avenue, Suite 200, Palo Alto, CA 94301.

(4)	Upon the consummation of the merger, entities affiliated with Venrock will be the beneficial owner of 4,760,964 shares of Mandalay Digital common stock which consists of shares to be issued in connection with the following: (i) 125,063 shares of Appia’s Series A Preferred Stock held by Venrock Associates VI, L.P., (ii) 1,250,620 shares of Appia’s Series C Preferred Stock held by Venrock Associates VI, L.P., (iii) 9,819 shares of Appia’s Series A Preferred Stock held by Venrock Partners VI, L.P., and (iv) 98,194 shares of Appia’s Series C Preferred Stock held by Venrock Partners VI, L.P. The address of the entities affiliated with Venrock is 3340 Hillview Avenue, Palo Alto, CA 94304.
(5)	Consists of (i) 2,413,891 shares of common stock, and (ii) 500,000 shares of common stock issuable upon exercise of warrants at an exercise price of $3.50 per share. Based on a Schedule 13G/A filed with the SEC on March 14, 2012, Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P., and as such has discretion over the portfolio securities beneficially owned by the Adage Capital Partners, L.P., Adage Capital Advisors, L.L.C., is the managing member of Adage Capital Partners GP, L.L.C., and Robert Atchinson and Phillip Gross are the managing members of Adage Capital Partners GP, L.L.C. and Adage Capital Advisors, L.L.C. and general partners of Adage Capital Partners, L.P., all of which share voting and dispositive power over the shares. The address for the reporting stockholders is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(6)	The Guber Family Trust (the “Trust”), of which Peter Guber serves as a trustee, is the beneficial owner of: (i) 3,320,342 shares of common stock, (ii) 35,714 shares of common stock issuable upon exercise of warrants at an exercise price of $3.50 per share, and (iii) 666,667 shares of common stock issuable upon exercise of warrants at an exercise price of $1.25 per share. Mr. Guber disclaims beneficial ownership of the shares of common stock directly and beneficially owned by the Trust, except to the extent of his pecuniary interest therein. Mr. Guber directly beneficially owns 200,000 shares of common stock and options to purchase 100,000 shares of common stock at an exercise price of $13.75 per share.
(7)	200,000 shares are held by Mr. Schaeffer and 228,454 shares are held by the Paul and Judy Schaeffer Living Trust for which Mr. Schaeffer serves as a trustee. Mr. Schaeffer disclaims beneficial ownership of the securities held by the trust except to the extent of his pecuniary interest therein. Mr. Schaeffer directly owns options to purchase 60,000 shares of our common stock exercisable at a price of $13.75 per share, which options are fully vested. Mr. Schaeffer will have the sole power to vote or to direct the vote and to dispose or to direct the disposition of 60,000 shares of common stock underlying the options granted to Mr. Schaeffer on June 18, 2008 upon their exercise.
(8)	Includes options to purchase 141,666 shares of common stock at an exercise price of $2.54 per share.
(9)	Includes options to purchase 60,000 shares of common stock at an exercise price of $2.75 per share.
(10)	Includes 204,079 shares held by the Robert and Ellen Deutschman Family Trust. Mr. Deutschman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(11)	Upon the consummation of the merger, Mr. Forman will be the beneficial owner of 105,706 shares of Mandalay Digital common stock which consists of shares to be issued in connection with the following: (i) 196,5000 shares of Appia common stock issued under restricted stock award agreements, of which 110,000 will be fully vested at the Effective Time; and (ii) options to purchase 46,968 shares of Appia common stock at an exercise price of $0.28 per share which will be fully vested at the Effective Time.
(12)	Includes options to purchase 41,666 and 20,834 shares of common stock at an exercise price of $4.50 and $2.83, respectively.
(13)	Includes shares underlying options and warrants held by the expected directors and executive officers of the combined company included in the group.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger that may be relevant to U.S. holders (as defined below) of shares of Appia stock who exchange their Appia stock for Mandalay Digital common stock in connection with the merger. This discussion is based upon the Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. Subject to the qualifications, assumptions and limitations contained herein, the statements of law and legal conclusions contained under this caption “Material U.S. Federal Income Tax Consequences” regarding the material U.S. federal income tax consequences of the merger, constitute the opinions of Latham & Watkins LLP and Goodwin Procter LLP, respectively.

The discussion is limited to Appia stockholders who hold their Appia stock, and will hold their Mandalay Digital common stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger. This discussion also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	real estate investment trusts;
•	regulated investment companies;
•	tax-exempt organizations;
•	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such partnerships;
•	S corporations or investors in an S corporation;
•	U.S. expatriates;
•	persons that are not U.S. holders (as defined below);
•	non-U.S. persons;
•	broker-dealers;
•	traders in securities that elect mark-to-market treatment;
•	dealers in securities or foreign currency;
•	holders liable for the alternative minimum tax;
•	holders that hold Appia stock as part of a straddle, hedge against currency risk, constructive sale or conversion transaction;
•	holders that exercise dissenters’ rights;
•	U.S. holders that have a functional currency other than the U.S. dollar;
•	holders that acquired their Appia stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or
•	holders of options or restricted shares granted under any Appia benefit plan.

Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws or the Medicare contribution tax on net investment income. This summary does not purport to be a complete analysis of the potential tax considerations relating to the merger, and is not tax advice. Therefore, you are urged to consult your tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the merger arising under the federal estate or gift tax rules, the laws of any state, local, foreign or other taxing jurisdiction or any applicable tax treaty.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Appia stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Appia stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Appia stock, you should consult your tax advisor regarding the tax consequences of the merger to you.

Tax Opinions

Mandalay Digital and Appia intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the closing of the merger that Latham & Watkins LLP, counsel to Mandalay Digital, and Goodwin Procter LLP, counsel to Appia, deliver opinions, dated as of the closing date, to the effect that the merger will constitute a reorganization under Section 368(a) of the Code. If either Mandalay Digital or Appia waives this opinion condition after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and the change in tax consequences is material, Mandalay Digital will recirculate an updated version of this proxy statement/prospectus and resolicit proxies from the Mandalay Digital or Appia stockholders, as applicable. These tax opinions will be based on customary assumptions, including assumptions regarding the absence of changes in existing facts and the consummation of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus, and the truth and accuracy, as of the completion of the merger, of certain representations and covenants made in representation letters by Mandalay Digital, Merger Sub and Appia (which we refer to collectively as the “Representations and Assumptions”). If any of these Representations and Assumptions is inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. Neither Mandalay Digital nor Appia has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the merger, and these tax opinions will not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions.

U.S. Federal Income Tax Consequences of the Merger

Subject to the Representations and Assumptions, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger so qualifies, the U.S. federal income tax consequences will be as described below.

Except as discussed below, a U.S. holder of Appia stock generally will recognize no gain or loss upon the receipt of Mandalay Digital common stock for their Appia stock surrendered in the merger. However, each U.S. holder of Appia stock will be treated as receiving in the merger (in addition to Mandalay Digital common stock), an amount of cash equal to the sum of (i) such U.S. holder’s share of the cash set aside to serve as the expense fund to pay and reimburse the stockholder representative for any third party expenses incurred in connection with the stockholder representative performing its duties pursuant to the merger agreement, and (ii) any transfer taxes otherwise payable by such U.S. holder in respect of the merger that are instead paid by Mandalay Digital. Each U.S. holder of Appia stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash such U.S. holder is treated as having received in the merger or (b) the amount, if any, by which the sum of (1) the fair market value, as of the effective time of the merger, of any Mandalay Digital common stock such U.S. holder receives in the merger and (2) the amount of cash such U.S. holder is treated as having received in the merger, exceeds such U.S. holder’s adjusted tax basis in its shares of Appia common stock surrendered in the merger. Any gain recognized generally will be treated as long-term capital gain if the U.S. holder’s holding period for the Appia stock surrendered exceeds one year at the effective time of the merger, except for gain treated as a dividend as discussed below under “—Potential Treatment of Cash as a Dividend.”

The U.S. holder’s aggregate adjusted tax basis in the Mandalay Digital common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in its Appia stock surrendered for the Mandalay Digital common stock, reduced by the amount of cash treated as having been received in exchange for shares of Appia stock in the merger and increased by the amount of gain recognized in the exchange or any amount treated as a dividend, as described below. The holding period for the Mandalay Digital common stock will include the period during which the shares of Appia stock were held.

For the purposes of the above discussion of basis and holding periods for shares of Appia stock and Mandalay Digital common stock, stockholders who acquired different blocks of Appia stock at different times for different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the merger.

Potential Treatment of Cash as a Dividend

Gain recognized by a U.S. holder in the merger as described above may be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of Appia’s accumulated “earnings and profits” and possibly also Mandalay Digital’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of Mandalay Digital. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its shares of Appia stock solely for Mandalay Digital common stock and then Mandalay Digital immediately redeemed a portion of the Mandalay Digital common stock in exchange for the cash the U.S. holder was treated as having actually received, which redemption we refer to in this proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the U.S. holder actually or constructively owns less than 50% of the voting power of the outstanding Mandalay Digital common stock) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding Mandalay Digital common stock the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding Mandalay Digital common stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of Mandalay Digital. In applying the above tests, the U.S. holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the U.S. holder actually owns or owned. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

As these rules are complex and dependent upon your specific circumstances, you should consult your tax advisor to determine whether you may be subject to these rules.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of Appia stock generally will be required to comply with certain reporting requirements. An Appia stockholder should be viewed as a “significant holder” if, immediately before the merger, such holder held 1% or more, by vote or value, of the total outstanding Appia stock or Appia stock with a tax basis of $1 million or more. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of

Appia stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of Mandalay Digital, Appia and Merger Sub and the holder will be required to retain permanent records of these facts. You should consult your tax advisor as to whether you may be treated as a “significant holder.”

SUMMARY OF THE MERGER AGREEMENT

Below is a summary of the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this document. You should read the merger agreement in addition to this Summary. The merger agreement, not this summary, is the legal document which governs the merger. Capitalized terms used in this section and not otherwise defined in this proxy statement/prospectus have the meanings ascribed to them in the merger agreement.

Cautionary Statement Concerning Representations and Warranties Contained in the Merger Agreement

You should not rely upon the representations and warranties contained in the merger agreement or the descriptions of such representations and warranties in this proxy statement/prospectus, as factual information about Mandalay Digital or Appia. In reviewing the agreements included or incorporated by reference in this proxy statement/prospectus, it is important to note that they are included to provide investors and stockholders with information regarding their terms, and are not intended to provide any other factual or disclosure information about Mandalay Digital or Appia or the other parties to the agreements. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement, and were not intended to be and should not be relied upon by stockholders of Mandalay Digital or Appia; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; have in some cases been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosure schedules are not reflected in the merger agreement or disclosed in this proxy statement/prospectus; may apply standards of materiality in a way that is different from what may be material to investors; and were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Information about Mandalay Digital can be found elsewhere in this proxy statement/prospectus and in other public filings Mandalay Digital makes with the SEC. Information about Appia can be found elsewhere in this proxy statement/prospectus.

General

The Boards of Directors of both Mandalay Digital and Appia have adopted and approved the merger agreement, which provides for the acquisition by Mandalay Digital of Appia through the merger. The merger will result in DTM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Mandalay Digital, merging with and into Appia, so that Appia, as the surviving corporation, will become a wholly-owned subsidiary of Mandalay Digital. The surviving corporation will be renamed Digital Turbine Media, Inc. In exchange for their shares of Appia’s common stock, preferred stock, and/or options to purchase shares of Appia common stock, the Appia stockholders will receive shares of Mandalay Digital common stock and/or options to purchase shares of Mandalay Digital common stock. Former Appia stockholders will not have any equity ownership interest in the surviving corporation.

Conversion of Securities in the Merger

The Aggregate Stock Consideration is equal to $100,000,000 minus (i) the deemed value of 1,000,000 Mandalay Digital shares to be deposited in escrow ($4,500,000) plus (ii) the aggregate exercise price of all options to purchase shares of Appia common stock plus (iii) the Adjustment Amount (which can be a negative number). For purposes of the merger agreement, the “Adjustment Amount” means an amount, which may be a positive or a negative number, equal to (A) the estimated Working Capital as of the closing minus $1,350,000 (the working capital target), minus (B) the estimated Net Debt as of the closing. The number of shares of Mandalay Digital common stock to be issued is determined by dividing the Aggregate Stock Consideration by $4.50 (the “Price Per Share”). As discussed in detail below, the aggregate number shares of Mandalay Digital common stock to be issued in connection with the merger will vary depending on a number of factors, including the amount of the estimated Net Debt at closing.

At the effective time of the merger, each issued and outstanding share of Appia preferred stock (if not otherwise converted into Appia common stock) will be cancelled and extinguished and will be converted automatically into the right to receive the consideration set forth below without interest:

•	Each outstanding share of Series A Preferred Stock (other than any Dissenting Shares (as defined in the merger agreement) and Treasury Shares (as defined in the merger agreement)) will be converted automatically into the right to receive the Per Share Common Consideration (as defined in the merger agreement) and its pro rata portion of shares released from escrow;

•	Each outstanding share of Series B Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series B Preferred Consideration (as defined in the merger agreement);

•	Each outstanding share of Series C Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series C Preferred Consideration (as defined in the merger agreement);

•	Each outstanding share of Series D Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series D Preferred Consideration (as defined in the merger agreement); and

•	Each outstanding share of Series FF Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Common Consideration.

At the effective time of the merger, each issued and outstanding share of Appia common stock (other than any shares of Appia restricted common stock, Dissenting Shares and Treasury Shares) will be cancelled and converted into the right to receive the Per Share Common Consideration and its pro rata portion of shares released from escrow which shall be subject to adjustment and in accordance with the terms of Appia’s restated charter. Each issued and outstanding share of Appia capital stock that is held in the treasury of Appia or owned by Appia, Mandalay Digital or DTM Merger Sub, Inc. will be automatically cancelled and will receive no consideration.

Each issued and outstanding share of the common stock of DTM Merger Sub, Inc. will be converted into and become one fully paid and nonassesable share of common stock of Digital Turbine Media, Inc. (the surviving corporation in the merger).

For the purpose of calculating the Per Share Common Consideration, the Price Per Share ($4.50 per share) and the shares of Mandalay Digital common stock issuable to the holders of Appia common stock, Appia preferred stock, Appia options, Appia restricted common stock and Series C Warrants (as defined below), adjustments will be made to reflect the effect of any stock split, split-up, reverse stock split, dividend or distribution of securities convertible into Appia common stock, Appia preferred stock or Mandalay Digital common stock, reorganization, recapitalization, reclassification or other like change with respect to Appia common stock, Appia preferred stock or Mandalay Digital common stock having a record date occurring on or after the date of the merger agreement and prior to the effective time of the merger. The merger agreement provides that in no event will the number of shares of Mandalay Digital common stock being issued for all outstanding shares of Appia capital stock, all Appia options and all Series C Warrants be greater than the Parent Stock Closing Consideration except as a result of adjustments.

The aggregate number shares of Mandalay Digital common stock to be issued in connection with the merger will vary depending on a number of factors, including when the closing occurs and the amount of the Net Debt at closing.

(in thousands, except per-share amounts):

	Pro Forma 9/30/2014	Forecast 1/31/2015	Pro Forma 2/28/2015	Forecast 3/31/2015

Enterprise Value	$100,000	$100,000	$100,000	$100,000
Plus: Working Capital Adjustment	(172)	50	17	(234)
Less: Net Debt	(10,291)	(13,204)	(14,156)	(14,631)
Plus: Aggregate Exercise Price of Appia Options	156	156	156	156

Aggregate Consideration	$89,692	$87,002	$86,017	$85,291
Price Per Share	$4.50	$4.50	$4.50	$4.50

Aggregate MNDL Shares - fully diluted	19,932	19,334	19,115	18,953

The allocation of shares of Mandalay Digital common stock to be issued in the merger among stockholders of Appia will vary depending on a number of factors, including when the closing occurs, the amount of the Net Debt at closing and the final calculation of the closing price per share of the Mandalay Digital common stock. The final allocation of shares of Mandalay Digital common stock to be issued in the merger among stockholders of Appia will depend on the final calculation of the closing price per share of the Mandalay Digital Common Stock, which is referred to as the Closing Price Per Share in the merger agreement. The Closing Price Per Share shall be equal to the average of the closing prices of the Mandalay Digital common stock over the 30 day period ending three calendar days prior to the closing of the merger, which we refer to as VWAP, except however if the VWAP is greater than $4.50, in which case the Closing Price Per Share shall be equal to $4.50, or if the VWAP is less than $3.50, in which case the Closing Price Per Share shall be equal to $3.50.

Treatment of Series C Warrants

Series C Warrants include, under the merger agreement, the Series C Penny Warrants and Series C Other Warrants under the Preferred Stock Purchase Warrants dated April 4, 2013 and October 31, 2013. The treatment of Series C Warrants under the merger agreement is as follows:

•	Each Series C Penny Warrant issued and outstanding immediately prior to the effective time will terminate and be cancelled and be converted into the right to receive an amount equal to the Series C Penny Warrants Consideration.

•	Each Series C Other Warrant issued and outstanding immediately prior to the effective time will terminate and be cancelled and be converted automatically into the right to receive an amount equal to the Series C Other Warrants Consideration.

•	Prior to the effective time, Appia has agreed to take all necessary actions to effect the termination of the Series C Warrants at or after the effective time.

Treatment of Appia Options and Restricted Common Stock

Immediately following the effective time of the merger, each share of Appia restricted stock and each Appia option held by a non-employee director of Appia as of November 13, 2014, will vest in full and become exercisable. At the effective time of the merger, each Appia option that is outstanding at the effective time and that is held by a holder who is (a) an employee of Appia or PocketGear and continues his or her employment with Mandalay Digital or one of its subsidiaries or remains or becomes an employee of the surviving corporation or (b) an independent contractor or consultant of Appia or PocketGear who continues its service with Appia, PocketGear or Mandalay Digital, other than a service provider who is not eligible to be included on the Form S-8 registration statement, will be assumed by Mandalay Digital subject to the same terms, conditions and restrictions. Following the effective time, (a) options to purchase Appia common stock will convert to options to purchase a number of shares of Mandalay Digital stock equal to the product of the number of Mandalay Digital shares subject to the outstanding Mandalay Digital option immediately prior to the effective time multiplied by the Option Exchange Ratio (as defined in the merger agreement), rounded down to the nearest whole number of shares of Mandalay Digital common stock, (b) the per share exercise price for Mandalay Digital common stock issuable upon exercise of each assumed option to purchase stock will be equal to the quotient determined by dividing the per share exercise price outstanding immediately prior to the effective time by the Option Exchange Ratio, rounded up to the nearest whole cent, and (c) all references to “Appia” in the 2008 Stock Incentive Plan of Appia and the stock option agreements will instead be references to Mandalay Digital.

Each outstanding, unexercised option to purchase Appia common stock that is vested and exercisable at the effective time and held by a holder (a) that does not continue his or her employment with Mandalay Digital or one of its subsidiaries or remains or becomes an employee of the Surviving Corporation or (b) an independent contractor or consultant of Appia or PocketGear who does not continues his or her service with Appia, PocketGear or Mandalay Digital, other than a service provider who is not eligible to be included on the Form S-8 registration statement (each, a “Deemed Exercise Option”), will be cancelled at the effective time in exchange for a right to receive, subject to any withholding obligations contemplated in the merger agreement, on or after the effective time, the number of shares of Mandalay Digital common stock equal to the quotient obtained by dividing (i) the product of (x) the excess, if any, of the Per Share Common Consideration Equivalent Amount (as defined in the merger agreement) over the applicable exercise price of such option to purchase Appia common stock, times (y) the number of Appia shares subject to the outstanding, unexercised vested option to purchase common stock immediately prior to the effective time, divided by (ii) $4.50, rounded down to the nearest whole share. If the applicable exercise price of such option exceeds the Per Share Common Consideration, no payment will be made and the holder will have no further rights or interests from and after effective time. Each outstanding, unexercised Appia option that is unvested and unexercisable at the effective time and that is held by a holder that does not fall under (a) or (b) above will be cancelled at the effective time for no consideration and in no event will Mandalay Digital assume the Appia options.

At the effective time of the merger, each award of shares of Appia restricted common stock that is outstanding and unvested at the effective time of the merger (each, a “Restricted Stock Award”) will be assumed by Mandalay Digital subject to the same terms, conditions and restrictions and (i) will cover a number of shares of Mandalay Digital common stock equal to the product of the number of Appia shares subject to the outstanding restricted stock immediately prior to the effective time, multiplied by the Per Share Common Consideration, rounded down to the nearest whole number of shares of Mandalay Digital common stock, (ii) a number of the Mandalay Digital common stock subject to the assumed Restricted Stock Award equal to the applicable pro rata allocation of escrowed shares will be held in the escrow account and (iii) all references to “Appia” in the 2008 Stock Incentive Plan of Appia and the stock option agreements will instead be references to Mandalay Digital. Mandalay Digital has agreed to prepare and file with the SEC a registration statement on Form S-8 and use its reasonable best efforts to have it declared effective as soon as reasonably practicable. Appia has agreed to take all necessary actions to effect the termination of the 2008 Stock Incentive Plan and the Appia options and restricted common stock.

Closing Consideration Schedule

Appia has agreed to deliver to Mandalay Digital, no later than five business days prior to the closing date, a “Closing Consideration Schedule” setting forth, as of closing:

•	all Appia stockholders (except for those holding no shares other than Restricted Stock Awards) and their respective addresses, the number and type of shares of Appia capital stock held (including the respective certificate numbers and the class or series), the pro rata portion and the pro rata allocation of the escrowed shares applicable to each Appia stockholder, the number of shares of Mandalay Digital common stock to be issued to each Appia stockholder;

•	all Series C Warrantholders (as defined in the merger agreement) entitled to receive consideration, the number of shares of Mandalay Digital common stock to be issued to each Series C Warrantholder;

•	all Appia optionholders entitled to receive consideration, the number of Mandalay Digital options to be issued for the Appia options, the vesting schedule of the Appia options, the number of shares subject to the Appia options that are vested and outstanding, the number of shares subject to the Appia options that are unvested and outstanding, and the consideration to be paid, as applicable, to each Appia optionholder;

•	all holders of Deemed Exercise Options (as defined in the merger agreement) entitled to receive consideration, and their respective addresses and social security numbers or tax identification numbers, if applicable, the number of shares of Appia common stock subject to each Deemed Exercise Option, the number of shares of Mandalay Digital common stock to be issued; and

•	all holders of Restricted Stock Awards (as defined in the merger agreement) entitled to receive consideration, and their respective addresses and social security numbers or tax identification numbers, if applicable, the number of shares of Appia common stock subject to each Restricted Stock Award, the vesting schedule of the Restricted Stock Awards, the pro rata portion and pro rata allocation of the escrowed shares applicable in respect of each Restricted Stock Award, the number of shares of Mandalay Digital common stock to be issued in respect of each Restricted Stock Award.

Fractional Shares

No fractional shares of Mandalay Digital common stock will be issued in connection with the merger and no dividends or other distributions with respect to the Mandalay Digital common stock will be payable on or with respect to any fractional share.

Escrow of Consideration; Escrow Account

At the closing, Mandalay Digital, the stockholder representative and American Stock Transfer Company, the Escrow Agent, will enter into the escrow agreement pursuant to which Mandalay Digital will cause to be deposited 1,000,000 shares of Mandalay Digital common stock in an escrow account to be held for the satisfaction of any post-closing purchase price adjustments and any indemnification claims by Mandalay Digital. For purposes of satisfying claims for indemnification or any post-closing adjustment to the purchase price, all shares of Mandalay Digital common stock in the escrow account will be deemed to have a value equal to $4.50 (the “Price Per Share”), as may be adjusted pursuant to the terms of the merger agreement. The Appia stockholders who contribute a portion of the aggregate consideration that they are entitled to receive under the terms of the merger agreement to the escrow will be the owners of the shares deposited in the escrow account and will be entitled to vote all escrowed shares on their own behalf.

In the event of any claim for indemnification under the merger agreement, the Parent Indemnitees (as defined below) will be first to recover any damages from the escrow account then, subject to certain limitations, if the remaining shares are insufficient to cover damages, the Parent Indemnitees may seek recovery directly from each Appia stockholder on a pro rata basis. Pursuant to the merger agreement, within five days following the one-year anniversary of the closing date, Mandalay Digital and stockholder representative will instruct the Escrow Agent to deliver to each the applicable Appia stockholders his, her or its pro rata allocation of (i) Mandalay Digital shares of common stock remaining in the escrow account minus (ii) (a) pending claims determined as of the one-year anniversary divided by (b) the Price Per Share. See the section entitled “Summary of the Merger Agreement—Survival; Indemnification” below at page 88.

Working Capital/Net Debt Adjustment

No later than five (5) business days prior to the closing date, Appia will prepare and deliver to Mandalay Digital an unaudited statement of estimated Working Capital as of the Closing Date (the “Pre-Closing Statement”), which shall fairly present in all material respects the estimated Working Capital (the “Estimated Working Capital”) and the estimated Net Debt (the “Estimated Net Debt”) of Appia as of the closing date and of the Adjustment Amount, which Adjustment Amount will be used to calculate the Aggregate Stock Consideration as described above (see “Summary of the Merger Agreement—Conversion of Securities in the Merger” on page 81).

No later than 135 calendar days following the closing, Mandalay Digital has agreed to prepare and deliver to the Stockholder Representative an unaudited statement of Working Capital as of the Closing Date (the “Closing Statement”) presenting Appia’s Working Capital and Net Debt as of the Closing Date and setting forth the final Adjustment Amount.

If the final Adjustment Amount is a positive number, Mandalay Digital agrees to issue to each Appia Equityholder, its pro rata portion of such amount by check or wire transfer of immediately available funds to the Exchange Agent for distribution. If the final Adjustment Amount is a negative number, then Mandalay Digital and Stockholder Representative will execute and deliver joint written instructions to the Escrow Agent instructing distribution to Mandalay Digital from the Escrow Account of a number of shares of Mandalay Digital Common Stock equal to the final Adjustment Amount divided by the Price Per Share.

Appia Designees to Mandalay Digital Board of Directors

Mandalay Digital and Appia agree to cooperate to take all actions reasonably necessary so that immediately following the effective date: (a) the number of directors that will comprise all of the members of the board of directors of Mandalay Digital is increased as required and (b) two individuals currently serving on the Appia’s Board of Directors, and designated by Appia within five calendar days following the date of execution of the merger agreement, are appointed to Mandalay Digital’s Board of Directors. For more information about the designees, see “The Merger – Directors of Mandalay Digital Following the Merger” on page 74.

Stockholder Representative

By executing the merger agreement and upon executing the written consent, the stockholders of Appia, Shareholder Representative Services LLC is appointed as the stockholder representative for purposes of taking certain actions and giving certain consents on behalf of any Appia stockholder relating to the merger agreement and the escrow agreement.

Stockholder Representative Expense Fund

Upon the closing, Appia will wire to the stockholder representative US$25,000 to serve as the expense fund to pay and reimburse the stockholder representative for any third party expenses incurred in connection with the stockholder representative performing its duties pursuant to the merger agreement or the escrow agreement. Any losses incurred in connection with the stockholder representative’s execution and performance of his duties

(including legal fees and related expenses), may be received from (i) the funds in the expense fund and (ii) to the extent any amounts remain at the end of the escrow period, amounts in the escrow account.

Closing and Effectiveness of the merger

The closing of the merger is to take place on the fifth business day following the satisfaction or, to the extent permitted under the merger agreement and by applicable law, waiver of all conditions to the obligations of the parties set forth in the merger agreement and described below (other than such conditions as may, by their terms, only be satisfied at the closing or on the Closing Date, but subject to such satisfaction or waiver thereof) (see “Summary of the Merger Agreement—Conditions to the Consummation of the Merger” on page 93).

Exchange of Appia Stock Certificates for the Merger Consideration

The merger agreement provides that Digital Turbine Media, Inc. will, cause American Stock Transfer & Trust Company, the exchange agent appointed by Mandalay Digital in connection with the merger, to mail within three business days following the effective time, to each record holder of Appia capital stock, a letter of transmittal and instructions for surrendering and exchanging the record holder’s Appia share certificates for Mandalay Digital common stock. Upon surrender of an Appia share certificate for exchange to the exchange agent, together with a duly completed and validly executed letter of transmittal, and such other documents as the exchange agent may reasonably require, the record holder of the Appia certificate will be entitled to receive the number of uncertificated shares of Mandalay Digital common stock entitled to receive under the merger agreement and as set forth on the Closing Consideration Schedule. No interest will be paid on the merger consideration payable in connection with the merger agreement.

If any Appia share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Mandalay Digital or the exchange agent, the delivery by such person of an indemnification agreement acceptable to Mandalay Digital and the exchange agent, or if required by the exchange agent, posting by such person of a bond in such amount as Mandalay Digital or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate the consideration payable in respect thereof.

Mandalay Digital, Digital Turbine Media, Inc., the Exchange Agent and the Escrow Agent are entitled to deduct and withhold from consideration otherwise payable under the merger agreement to any Appia Equityholder or Person, amounts needed to be withheld with respect to making any such payment under the Code (as defined in the merger agreement) or any provision of state, local or foreign tax law.

Transfer Restrictions on Mandalay Digital Common Stock

All shares of Mandalay Digital common stock to be issued in connection with the merger shall be subject to restrictions on the transfer of such shares during the one year period following the closing date. The transfer restrictions expire (i) 180 days following the closing date with respect to 33 and 1/3% of each Appia Equityholder’s Mandalay Digital common stock, (ii) 270 days following the closing date with respect to 33 and 1/3% of each Appia Equityholder’s shares of Mandalay Digital common stock and (iii) 365 days following the Commencement Date with respect to 33 and 1/3% of each Appia Equityholder’s Mandalay Digital common stock.

Appraisal Rights

Any shares of Appia company capital stock that are issued and outstanding immediately prior to the effective time of the merger and that have not approved the merger via an affirmative vote or written consent (or which the holder has not effectively withdrawn or lost such holder’s appraisal rights), and with respect to which a demand for appraisal has been properly made in accordance with the DGCL, will not be converted into or represent a right to receive the merger consideration otherwise payable with respect to such shares of Appia common stock and preferred stock. If any holder of dissenting shares has effectively withdrawn or loses its appraisal rights, such shares will receive the consideration set forth in the merger agreement. Appia has agreed to give Mandalay Digital (i) prompt notice of any written demand for appraisal received and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demands made prior to closing. Communications between Appia and any Appia stockholder will require the consent of Mandalay Digital. Any excess dissenting share payments will be recoverable by Mandalay Digital. For purposes of distributing any portion of escrowed shares, no dissenting stockholder will participate in the escrow and any payment by Mandalay Digital that would have been required to be made to such holder of dissenting shares will be retained by Mandalay Digital.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Appia with respect to, among other things: organization; the equity interests and liabilities of its subsidiary; capitalization; authorization; consents and approvals; absence of certain changes; facilities; condition and sufficiency of assets; contracts and commitments; permits; no conflict or violation; financial statements and other financial information; undisclosed liabilities; books and records; litigation; labor matters; compliance with law; intellectual property; employee benefit plans; transactions with certain persons; certain payments; tax matters; insurance; publishers; advertisers; accounts receivable; compliance with environmental laws; banking relationships; no brokers; disclosure documents; no other agreements to sell the assets or capital stock of Appia and vote required. The merger agreement also contains customary representations and warranties of Mandalay Digital and DTM Merger Sub, Inc., including among other things: organization; authorization; no conflict or violation; Mandalay Digital common stock; no brokers; SEC reports and financial statements; disclosure documents; Mandalay Digital capitalization; litigation;, absence of certain changes; compliance with law and intellectual property.

The representations, warranties and covenants made by Appia in the merger agreement are qualified by information contained in a disclosure memorandum delivered to Mandalay Digital and DTM Merger Sub, Inc. in connection with the execution of the merger agreement. The representations, warranties and covenants made by Mandalay Digital and DTM Merger Sub, Inc. in the merger agreement are also qualified by information contained in a disclosure memorandum delivered to Appia in connection with the execution of the merger agreement. Certain representations and warranties were made as of a specific date.

Survival; Indemnification

Survival of Representations and Warranties and Covenants

The representations and warranties of Appia, Mandalay Digital and DTM Merger Sub, Inc. contained in the merger agreement survive for twelve months following the closing date, other than representations and warranties (i) of Appia relating to organization, subsidiaries, capitalization, authorization and no brokers and of Mandalay Digital relating to organization, authorization and no brokers, each of which survive for six years following the closing date, and of Appia relating to tax matters, which shall survive until thirty days following the expiration of the applicable statute of limitations under applicable tax law (collectively, the “Fundamental Representations and Warranties”), and (ii) of Appia with respect to intellectual property, which shall survive for thirty months following the closing date (the “IP Representations”).

Indemnification of Mandalay Digital

Pursuant to the terms of the merger agreement, the Appia Equityholders severally, and not jointly, on a pro rata basis, will indemnify, save and hold harmless Mandalay Digital, DTM Merger Sub, Inc., Appia and each of Mandalay Digital’s direct and indirect stockholders, affiliates and subsidiaries (including after the closing, the surviving corporation), and each of their respective representatives (the “Parent Indemnitees”) against any and all costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) as a result of:

1.	any breach of any representation or warranty or the inaccuracy of any representation made by Appia in or pursuant to the merger agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Parent Indemnitee);

2.	any breach of any covenant or agreement made by Appia in or pursuant to the merger agreement;

3.	any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Appia or any stockholder of Appia (or any person acting on their behalf) in connection with any transactions contemplated by the merger agreement;

4.	any “Long Term Liabilities” that are unpaid as of the closing and not taken into account in the final calculation of “Closing Net Debt” on the Closing Statement;

5.	any Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Net Debt on the Closing Statement;

6.	any Excess Dissenting Share Payments;

7.	any claim or allegation that any Appia Equityholder or other Person is entitled to any amount in connection with the merger (other than as set forth in the merger agreement and in the Closing Consideration Schedule);

8.	various taxes, including all taxes of Appia or PocketGear related to any Pre-Closing Tax Period; or

9.	certain other matters set forth in the disclosure schedules.

Indemnification of the Appia Equityholders

Pursuant to the terms of the merger agreement, Mandalay Digital will indemnify, save and hold harmless the equityholders of Appia (the “Appia Equityholders”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Mandalay Digital or DTM Merger Sub, Inc. in or pursuant to the merger agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by an Appia Equityholder Indemnitee); or (ii) any breach of any covenant or agreement made by Mandalay Digital or DTM Merger Sub, Inc. in or pursuant to the merger agreement.

Other Limitations

Neither Mandalay Digital, on the one hand, nor any of the Appia Equityholders, on the other hand, shall be liable for any Damages until the aggregate amount otherwise due to the Appia Equityholders or Parent Indemnitees, as the case may be, exceeds an accumulated total of $350,000 (the “Basket”); provided, that this limitation shall apply only to the extent a party is entitled to indemnification exclusively with respect to any breach of any representation or warranty or the inaccuracy of any representation other than the Fundamental

Representations or in the case of fraud (which is to be interpreted to require the element of scienter). Once the aggregate amount of Damages exceeds the Basket, then the Appia Equityholders or Parent Indemnitees, as the case may be, shall have the right to recover all Damages from and including the first dollar of damages without regard to the Basket, subject to the other limitations set forth in the merger agreement.

Neither Mandalay Digital, on the one hand, nor any of the Appia Equityholders, on the other hand, shall be liable for any Damages due to the Appia Equityholders or Parent Indemnitees, as the case may be, in excess of $4,500,000; provided, that this limitation shall apply only to the extent a party is entitled to indemnification exclusively with respect to any breach of any representation or warranty or the inaccuracy of any representation other than the Fundamental Representations, the IP Representation or in the case of fraud (which is to be interpreted to require the element of scienter). In addition, the aggregate liability of the Appia Equityholders in connection with indemnification claims for breaches of the IP Representations shall not exceed $20,000,000 in the aggregate (including any amounts recovered from the escrow).

The aggregate liability of the Appia Equityholders in connection with indemnification claims pursuant to the merger agreement shall not exceed the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Appia Equityholders hereunder (including the amount in escrow); no Appia Equityholder shall be liable to any Parent Indemnitee for any Damages (as defined in the merger agreement) in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to such Appia Equityholder under the merger agreement (including any such Appia Equityholder’s Pro Rata Allocation (as defined in the merger agreement) of the amount deposited in escrow), except in the case of fraud (which shall be interpreted to require the element of scienter) committed by an Appia Equityholder (and in the event of such fraud only with respect to the Appia Equityholder who committed such fraud). Mandalay Digital shall not be liable to the Appia Equityholder Indemnitees pursuant to the merger agreement for any Damages in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Appia Equityholders under the merger agreement (including the amount deposited in escrow).

Covenants of Mandalay Digital and Appia

Covenants Relating to the Conduct of Appia’s Business

Appia has agreed that prior to the closing date, Appia will conduct its business in the ordinary course of business consistent with past practice; and Appia will not take any action inconsistent with the merger agreement or the consummation of the merger. Appia has also agreed that neither it nor PocketGear will take certain other actions during the period between the execution of the merger agreement and the closing date, subject to certain limited exceptions as set forth in the merger agreement, without the prior written consent of Mandalay Digital, including the following:

•	issue, or commit to issue, any capital stock of Appia or PocketGear;

•	amend any of the organizational documents of Appia or PocketGear;

•	adopt or change any material tax or other accounting methods, principles or practices or change any annual tax accounting period; make or change any material tax election; settle or compromise any material claim, notice, audit report or assessment in respect of taxes; file any amended tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; knowingly surrender any right to claim a tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	revalue any assets of Appia, PocketGear or relating to their business;

•	fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of Appia, PocketGear or their business;

•	acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

•	except for the merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Appia or of PocketGear, or otherwise alter Appia’s or PocketGear’s corporate structure;

•	cancel any indebtedness or waive or release any material right or claim of Appia or PocketGear or relating to their business, except in the ordinary course of business consistent with past practice;

•	(i) hire or terminate any employee, contingent worker or director, (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by Appia or PocketGear, including without limitation, any increase or change pursuant to any Appia benefit plan (except as required by law), or (iii) enter into, adopt, materially amend or terminate any Appia benefit plan;

•	take any action which could reasonably be expect to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of Appia or PocketGear;

•	enter into any collective bargaining agreement or other contracts with any labor union;

•	enter into, amend, cancel or terminate any contract, lease or permit to which Appia or PocketGear is a party or otherwise relating to their business;

•	enter into any contract with any related party of Appia or PocketGear;

•	mortgage, pledge or otherwise encumber any assets of Appia or PocketGear or relating to their business, except purchase money mortgages arising in the ordinary course of business;

•	sell, assign or transfer any assets of Appia or PocketGear or relating to their business;

•	incur indebtedness of Appia or PocketGear for borrowed money, commit to borrow money, make or agree to make loans or guarantee indebtedness;

•	incur liabilities of Appia or PocketGear, except liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Appia or PocketGear;

•	pay, discharge or satisfy any liabilities of Appia or PocketGear other than in the ordinary course of business;

•	make any single capital expenditure relating to the business in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $50,000 incur any obligations to make any capital expenditures or execute any lease;

•	fail to pay or satisfy when due any material liability of Appia, PocketGear or related to their business;

•	except in the ordinary course of business, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash in hand;

•	amend or otherwise take any action that would permit or cause any Appia options or restricted stock award to accelerate in contemplation of or as a consequence of the merger or other transactions contemplated by the merger agreement;

•	fail to carry on diligently the business in the ordinary course so as to preserve for Mandalay Digital the business and the goodwill of the customers, publishers and advertisers of the business and others having business relations with Appia, PocketGear or their business;

•	dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any intellectual property of Appia, PocketGear or relating to their business or dispose or disclose (or agree to disclose upon the occurrence of any event, non-event or default) to any person any intellectual property of Appia, PocketGear or relating to their business not theretofore a matter of public knowledge; or

•	agree, whether orally or in writing, to do any of the things described in the preceding bullets other than as expressly permitted.

In addition, each party has covenanted to use its reasonable best efforts both to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows could prevent such qualification, and to obtain certain tax opinions from their respective counsels that the merger will so qualify, including by providing tax representation letters containing certain statements and representations as requested by such counsels.

No Solicitation

Appia has agreed that until the closing of the merger or the earlier termination of the merger agreement, neither Appia nor any Appia stockholder will, and each of will cause each of their respective representatives (including investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person or group concerning any sale of all or a portion of Appia’s assets, or of any capital stock of Appia, or any merger, consolidation, liquidation, dissolution or similar transaction involving Appia. Appia has agreed to advise any prospective purchaser or soliciting party, by written notice (with a copy to Mandalay Digital) of the terms of the no solicitation provisions and promptly notify Mandalay Digital (orally and in writing) if any such offer, or any inquiry or contact with any person is made. Appia has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Appia is a party.

Director and Officer Indemnification

For a period of six years following the closing of the merger, the surviving corporation will honor in all respects the obligations of Appia with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any person who is now, or has been at any time prior to the signing of the merger agreement, or who becomes prior to the effective time of the merger, a director or officer of Appia or of Pocketgear under Appia’s organizational documents or director or officer of Appia in any indemnification agreements in effect as of the date of the merger agreement. Prior to the effective time of the merger, Appia shall purchase (and pay in full all premiums on) an extended reporting period endorsement under Appia’s existing directors’ and officers’ liability insurance coverage for Appia’s directors and officers that provide such directors and officers with coverage for six years following the effective time of the merger.

Conditions to the Consummation of the Merger

Conditions to Each Party’s Obligations to Effect the Merger

Conditions to Appia’s obligation to effect the merger is subject to the satisfaction of several conditions (any of which may be waived in writing by Appia), including:

•	all representations and warranties of Mandalay Digital and DTM Merger Sub, Inc. contained in the merger agreement (i) that are qualified by materiality or words of similar import shall be true and correct in all respects, as of the date of the merger agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (ii) that are not qualified by materiality shall be true and correct in all material respects at and as of the date of the merger agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date;

•	Mandalay Digital and DTM Merger Sub, Inc. shall have performed and satisfied in all material respects all agreements and covenants required to be performed by Appia and DTM Merger Sub, Inc. prior to or on the closing date;

•	No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by the merger agreement or the ancillary agreements or which questions the validity or legality of the transactions contemplated hereby or thereby;

•	The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

•	The shares of Mandalay Digital common stock to be issued in the merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

•	Appia shall have received a written opinion of its counsel, Goodwin Procter LLP dated as of the closing date to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law;

•	Mandalay Digital and DTM Merger Sub, Inc. shall have executed and delivered the ancillary agreements to which Mandalay and DTM Merger Sub, Inc. are parties;

•	Appia shall have obtained the approval of its stockholders to the merger;

•	Mandalay Digital shall have delivered to Appia evidence of (i) the adoption and approval by Mandalay Digital, as the sole stockholder of DTM Merger Sub, Inc., of the merger agreement, the merger and the other transactions contemplated hereby in accordance with the DGCL and Mandalay Digital’s organizational documents and (ii) the approval by the Mandalay Digital stockholders of the issuance of the shares of Mandalay Digital common stock in connection with the merger;

•	Mandalay Digital shall have obtained the approval by the Mandalay Digital stockholders of the issuance of the shares of Mandalay Digital common stock in connection with the merger; and

•	The consummation of the transactions contemplated by the merger agreement will not be prohibited by any applicable law.

Conditions to Mandalay Digital’s and DTM Merger Sub, Inc.’s Obligations to Effect the Merger

The respective obligations of Mandalay Digital and DTM Merger Sub, Inc. to effect the merger are subject to the satisfaction of several additional conditions (any of which may be waived in writing by Mandalay Digital), including:

•	All representations and warranties of Appia contained in the merger agreement (i) that are qualified by materiality or Material Adverse Effect or words of similar import shall be true and correct in all respects, as of the date of the merger agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of the merger agreement and at and as of the closing date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date.

•	Appia shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Appia prior to or on the closing date;

•	All required third-party consents, including from governmental authorities, necessary for the valid consummation of the transactions contemplated by the merger agreement shall have been obtained;

•	No suit, action, investigation, inquiry or other proceeding by any governmental authority or other person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by the merger agreement or the ancillary agreements or which questions the validity or legality of the transactions contemplated hereby or thereby;

•	The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

•	Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law;

•	The consummation of the transactions contemplated by the merger agreement will not be prohibited by any applicable law;

•	Appia shall have delivered to Mandalay Digital evidence that the Appia stockholders have approved the merger;

•	Mandalay Digital shall have obtained the approval by the Mandalay Digital stockholders of the issuance of the shares of Mandalay Digital common stock in connection with the merger;

•	Stockholders holding not more than 5% of the Appia capital stock outstanding immediately prior to the effective time (or on an as-converted to Appia common stock basis) shall have exercised, and shall not have any continued right to exercise, appraisal, dissenters’ or similar rights under any applicable Law with respect to shares of capital stock of the Company held by them;

•	The Non-competition Agreement signed by Jud Bowman shall be in full force and effect and shall not have been repudiated;

•	Appia shall have provided Mandalay Digital with executed resolutions of its board of directors authorizing the termination of Appia’s 401(k) plan;

•	If a 280G Vote is required (i) Appia shall have received and delivered to Mandalay Digital a parachute payment waiver from each person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the internal revenue code prior to soliciting the Section 280G Approval and (ii) Appia’s stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the internal revenue code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Mandalay Digital and its affiliates shall not have any liabilities with respect to such “parachute payments;”

•	The shares of Mandalay Digital common stock to be issued in the merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

•	Mandalay Digital shall have received a written opinion of its counsel, Latham & Watkins LLP, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	Since September 30, 2014, there shall not have been any Material Adverse Change;

•	Each Appia stockholder shall have executed and delivered each ancillary agreement to which such stockholder is to be a party;

•	Each of the secured guarantees and financing agreements required to rollover the Existing Credit Arrangements of Appia shall have been executed and delivered by the applicable lenders and other parties thereto (other than Mandalay Digital) and such agreements, instruments and other deliverables shall be in full force and effect, and no event of default or similar event shall exist under the Existing Credit Arrangements or will exist upon entry into the financing agreements that will amend and restate the Existing Credit Arrangements; and

•	If the Closing Date is on or before January 31, 2015, Net Debt as of the Closing shall not be greater than $13,750,000. If the Closing Date is after January 31, 2015 but prior to the February 28, 2015 then Net Debt as of the Closing shall not be greater than $14,500,000. If the Closing Date is after February 28, 2015, but prior to the Outside Date then Net Debt as of the Closing shall not be greater than $15,000,000.

For purposes of the merger agreement, “Net Debt” means (i) all Long Term Liabilities minus (ii) all cash and cash equivalents of Appia determined in accordance with GAAP plus (iii) all unpaid Company Transactions Expenses incurred by Appia prior to the effective time (including Appia transaction expenses that have not been billed prior to the effective time but that will be billed or become payable in the future). “Long Term Liabilities” means all Indebtedness (including the current portion thereof) and other long term liabilities of Appia or any of its subsidiaries on a consolidated basis determined in accordance with GAAP (including any such liabilities arising as a result of the consummation of the merger and the transactions contemplated hereby).

Definition of “Material Adverse Effect”

For the purposes of this summary and pursuant to the terms of the merger agreement, “Material Adverse Effect” or “Material Adverse Change” shall mean with respect to Appia, PocketGear or Appia’s business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of Appia, PocketGear or Appia’s business taken as a whole or on the ability of Appia to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change”; provided, however, that none of the following are taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or GAAP (as defined in the merger agreement) enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; (f) except with respect to the representations and warranties related to “consents and approvals,” the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, the merger agreement or the ancillary agreements, including effects related to the identity of Mandalay Digital; (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); or (h) actions specifically required to be taken by Appia pursuant to this Agreement or that are taken following receipt of Mandalay Digital’s written consent to such action; except in the cases of clauses (a) – (e), to the extent that such person is disproportionately adversely affected thereby as compared with other participants in the industries in which such person primarily operates.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger:

•	by mutual written consent of Mandalay Digital and Appia;

•	by either Mandalay Digital or Appia if (i) the closing shall not have occurred on or before April 30, 2015, or (ii) if, at the Mandalay Digital Stockholder Meeting (including any adjournment or postponement thereof), the approval by the Mandalay Digital stockholders of the issuance of the shares of Mandalay Digital common stock in connection with the merger shall not have been obtained; provided, however, that this provision shall not be available to Mandalay Digital if Appia has the right to terminate this Agreement under fourth bullet below and this provision shall not be available to Appia if Mandalay Digital has the right to terminate this Agreement under the third bullet below;

•	By Mandalay Digital if (i) there is a material breach of any representation or warranty of Appia in the merger agreement or in the Support Agreement or any covenant or agreement to be complied with or performed by Appia or Appia stockholders pursuant to the terms of the merger agreement or the failure of a condition to Mandalay Digital’s obligations to effect the merger to be satisfied (and such condition is not waived in writing by Mandalay Digital) on or prior to April 30, 2015, or the occurrence of any event which results or would result in the failure of a condition to Mandalay Digital’s obligations to effect the merger to be satisfied on or prior to April 30, 2015 or (ii) Appia shall have failed to obtain the approval of the merger from its stockholders;

•	By Appia if there is a material breach of any representation or warranty of Parent or DTM Merger Sub, Inc. in the merger agreement or of any covenant or agreement to be complied with or performed by Parent or DTM Merger Sub, Inc. pursuant to the terms of the merger agreement or the failure of a condition to Appia’s obligations to effect the merger to be satisfied (and such condition is not waived in writing by Appia) on or prior to April 30, 2015, or the occurrence of any event which results or would result in the failure of a condition to Appia’s obligations to effect the merger to be satisfied on or prior to April 30, 2015; or

•	By Appia, if (i) all of the conditions to the parties’ obligations to effect the merger have been satisfied or waived in accordance with the terms of the merger agreement as of the date the closing should have been consummated pursuant to the terms of the merger agreement (other than (A) those conditions that by their nature are to be satisfied (including the delivery of documents) at the closing, which conditions would have been satisfied assuming the closing had occurred at such time and (B) the receipt of the approval of the merger by the stockholders of Appia), (ii) the approval by the Mandalay Digital stockholders of the issuance of the shares of Mandalay Digital common stock in connection with the merger shall not have been obtained at Mandalay Digital’s stockholder meeting (or any adjournment or postponement thereof), (iii) Appia has certified in writing to Mandalay Digital on such date that all of the conditions to the parties’ obligations to effect the merger have been satisfied or waived in accordance with the terms of the merger agreement (or that conditions that by their nature are to be satisfied (including by delivery of documents) at the closing, which conditions would have been satisfied assuming the closing had occurred at such time) and that it is ready, willing and able to consummate the transactions contemplated hereby on such date and throughout the three (3) business days following delivery of such notice, and (iv) Mandalay Digital fails to consummate the closing within such three (3) business day period.

Effect of Termination

If the merger is terminated as described in the section entitled “Summary of the Merger Agreement—Termination of the Merger Agreement” above, the merger agreement will be void, except that for certain designated provisions of the merger agreement, and each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and no party shall have any liability to any other party to the merger agreement, provided that nothing shall limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party.

Fees and Expenses

If the merger agreement is terminated by Appia pursuant to either of the last two bullets in the section entitled “Summary of the Merger Agreement—Termination of the Merger Agreement” above, then Mandalay Digital is required to pay Appia an amount equal to the sum of (i) a nonrefundable fee in the amount in cash equal to $1,000,000 and (ii) expense reimbursement up to $500,000 of Appia’s transaction expenses (collectively, the “termination amount”). Mandalay Digital is required to pay the termination amount to Appia, by wire transfer of immediately available funds to an account designated by Appia, within two (2) Business Days after the date of such termination unless, solely in the case of a termination of the merger agreement pursuant to the second to last bullet in the section entitled “Summary of the Merger Agreement—Termination of the Merger Agreement” above as a result of willful and intentional breach by Mandalay Digital or DTM Merger Sub, Inc., Appia notifies Mandalay Digital in writing at the time of termination that it will pursue a remedy other than the termination amount (in which case Mandalay Digital will have no obligation to pay the termination amount). Except as otherwise expressly provided in the merger agreement, whether or not the transactions contemplated by the merger agreement are consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

Amendment

The merger agreement may not be amended or modified (before or after receipt of the receipt of the approval of the Mandalay Digital stockholders of the issuance of the Mandalay Digital common stock in connection with the merger) except in an instrument in writing signed by the stockholder representative and Mandalay Digital. No amendment, supplement, modification or waiver of the merger agreement will be binding unless executed in writing by the party to be bound thereby.

ANCILLARY AGREEMENTS

Support Agreement

The following description of certain material features of the support agreements is intended to be a summary only. This summary is qualified in its entirety by the full text of the form of the support agreements that is attached hereto as Appendix B.

Concurrently with the execution of the merger agreement, certain directors, executive officers and their affiliates that were Appia stockholders each executed a support agreement with Mandalay. As of the Appia record date, these directors, executive officers and their affiliates held approximately 77% of the outstanding shares of Appia common stock, approximately 94% of the outstanding shares of Appia preferred stock and approximately 89% of the outstanding shares of Appia common stock and preferred stock (on an as-converted to Appia common stock basis), all of which shares of Appia capital stock are subject to the support agreements. The (i) affirmative vote, at a duly called and held meeting of stockholders of Appia or (ii) approval by written consent in lieu of a meeting (in each case to approve the merger, certain Appia charter amendment and the other transactions contemplated by the merger agreement), of the holders of (y) at least a majority of the outstanding shares of Appia Common Stock and Appia Preferred Stock (voting on an as-converted to Appia common stock basis) and (z) two-thirds of the outstanding shares of Appia Series A Preferred Stock, Appia Series B Preferred Stock, Appia Series C Preferred Stock and Appia Series D Preferred Stock (voting on an as-converted to Appia common stock basis), in each case entitled to vote upon the merger and the other Transactions contemplated by the merger agreement, is the only vote of the holders of any class or series of shares of capital stock of Appia necessary to approve the merger, certain Appia charter amendment and the other transactions contemplated by the merger agreement. Therefore, under the support agreements, Appia expects to receive the requisite votes or number of consents sufficient to satisfy these approval requirements.

All of the Appia stockholders that signed the support agreements agreed not to transfer any of their respective shares of Appia capital stock prior to the closing of the merger and have further agreed that any additional shares of Appia capital stock acquired by such stockholders are also subject to the terms of the support agreements.

In addition, pursuant to the terms of the support agreement each of the signing stockholders of Appia have made certain additional covenants, including the following:

Confidentiality

All of the Appia stockholders that signed the support agreements agreed not to, subject to certain exceptions, disclose the confidential and proprietary information of Appia that any such stockholders may have in their possession.

Public Announcements

All of the Appia stockholders that signed the support agreements agreed not to, subject to certain exceptions, make any press release or other public disclosure with respect to the merger agreement, the support agreements and the transactions contemplated by such agreements.

Lock-Up

All of the Appia stockholders that signed the support agreements agreed that the shares of Mandalay Digital common stock to be received by such stockholders in the merger are all subject to lock up restrictions, which lock up restrictions will lapse with respect to one-third of such stockholders, share of Mandalay Digital common stock at each of the six, nine and 12 month anniversaries of the closing date.

Release

All of the Appia stockholders that signed the support agreements agreed to release Mandalay Digital, Merger Sub, Appia and their respective affiliates, subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns from certain claims (as defined in the support agreements) that such stockholders may have against such parties. The release did not extend to certain claims, including those arising out of the merger agreement or with respect to such stockholder’s status as a current or former employee of the consultant of Appia for certain matters.

Outstanding Appia Shares and Required Vote

As of the Appia record date, the outstanding voting securities of Appia consist of (A) 3,750,205 shares of Appia common stock (excluding any shares of Appia restricted stock), (B) 177,501 shares of Appia restricted stock, (C) 3,275,000 shares of Appia Series A Preferred Stock, (D) 2,569,169 shares of Appia Series B Preferred Stock, (E) 1,348,814 shares of Appia Series C Preferred Stock, (F) 89,127 shares of Appia Series D Preferred Stock, and (G) 2,991,500 shares of Appia Series FF Preferred Stock. The (i) affirmative vote, at a duly called and held meeting of stockholders of Appia or (ii) approval by written consent in lieu of a meeting (in each case to approve the merger, the certain Appia charter amendment and the other transactions contemplated by the merger agreement), of the holders of (y) at least a majority of the outstanding shares of Appia common stock and Appia preferred stock (voting on an as-converted to Appia common stock basis) and (z) two-thirds of the outstanding shares of Appia Series A Preferred Stock, Appia Series B Preferred Stock, Appia Series C Preferred Stock and Appia Series D Preferred Stock (voting on an as-converted to Appia common stock basis), in each case entitled to vote upon the merger and the other transactions contemplated by the merger agreement, is the only vote of the holders of any class or series of shares of capital stock of Appia necessary to approve the merger, the certain Appia charter amendment and the other transactions contemplated by the merger agreement. As of the Appia record date, certain directors, executive officers and their affiliates held approximately 77% of the outstanding shares of Appia common stock, approximately 94% of the outstanding shares of Appia preferred stock and approximately 89% of the outstanding shares of Appia common stock and preferred stock (on an as-converted to Appia common stock basis). All of these shares of Appia capital stock are subject to the support agreements described above.

Financing Agreements

Upon consummation of the merger, Appia intends to enter into an amended loan agreement with its current senior lender, Silicon Valley Bank (the “SVB Debt”) and Mandalay Digital will issue a secured guaranty of the SVB Debt whereby it will guaranty all of Appia’s obligations in connection with the SVB Debt and pledge substantially all of its assets, including its intellectual property, to Silicon Valley Bank in support of the SVB Debt.

Additionally, upon consummation of the merger, Mandalay Digital will enter into a securities purchase agreement with Appia and North Atlantic SBIC IV, L.P. (“North Atlantic”) whereby Appia will issue to North Atlantic a subordinated debenture in the aggregate principal amount of $8.0 million (“North Atlantic Debt”), to retire a like amount of outstanding debt to North Atlantic and, Mandalay Digital will issue a secured guaranty of the North Atlantic Debt whereby it will guarantee all of Appia’s and Mandalay Digital’s obligations in connection with the North Atlantic Debt and pledge substantially all of its assets, including its intellectual property, to North Atlantic in support of the North Atlantic Debt. Mandalay Digital will also issue to North Atlantic 200,000 shares of its common stock and a common stock warrant to purchase 400,000 shares of its common stock, all of which will have registration rights requiring Mandalay Digital to file a registration statement 15 business days after the closing of the merger with Appia. The warrant will have an exercise price of $0.01 per share exercisable for 10 years, but it is not exercisable until the one year anniversary of the closing date of the merger and will terminate if Mandalay Digital repays the North Atlantic Debt prior to such one year anniversary.

The secured guarantees to be issued upon consummation of the merger to each of Silicon Valley Bank and North Atlantic will contain covenants, among others, limiting the Company’s ability to undergo a change of control, incur indebtedness, grant liens, make dividends in cash and other customary covenants. A violation of the provisions of the secured guarantees, as well as an event of default existing under the SVB Debt or North Atlantic Debt, will constitute an event of default under each guaranty. Upon the occurrence and continuation of such event of defaults, Silicon Valley Bank and North Atlantic may exercise certain remedies against the Company and substantially all its assets, including foreclosure of such assets. The SVB Debt will mature at June 30, 2015, with respect to the revolving line, and April 1, 2016, with respect to the term loan. The North Atlantic Debt will mature two years after the date of issuance. SVB and North Atlantic will also enter into a subordination agreement pursuant to which North Atlantic will agree to, among other things, limit its rights to receive payment, exercise remedies and enforce its rights for a certain period while an event of default under the North Atlantic debt exists.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 13, 2014, Mandalay Digital Group, Inc., a Delaware corporation (“Mandalay Digital”), entered into an Agreement and Plan of Merger (the “merger agreement”) with Appia, Inc., a Delaware corporation (“Appia”), and DTM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Mandalay Digital (“Merger Sub”), pursuant to which Mandalay Digital will acquire Appia (the “merger”), on the terms and subject to the conditions set forth in the merger agreement. The transactions contemplated by the merger agreement have not yet been consummated.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the consolidated balance sheets of Mandalay Digital and Appia, giving effect to the merger as if it had been consummated on September 30, 2014. The Unaudited Pro Forma Combined Statements of Operations for the six months ended September 30, 2014, and for the year ended March 31, 2014, combine the historical consolidated statements of operations of Mandalay Digital and Appia, giving effect to the merger as if it had been consummated on April 1, 2013, the beginning of the earliest period presented. Mandalay Digital and Appia have different fiscal year ends, with the most recent annual period of Mandalay Digital ended on March 31, 2014, and the most recent annual period of Appia ended on December 31, 2013. As such, amounts related to the historical operations of Appia have been adjusted to align the period over which those operations occurred with the periods presented by adding the necessary quarterly results to match Mandalay Digital’s fiscal reporting periods. In addition, certain line items of the balance sheet and income statements were combined or reclassified in order to make the information comparable.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Mandalay Digital considered as the accounting acquirer and Appia as the accounting acquiree. Accordingly, consideration to be given by Mandalay Digital to complete the merger with Appia will be allocated to assets and liabilities of Appia based on their estimated fair values as of the completion date of the merger. As of the date of this proxy statement/prospectus, Mandalay Digital has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Appia assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all of the adjustments necessary to conform Appia’s accounting policies to Mandalay Digital’s accounting policies. A final determination of the fair value of Appia assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Appia that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. Additionally, the value of the consideration to be given by Mandalay Digital to complete the merger will be determined in part based on the trading price of Mandalay Digital’s common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Combined Financial Statements presented below. Mandalay Digital estimated the fair value of Appia’s assets and liabilities based on discussions with Appia management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes. There are no pro forma tax adjustments as both Mandalay and Appia have historically incurred losses and have an effective US tax rate of 0%. The actual effective tax rate after the merger may differ from this rate.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from, and should be read in conjunction with, (1) the accompanying notes thereto, (2) the unaudited interim consolidated financial statements of Mandalay Digital contained in its Quarterly Report on Form 10-Q for the six months ended September 30, 2014, (3) the audited consolidated financial statements of Mandalay Digital contained in its

Annual Report on Form 10-K for the fiscal year ended March 31, 2014, both of which are incorporated by reference into this proxy statement/prospectus, (4) the unaudited interim consolidated balance sheet of Appia as of September 30, 2014, and the related consolidated statements of comprehensive income (loss) and cash flows for the nine months September 30, 2014, which are included in this registration statement, and (5) the audited consolidated balance sheets of Appia as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows for each of the two fiscal years in the period ended December 31, 2013, which are included in this proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Mandalay Digital would have been if the merger had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities including planning costs or any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger, except to the extent that such integration costs have been incurred during the periods presented. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements (excluding the balance sheet) do not include one-time costs directly attributable to the transaction or professional fees incurred by Mandalay Digital or Appia pursuant to provisions contained in the merger agreement as those costs are not considered part of the purchase price.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(In thousands)

	Historical Mandalay US$	Historical Appia US$	Pro Forma Adjustments US$	Footnote	Pro Forma Combined US$

ASSETS
Current assets
Cash and cash equivalents	16,715	1,952	(3,343)	(a)	15,324
Restricted cash	200	-			200
Accounts receivable, net	4,337	5,090	(64)	(b)	9,363
Deposits	86	-			86
Prepaid expenses and other current assets	349	245			594

Total current assets	21,687	7,287	(3,407)		25,567
Property and equipment, net	422	2,677	2,605	(c)	5,704
Other long-term assets	-	9	(9)	(f)	-
Deferred tax assets	541	-			541
Intangible assets, net	6,913	-	8,000	(d)	14,913
Goodwill	6,309	-	52,832	(e)	59,140

TOTAL ASSETS	35,872	9,973	60,020		105,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	3,817	721			4,538
Accrued license fees and revenue share	2,373	2,477	(64)	(b)	4,786
Accrued compensation	2,122	727			2,849
Current portion of long term debt	-	600			600
Deferred tax liabilities	1,024	-			1,024
Other current liabilities	708	1,291	(1,058)	(a)	941

Total current liabilities	10,044	5,816	(1,122)		14,738
Long term and convertible debt, net of discount	-	7,499	801	(f)	7,599
			(701)	(i)
Other long-term liabilities	-	3,129	(3,129)	(g)	123
			123	(i)

Total liabilities	10,044	16,444	(4,028)		22,460

Redeemable convertible preferred stock	-	39,552	(39,552)	(g)	-

Stockholders’ equity:
Preferred stock	100	3	(3)	(g)	100
Common stock	7	3	(3)	(g)	9
			2	(h)
Additional paid-in capital	196,040	-	56,997	(h)	253,615
			578	(i)
Treasury Stock	(71)	-			(71)
Accumulated other comprehensive loss	(129)	116	(116)	(g)	(129)
Accumulated deficit	(170,119)	(46,145)	46,145	(g)	(170,119)

Total stockholders’ equity	25,828	(46,023)	103,600		83,405

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	35,872	9,973	60,020		105,865

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2014

(In thousands, except per-share amounts )

	Historical Mandalay US$	Historical Appia US$	Pro Forma Adjustments US$	Footnote		Pro Forma Combined US$

Net revenues	$24,404	$49,129				$73,533

Cost of revenues
License fees and revenue share	14,789	36,080				50,869
Other direct cost of revenues	1,769	-				1,769

Total cost of revenues	16,558	36,080	-			52,638

Gross profit	7,846	13,049	-			20,895

Operating expenses
Product development	7,869	4,016	868	(l	)	12,753
Sales and marketing	1,915	1,871				3,786
General and administrative	13,432	6,547				19,979
Amortization of intangible assets			3,917	(m	)	3,917
Impairment of intangible assets	154	-				154

Total operating expenses	23,370	12,434	4,785			40,589

Loss from operations	(15,524)	615	(4,785)			(19,694)

Interest and other income / (expense)
Interest income / (expense)	(1,407)	(1,003)	(207)	(o	)	(2,617)
Foreign exchange transaction gain / (loss)	33	-				33
Change in fair value of warrant derivative liabilities gain / (loss)	(811)	(85)	85	(n	)	(811)
Loss on extinguishment of debt	(442)	-				(442)
Gain / (loss) on settlement of debt	74	-				74
Gain/ (loss) on disposal of fixed assets	-	-				-
Gain on change on valuation of long term contingent liability	603	-				603
Other income	-	-				-

Interest and other expense	(1,950)	(1,088)	(122)			(3,160)

Loss from operations before income taxes	(17,474)	(473)	(4,907)			(22,854)
Income tax provision / (benefit)	(272)	-				(272)

Net loss from continuing operations, net of taxes	$(17,202)	$(473)	$(4,907)			$(22,582)

Basic and diluted net loss per common share from continuing operations	$(0.63)					$0.48

Weighted average common shares outstanding, basic and diluted	27,478		19,553			47,031

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2014

(In thousands, except per-share amounts )

	Historical Mandalay US$	Historical Appia US$	Pro Forma Adjustments US$	Footnote	Pro Forma Combined US$

Net revenues	$11,016	$14,596	$(126)	(j)	$25,486

Cost of revenues
License fees and revenue share	7,112	11,567	(126)	(j)	18,553
Other direct cost of revenues	689	-			689

Total cost of revenues	7,801	11,567	(126)		19,242

Gross profit	3,215	3,029	-		6,244

Operating expenses
Product development	4,114	1,496	434	(l)	6,044
Sales and marketing	1,504	1,700			3,204
General and administrative	6,922	2,852	(240)	(k)	9,534
Amortization of intangible assets	-	-	1,958	(m)	1,958

Total operating expenses	12,540	6,048	2,152		20,740

Loss from operations	(9,325)	(3,019)	(2,152)		(14,496)

Interest and other income / (expense)
Interest income / (expense)	(128)	(827)	(138)	(o)	(1,253)
			(160)	(p)
Foreign exchange transaction gain / (loss)	(7)	-			(7)
Change in fair value of warrant derivative liabilities gain / (loss)	-	(2,019)	2,019	(n)	-
Loss on extinguishment of debt	-	-			-
Gain / (loss) on settlement of debt	(10)	-			(10)
Gain/ (loss) on disposal of fixed assets	2	-			2
Gain on change on valuation of long term contingent liability	-	-			-
Other income	12	-			12

Interest and other expense	(131)	(2,846)	1,721		(1,256)

Loss from operations before income taxes	(9,456)	(5,865)	(431)		(15,752)
Income tax provision / (benefit)	355				355

Net loss from continuing operations, net of taxes	$(9,811)	$(5,865)	$(431)		$(16,107)

Basic and diluted net loss per common share from continuing operations	$(0.26)				$(0.28)

Weighted average common shares outstanding, basic and diluted	37,464		19,553		57,017

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On November 13, 2014, Mandalay Digital and Appia announced that they had entered into an Agreement and Plan of Merger pursuant to which Mandalay Digital will issue shares of its common stock in exchange for all of Appia’s outstanding common and preferred stock and warrants. The number of shares to be issued by Mandalay Digital is subject to adjustment based on Appia’s working capital and net indebtedness as of the closing date of the merger. Based on Appia’s working capital and net indebtedness as of September 30, 2014, Mandalay Digital would issue approximately 19,553,000 shares of common stock. Additionally, Appia’s equity awards outstanding at the closing date will be assumed by Mandalay Digital and converted into equity awards with respect to Mandalay Digital common stock. Vested equity awards held by Appia’s employees and service providers are considered part of the purchase price; accordingly, the estimated purchase price includes an estimated fair value of equity awards to be issued by Mandalay Digital of approximately $491 thousand.

The preliminary total purchase price of the proposed transaction is as estimated follows (in thousands):

Fair value of Mandalay common shares	$56,508
Fair value of Mandalay options issued in exchange for Appia options	491
Assumption of Appia net debt	6,948

Total estimated purchase price	$63,947

The value of Mandalay Digital’s common stock used to estimate the purchase price was $2.89 per share, the closing price on January 23, 2015. An increase or decrease in the market price of Mandalay Digital’s common stock of 20% would increase or decrease the value of the Mandalay Digital common stock to be received by Appia stockholders upon completion of the transactions as set forth below, with a corresponding increase or decrease in goodwill that will be recorded in connection with the transaction (in thousands, except per-share amounts):

	Percentage change in stock price
	-20%	20%
Market price of Mandalay common stock	$2.31	$3.47
Fair value of Mandalay common shares to be issued	$45,206	$67,810

Under the acquisition method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to the Appia net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the transaction. The preliminary estimated purchase price has been allocated based on estimates taking into account various factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the estimated purchase price discussed below is preliminary because the transaction has not yet been completed. The final allocation of the purchase price will be based on the fair values of Appia’s assets and liabilities as of the closing of the Merger. The preliminary allocation of the estimated purchase price is as follows (in thousands):

Current assets	$5,335
Property and equipment, excluding developed technology	282
Developed technology	5,000
Advertiser relationships	5,000
Publisher relationships	2,500
Trade name and trademarks	500
Goodwill	52,832
Current liabilities	(7,502)

Total estimated purchase price	$63,947

Upon completion of the fair value assessment after the merger, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

2.	Adjustment of Appia Financial Statements

Mandalay Digital and Appia have different fiscal year ends, with the most recent annual period of Mandalay Digital ended on March 31, 2014, and the most recent annual period of Appia ended on December 31, 2013. As such, amounts related to the historical operations of Appia have been adjusted to align the period over which those operations occurred with the periods presented by (i) adding the results for the quarter ended March 31, 2014 to, and deducting the results for the quarter ended March 31, 2013 from, the results for the fiscal year ended December 31, 2013, and (ii) deducting the results for the quarter ended March 31, 2014 from the results for the nine month period ended September 30, 2014.

3.	Pro Forma Adjustments

Certain reclassifications have been made to conform Appia’s historical reported balances to Mandalay Digital’s financial statement basis of presentation.

The pro forma adjustments included in the unaudited pro forma condensed financial statements are as follows:

Pro Forma Balance Sheet Adjustments:

(a)	Cash. Adjustment to cash reflects payment of certain Appia liabilities due upon closing, including accrued interest and prepayment fees, and transaction costs.

(b)	Intercompany balances. Adjustment to accounts receivable and accrued license fees reflects the elimination of intercompany balances between Mandalay Digital and Appia.

(c)	Property and Equipment. Adjustment reflects the portion of the preliminary purchase price allocation relating to the excess of the fair value of developed technology over the historical balance of capitalized software costs, net of amortization.

(d)	Intangible assets. Adjustment reflects the portion of the preliminary purchase price allocation relating to identified intangible assets, including advertiser and publisher relationships and trade names.

(e)	Goodwill. Adjustment reflects the portion of the preliminary purchase price allocation relating to goodwill.

(f)	Long-term debt. Adjustment eliminates the remaining unamortized discount on Appia’s debt, and eliminates historical debt issuance costs. Appia’s debt is summarized as follows (in thousands):

	Historical US $	Pro Forma US $
Bank debt—current portion	$600	$600

Bank debt—noncurrent portion	300	300
Subordinated debt	8,000	8,000
Less discount	(801)	(701)

Subtotal—noncurrent	7,499	7,599

Total debt	$8,099	$8,199

(g)	Appia stockholders’ equity, redeemable convertible preferred stock and warrant liability. Adjustment eliminates all of Appia’s historical equity balances, preferred stock, and warrant liabilities which will be exchanged for Mandalay Digital common stock.

(h)	Equity interests issued to holders of Appia equity interests. Adjustment reflects the issuance of approximately 19,553,000 shares of Mandalay Digital common stock to the holders of Appia’s equity, redeemable convertible preferred stock and warrant liability and approximately 203,000 Mandalay Digital options issued in exchange for vested Appia options. Unvested equity awards, consisting of approximately 129,000 Mandalay Digital options and approximately 47,000 restricted shares of Mandalay Digital common stock, are excluded from the calculation of the purchase price.

(i)	Common stock and warrant issued to lender. Adjustment reflects the issuance of 200,000 shares of Mandalay Digital common stock to the holder of Appia’s subordinated debt. The holder will also receive a warrant to acquire 400,000 additional shares of Mandalay Digital common stock, exercisable only the subordinated note is not repaid in full within twelve months of the closing of the merger. The estimated fair value of the warrant is $123 thousand.

Pro Forma Statements of Operations Adjustments:

(j)	Intercompany transactions. Adjustment to revenues and cost of revenues eliminates transactions between Mandalay Digital and Appia.

(k)	Transaction-related costs. Adjustment to eliminate professional fees and other direct costs incurred by Mandalay Digital and Appia related to the merger.

(l)	Amortization of technology. Adjustment to amortize the excess of the fair value of developed technology over the historical balance of capitalized software costs, based on an estimated useful life of 3 years.

(m)	Amortization of intangible assets. Adjustment to record the estimated amortization expense on identified intangible assets recorded as part of the purchase price allocation. The adjustment is based on estimated useful lives of 2 years for advertiser and publisher relationships and 3 years for trade names and trademarks.

(n)	Other expenses. Adjustment to eliminate historical expense relating to changes in the fair value of the warrant liability.

(o)	Interest expense. Adjustment to eliminate historical amortization of debt discount and debt issuance costs, and record amortization of the new discount relating to the common shares and warrant to be issued to the holder of Appia’s subordinated debt.

(p)	Interest expense. Adjustment to record additional interest expense on Appia’s subordinated debt due to the increase in the contractual interest rate from 10% to 14% following the first anniversary of the closing of the merger.

BUSINESS OF MANDALAY DIGITAL

Financial and other information relating to Mandalay Digital is set forth in Mandalay Digital’s 2014 Annual Report on Form 10-K, as amended on Form 10-K/A and Quarterly Reports on Form 10-Q for the period s ended June 30, 2014 and September 30, 2014, which are incorporated by reference in this proxy statement/prospectus, and elsewhere in this proxy statement/ prospectus. Mandalay Digital will furnish you with copies of the documents incorporated by reference in this proxy statement/ prospectus upon request. See “Where You Can Find More Information” and “Documents Incorporated by Reference” on pages 153 and 154, respectively.

BUSINESS OF APPIA, INC.

Overview

Appia is a leading independent mobile user acquisition network. Since its formation, Appia has delivered more than 88 million app installs for hundreds of advertisers, including 60 of the top 100 grossing apps on the App Store and Google Play. Appia provides the technology, infrastructure, and scale to provide higher lifetime value users for advertisers while driving positive return on ad spend. In addition, Appia partners with a diverse set of publishers including direct developer relationships, mobile websites, carriers, and mediated relationships to maximize their advertising revenue.

Appia, Inc. was founded in 2008 and incorporated under the General Corporation Law of the State of Delaware on April 3, 2008. Appia operates, through leases or outsourced contractors, offices in multiple cities including Durham, North Carolina, San Francisco, California, Singapore, Cork, and Mexico City.

Appia’s Products

Appia’s mobile user acquisition platform is a demand side platform, or DSP. This platform allows mobile advertisers to engage with the right customers for their Apps at the right time to gain them as customers. Appia accesses mobile ad inventory through publishers including direct developer relationships, mobile websites, carriers and mediated relationships; as well as purchasing inventory through exchanges using real-time bidding (“RTB”). The advertising revenue generated by Appia’s platform is shared with publishers according to contractual rates in the case of direct or mediated relationships. When inventory is accessed using real-time bidding, Appia buys inventory at a rate determined by the marketplace.

Appia’s Platform provides core functionality that is summarized below.

Data Targeting

Appia offers a variety of audience targeting capabilities to its advertisers. This can include country, device, operating system, category, and location targeting.

Optimization

Appia has built tools and technology that allow it to effectively drive the highest value user through a performance-focused cost-per-install (CPI) model. Appia has developed proprietary ad serving algorithms that allow Appia systems to optimize the install to drive the most valuable user while maximizing ad spend, all with minimal human involvement. These algorithms allow Appia to utilize all forms of environmental and device data when making decisions on what ad to show.

Programmatic

Appia has built real-time bidding infrastructure to provide access to large amounts of inventory and publishers. Appia is integrated with many of the major mobile Supply Side Platforms or exchanges. Appia’s

RTB, or, platform processes more than one billion ad requests per day and values each ad request in real-time based on predictive algorithms and user profile insights to purchase the impressions that will drive the highest quality customers for our advertisers. Appia uses multiple datacenters across the United States, Tokyo, and Ireland to accomplish this.

Advertiser Quality Tracking

Through an Open Event API, Appia’s Advertiser Quality Tracking capabilities provide the ability to utilize virtually any data that an advertiser can provide about the quality of their customers that can help to inform the campaign going forward. Appia utilizes this data to identify the inventory that best meets advertisers’ campaign needs and optimizes using post install data to hyper-target the most value users across supply for the campaign. These data points are delivered in an anonymous fashion, ensuring that Appia is compliant with privacy best practices. Appia does not have access to personally identifiable information about a user.

Via

Appia’s Via provides a simple, visually-rich and unified mobile advertising reporting and control environment that enables advertisers and publishers to see revenue performance and campaign results. Publishers are able to view mobile monetization performance including revenue, impressions, clicks, and installs; as well as optimize their supply strategy. Advertisers are able to view actionable analysis of their campaigns including spend, performance, and geo coverage. In addition, they can manage and optimize campaigns within Via.

Via also serves as a publisher self-service portal for app developers that have fewer than 100,000 unique users. Within Via, app developers can create their account, manage their app placements, and gain access to integration methods including SDK, mobile web link, and ad tags.

SDK

Appia provides a software development kit, or SDK, for publishers and developers seeking to integrate ad formats while maintaining a small code footprint. The Appia SDK supports iOS and Android, contains a Unity plugin, and supports Appia’s App Wall, interstitials, and banner ads. Appia’s AppWall is a targeted app discovery tool that can be used in-app or via mobile web. Apps are shown based on rating (4+ stars), country, device, and category to ensure the most relevant apps are displayed to the end user. The AppWall is fully customizable to match the look and feel of individual apps or mobile websites.

Campaign Optimization Services

The Appia Campaign Optimization team assists advertisers in driving the highest value users across Appia’s premium supply. The Appia Campaign Optimization team provides:

•	the inputs for the system to hyper-target the most valuable user across supply for the campaign;
•	guidance on campaign optimization and spend; and
•	analytics to help advertisers optimize bidding strategy.

Full Solution

Appia has focused on establishing differentiation in the performance mobile market by creating technology and solutions to drive the most valuable user at the most cost effective rate. In addition, it has developed a wide offering of solutions for its advertisers and publishers, either directly or through partnerships. This includes mobile conversion tracking and measurement including post-install event tracking, mobile video, rich ad types including App Walls, geo-targeting and location based targeting.

Customers

Appia’s customer is the mobile advertiser focused on driving higher value user acquisition. Appia currently has more than 150 global advertisers with over 1,000 campaigns. Appia’s advertisers include 60 of the top 100 grossing apps across iOS and Android. Appia’s advertisers are focused on driving performance mobile user acquisition because of its focus on optimization and quality.

Partners

Appia’s partners include direct developers, carriers, mobile websites, and mediated relationships. Appia’s partner base spans 200 countries and 1 billion users, and leans towards publishers that are seeking to monetize Android and iOS traffic globally through performance mobile advertising.

Sales and Marketing

Appia’s sales force includes Advertising Sales and Business Development. The Advertising Sales team calls on direct mobile app advertisers and agencies representing mobile app advertisers to enable the more than 150 mobile advertisers that span 1,000 campaigns across iOS and Android. The Business Development team calls on carriers, mobile websites, and app developers on a global basis, to increase the supply of publisher and developer inventory. Additionally, Appia has a publisher self-service solution, Via, that is managed through marketing and utilizes marketing automation to support the supply of inventory.

Appia’s marketing team drives demand in the market through a variety of channels including, but not limited to, search engine marketing, paid social advertising, targeted lead generation, banner advertising, and email marketing. In addition, it utilizes sophisticated marketing automation solutions to drive relevancy and engagement throughout the customer lifecycle.

Employees and Facilities

As of November 13, 2014, Appia had approximately 65 full-time employees. Appia leases facilities in Durham, North Carolina and San Francisco, California.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF THE BUSINESS OF APPIA

You should read the following discussion and analysis of Appia’s financial condition and results of operations with Appia’s audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis of financial condition and results of operations contains certain forward-looking statements, which are subject to risks, uncertainties and contingencies, which could cause Appia’s actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, those statements.

Components of Revenue and Expenses

Revenue

Advertising Revenue— Appia is a mobile advertising network focused on driving installs of mobile applications (both iOS and Android) on behalf of advertisers who want to grow their mobile audience. Mobile users view advertisements to download applications, and these advertisements are displayed in mobile applications and mobile websites. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract/insertion order, which are primarily based on the number of applications installed. Appia pays distribution partners a percentage of the advertising revenue, which is included in cost of revenue. The advertising revenue derived is reported gross of the payment to the distribution partners as we are the primary obligor to the advertisers, who are the customers of the advertising service.

Cost of Revenue

Cost of revenue consists primarily of the payments Appia makes to its publisher and developer partners for their advertising space on which mobile ads are delivered. These payments are typically determined in advance as a percentage of the advertising revenue earned from mobile ads placed on the publisher’s mobile page or developer’s app or as a fixed fee for the ad space. Appia recognizes cost of revenue on a partner-by-partner basis at the same time as it recognizes the associated revenue. Costs owed to partners but not yet paid are recorded on the consolidated balance sheets as accrued cost of revenue.

Operating Expenses

Operating expenses consist of sales and marketing, technology, and general and administrative expenses. Salaries and personnel costs are the most significant component of each of these expense categories

Sales and marketing expense.    Sales and marketing expense consists primarily of salaries and personnel costs for sales and marketing, sales operations, corporate marketing and business development, including commissions and bonuses. Additional sales and marketing expenses include marketing programs, lead generation, consulting, travel, and other related overhead.

Technology and development expense.    Technology and development expense primarily consists of salaries, bonuses, and personnel costs for development and product management. Additional technology expenses include consulting, travel, and other related overhead.

General and administrative expense.    General and administrative expense primarily consists of salaries and personnel costs for publisher and advertiser operations, technical operations employees, administration, finance, accounting, and human resources employees, including bonuses. Additional general and administrative expenses include costs related to Appia’s ad serving network, including data center costs, stock based compensation, consulting and professional fees, travel, bad debt expense, insurance, and other corporate expenses.

Results of Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

The following table presents an overview of results of operations for the nine-month periods ended September 30, 2014 and 2013:

	Nine Months Ended September 30,		Period to Period Change
	2014	2013	Amount	Percentage
	(dollars in thousands)
Revenue	$21,930	$38,470	$(16,540)	(43.0)%
Cost of revenue	17,366	27,912	10,546	37.8

Gross profit	4,564	10,558	(5,994)	(56.8)
Operating expense:
Sales and marketing	2,569	2,655	86	3.2
Technology	2,246	1,823	(423)	(23.2)
General and administrative	3,431	4,426	995	22.5

Total operating expense	8,246	8,904	658	7.4

Loss from operations	(3,682)	1,654	(5,336)	(322.6)
Other (expense)
Interest expense—net	(3,215)	(387)	2,828	(730.7)

Total other expense	(3,215)	(387)	2,828	(730.7)

Net income (loss)	$(6,897)	$1,267	$(8,164)	(644.4)

Revenue

Total revenue decreased $16.5 million, or (43.0%), to $21.9 million for the nine months ended September 30, 2014 from $38.5 million for the same period ended 2013. This decrease was primarily attributable to a decrease in revenue of $18.1 million from one advertiser client. The revenue from this leading game developer peaked in calendar Q3 2013 with significantly larger marketing spend to promote a top title, and then declined as the game’s sales decreased in the market. This advertiser continues to be a top client; however, at lower revenue levels than in 2013.

Expense

Cost of Revenue.    Cost of revenue decreased $10.5 million, or 37.8%, to $17.4 million during the nine months ended September 30, 2014 from $27.9 million during the same period ended 2013. This decrease is primarily the direct result of the decrease in Appia’s revenue, as, in most cases, Appia pays a percentage of advertising revenue to developers and publishers for use of their ad space in delivering mobile ads for Appia’s advertiser clients. This decrease was offset by an increase in the percentage of revenue share paid to partners due to competitive pressures.

Sales and Marketing.    Sales and marketing expenses decreased $0.1 million, or 3.2%, to $2.6 million in the nine months ended September 30, 2014 from $ 2.7 million in the same period ended 2013. The decrease in sales and marketing expense was primarily attributable to a decrease of $0.2 million in employee related expenses offset by an increase of $0.1 million in marketing programs and lead generation.

Technology.    Technology expenses increased $0.4 million, or 23.2%, to $2.2 million in the nine months ended September 30, 2014 from $1.8 million in the same period ended 2013. The increase is attributable to an increase of $0.8 million in employee related costs, an increase of $0.2 million in contractor costs, and an increase of $0.4 million of capitalized software amortization. This increase was offset by a decrease of $1.0 million in expense related to additions to capitalized software.

General and Administrative.    General and administrative expenses decreased $1.0 million, or 22.5%, to $3.4 million in the nine months ended September 30, 2014 from $4.4 million in the same period ended 2013. This decrease was due to a decrease of $0.5 million in employee related costs, legal costs and consulting costs. In addition, Appia recognized a reduction in expense of $1.3 million related to the write off of liabilities assumed from a prior acquisition. This decrease was offset by an increase of $0.8 million hosting and network related costs.

Income (Loss) from Operations.    Income from operations decreased $5.3 million to a loss of $3.7 million in the nine months ended September 30, 2014, from income of $1.7 million for the same period ended 2013. This decrease was a result of the decrease of gross profit and the increase in operating expense.

Other Expense.    Other expense increased $2.8 million to $3.2 million in the nine months ended September 30, 2014, from $0.4 million for the same period ended 2013. This increase was due to $0.7 million of additional interest expense for subordinated debt, $0.1 million of amortization of debt discount, and $2.0 million of expense resulting from the change in fair value of Appia’s preferred warrant liability associated with our subordinated debt.

Net Income (Loss).    For the reasons discussed above, net income decreased $8.2 million to a loss of $6.9 million in the nine months ended September 30, 2014 from income of $1.3 million in the same period ended 2013. Adjusted for $1.3 million related to the write off of liabilities and $2 million of interest expense related the change in fair value of preferred warrant liability, net loss would have been $6.2 million in the nine months ended September 30, 2014.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table presents an overview of results of operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31,		Period to Period Change
	2013	2012	Amount	Percentage
	(dollars in thousands)
Revenue	$46,860	$10,517	$36,343	345.6%
Cost of revenue	33,863	7,086	(26,777)	(377.9)

Gross profit	12,997	3,431	9,566	278.8
Operating expense:
Sales and marketing	3,334	2,245	(1,089)	(48.5)
Technology	2,797	2,531	(266)	(10.5)
General and administrative	6,647	3,669	(2,978)	(81.2)

Total operating expense	12,778	8,445	(4,333)	(51.3)

Loss from operations	219	(5,014)	5,233	(104.4)
Other (expense)
Interest expense—net	(745)	(65)	680	(1,046.2)

Total other expense	(745)	(65)	680	(1,046.2)

Net income (loss)	$(526)	$(5,079)	$4,553	(89.6)

Revenue

Total revenue increased $36.3 million, or 345.6% to $46.9 million in 2013 from $10.5 million in 2012. This growth was primarily attributable to an increase in the number of advertiser clients using Appia’s platform as well as an increase in spending from its existing advertiser clients. One advertiser client drove $20.1 million, or 55.4%, of the increased revenue. The revenue from this leading game developer peaked in calendar Q3 2013 with significantly larger marketing spend to promote a top title.

Expense

Cost of Revenue.    Cost of revenue increased $26.8 million, or 377.9%, to $33.9 million in 2013 from $7.1 million in 2012, primarily the direct result of the increase in Appia’s revenue, as, in most cases, Appia pays a percentage of that revenue to developers and publishers for use of their ad space in delivering mobile ads for Appia’s advertiser clients.

Sales and Marketing.    Sales and marketing expenses increased $1.1 million, or 48.5%, to $3.3 million in 2013 from $2.2 million in 2012. The increase was primarily the result of an increase $0.9 million in employee related expenses and a $0.2 million increase in marketing programs.

Technology.    Technology expenses increased $0.3 million, or 10.5%, to $2.8 million in 2013 from $2.5 million in 2012. The increase was attributable to an increase of $1.2 million in employee related costs, $0.1 million of contractor costs, and $0.1 million of capitalized software amortization. This increase was offset by a decrease of $1.1 million in expense related to additions to capitalized software.

General and Administrative.    General and administrative expenses increased $3.0 million, or 81.2%, to $6.7 million in 2013 from $3.7 million in 2012. The increase was primarily the result of an increase in employee related expenses. Also contributing to the increase were professional fees, rent, hosting and network related costs, and other related overhead.

Income (Loss) from Operations.    Income from operations increased $5.2 million to $0.2 million in 2013, from a loss of $5.0 million in 2012. This increase in operating income was resultant of the increase in revenue and gross profit exceeding the increase in operating expense.

Other Expense.    Other expense increased $0.7 million or 1,046.2% to $0.8 million in 2013 from $0.1 million in 2012 reflecting interest expense associated with $8.0 million of subordinated debt raised during the year.

Net Loss.    For the reasons discussed above, net loss decreased $4.6 million to $0.5 million in 2013 from $5.1 million in 2012.

Seasonality

Appia’s revenue tends to be seasonal in nature, with the fourth quarter of each calendar year historically representing the largest percentage of our total revenue for the year. Many advertisers spend the largest portion of their advertising budgets during the fourth quarter, in preparation for the holiday season. During 2013, the second and third quarters were higher than the fourth quarter due to the surge in revenue from a leading game developer for its top game title.

Financial Condition

Assets

Appia’s current assets totaled $7.3 million and $14.0 million at September 30, 2014 and September 30, 2013, respectively. Total assets were $10.0 million and $15.2 million at September 30, 2014 and September 30, 2013, respectively. The decrease in current assets was primarily due to the decrease in cash for operating expenses and a decrease in accounts receivable associated with the decrease in revenue.

Liabilities and Working Capital

At September 30, 2014, Appia’s total liabilities were $16.4 million, compared to $13.1 million at September 30, 2013. The change in liabilities was mainly due to the decrease of accounts payable of $1.3 million, offset by an increase in long-term debt of $2.1 million and $2.5 million of warrant liability. Appia had positive working capital of $1.5 million and $6.9 million at September 30, 2014 and September 30, 2013, respectively, for a decrease of $5.4 million of working capital. This was mainly comprised of a decrease in cash and accounts receivable associated with a decrease in revenue, offset by a decrease in accounts payable.

Liquidity and Capital Resources

Appia’s principal source of liquidity has historically been cash provided by financing activities. Appia’s principal uses of cash have been to fund operations, capital expenditures and debt service requirements. Total cash and cash equivalents were $2.0 million at September 30, 2014, compared to $5.6 million at September 30, 2013.

The following table presents a summary of Appia’s cash flow for the periods indicated (dollars in thousands):

	Nine months ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
Cash provided by (used in):
Operating activities	$(3,479)	$(1,459)	$(1,799)	$(6,385)
Investing activities	(1,919)	(1,078)	(1,406)	(137)
Financing activities	(438)	5,045	7,904	1,962

Operating Activities

Net cash used in operations for the nine months ended September 30, 2014 was $3.5 million compared to $1.5 million for the nine months ended September 30, 2013. The $2.0 million increase in cash used in operations was primarily due to an increase of $8.2 million in net loss from operations offset by an decrease in accounts receivable and prepaid expenses of $3.5 million, an increase in accounts payable and accrued expenses of $0.5 million, and an increase of $2.0 million in the fair value of preferred warrant liability.

Net cash used in operations for the year ended December 31, 2013 was $1.8 million compared to $6.4 million for year ended December 31, 2012. The $4.6 million decrease in cash used in operations was primarily due to a decrease of $4.6 million in the net loss from operations.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2014 was $1.9 million compared to $1.1 million for the nine months ended September 30, 2013. This $0.8 million increase in net cash used in investing activities was due to an increase of $1.0 million in capitalization of internally developed software offset by a decrease in fixed asset purchases of $0.2 million.

Net cash used in investing activities for the year ended December 31, 2013 was $1.4 million compared to $0.1 million for the year ended December 31, 2012. This $1.3 million increase in net cash used in investing activities was principally due to the capitalization of internally developed software of $1.2 million and an increase in fixed asset purchases of $0.1 million.

Financing Activities

Net cash used by financing activities was $0.4 million for the nine months ended September 30, 2014 compared to cash provided of $5.0 million for the nine months ended September 30, 2013. The decrease of $5.5 million in net cash used by financing activities is primarily due to a decrease of $5.2 million related to the issuance of subordinated debt and an increase of $0.3 million in term loan payments.

Net cash provided by financing activities was $7.9 million for the year ended December 31, 2013 compared to $2.0 million in 2012. The increase of $5.9 million in net cash provided by financing activities is primarily due to an increase of $6.9 million related to the issuance of subordinated debt and a decrease of $0.4 million of payments on Appia’s term debt, offset by a decrease of $1.4 million related to the issuance of redeemable preferred stock.

Appia estimates that based on current plans and assumptions, that its available cash will not be sufficient to satisfy its liquidity requirements without further financing for the next 12 months. Its operations may be dependent on its ability to secure additional financing, which may include obtaining credit facilities, or other financing mechanisms. There is no assurance that future financing will be available to Appia on acceptable terms or at all.

Indebtedness

Short-term and long-term portions of debt are as follows as of September 30, 2014 (dollars in thousands):

Debt	2014	2013
	$	$
Short-term
Bank debt	600	600
Subordinated debt	-	-
Total	600	600
Long-term
Bank debt	300	900
Subordinated debt	8,000	5,000
Less - Debt discount	(801)	(564)
Total	7,499	5,336

In August 2012, Appia entered into a $1.3 million term loan with a bank that bears interest at the greater of 2.5% + prime or 6.5% and is repayable in 36 months. At the same time Appia obtained a $0.7 million line of credit based on outstanding accounts receivable that bears interest at the greater of 1.5% + prime or 5.50%. These facilities are secured by substantially all the assets of Appia and include non-financial covenants. Since then Appia has periodically amended the facilities to extend the maturity date and modify certain definitions. As of September 30, 2014, Appia had a line of credit of $3.5 million with $0 outstanding and the term loan has $0.9 million outstanding maturing April 2016.

In April 2013, Appia borrowed $5.0 million of subordinated debt with a commercial lender. The facility is interest only, repayable on April 2019. The loan bears interest of 10% per annum if paid monthly, otherwise accrues at 15% per annum and includes non-financial covenants. Facility includes a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. Appia also issued to the lender series C preferred stock warrants. In October 2013, Appia entered into a second facility with the same lender for $3.0 million with same terms, including additional series C warrants, and repayment date. At September 30, 2014, $8.0 million is outstanding. For a further description of the treatment of Appia’s debt subsequent to the merger, see “The Merger – Debt Obligations and Guarantees” on page 69.

Contractual Obligations

Appia’s contractual obligations and commitments as of September 30, 2014 are summarized in the table below (dollars in thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands)
Long-term debt	$900	$600	$300	$—	$—
Subordinated debt	8,000	—	—	8,000	—
Operating leases	313	313	—	—	—

Total contractual obligations	$9,213	$913	$300	$8,000	$—

Appia’s contractual obligations and commitments as of December 31, 2013 are summarized in the table below:

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands)
Long-term debt	$1,350	$600	$750	$—	$—
Subordinated debt	8,000	—	—	—	8,000
Operating leases	560	386	174	—	—

Total contractual obligations	$9,910	$986	$924	$—	$8,000

Summary of Critical Accounting Policies and Estimates

Appia’s management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. In accordance with U.S. GAAP, Appia bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results may differ from these estimates.

Revenue Recognition

Appia recognizes revenue based on the activity of mobile users viewing advertisements and downloading applications via developer applications and mobile websites. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract/insertion order, which are primarily based on the number of applications installed or downloaded. Appia recognizes revenue based on these terms, as the services have been provided, the fees Appia charges are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, Appia acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether Appia is acting as the principal or an agent in the transaction. In determining whether Appia acts as the principal or an agent, Appia follows the accounting guidance for principal-agent considerations. While none of the factors identified in this guidance is individually considered presumptive or determinative, because Appia is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers, (ii) performing all billing and collection activities including retaining credit risk, and (iii) discretion in selecting suppliers, Appia acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis.

Cost of Revenue

Cost of revenue consists primarily of amounts due to publishers for the advertising inventory utilized in running mobile advertisements. These amounts are typically either a percentage of the advertising revenue earned by Appia based on mobile advertisements that are run on each publishers inventory or a fixed fee for the ad space. Appia recognizes the cost of revenue as the associated revenue is recognized, on a publisher by publisher basis during the period the advertisements run on the publisher’s properties. Costs owed to publisher but not yet paid are recorded as accrued cost of revenue.

Fair Value Measurements

Appia follows ASC 820 – “Fair Value Measurement”, which provides a common definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants. ASC 820 does not require any new fair value measurements, but applies to most current accounting pronouncements that require or permit fair value measurements.

The standard provides guidance on the methods used to measure fair value, including the market, income, and cost approach. These approaches require the use of certain assumptions in models that market participants would use in pricing assets and liabilities. The models may use readily observable, market corroborated, or generally unobservable inputs.

The standard also requires assets and liabilities that are measured at fair value on a recurring basis (at least annually) to be classified and disclosed in one of the following three categories:

Level 1  Quoted market prices in active markets for identical assets or liabilities;

Level 2  Observable market-based inputs or unobservable inputs that are corroborated by market data; and

Level 3  Unobservable inputs that are not corroborated by market data.

The fair values of Appia’s cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values because of their short-term nature. Appia’s debt approximates fair value due to the nature of having variable interest rates.

Appia has issued warrants to purchase preferred stock in connection with the issuance of subordinated debt. Appia accounted for these warrants in long-term liabilities at fair value upon the issuance based on the specific terms of the agreement. The fair value of the preferred stock warrants was estimated using the Black-Scholes option-pricing model. The warrants are not actively traded and are valued using observable and unobservable market data for inputs. Significant market data inputs used to determine the fair value of the warrants include the equity value of the transaction, estimated the business enterprise value of Appia using a discounted cash flow analysis, expected life of the warrants, risk-free interest rate and the implied volatility of Appia’s stock.

Appia follows ASC 825 – “Financial Instruments” which permits companies to voluntarily choose, at specified election dates, to measure specified financial assets and liabilities and other items at fair value that are not currently required to be measured at fair value. Subsequent changes in fair value would then be required to be reported in earnings each reporting period. Appia currently has not elected the fair value option for any eligible items. Any future effect of this pronouncement will be dependent upon the nature and amount of eligible items that Appia elects to account for using the fair value option.

Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is increased each reporting period such that the carrying amount will equal the redemption amount at the redemption date. These increases, if any, are affected through charges against additional paid-in capital, to the extent it is available, and then against accumulated deficit.

Off-Balance Sheet Arrangements

Appia does not have, and has never had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

DESCRIPTION OF MANDALAY DIGITAL COMMON STOCK

The following description summarizes the material terms and provisions of our capital stock. For the complete terms of our capital stock, please refer to our certificate of incorporation, as amended, and our bylaws, as amended, which are exhibits to the registration statement of which this proxy statement/prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

Authorized Capitalization

We have 202,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 200,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, of which 100,000 have been designated as Series A Convertible Preferred Stock, par value $0.0001 per share, or Series A Preferred Stock. As of January 20, 2015, we had 37,824,011 shares of common stock outstanding and 100,000 shares of our Series A Preferred Stock outstanding, which are currently convertible into 20,000 shares of common stock. Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have are not entitled to preemptive or subscription rights to purchase any of our securities under our charter documents.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus will also be, fully paid and non-assessable.

Our common stock is listed on the NASDAQ Stock Market under the symbol “APPS.” American Stock Transfer is the transfer agent and registrar for our common stock. Its address is 6201 15th Avenue Brooklyn, NY 11219, and its telephone number is (800)  937-5449.

Preferred Stock

Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.

Series A Convertible Preferred Stock

We currently have 100,000 shares of our Series A Preferred Stock designated, and as of January 20, 2015, we had 100,000 shares of our Series A Preferred Stock outstanding. While shares of our Series A Preferred Stock are outstanding, holders of the Series A Preferred Stock are entitled to receive any dividends if and when declared by the Company’s board of directors on the Company’s common stock on an as-converted basis.

The Series A Preferred Stock is convertible at any time at the option of the holder into shares of our common stock based on dividing the original purchase price plus the amount of any accumulated but unpaid dividends, by the conversion price then in effect (as may be adjusted).

The Series A Preferred Stock is entitled to vote together with the common stock as a single class (on an as-converted to common stock basis) on any matters submitted to the holders of the Company’s common stock, together with any other voting rights provided to the Series A Preferred under law or the General Corporation Law of the State of Delaware.

The Series A Preferred Stock is entitled to receive, prior and in preference to our common stock or any other class designated as junior to the Series A Preferred Stock, upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, an amount per share equal to the greater of (i) $10.00 per share of Series A Preferred Stock (subject to certain adjustments) or (ii) such amount per share as would have been payable had the Series A Preferred Stock been converted into our common stock immediately prior to such liquidation, dissolution or winding up. Each holder of Series A Preferred Stock also has the right to a cash-out election in the event of certain transactions, including a consolidation or merger of the Company (excluding a transaction involving a reincorporation or a merger with a wholly-owned subsidiary), a sale of all or substantially all of the assets of the Company, the issuance by the Company in a single or integrated transaction shares of common stock (or securities convertible into common stock) representing a majority of the shares of common stock outstanding immediately following such issuance, or any other form of acquisition where the Company is the target and a change of control occurs such that the acquirer has the power to elect a majority of the Company’s board of directors.

Anti-Takeover Effects of Certain Provisions of Delaware Law

The following is a summary of certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We may be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF MANDALAY DIGITAL AND APPIA

This section of the registration statement/prospectus describes the material differences between the rights of the holders of Mandalay Digital stock and holders of Appia stock. While Mandalay Digital believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Mandalay Digital and being a stockholder of Appia.

Both Mandalay Digital and Appia are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law (the “DGCL”). The rights of Mandalay Digital contained in its restated certificate of incorporation, as amended, and bylaws, as amended, of Mandalay Digital differ from the rights of Appia stockholders under the amended and restated certificate of incorporation and bylaws of Appia. If the merger is completed, Appia stockholders will become stockholders of Mandalay Digital, and their rights will be governed by the DGCL, the certificate of incorporation and bylaws of Mandalay Digital. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of Mandalay Digital stockholders under Mandalay Digital’s certificate of incorporation and bylaws, which are referred to as the Mandalay Digital charter and Mandalay Digital bylaws, respectively, and the rights of Appia stockholders under Appia’s amended and restated certificate of incorporation and bylaws, which are referred to as the Appia charter and Appia bylaws. Copies of the Mandalay Digital charter, the Mandalay Digital bylaws, the Appia charter and the Appia bylaws will be sent to holders of Mandalay Digital common and preferred stock or Appia common and preferred stock upon request. See “Where You Can Find More Information” beginning on page 153.

The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Mandalay Digital and Appia urge you to consult the DGCL and read each of their charters and bylaws in their entirety, each as amended, restated, supplemented or otherwise modified from time to time, for a more complete understanding of these differences.

	Mandalay Digital Stockholder Rights	Appia Stockholder Rights
Authorized Capital; Outstanding Capital Stock

The authorized capital stock of Mandalay Digital consists of 200,000,000 shares of common stock, par value $0.00001 per share, and 2,000,000 shares of preferred stock, par value $0.00001 per share.

As of January 20, 2015, there were approximately 37,824,011 shares of Mandalay Digital common stock outstanding that were held of record by approximately 135 persons and there were 100,000 shares of Mandalay Digital preferred stock outstanding.

The authorized capital stock of Appia consists of 17,625,600 shares of common stock, par value $0.001 per share and 11,537,614 shares of preferred stock, par value $0.001 per share.

The preferred stock is divided into five series: Series A Preferred consists of 3,275,000 shares. Series B Preferred consists of 2,569,169 shares. Series C Preferred consists of 2,612,818 shares. Series D Preferred consists of 89,127 shares. Series FF Preferred consists of 2,991,500 shares.

As of November 13, 2014, there were approximately 3,927,706 shares of Appia common stock outstanding and 10,273,610 shares of Appia preferred stock outstanding that were held of record by approximately 40 persons.

Blank Check Preferred Stock	The Mandalay Digital charter provides that the board of directors is authorized to establish and designate one or more series of preferred stock, to fix the number of shares constituting such series, and to fix the voting powers, designations, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof.	The Appia charter provides that any increase or decrease in the authorized number of shares of preferred stock must be approved by at least two-thirds of the outstanding shares of the Series A Preferred stock, Series B Preferred stock, Series C Preferred stock, Series D Preferred stock (collectively, the “Senior Preferred”). In addition, each series of preferred (excluding Series FF) voting as a separate class must approve the increase or decrease in the authorized number of shares in its own series by a majority vote.

Number of Directors	The Mandalay Digital charter provides that the number of directors shall be fixed by the Mandalay Digital bylaws. The Mandalay Digital bylaws authorize the board of directors to fix the number of directors.	The Appia charter provides that the number of directors shall be fixed by the Appia bylaws. The Appia bylaws authorize the board of directors to determine the number of directors.

Rights of Holders of Preferred Stock to Elect Directors	The Mandalay Digital charter authorizes preferred stock, but no rights to elect directors are attached to preferred stock.	The Appia charter authorizes the holders of (i) Series A Preferred stock to elect one director, (ii) Series B Preferred stock to elect two directors, (iii) Series C Preferred stock to elect one director, (iv) common stock and Series FF Preferred stock, voting together as a single class, to elect two directors, and (v) common stock, Series FF Preferred and Senior Preferred (as defined therein), voting together as one class, to elect all remaining directors.

Classification of Board of Directors	The Mandalay Digital charter and Mandalay Digital bylaws do not provide for different classifications of the board of directors.	The Appia charter and Appia bylaws do not provide for different classifications of the board of directors.

Removal of Directors	The Mandalay Digital bylaws provide that a director may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote.	The Appia charter and bylaws provide that a director may be removed, with or without cause, by vote of the holders of a majority of the shares then entitled to vote at an election of such director.

Vacancies on the Board of Directors	The Mandalay Digital bylaws provide that any vacancy occurring on the board of directors may be filled by vote of the stockholders or stockholders’ written consent, or by vote of the board or directors’ written consent. If the number of directors then in office is less than a quorum, than directors may fill the vacancy by majority vote.	The Appia charter provides that each series of Preferred Stock that has the right to elect a director also has the right to fill any vacancy caused by the resignation, death or removal of the director elected by that series of Preferred stock. The Appia bylaws provide that any vacancy may be filled by a majority vote of the remaining directors. Stockholders may elect a director to fill a vacancy not filled by the directors.

Limitation on Liability

The Mandalay Digital charter provides that no director shall be personally liable to Mandalay Digital or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for a director’s acts or omissions that:

•      were in breach of the director’s duty of loyalty to Mandalay Digital or its stockholders;

•      were not in good faith or involved intentional misconduct or a knowing violation of the law;

The Appia charter provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

•      resulted in a violation of section 174 of the DGCL for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

•      involved transactions from which the director derived an improper personal benefit.

Indemnification

The Mandalay Digital charter and Mandalay Digital bylaws provide that a director shall not be liable for breach of fiduciary duty to the fullest extent permitted by the DGCL.

The Mandalay Digital bylaws provide indemnification to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, or employee of Mandalay Digital, or is or was serving at the request of Mandalay Digital as a director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, against all expenses, liability and loss reasonably incurred provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Mandalay Digital, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Mandalay Digital unless and only to the extent that a court having jurisdiction shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

The Appia charter provides that Appia is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, and other agents to the fullest extent permitted by applicable law.

The Appia bylaws provide that Appia shall provide indemnification to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer or employee of Appia, or is or was serving at the request of Appia as a director, partner, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Appia.

The Appia bylaws further provide that Appia shall provide indemnification to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee or agent of Appia, or is or was serving at the request of Appia as a director, partner, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Appia, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Appia unless and only to the extent that the Delaware Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Appia bylaws provide that the board of directors will make a determination of the right to indemnification under the standard of conduct detailed in the bylaws.

Stockholder Action by Written Consent	The Mandalay Digital bylaws provide that any action required or permitted to be taken by the stockholders at annual or special meetings may be taken by consent in writing, as permitted by the DGCL.	The Appia bylaws provide that any action required or permitted to be taken by the stockholders at annual or special meetings may be taken by consent in writing, as permitted by the DGCL.

Special Meetings of Stockholders	The Mandalay Digital bylaws provide that a special meeting of Mandalay Digital stockholders may be called by the board of directors, the chairman of the board, the CEO, the president, or the holders of at least a majority of the issued and outstanding shares of Mandalay Digital.	The Appia bylaws provide that special meetings of Appia stockholders may be called by the President or board of directors. The President or board of directors shall call a special meeting upon the written request of any director or holder of at least 10% of the shares entitled to vote at the meeting.

Notice of Stockholder Meetings	The Mandalay Digital bylaws provide that notice must be given to each Stockholder of record entitled to vote not less than 10 nor more than 60 days before the meeting.	The Appia bylaws provide that notice must be given to each Stockholder of record entitled to vote not less than 10 nor more than 60 days before the meeting.

Stockholder Proposals	The Mandalay Digital bylaws do not include any provisions governing stockholder proposals.	The Appia bylaws do not include any provisions governing stockholder proposals.

Stockholder Nominations	The Mandalay Digital bylaws do not include any provisions governing stockholder nominations for the board of directors.	The Appia bylaws do not include any provisions governing stockholder nominations for the board of directors.

Amendment of Certificate of Incorporation	The Mandalay Digital charter provides that the charter may be amended in the manner prescribed by the DGCL. If required by the DGCL, the Mandalay Digital charter may be amended by the adoption of a resolution of the Mandalay Digital board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class.

Under the DGCL, the Appia charter may be amended by the adoption of a resolution of the Appia board of directors, followed by the vote of a majority of the outstanding voting power entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a separate class.

The Appia charter provides that any amendment or repeal of the charter that alters the voting or other powers, preferences, special rights or privileges of the Preferred stock must be approved by at least two-thirds of the outstanding shares of Senior Preferred voting on an as-if converted basis.

Any amendment, waiver or repeal of any provision of the charter that changes the rights, preferences, privileges, powers or restrictions of an individual series of Preferred stock requires the approval of the holders of a majority of the outstanding shares of that series of Preferred stock unless (A) such amendment, waiver or repeal has been approved by the holders of at least two-thirds of the outstanding shares of the Senior Preferred voting together as a single voting group on an as-converted basis, and (B) such amendment, waiver or repeal affects all shares of Senior Preferred in a similar manner.

Amendment of Bylaws	The Mandalay Digital bylaws may be amended, repealed or adopted, by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders’ action by written consent, or by vote of the board of directors or by the directors’ action by written consent.

The Appia bylaws provide that the bylaws may be amended or repealed by a vote of the majority of all directors or by the affirmative vote of the holders of the shares then issued and entitled to vote that constitute at least a majority of the aggregate voting power of the outstanding capital stock of Appia.

The Appia charter authorizes the board of directors to adopt, amend or repeal the bylaws. The stockholders also have the power to adopt, amend or repeal the bylaws by vote of the holders of at least a majority of the voting power of all the then outstanding shares entitled to vote.

The Appia charter provides that any amendment or repeal of the bylaws that alters the voting or other powers, preferences, special rights or privileges of the preferred stock must be approved by at least two-thirds of the outstanding shares of Senior Preferred voting on an as-if converted basis.

Any amendment, waiver or repeal of any provision of Appia’s bylaws that changes the rights, preferences, privileges, powers or restrictions of an individual series of Preferred stock requires the approval of the holders of a majority of the outstanding shares of that series of Preferred stock unless (A) such amendment, waiver or repeal has been approved by the holders of at least two-thirds of the outstanding shares of the Senior Preferred voting together as a single voting group on an as-converted basis, and (B) such amendment, waiver or repeal affects all shares of Senior Preferred in a similar manner.

Quorum

The Mandalay Digital bylaws provide that the holders of a majority of the issued and outstanding shares of common stock entitled to vote shall constitute a quorum at each meeting of stockholders.

The Mandalay Digital bylaws provide that a majority of the total number of directors then in office shall constitute a quorum at each meeting of the board of directors.

The Appia bylaws provide that the holders of a majority of the issued and outstanding shares of common stock and preferred stock entitled to vote shall constitute a quorum at each meeting of stockholders.

The Appia bylaws provide that a majority of the total number of directors then in office shall constitute a quorum at each meeting of the board of directors.

Certain Business Combinations/Anti-Takeover Provisions

Under Delaware law, a corporation can elect not to be governed by section 203 of the DGCL, which generally protects publicly held Delaware corporations from unfair transactions and tactics by persons who acquire large blocks of stock without prior board approval. Mandalay Digital’s charter does not provide for any election in connection with section 203 and is therefore subject to the restrictions of section 203 of the DGCL.

In general, section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns 15% or more of the corporation’s voting stock.

These provisions could have the effect of delaying, deferring or preventing a change in control of Mandalay Digital or reducing the price that certain investors might be willing to pay in the future for Mandalay Digital common stock.

Appia is not subject to section 203 of the DGCL because shares of Appia are not publicly traded.

PROPOSAL 2

ELECTION OF DIRECTORS

Information Concerning Current Directors and Nominees

Our Board has six members, all of whose terms expire at our annual meeting. All directors are nominated for reelection or election, as applicable, to a term that will expire at our 2016 annual meeting. Each of our nominees was nominated based on the assessment of our Nominating and Governance Committee (“Governance Committee”) and our Board that he has demonstrated: an ability to make meaningful contributions to our Board; relevant business experience; strong communication and analytical skills; a reputation for honesty and ethical conduct; excellent decision-making ability; and good judgment. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

While management presently has no knowledge that the nominees will refuse or be unable to serve as directors for the prescribed term, the accompanying proxy card grants the proxy holders the power to vote the proxy for substitute nominees in the event that the nominees become unavailable to serve.

The current board members, each of whom is a nominee, are as follows:

Name	Age	Position

Robert Deutschman(1)	57	Chairman of the Board & Nominee
Peter Guber	72	Current Director & Nominee
Jeffrey Karish(2)	41	Current Director & Nominee
Christopher Rogers(3)	56	Current Director & Nominee
Paul Schaeffer(4)	67	Current Director & Nominee
William G. Stone III	46	Chief Executive Officer, Current Director & Director Nominee

(1) Chairman of our Audit Committee, Member of our Governance Committee

(2) Member of our Compensation Committee and Chairman of our Governance Committee

(3) Member of our Audit Committee and Chairman of our Compensation Committee

(4) Member of our Audit Committee

Director Nominees

Robert Deutschman. Mr. Deutschman joined our Board of Directors on May 23, 2013 and was appointed Chairman of the Board in December 2014. Mr. Deutschman serves as Vice Chairman of Cappello Group, Inc., a merchant bank, since 2008. Prior to joining Cappello, Mr. Deutschman was a Managing Director of Saybrook Capital Corp., and a Senior Vice President at Houlihan, Lokey. Mr. Deutschman holds a Bachelor of Arts degree from Haverford College, with honors, and a Juris Doctor from Columbia University School of Law, where he was a Harlan Fiske Stone scholar. Since 2004, Mr. Deutschman serves as the Vice Chairman of the Board of Directors of Enron Creditors Recovery Corp. (formerly Enron Corp.), a position he assumed upon Enron’s 2004 emergence from bankruptcy; to date, the creditors of Enron have received in excess of $25 billion in proceeds from the liquidation of the Enron estate. Mr. Deutschman also serves on the board of the RAND Center for Corporate Ethics and Governance. The board of directors nominated Mr. Deutschman to serve as a director based on the entirety of his experience and skills, although the board noted specifically his extensive investment banking and financial experience and background in strategic advising, mergers and acquisitions and capital raising for institutions and private companies.

Peter Guber. Mr. Guber served as non-executive Chairman or non-executive Co-Chairman of the Board of Directors since August 2007 and until December 2014. Mr. Guber is Chairman and CEO of the multimedia Mandalay Entertainment Group. Prior to Mandalay Digital, Mr. Guber was Chairman and CEO of Sony Pictures Entertainment, Chairman and CEO of Polygram Entertainment, Co-Founder of Casablanca Record & Filmworks and President of Columbia Pictures. Mr. Guber produced or executive produced (personally or through his companies) films that garnered five Best Picture Academy Award nominations (winning for Rain Man) and box office hits that include The Color Purple, Midnight Express, Batman, Flashdance and The Kids Are All Right. Mr. Guber is the Owner and Co-executive Chairman of the NBA franchise, the Golden State Warriors. He is also a weekly entertainment and media analyst for Fox Business News and a full professor at UCLA. Mr. Guber serves on the board of directors of Demand Media, an online media publishing company (NYSE: DMD), and is Co-Founder of Geek Chic Daily, a daily email newsletter with inside information on technology & apps, video games, comics, TV & film. Mr. Guber is a noted author with works including “Inside The Deep” and “Shootout: Surviving Fame and (Mis)Fortune in Hollywood.” Mr. Guber wrote the cover article for the Harvard Business Review titled, “The Four Truths of the Storyteller” and has also authored op-ed pieces for the New York Times and the San Francisco Chronicle. Mr. Guber recently released his third book, “Tell To Win — Connect, Persuade, and Triumph with the Hidden Power of Story”, which became a #1 New York Times bestseller. The board of directors nominated Mr. Guber to serve as a director based on the entirety of his experience and skills, although the board noted specifically his extensive experience in the media and entertainment industries.

Jeffrey Karish. Mr. Karish has been a member of our Board of Directors since May 23, 2013. Mr. Karish currently serves as President of Windsor Media, Inc. Windsor Media’s principal lines of business include a private equity fund, a venture capital fund and fixed income management. Previously, Mr. Karish was Head of Media Strategy and Corporate Development at Yahoo!, Inc. Before Yahoo, he was a management consultant at McKinsey & Company, and a key member of McKinsey’s West Coast Media and Technology practice. Mr. Karish has been a director of the Banc of California, Inc. since 2011. Mr. Karish holds a Juris Doctor from Harvard University, a Masters of Philosophy in International Economics from Cambridge University and a Bachelor of Arts in History from the University of California Berkeley. The board appointed Mr. Karish to serve as a director based on the entirety of his experience and skills, although the Board specifically noted his extensive strategic and managerial expertise, and extensive background in media and corporate development.

Christopher Rogers. Mr. Rogers has been a member of our Board of Directors since May 2012. Mr. Rogers is a partner at Lumia Capital. Previously he has served as Senior Vice President, Corporate Development and Spectrum, of Sprint Nextel Corporation where he evaluated and executed strategic initiatives, including mergers, acquisitions, divestitures, equity investments and joint ventures within the mobile communication and e-commerce sectors. He also was responsible for management and oversight of wireless spectrum licenses and Sprint Nextel’s investment portfolio of emerging technology start-ups. Prior to its merger with Sprint in 2005, Rogers was Co- Founder and Senior Vice President of Nextel Communications, Inc. as well as Co-Founder of FleetCall Communications, the predecessor to Nextel Communications, and Founder and Chairman of Dispatch Communications, Inc., which was sold to Fleet Call/Nextel in 1993. Rogers holds a Juris Doctor in Communications Law and has served as a Director on multiple public and private company Boards and as a Director for several Washington, DC-based philanthropic organizations. The board appointed Mr. Rogers to serve as a director based on the entirety of his experience and skills, although the Board specifically noted his extensive communications expertise, particularly in strategy, mergers and acquisitions and licensing, and as well as his deep managerial and corporate development experience.

Paul Schaeffer. Mr. Schaeffer has been a member of our Board of Directors since August 2007. He is the Vice Chairman, Chief Operating Officer and Co-Founder of Mandalay Entertainment Group. Along with Peter Guber, Mr. Schaeffer is responsible for all aspects of Mandalay Entertainment Group’s motion picture and television business, focusing primarily on the corporate and business operations. Prior to forming Mandalay Entertainment Group, Mr. Schaeffer was the Executive-Vice President of Sony Pictures Entertainment (“SPE”), overseeing the worldwide corporate operations for SPE including Worldwide Administration, Financial Affairs,

Human Resources, Corporate Affairs, Legal Affairs and Corporate Communications. Mr. Schaeffer is a member of the Academy of Motion Pictures, Arts, & Sciences. A veteran of 20 years of private law practice, Mr. Schaeffer joined SPE from Armstrong, Hirsch and Levine, where he was a senior partner working with corporate entertainment clients. He also spent time as an accountant with Arthur Young & Company in Philadelphia. He graduated from the University of Pennsylvania Law School and received his accounting degree from Pennsylvania State University. The Company considered Mr. Schaeffer to be a valuable resource when it selected him as a director based on his having served for more than 5 years as the Chairman of the Finance Committee, and a member of the Board of Trustees of Children’s Hospital Los Angeles, where he also served as a chairman of its Audit Committee, and member of its Compensation Committee and Executive Committee for more than five years.

William Stone III. Mr. Stone became our Chief Executive Officer in October 2014 and was appointed as a Director effective January 16, 2015. Previously, since November 2013, he served as the President and Chief Operating Officer of the Company. From August 2012 to November 2013, Mr. Stone served as the Chief Executive Officer of the Company’s wholly owned subsidiary, Digital Turbine USA, Inc. From March 2012 to August 2012 Mr. Stone served as a consultant to the Company. Mr. Stone was previously Senior Vice President of QUALCOMM Inc. and President of its subsidiary FLO TV Inc. from 2009 to 2011. Prior to Qualcomm, Stone was the CEO and President of the smartphone application storefront provider, Handango, (acquired by Appia Inc.) from 2007 to 2009. Mr. Stone has extensive global experience in wireless, technology, mobile content, marketing and distribution, having held executive positions at several operators such as Verizon, Vodafone, and AirTouch. Mr. Stone has a BA and MBA from Rice University.

Required Vote

Directors are elected by a “plurality” of the voting power of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis). Plurality means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, six directors). Stockholders can either vote “FOR” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election of directors. Broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends that Stockholder Vote “FOR” Each of the Above-Named Director Nominees.

BOARD MEETINGS AND COMMITTEES

During fiscal year 2014, our Board held 19 meetings. Our Board has three separately designated committees: our Audit Committee, our Compensation Committee, and our Nominating and Governance Committee. Each member of these standing committees has been determined to meet the standards for director independence under the rules of the SEC and is an “independent director” as defined under NASDAQ listing standards.

Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board or any of our officers. Each then-director attended, either in person or by electronic means, 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii)  the total number of meetings held by all committees of our Board on which such director served during the 2014 fiscal year.

Committees of the Board of Directors

Audit Committee

The current members of our Audit Committee are Robert Deutschman (Chairman), Christopher Rogers and Paul Schaeffer. Our Audit Committee held four meetings during the 2014 fiscal year and is primarily responsible for hiring our independent auditors, approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our Board determined that each of our Audit Committee members is “independent” pursuant to the rules of The NASDAQ Stock Market and Securities and Exchange Commission rules and that Mr. Deutschman is an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules. The Audit Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://ir.mandalaydigital.com/governance-documents.

Compensation Committee

The current members of our Compensation Committee are Christopher Rogers and Jeffrey Karish. Our Compensation Committee held 13 meetings during the 2014 fiscal year, and is primarily responsible for reviewing and approving our general compensation policies and setting both the cash and non-cash compensation levels for our executive officers. Our Compensation Committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. During the 2014 fiscal year, the Compensation Committee has consulted with independent organizations for background information as to general compensation levels currently being offered in our industry. All members of the Compensation Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. Our executive officers do not perform any role in determining or recommending the amount or form of executive or director compensation; however, as a member of our Board, our Chief Executive Officer reviews and participates in compensation decisions of executive officers other than himself. The Compensation Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://ir.mandalaydigital.com/governance-documents.

Governance and Nominating Committee

The current members of our Governance Committee are Robert Deutschman and Jeffrey Karish. Our Governance Committee did not hold any meetings during the 2014 fiscal year. Our Governance Committee annually screens and recommends to the Board-qualified candidates for election or appointment to our Board, recommends the number of members of our Board, and evaluates and reviews the independence of existing and prospective directors. The members of the Governance Committee are non-employee directors and are “independent” directors under the rules of The NASDAQ Stock Market. The Nominating Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://ir.mandalaydigital.com/governance-documents.

CORPORATE GOVERNANCE

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are held by different individuals. Peter Guber is our non-executive Chairman of the Board. We believe that having a non-executive Chairman acting in a leadership position to direct the meetings and procedures of the Board is beneficial to our Company and its employees and conveys a clear, cohesive message of Board independence and leadership to our employees and industry partners. Our Board believes that this structure provides an efficient and effective leadership model for our Company, facilitates efficient and open communication between our directors and management team, and helps to involve our other independent Board members in Board activities and decision making.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing our Company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. Frequent interaction between our directors and members of senior management assist in this effort. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

Our Board also plays an active role, as a whole and at the committee level, in overseeing management of our risks. Our entire Board is formally apprised at least annually of our enterprise risk management efforts. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee is responsible for overseeing the management of financial and accounting risks. Our Compensation Committee is responsible for overseeing the management of risk-taking relating to executive compensation plans and arrangements. While each committee is responsible for the evaluation and management of such risks, our entire Board is regularly informed through committee reports.

Code of Business and Ethical Conduct

The Board has established a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act and applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and all other officers, directors, and employees. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Conduct.

A full text of our Code of Conduct is published on our website at www.mandalaydigital.com under the tab “Investor Relations.” If we amend our Code of Conduct as it applies to the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) or grant a waiver from any provision of the Code of Conduct to any such person, we shall disclose such amendment or waiver on our website at http://ir.digitalturbine.com/governance-documents.

Director Independence

Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with the independence standards set forth in the NASDAQ Marketplace rules. Based on these standards, our Board determined that each of Robert Deutschman, Peter Guber, Jeffrey Karish, Christopher Rogers and Paul Schaeffer, who collectively constitute a majority of our Board, is independent.

Related Party Transactions

Equity Financings

On April 12, 2013 the Company entered into Equity Financing Binding Term Sheets (the “Equity Agreements”), with Trinad Capital Master Fund, Ltd. (“Trinad”) and the Guber Family Trust (the “Guber Trust”) pursuant to which the Company agreed to issue a total of 285,714 shares of its common stock and warrants to purchase a total of 71,428 shares of its common stock (subject to adjustment), for a total purchase price of $1,000,000 in cash for both Equity Agreements. The warrants have an exercise price of $3.50 per share (subject to adjustment), a five year term, and may be exercised only following the first anniversary of the date of issuance. In addition, the Equity Agreements provided that (a) the Company would use its best efforts to file a registration statement covering the shares of common stock issued and the shares of common stock issuable upon exercise of the warrants within 120 calendar days after the date of the Equity Agreement and use its best efforts to cause the registration statement to become effective as soon as possible thereafter; and (b) each investor would have a right to participate in future financings by the Company (subject to standard exceptions) for a period of two years on a pro rata basis in accordance with his ownership interests in the Company (on a fully diluted basis assuming exercise of the applicable warrant).

Trinad Capital Master Fund is one of our principal stockholders and an affiliate of our former Executive Chairman, Robert Ellin. The Guber Trust is one of our principal stockholders, and Peter Guber, the Company’s non-executive Chairman, serves as Trustee of the Guber Trust.

Senior Secured Convertible Notes

On June 21, 2010, we sold and issued $2,500,000 of Senior Secured Convertible Notes due June 21, 2013 (the “New Senior Secured Notes”) to certain significant stockholders, comprised of a $1,500,000 New Senior Secured Note sold and issued to Trinad Capital Master Fund and a $1,000,000 New Senior Secured Note sold and issued to the Guber Family Trust (the “Offering”). Trinad Capital Master Fund is one of our principal stockholders and an affiliate of our former Executive Chairman, Robert Ellin. Peter Guber, our non-executive Chairman, serves as trustee of the Guber Family Trust. The New Senior Secured Notes had a three-year term at an interest rate of 10% per annum payable in arrears semi-annually. Notwithstanding the foregoing, at any time on or prior to the 18th month following the original issue date of the New Senior Secured Notes, we could, at our option, in lieu of making any cash payment of interest, elect that the amount of any interest due and payable on any interest payment date on or prior to the 18th month following the original issue date of the New Senior Secured Notes be added to the principal due under the New Senior Secured Notes. The accrued and unpaid principal and interest due on the New Senior Secured Notes were convertible at any time at the election of the holder into shares of our common stock at a conversion price of $0.75 per share, subject to adjustment. The New Senior Secured Notes were secured by a first priority lien on substantially all of our and our subsidiaries’ assets. On June 20, 2013, the holders of the New Senior Secured Notes agreed to amend the New Senior Secured Notes to extend the June 21, 2013 Maturity Date of the notes. The Maturity Date was extended on an interim basis and then to July 9, 2013. On July 8, 2013, the Noteholders entered into an amendment to the Senior Secured Notes, dated as of July 7, 2013 that extended the July 9, 2013 Maturity Date of the notes until September 9, 2013.

On August 21, 2013, each of the New Senior Convertible Notes was converted and an aggregate of 4,497,664 shares of the Company’s common stock were issued to the noteholders.

Each purchaser of a New Senior Secured Note also received a warrant (“Warrant”) to purchase shares of our common stock at an exercise price of $1.25 per share, subject to adjustment. For each $50,000 of New Senior Secured Notes purchased, the purchaser received a Warrant to purchase 33,333 shares of common stock. Each Warrant has a five-year term. Trinad Capital Master Fund cashless exercised their warrant on February 7, 2014 for a net issuance of 692,874 shares of common stock of the Company. The Guber Family Trust still holds its warrant to purchase 666,667 of common stock of the Company.

Stockholder Nominations and Bylaw Procedures

The Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. However, the Governance Committee does consider the knowledge, experience, integrity and judgment of potential candidates for nominations to the Board. The Governance Committee will consider persons recommended by stockholders for nomination for election as directors. The Governance Committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a committee-recommended nominee.

To nominate a person for election to our Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934. Such notice must also contain information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

Stockholders wishing to recommend director candidates must follow the prior notice requirements as described under “2015 Stockholder Proposals,” below.

Stockholder nominations must be addressed to Corporate Secretary, Mandalay Digital Group, Inc., 2811 Cahuenga Boulevard West, Los Angeles, CA 90068, or faxed to (323) 969-1946 with a confirmation copy sent by mail.

Executive Sessions of Independent Directors

The independent members of our Board meet in executive session, without any employee directors or other members of management in attendance, at least annually and additionally, as circumstances warrant.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website (http://www.digitalturbine.com) under the heading “For Investors” where a stockholder will find our telephone number and mailing address as well as a link for providing email correspondence to Investor/Public Relations. Communications sent to Investor/Public Relations and specifically marked as a communication for our Board will be forwarded to our Board or specific members of our Board as directed in the stockholder communication. In addition, communications for our Board received via telephone or mail are forwarded to our Board by one of our employees.

Board Member Attendance at Annual Meetings

Our Board does not have a formal policy regarding attendance of directors at our annual stockholder meetings.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position

William G. Stone III	46	Chief Executive Officer, Current Director & Director Nominee
Andrew Schleimer	37	Executive Vice President, Chief Financial Officer
Kirstie Brown	38	Principal Accounting Officer

Biographical information regarding Mr. Stone is set forth above under “Election of Directors (Proposal 2) – Information Concerning Current Directors and Nominees.”

Andrew Schleimer. Mr. Schleimer has served as the Executive Vice President and Chief Financial Officer of the Company since July 8, 2014. Mr. Schleimer was an advisor to the Company’s Board of Directors since late 2011 and became a consultant to the Board in April 2012, advising and consulting on the company’s mergers and acquisitions, financing activities, and investor relations. From September 2010 through July 2014, Mr. Schleimer was President of Au Courant Capital Corp., a financial advisory consulting firm specializing in mergers and acquisitions and operational support. Mr. Schleimer’s services to the Company as an advisor and consultant were provided through Au Courant Capital Corp. From September 2010 through November 2012, he served as Executive Vice President, Strategic Development, of Dick Clark Productions where he was responsible for identifying new sponsorship revenues as well as creating new revenue streams – primarily via digital applications – and sourcing new business and acquisition opportunities. Prior to September 2010, he was Executive Vice President, Strategic Development & In-Park Service, of Six Flags, Inc. During his tenure, he was responsible for strategic planning and new business development, including domestic and international theme park development, non-traditional brand extensions, and all in-bound and out-bound brand licensing, as well as full profit and loss responsibility for In-Park Services revenue. Mr. Schleimer was an employee of Trinad Capital Master Fund, a large shareholder, and such relationship ended in June 2013. Mr. Schleimer has a background in investment banking with a focus on mergers and acquisitions, and joined Six Flags from UBS Investment Bank, where he served as Vice President in the bank’s Mergers and Acquisitions department. At UBS, he advised on over $150 billion of transactions in the media, entertainment, technology, telecom and consumer products sectors. Mr. Schleimer received a B.S. from Cornell University School of Hotel and Restaurant Management in 1999.

Kirstie Brown. Ms. Brown was appointed as the Company’s principal accounting officer in September 2014. Since 2012, she has also served as the Executive Vice President of Global Finance & Operations of Digital Turbine USA, Inc., and the Chief Financial Officer of Digital Turbine Asia Pacific Pty Ltd., which the Company acquired in April 2013. Previously, from 2005 to 2012, Ms. Brown served as Chief Financial Officer and Secretary of Mirror Image Access (Australia) Pty Ltd (“MIA”) and of the Mirror Image International Group, a group comprised of five of MIA’s subsidiaries in the United States, United Kingdom and Singapore. Ms. Brown presently serves on the Board of five of the Company’s subsidiaries comprising the Digital Turbine Asia Pacific Group: Digital Turbine Holdings Pty Ltd, Digital Turbine Asia Pacific Pty Ltd, Digital Turbine Technology (IP) Pty Ltd, Digital Turbine IP Pty Ltd, and Digital Turbine Singapore Pty Ltd.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid during our fiscal year ended March 31, 2014, and our fiscal year ended March 31, 2013, for: (i) our Chief Executive Officer, (ii) our other most highly compensated executive officer who was serving as an executive officer as of March 31, 2014, and (iii) two additional individuals who served as the former Chief Financial Officer and former Principal Financial Officer of the Company, respectively, during the fiscal year ended March 31, 2014, but who were not serving as executive officers at the end of such year (collectively, our “named executive officers”).

Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other ($)	Total ($)
Peter Adderton (3)	March 31, 2014	475,000	500,000	—	1,233,283	115,872	2,324,155
Former Chief Innovation Officer and previous Chief Executive Officer	March 31, 2013	465,847	—	—	—	109,709	575,556

Bill Stone (4)	March 31, 2014	350,000	195,000	—	708,055	30,870	1,283,925
Chief Executive Officer and previous President and Chief Operating Officer	March 31, 2013	213,333	58,333	1,200,000	—	18,692	1,471,666

Jeffrey Klausner (5)	March 31, 2014	96,955	—	—	712,915	8,086	817,956
Previous Chief Financial Officer	March 31, 2013	—	—	—		—	—

Lisa Lucero (6)	March 31, 2014	203,077	18,000	—	—	13,738	234,815
Corporate Controller and previous Principal Financial Officer	March 31, 2013	161,538	—			12,377	173,915

(1)	The amounts in the “Stock” column reflect the aggregate grant date fair value of each restricted stock award that was granted during the period ended March 31, 2014, computed in accordance with FASB ASC Topic 718. We estimated the fair value of restricted stock based on the fair value at the time of grant. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the vesting term. The amount of expense recognized represents the expense associated with the restricted stock we expect to ultimately vest based upon an estimated rate of forfeitures; this rate of forfeitures is updated as necessary and any adjustments needed to recognize the fair value of restricted stock that actually vest or are forfeited are recorded. Vesting schedules for unvested stock grants for each officer are described below under “Narrative Disclosure to Summary Compensation Table”.
(2)	The amounts in the “options” column reflect the fair value of the option award as of the grant date in accordance with FASB ASC Topic 718. The fair value of options granted during the year ended March 31, 2014 is computed using the Black-Scholes option pricing model. The valuation calculation requires the input of subjective assumptions, including the expected volatility of our common stock, interest rates, expected dividend rates and an option’s expected life. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination in determining forfeiture rates. The risk-free interest rate used in this model correlates to a U.S. constant rate Treasury security with a contractual life that approximates the expected term of the option award. The expected term of options granted is estimated based on the vesting term of the award.

(3)	Mr. Adderton was Chief Innovation Officer from October 2, 2014 until January 16, 2015. Prior to that, he was our Chief Executive Officer starting on December 28, 2011 following a period of service as our interim Chief Executive Officer that began on July 15, 2011. Mr. Adderton was reimbursed $83,325 and $79,992 for his personal assistant in the years ended March 31, 2014 and 2013, respectively. The reimbursement was paid through payment to Skycrest Ventures, LLC, and such amounts are disclosed under “All Other”. Mr. Adderton received Company paid health benefits of $32,547 and $29,717 in the years ended March 31, 2014 and 2013, respectively.
(4)	Mr. Stone was appointed as our President and Chief Operating Officer on November 24, 2013. On September 9, 2014, the Company and Mr. Stone entered into an employment agreement pursuant to which Mr. Stone, became the Chief Executive Officer of the Company on October 2, 2014. Pursuant to his previous agreement, Mr. Stone was granted options to purchase 300,000 shares of common stock of the Company. On July 8, 2014, Mr. Stone was granted options to purchase an additional 200,000 of common stock of the Company. On August 1, 2012, Mr. Stone was appointed as the Chief Executive Officer of the Company’s wholly owned subsidiary, Digital Turbine USA, Inc. and was granted 300,000 shares of common stock of the Company vesting monthly over three years. Mr. Stone received Company paid health benefits of $30,870 and $18,692 in the years ended March 31, 2014 and 2013, respectively.
(5)	Mr. Klausner was appointed as our Chief Financial Officer on November 24, 2013 and resigned on July 8, 2014. Pursuant to his employment agreement, Mr. Klausner was granted options to purchase 300,000 shares of common stock of the Company, 250,000 of which terminated in connection with his resignation and 50,000 of which vested pursuant to his separation agreement dated July 8, 2014. The stock options are exercisable at $2.54 per share for a period of 180 days following the date of separation.
(6)	Ms. Lucero served as our Principal Financial Officer from December 26, 2012 until November 24, 2013. Ms. Lucero also serves as our Corporate Secretary. On January 3, 2012, Ms. Lucero was granted 100,000 shares of restricted common stock of the Company, of which 50,000 vested immediately and 50,000 vested upon approval of the Company’s board of directors on November 4, 2013.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Employment and Separation Agreements with Peter Adderton. On October 1, 2013, we entered into an employment agreement with Mr. Adderton to become the Company’s Chief Executive Officer. Mr. Adderton’s employment agreement provided for a two-year term and an annual salary of $500,000. Mr. Adderton received a signing bonus of $500,000 and options to purchase 500,000 shares of common stock under the Company’s equity incentive plan at the closing price of the Company’s common stock on October 1, 2013. The options vest as follows: 250,000 options vest on the one year anniversary of the effective date, and 250,000 options vest on the two year anniversary of the effective date. On January 15, 2015, in connection with his resignation, the Company and Mr. Adderton entered into a separation agreement that provided for, among other things, payment of an amount equal to one-half unused vacation days, accrued but unpaid salary and reimbursement of expenses, termination of repurchase rights on approximately 600,000 shares (with 227,500 shares remaining subject to repurchase rights in connection with certain limited indemnities by Mr. Adderton), cancellation of 250,000 options, and a lock-up agreement.

Employment Agreement with Andrew Schleimer. On July 8, 2014, we entered into an employment agreement with Andrew Schleimer to become the Company’s Executive Vice President and Chief Financial Officer. Mr. Schleimer’s employment agreement provides for a two-year term with the potential to be extended for one year at an annual salary of $300,000 ($350,000 in the optional third year, if Mr. Schleimer exercises an extension option if certain to-be-determined performance criteria are met, or if the Company exercises its extension option). In addition, Mr. Schleimer received options for 300,000 shares of common stock under the Company’s equity incentive plan at the closing price of the Company’s common stock on July 8, 2014. The options will vest over a four year term as follows: 25% on the first anniversary of his start date, then 6,250 shares on a monthly basis for the following three years. In the event of a change of control, all unvested options shall vest immediately. Mr. Schleimer will have a bonus opportunity, on an annual basis, to receive a performance bonus of up to 50% of his base salary. Mr. Schleimer’s bonus opportunity is based on corporate performance criteria, and personal performance criteria. The corporate performance criteria are, for the remainder of the current fiscal year ended March 31, 2015, based on previously budgeted Company revenue and Adjusted EBITDA targets and on five factors related to different operational and financial aspects of the Company’s finance and accounting functions listed in the Agreement. A similar structure applies for the balance of the term, except that the Compensation Committee may use, instead of Adjusted EBITDA, a different measure that it determines to be the most important earnings measure used publicly by the Company (for example, EBITDA without adjustment), and will also determine the target level of revenue and of such earnings measure. The Compensation Committee will first consult with Mr. Schleimer prior to making such determinations. Mr. Schleimer will receive a relocation payment of $37,500 if the Company requires him to relocate under certain circumstances. He will also receive expense reimbursement, including for his office use in New York City for a specified period, subject to extension by the CEO in his discretion.

Employment Agreement with Bill Stone.

Previous Employment Agreement. On November 24, 2013, we entered into an employment agreement with Bill Stone to become the Company’s President and Chief Operating Officer. The Agreement had a term of two years and Mr. Stone received a salary of $350,000 per year. Mr. Stone was eligible to receive, on an annual basis, a performance bonus of up to 100% of his base salary based on criteria consistent with those applicable to the Company’s CEO, as determined mutually by the CEO, Compensation Committee and Mr. Stone. In addition, Mr. Stone received options to purchase 300,000 shares of common stock under the Company’s equity incentive plan at the closing price on November 25, 2013. The options vest over a three year term as follows: 100,000 options on the first anniversary of the option grant date, then the remaining shares vest on a pro rata monthly basis for the following two years. Mr. Stone was also the President of Digital Turbine, Inc., the Company’s wholly-owned subsidiary.

CEO Employment Agreement. On September 9, 2014, we entered into an employment agreement pursuant to which Mr. Stone became the Chief Executive Officer of the Company on October 2, 2014. The agreement has a term of two years, and Mr. Stone will receive a salary of $500,000 per year, a one-time $100,000 signing bonus and performance bonus opportunities as follows:

•	A pro-rated bonus under his prior employment agreement for the current fiscal year through October 2, 2014 (the “Transition Date”).

•	For each of (1) the period from the Transition Date through the end of the current fiscal year (the “Stub Period”), (2) the next fiscal year and (3) the year following the next fiscal year through the end of the term of the agreement, Mr. Stone shall be eligible to receive an annual incentive bonus of up to 150% of his salary for that period subject to satisfaction of certain performance-related milestones specified in the agreement. The milestones for the Stub Period are based on the Company’s achievement of Stub Year Revenue and Adjusted EBITDA targets and the milestones for the full-year 1 and full-year 2 periods are based on the Company’s achievement of non-GAAP measures of consolidated Company earnings such as EBITDA or adjusted EBITDA, as further specified in the agreement

In connection with entering into the agreement, the vesting (but not the exercise price) of the 200,000 options granted to Mr. Stone on July 8, 2014 was adjusted so that 50,000 options shall vest on the one-year anniversary of the original grant date (i.e., July 8, 2015), 150,000 options shall vest on a monthly basis over the 3 years following such first anniversary, and all such unvested options granted shall vest immediately upon a change of control of the company. In addition, on the effective date of the agreement, Mr. Stone received a grant of a new stock option to purchase 50,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s common stock on September 10, 2014 under the Company’s equity incentive plan, which shall vest as follows: 12,400 options shall vest on the one-year anniversary of the grant date, 37,500 options shall vest on a monthly basis over the 3 years following the first anniversary of the grant date, and all unvested options shall vest immediately upon a change of control of the Company.

Employment Agreement with Lisa Lucero. Ms. Lucero joined the Company on August 27, 2007. She receives a base salary of $180,000 per year, payable in accordance with our payroll guidelines. She is eligible for a bonus at the discretion of the Board of Directors. During the fiscal year ended March 31, 2014, we did not grant Ms. Lucero any stock options or other equity compensation. Effective January 3, 2012, we granted Ms. Lucero 100,000 shares of restricted common stock, of which 50,000 vested immediately and 50,000 vested on November 4, 2013.

Employment and Separation Agreements with Jeffrey Klausner. On November 22, 2013, the Company entered into an employment agreement with Mr. Klausner, effective November 25, 2013, pursuant to which Mr. Klausner was employed as the Chief Financial Officer of the Company. The agreement had a two year term with an annual salary of $275,000. In addition, Mr., Klausner had a bonus opportunity, on an annual basis, to receive a performance bonus of up to 50% of his base salary. Mr. Klausner’s bonus opportunity in the first year was based on ten factors, each worth 5% of base salary, related to different operational and financial aspects of the Company’s finance and accounting functions listed in the agreement. Criteria for the second year of the term were to be mutually agreed upon between the Company and Mr. Klausner at least 30 days before the end of the first year. In addition, Mr. Klausner received options for 300,000 shares of common stock under the Company’s equity incentive plan at the closing price of the Company’s common stock on November 25, 2013. The options were to vest over a four year term as follows: 25% on the first anniversary, then 6,250 shares on a monthly basis for the following three years. Mr. Klausner resigned from the Company on July 8, 2014. On that same date, Mr. Klausner and the Company entered into an agreement providing for his separation from the Company and certain related matters (the “Klausner Agreement”). Under the Klausner Agreement, the Company shall pay to Mr. Klausner a separation amount equal $206,250, less applicable payroll deductions in resolution of any claims he may have. In addition, the Company agreed that, should Mr. Klausner elect to continue his group health benefits through COBRA, the Company will pay the costs of his COBRA premiums during a period of nine (9) months after the separation date. In addition, Mr. Klausner shall receive acceleration of vesting of the options granted under his employment agreement with the Company, on a pro-rata basis, as if the vesting schedule had been monthly rather than annual, advanced to July 31, 2014, (i.e., an aggregate of fifty thousand (50,000) options), exercisable at a price of $2.54. The vested options shall remain subject to the terms of the Company’s Amended and Restated 2011 Equity Incentive Plan and shall expire 180 days following the separation date.

Other than as described above, we have no plans or arrangements with respect to remuneration received or that may be received by our named executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2014

The following table presents information regarding outstanding options and unvested stock awards held by our named executive officers as of March 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Peter Adderton
Former Chief Innovation Officer and previous Chief Executive Officer (1)	—	500,000	—	$2.65	10/1/2023	—	—	602,500	$2,379,875

Bill Stone
Chief Executive Officer (2)	—	300,000	—	$2.54	11/25/2023	191,666	$757,081	—	—

Jeffrey Klausner
Previous Chief Financial Officer (3)	—	300,000	—	$2.54	11/25/2023	—	—	—	—

Lisa Lucero
Corporate Controller and previous Principal Financial Officer (4)	1,951	—	—	$4.05	10/9/2017	—	—	—	—

(1)	Effective December 28, 2011, we granted Mr. Adderton 1,807,500 shares of restricted common stock, one third of which vested as of December 29, 2011, and another third vested on July 3, 2013. Mr. Adderton also received an option to purchase 500,000 shares of our common stock at a per share price of $2.65 on October 1, 2013. On January 15, 2015, in connection with his resignation 250,000 options were cancelled.
(2)	Effective August 1, 2012, we granted Mr. Stone 300,000 shares of restricted common stock of which 108,334 have vested. On August 1, 2012, Mr. Stone was granted 300,000 shares of common stock of the Company vesting monthly over three years. A portion of the grant was deferred 6 months. On November 25, 2013, Mr. Stone was granted 300,000 stock options exercisable at the exercise price of $2.54. The options vest over a three year term as follows: 100,000 options on the first anniversary of the option grant date, then the remaining shares vest on a pro rata monthly basis for the following two years. On July 8, 2014, Mr. Stone was granted 200,000 stock options with an exercise price of $4.11 per share. The options vest over a four year term as follows: 150,000 options on the third anniversary of the option grant date, then the remaining shares vest on a pro rata monthly basis for the following year, for a total of four years. On September 10, 2014, Mr. Stone was granted 50,000 options with an exercise price of $5.89 per share and 12,500 of which will vest on the one-year anniversary of the grant date, and 37,500 of which will vest on a monthly basis over the three years following the first anniversary of the grant date to become fully vested on September 10, 2018.
(3)	On November 25, 2013, we granted 300,000 stock options to Mr. Klausner, and on July 8, 2014, pursuant to his separation agreement, the vesting of the options were accelerated, on a pro-rata basis, as if the vesting schedule had been monthly rather than annual, advanced to July 31, 2014, (i.e., an aggregate of fifty thousand (50,000) options). The stock options are exercisable at $2.54 per share for a period of 180 days following his separation date.
(4)	On January 31, 2008, we granted 1,951 stock options to Ms. Lucero under the 2007 equity incentive plan. The stock options are exercisable at the exercise price of $4.05.

DIRECTOR COMPENSATION

The following table presents information regarding compensation paid to our directors during the fiscal year ended March 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Peter Guber (2)	32,000	48,000	—	—	80,000
Robert S. Ellin (3)	—	—	—	—	—
Paul Schaeffer (4)	32,000	48,000	—	—	80,000
Peter Adderton (5)	—	—	—	—	—
Chris Rogers (6)	32,000	48,000	—	—	80,000
Jeffrey Karish (7)	32,000	48,000	—	—	80,000
Robert Deutschman (8)	32,000	48,000	—	—	80,000

(1)	The amounts in this column reflect the aggregate grant date fair value of each restricted stock award that was granted in the period ended March 31, 2014 and is computed in accordance with FASB ASC Topic 718. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the stock vesting term. The amount of expense recognized represents the expense associated with the stock we expect to ultimately vest based upon an estimated rate of forfeitures; this rate of forfeitures is updated as necessary and any adjustments needed to recognize the fair value of stock that actually vest or are forfeited are recorded.
(2)	Mr. Guber is the non-executive Chairman of the Board of Directors. During the period ended March 31, 2014, Mr. Guber received quarterly cash payments and was granted 17,204 shares of common stock of which 8,602 remained unvested as of that date.
(3)	Mr. Ellin was Executive Chairman of the Board of Directors from December 28, 2011 until April 15, 2013, and served as a Director from April 15, 2013 until September 20, 2013. Mr. Ellin resigned from the Board of Directors of the Company on September 20, 2013.
(4)	Mr. Schaeffer is a director of the Company and a member of the Audit Committee. During the period ended March 31, 2014, Mr. Schaeffer received quarterly cash payments and was granted 17,204 shares of common stock of which 8,602 remained unvested as of that date.
(5)	Mr. Adderton was appointed as our interim Chief Executive Officer on July 15, 2011, our Chief Executive Officer on December 28, 2011 and Chief Innovation Officer on October 1, 2014. His compensation for fiscal year 2014 is fully reflected in the “Summary Compensation Table” above. Mr. Adderton received no additional compensation for his service as a Director. Mr. Adderton resigned as a Director and as Chief Innovation Officer effective January 16, 2015.
(6)	Mr. Rogers is a Director of the Company and a member of the Audit Committee and the Compensation Committee. During the period ended March 31, 2014, Mr. Rogers received quarterly cash payments and was granted 17,204 shares of common stock of which 8,602 remained unvested as of that date.
(7)	Mr. Karish is a Director of the Company and a member of the Compensation Committee. During the period ended March 31, 2014, Mr. Karish received quarterly cash payments and was granted 17,204 shares of common stock of which 8,602 remained unvested as of that date.
(8)	Mr. Deutschman is a Director of the Company and the Chairman of the Audit Committee. During the period ended March 31, 2014, Mr. Deutschman received quarterly cash payments and was granted 17,204 shares of common stock of which 8,602 remained unvested as of that date.

NARRATIVE TO DIRECTOR COMPENSATION TABLE

Non-employee director compensation for a new director is granted under the Board member Equity Ownership and Retention Policy (the “Policy”). The Policy, which is administered by the independent Compensation Committee of the Board and can be amended by such committee, requires each non-management board member to acquire shares of the Company having a value equal to three times his or her annual cash retainer within five years, requires any employee director and the Chief Executive Officer to acquire shares of the

Company having a value equal to three times his or her annual salary within five years and requires the Chief Operating Officer to acquire shares of the Company having a value equal to two times his or her annual salary within five years. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership, and vested but unexercised stock options will be treated as equivalent to one-half a share. The Policy does not affect the vesting restrictions on any equity awards but supersedes any post-vesting lock-up that was then currently applicable to any person covered by the Policy. Failure to meet or show sustained progress toward meeting the ownership requirements of the Policy may result in reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity awards.

The Company’s compensation program for the non-employee directors is as follows: each such director receives an annual cash retainer of $48,000 (payable in equal quarterly installments) plus an annual grant for restricted Company common stock under the Company’s Amended and Restated 2011 Equity Incentive Plan having a value of $48,000 on the grant date (with quarterly vesting).

Effective July 1, 2014, the compensation program also provides for an additional annual cash retainer of $5,000 (payable in quarterly installments) and annual grant of restricted Company common stock under the 2011 Plan having a value of $5,000 on the grant date (with quarterly vesting) for non-employee members of the Audit Committee of the Board (other than the Chair) and an additional annual cash retainer of $7,500 (payable in quarterly installments) and annual grant of restricted Company common stock under the 2011 Plan having a value of $7,500 on the grant date (with quarterly vesting) for a non-employee Chairman of the Audit Committee. Also, effective July 1, 2014, the Chairman of the Board receives an additional cash retainer of $24,000 (payable in equal quarterly installments) plus an additional annual grant for restricted Company common stock under the 2011 Plan having a value of $24,000.

REPORT OF AUDIT COMMITTEE

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The functions of our Audit Committee (references in this section to “we” and “our” mean the Audit Committee) are primarily focused on three areas:

•	the adequacy of the internal controls and financial reporting process of Mandalay Digital Group, Inc. (the “Company”) and the reliability of its consolidated financial statements;
•	the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; and
•	the Company’s compliance with legal and regulatory requirements.

We operate under a written charter, which has been approved by the Board of Directors. The Company has made the Audit Committee charter available on its website at http://ir.mandalaydigital.com/governance-documents.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting. We discuss these matters with the Company’s independent registered public accounting firm and with appropriate financial personnel. We periodically (at least quarterly) meet privately with both the independent registered public accounting firm and the Company’s financial personnel, each of whom has unrestricted access to us. We also appoint the independent registered public accounting firm and review their performance and independence from management. In addition, we review the Company’s financing plans.

Management is responsible for the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely on, without independent verification, the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, we held four meetings during fiscal year 2014. The meetings were designed, among other things, to facilitate and encourage communication among us, management, the internal accountants and the Company’s independent registered public accounting firm for fiscal year 2014, SingerLewak LLP (“SingerLewak”). We discussed with SingerLewak the overall scope and plans for their audit. We also met with SingerLewak, with and without management present, to discuss the results of their audit and quarterly reviews and the Company’s internal controls. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2014 with management and with SingerLewak.

We also discussed with SingerLewak matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees (AS 16), as adopted by the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from SingerLewak required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with us concerning independence, and we discussed with SingerLewak their independence from the Company. When considering SingerLewak’s independence, we considered whether their provision of services to us beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to SingerLewak for audit and non-audit services (primarily tax services).

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2014 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Robert Deutschman (Chairman)

Christopher Rogers

Paul Schaeffer

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are required to permit a separate non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation tables and narrative discussion). This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather to provide stockholders with an opportunity to make an advisory vote with respect to the overall compensation of our named executive officers and our compensation practices.

This proposal, commonly known as a “Say-on-pay,” permits stockholders to endorse or not endorse our executive compensation through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation tables and narrative discussion).”

Because the stockholders’ vote is advisory, it will not be binding on the Board. However, the Board’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

Our Board Recommends a Vote “FOR” this Proposal 3.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY

OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the annual meeting, the stockholders will vote on a non-binding, advisory proposal regarding the frequency of future advisory stockholder votes on executive compensation as discussed in Proposal 3 in this proxy statement. Stockholders will have the opportunity to cast an advisory vote on whether the stockholder vote on executive compensation should occur every one, two or three years. Stockholders may also abstain from voting on the matter.

Because your vote is advisory, it will not be binding upon our Company or our Board. However, our Board will take into account the outcome of the vote when considering the frequency of the advisory stockholder vote on executive compensation. Your advisory vote will not be construed (i) as overruling a decision by our Company or our Board, (ii) to create or imply any change to the fiduciary duties of our Company or our Board, (iii) to create or imply any additional fiduciary duties for our Company or our Board, or (iv) to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

Our Board believes that a non-binding stockholder vote on executive compensation should occur every year to provide the stockholders with an opportunity to annually express their views on our executive compensation. The results of such vote would then be considered by our Compensation Committee in connection with the subsequent review of executive compensation. Accordingly, the Board recommends voting for an advisory stockholder vote on executive compensation to be held annually, and therefore recommends voting for the “one year” alternative.

We emphasize, however, that you are not voting to approve or disapprove our Board’s recommendation. Instead, your proxy card provides you with four options regarding this non-binding, advisory proposal. You may cast an advisory vote for the stockholder vote on executive compensation to occur every year, every two years, every three years, or you may abstain from voting on the matter.

Board Recommendation

Our Board Recommends a Vote under this Proposal 4 for an Advisory Vote Every ONE Year.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015

Our audit committee has appointed SingerLewak LLP to audit our accounts for the fiscal year ending March 31, 2015. Such firm, which has served as our independent registered public accounting firm since April 2009, has reported to us that none of its members has any direct financial interest or material indirect financial interest in our Company.

A proposal will be presented at the Annual Meeting to ratify the audit committee’s appointment of SingerLewak as our independent registered public accounting firm. Although stockholder ratification of the audit committee’s action in this respect is not required, our Board considers it desirable for stockholders to pass upon such appointment.

A representative of SingerLewak is expected to attend the annual meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

Fees for professional services provided by SingerLewak for the fiscal years ended March 31, 2014 and 2013 were as follows:

	Year Ended March 31, 2014	Year Ended March 31, 2013
Audit fees	$408,504	$292,556
Audit related fees
Tax fees
All other fees	132,072	35,886
Total	$540,576	$328,442

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Board Recommendation

Our Board Unanimously Recommends a Vote “FOR” Ratification of the Appointment of SingerLewak as our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2015.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote in accordance with his judgment on such matters.

HOUSEHOLDING OF PROXY MATERIALS

“Householding” is a program, approved by the SEC, which allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy materials to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

Section 16(a) of the Exchange Act requires our officers, directors, and persons owning more than ten percent of a registered class of our equity securities (“ten percent stockholders”) to file reports of ownership and changes of ownership with the SEC. To the best of our knowledge, based solely on review of the copies of such reports and amendments thereto furnished to us, we believe that during the fiscal year ended March 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors, and ten percent stockholders were met, except that Mr. Schaeffer filed one late report reporting one transaction, Mr. Guber filed one late report reporting four transactions, Mr. Robert Ellin filed one late report reporting four transactions, Mr. Karish filed one late report reporting one transaction, Mr. Deutschman filed one late report reporting one transaction, Mr. Adderton filed one late report reporting one transaction, and Mr. Rogers filed two late reports reporting one transaction. In addition, in July 2014, Mr. Schleimer filed two late reports reporting one transaction.

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the fiscal year 2016 annual meeting to be eligible for inclusion in our proxy statement, our Secretary must receive them at our principal offices not later than October 6, 2015. Such proposals should be submitted, in writing, to Mandalay Digital Group, Inc., Attn: Corporate Secretary, 2811 Cahuenga Boulevard West, Los Angeles, CA 90068.

Stockholders wishing to submit proposals for the fiscal year 2016 annual meeting of stockholders outside of Rule 14a-8 may do so. Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal that is not intended to be included in the proxy statement fails to notify us of such proposal at least 45 days prior to the anniversary of the mailing date of the preceding year’s proxy statement or a reasonable time before we send our proxy materials for such meeting if the date of the meeting has changed by more than 30 days from the prior year, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at such annual meeting of stockholders, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be addressed at our annual meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the annual meeting.

ACCOMPANYING INFORMATION

Accompanying this proxy statement is a copy of our annual report to stockholders on Form 10-K and Form 10-K/A, for our fiscal year ended March 31, 2014. Such annual report includes our audited consolidated financial statements for the two fiscal years ended March 31, 2014 and 2013. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

EXPERTS

Our consolidated financial statements as of March 31, 2013 and 2014, and for each of the years in the two-year period ended March 31, 2014 have been incorporated by reference herein in reliance upon the reports of SingerLewak LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Appia, Inc. as of December 31, 2012 and 2013, and for each of the years in the two-year period ended December 31, 2013, included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality under Delaware law of the shares of our common stock offered by this proxy statement/prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Manatt, Phelps & Phillips, LLP owns 402,144 shares of common stock and warrants to purchase an additional 23,214 shares of common stock of Mandalay Digital. Latham & Watkins, LLP, Los Angeles, California will provide the tax opinion to Mandalay Digital referred to under “Material United States Federal Income Tax Considerations,” and Goodwin Procter, LLP, Boston, Massachusetts, will provide the tax opinion to Appia referred to under “Material United States Federal Income Tax Considerations.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, we maintain a web site that contains information about us at http://www.digitalturbine.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.

We have filed with the SEC a registration statement on Form S-4, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act, with respect to the securities registered thereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered thereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined and copied (upon payment of applicable fees) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The registration statement is also available to you on the SEC’s web site, http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This document is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this document. No one else is authorized to provide you with different information. You should not rely on any other representations. We are not making an offer of these securities in any state where the offer is not permitted. Our affairs may change after this prospectus is distributed. You should not assume that the information in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing or incorporated by reference into this prospectus. The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this document.

We incorporate by reference into this proxy statement/prospectus the following documents (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Our Annual Report on Form 10-K for the year ended March 31, 2014, filed with the SEC on June 30, 2014, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on July 29, 2014 and as amended by Amendment No. 2 on Form 10-K/A filed with the SEC on January 8, 2015;
•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014 and September 30, 2014, filed with the SEC on August 14, 2014 and November 14, 2014, respectively;
•	Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on April 15, 2014, June 25, 2014, July 9, 2014, September 15, 2014, October 9, 2014, November 13, 2014, November 18, 2014 and January 16, 2015 (but excluding the portions of such reports expressly noted as being furnished and not filed);
•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 6, 2013; and
•	All documents filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the termination of this offering.

Certain Current Reports on Form 8-K dated both prior to and after the date of this proxy statement/prospectus are or will be furnished to the SEC and shall not be deemed “filed” with the SEC and will not be incorporated by reference into this prospectus. However, all other reports and documents filed by us after the date of this proxy statement/prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this proxy statement/prospectus will also be deemed incorporated by reference in this proxy statement/prospectus and considered to be part of this proxy statement/prospectus from the date those documents are filed. Information in such future filings updates and supplements the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. If you make a request, orally or in writing, for any information that has been incorporated by reference into this proxy statement/prospectus but not delivered with this proxy statement/prospectus, we will provide you, without charge, a copy of any or all of that information. Requests for this information should be submitted in writing to our Secretary, at our principal executive offices at Mandalay Digital Group, Inc., 2811 Cahuenga Blvd West, Los Angeles, California 90068 or by telephone at (323) 472-5461.

Financial Statements and Report of

Independent Certified Public Accountants

Appia, Inc.

For the years ended December 2013 and 2012

Appia, Inc.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	Audit • Tax • Advisory Grant Thornton LLP 4140 ParkLake Avenue, Suite 130 Raleigh, NC 27612-3723
T 919.881.2700 F 919.881.2795 www.GrantThornton.com

Board of Directors

Appia, Inc.:

We have audited the accompanying consolidated financial statements of Appia, Inc. (a Delaware company), and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Appia, Inc. and subsidiary as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Raleigh, North Carolina

June 26, 2014

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd

Appia, Inc.

Consolidated balance sheets

(in thousands, except share data and per share data)

December 31	2013	2012

	$	$
Assets
Current assets:
Cash and cash equivalents	7,791	3,091
Accounts receivable, net	5,718	4,073
Prepaid expenses and other current assets	565	300

Total current assets	14,074	7,464
Property and equipment, net	1,432	392
Other assets	19	14

Total assets	15,525	7,870

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	2,732	2,491
Accrued expenses and other current liabilities	2,919	2,754
Short-term capital lease	-	55
Short-term debt	600	501
Deferred revenue	76	359

Total current liabilities	6,327	6,160
Warrant liability	1,109	-
Long-term debt	7,816	910

Total liabilities	15,252	7,070

Commitments (Note 9)
Redeemable convertible preferred stock, Series A, 3,275,000 shares authorized; 3,275,000 issued and outstanding as of December 31, 2013 and 2012, respectively	4,737	4,469
Redeemable convertible preferred stock, Series B, 2,569,169 shares authorized; 2,569,169 issued and outstanding as of December 31, 2013 and 2012, respectively	19,207	17,986
Redeemable convertible preferred stock, Series C, 2,612,818 shares authorized; 1,348,814 issued and outstanding at December 31, 2013 and 2012, respectively	12,184	11,367
Redeemable convertible preferred stock, Series D, 89,127 shares authorized; 89,127 issued and outstanding at December 31, 2013 and 2012, respectively	1,601	1,468

Total redeemable convertible preferred stock	37,729	35,290

Stockholders’ deficit:
Series FF preferred stock, par value $0.001; 2,991,500 shares authorized; 2,991,500 shares issued and outstanding as of December 31, 2013 and 2012	3	3
Common stock, par value $0.001; 17,625,600 shares authorized; 3,909,932 and 3,584,808 shares issued and outstanding as of December 31, 2013 and 2012, respectively	3	3
Accumulated other comprehensive income	-	59
Accumulated deficit	(37,462)	(34,555)

Total stockholders’ deficit	(37,456)	(34,490)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	15,525	7,870

The accompanying notes are an integral part of these consolidated financial statements.

Appia, Inc.

Consolidated statements of operations and comprehensive loss

(in thousands)

For the years ended December 31	2013	2012

	$	$
Revenues	46,860	10,517
Cost of revenues	33,863	7,086

Gross profit	12,997	3,431

Operating expenses:
Sales and marketing	3,334	2,245
Technology	2,797	2,531
General and administrative	6,647	3,669

Total operating expenses	12,778	8,445

Income (loss) from operations	219	(5,014)

Other (expense):
Interest expense	(745)	(65)

Loss before income taxes	(526)	(5,079)

Income tax (benefit)	-	-

Net loss	(526)	(5,079)

Other comprehensive loss:
Foreign currency translation adjustments	(59)	(30)

Other comprehensive loss	(59)	(30)

Comprehensive loss	(585)	(5,109)

The accompanying notes are an integral part of these consolidated financial statements.

Appia, Inc.	7

Consolidated statements of changes in stockholders’ deficit

(in thousands, except share data)

	Series FF Preferred stock		Common stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Value	Shares	Value

		$		$	$	$	$	$
Balance as of December 31, 2011	2,991,500	3	3,618,277	3	-	(27,154)	89	(27,059)
Issuance of common stock	-	-	5,906	-	1	-	-	1
Forfeiture of restricted stock shares	-	-	(39,375)	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	28	-	-	28
Accretion of Series A preferred stock	-	-	-	-	(29)	(249)	-	(278)
Accretion of Series B preferred stock	-	-	-	-	-	(1,221)	-	(1,221)
Accretion of Series C preferred stock	-	-	-	-	-	(817)	-	(817)
Accretion of Series D preferred stock	-	-	-	-	-	(35)	-	(35)
Foreign currency translation adjustment	-	-	-	-	-	-	(30)	(30)
Net loss for the period	-	-	-	-	-	(5,079)	-	(5,079)

Balance as of December 31, 2012	2,991,500	3	3,584,808	3	-	(34,555)	59	(34,490)
Issuance of common stock	-	-	75,749	-	20	-	-	20
Issuance of restricted stock	-	-	280,000	-	-	-	-	-
Forfeiture of restricted stock shares	-	-	(30,625)	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	40	-	-	40
Accretion of Series A preferred stock	-	-	-	-	(60)	(209)	-	(269)
Accretion of Series B preferred stock	-	-	-	-	-	(1,222)	-	(1,222)
Accretion of Series C preferred stock	-	-	-	-	-	(817)	-	(817)
Accretion of Series D preferred stock	-	-	-	-	-	(133)	-	(133)
Foreign currency translation adjustment	-	-	-	-	-	-	(59)	(59)
Net loss for the period	-	-	-	-	-	(526)	-	(526)

Balance as of December 31, 2013	2,991,500	3	3,909,932	3	-	(37,462)	-	(37,456)

The accompanying notes are an integral part of these consolidated financial statements.

Appia, Inc.

Consolidated statements of cash flows

(in thousands)

For the years ended December 31	2013	2012

	$	$
Cash flows from operating activities:
Net loss	(526)	(5,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	366	206
Amortization of deferred loan costs	11	17
Stock-based compensation expense	40	28
Amortization of debt discount	89
Change in fair market value of warrant liability	85
Changes in operating assets and liabilities:
Accounts receivable	(1,733)	(3,728)
Prepaid expenses and other current assets	(281)	(154)
Accounts payable	241	1,433
Deferred revenue	(283)	248
Accrued expenses and other current liabilities	192	644

Net cash flows used in operating activities	(1,799)	(6,385)

Cash flows from investing activities:
Internally developed software	(1,162)
Purchases of property and equipment	(244)	(137)

Net cash flows used in investing activities	(1,406)	(137)

Cash flows from financing activities:
Issuance of redeemable preferred stock, net of issuance costs	-	1,433
Loan proceeds	8,200	1,300
Stock option exercise	20	1
Principal payments on capital leases	(55)	(105)
Payments on term loan	(261)	(667)

Net cash flows provided by financing activities	7,904	1,962

Effect of exchange rate changes on cash and cash equivalents	1	(2)
Net increase (decrease) in cash and cash equivalents	4,700	(4,562)
Cash and cash equivalents, beginning of year	3,091	7,653

Cash and cash equivalents, end of year	7,791	3,091

Supplemental disclosure of cash flow information
Cash paid during the year for interest	752	68
Supplemental disclosure of non-cash investing and financing activities
Accretion of redeemable convertible preferred stock	2,441	2,351
Property and equipment purchased through a capital lease	-	50

The accompanying notes are an integral part of these financial statements.

Appia, Inc. (in thousands except share data and per share data)

Notes to consolidated financial statements

1	Organization and Basis of Presentation

On April 3, 2008, Pinmot, Inc. was incorporated for the purpose of acquiring a portfolio of mobile technology assets. On June 3, 2008, Pinmot, Inc. acquired the smartphone assets of Motricity, Inc. and the outstanding common stock of Motricity Deutschland GmbH. Pinmot, Inc. was subsequently renamed PocketGear, Inc. and its German subsidiary was renamed PocketGear Deutschland GmbH. PocketGear, Inc, subsequently renamed Appia, Inc. (the Company) as of February 2011. The Company is a mobile advertising network focused on driving installs of mobile applications (iOS/Android) on behalf of advertisers who want to grow their mobile audience. The Company provides mobile advertising performance solutions for both advertisers and publishers. Its technology is focused on driving user acquisition and monetization through ad walls and other ad formats.

2	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Appia, Inc. and its wholly-owned subsidiary, PocketGear Deutschland GmbH. All significant intercompany balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Advertising Revenue Recognition

The Company recognizes revenue based on the activity of mobile users viewing advertisements and downloading applications via developer applications and mobile websites. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract/insertion order, which are primarily based on the number of applications installed or downloaded. The Company recognizes revenue based on these terms, as the services have been provided, the fees the Company charges are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. In determining whether the Company acts as the principal or an

Appia, Inc. (in thousands except share data and per share data)

agent, the Company follows the accounting guidance for principal-agent considerations. While none of the factors identified in this guidance is individually considered presumptive or determinative, because the Company is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers, (ii) performing all billing and collection activities including retaining credit risk, and (iii) discretion in selecting suppliers, the Company acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis.

Mobile Storefront Revenues

The Company’s revenues are derived from sales of applications developed by third parties for use on handheld devices using the Company’s e-commerce services, features and technologies to operate the sites.

The Company recognizes revenue from sales of third-party content related products in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605 – “Revenue Recognition.” Product sales, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail items are sold to customers pursuant to a sales contract that provides for transfer of both title and risk of loss upon delivery to the customer. Return allowances, which reduce product revenue by an estimate of expected product returns, are estimated using historical experience. The Company periodically provides incentive offers to customers to encourage purchases. Current discount offers, when accepted by customers, are treated as a reduction to the sales price of the related transaction.

The Company utilizes its own proprietary technology platform to accept and verify customer orders, respond to customer support needs and to execute fulfillment on behalf of its own and third-party products. These applications also manage the process of accepting, authorizing, and charging customer credit cards. The Company uses historical results as a basis for providing an allowance for chargebacks and returns.

The Company applies ASC 605 in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Regarding sales of third-party content related products through its own and affiliate websites, the Company believes it is the primary obligor in sales transactions, has latitude in establishing prices, and holds responsibility for processing of cash receipts related to the transactions. As such, the Company records and presents revenue from these transactions on a gross basis.

The Company also enters into arrangements where it builds customized storefronts, supplying tools to ingest content and merchandising as well as providing data hosting and monitoring services. Revenue is generated from sales of applications from the storefronts and split via revenue share basis. In addition, there are instances where customers also pay one-time upfront fees and/or ongoing periodic fees. For the upfront/periodic fees the Company follows a services model. The upfront fees are deferred until the storefront is launched and operational and recognized taken ratably over the estimated life of the customer relationship.

Appia, Inc. (in thousands except share data and per share data)

Cost of Revenue

Cost of revenue consists primarily of amounts due to publishers for the advertising inventory utilized in running mobile advertisements. These amounts are typically either a percentage of the advertising revenue earned by the Company based on mobile advertisements that are run on each publishers inventory or a fixed fee for the ad space. The Company recognizes the cost of revenue as the associated revenue is recognized, on a publisher by publisher basis during the period the advertisements run on the publisher’s properties. Costs owed to publisher but not yet paid are recorded as accrued cost of revenue.

Technology Costs

Technology expenses consist primarily of wages and benefits for software application development personnel. The Company has focused its research and development efforts on both improving ease of use and functionality of its existing products as well as developing new offerings. The Company expenses research and development costs that do not meet the capitalization criteria for internal-use software. Research and development expense, which includes the amortization of capitalized internally developed software costs, was $1,615 and $1,990, respectively for the years ended December 31, 2013 and 2012.

Advertising Costs

The costs of advertising are expensed as incurred or the first time the advertising takes place in accordance with ASC 720 – “Other Expenses.” For 2013 and 2012, the Company incurred advertising costs of $229 and $39, respectively.

Sales and Marketing Costs

Sales and Marketing expense primarily consists of salaries and payroll related costs for Sales and Marketing employees. Additional expenses include costs related to lead generation, communication and promotion.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost and consist primarily of money market accounts. Cash and cash equivalents deposited in banks were in excess of federally insured limits as of December 31, 2013 and December 31, 2012.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at their face amount, less an allowance for doubtful accounts, on the Company’s accompanying consolidated balance sheet. Accounts receivable consist of amounts currently due from customers. The Company generally does not require collateral on sales. The Company periodically evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve for bad debts against amounts due is recorded to reduce the related accounts receivable to an amount that the Company reasonably believes is collectible. As of December 31, 2013 and 2012 the Company had reserved $546 and $252, respectively, for allowance for doubtful accounts.

Appia, Inc. (in thousands except share data and per share data)

Property and Equipment

Property and equipment is primarily comprised of office furniture and computer equipment, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years as follows:

Useful Life (years)

Computer equipment - Servers	5
Computer equipment - Office	3
Software	5

Included in property and equipment is the cost of internal-use software and website development, including software used to upgrade and enhance the Company’s websites. The Company follows the provisions of ASC 350 – “Intangibles – Goodwill and Other.” All costs related to the development of internal-use software other than those incurred during the application development stage are expensed. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally three years).

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Fair Value Measurements

The Company follows ASC 820 – “Fair Value Measurement”, which provides a common definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants. ASC 820 does not require any new fair value measurements, but applies to most current accounting pronouncements that require or permit fair value measurements.

The standard provides guidance on the methods used to measure fair value, including the market, income, and cost approach. These approaches require the use of certain assumptions in models that market participants would use in pricing assets and liabilities. The models may use readily observable, market corroborated, or generally unobservable inputs.

The standard also requires assets and liabilities that are measured at fair value on a recurring basis (at least annually) to be classified and disclosed in one of the following three categories:

Level 1	Quoted market prices in active markets for identical assets or liabilities;

Level 2	Observable market-based inputs or unobservable inputs that are corroborated by market data; and

Level 3	Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values because of their short-term nature. The Company’s debt approximates fair value due to the nature of having variable interest rates.

Appia, Inc. (in thousands except share data and per share data)

The Company has issued warrants to purchase preferred stock in connection with the issuance of subordinated debt. The Company accounted for these warrants in long-term liabilities at fair value upon the issuance based on the specific terms of the agreement. The fair value of the preferred stock warrants was estimated using the Black-Scholes option-pricing model. The warrants are not actively traded and are valued using observable and unobservable market data for inputs. Significant market data inputs used to determine the fair value of the warrants include the estimated the business enterprise value of the Company using a discounted cash flow analysis, expected life of the warrants, risk-free interest rate and the implied volatility of The Company’s stock.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of the respective balance sheet dates.

Liabilities (in thousands)	Balance Sheet Classification	December 31, 2013			December 31, 2012
		Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
		$	$	$	$	$	$
Warrant liability	Noncurrent liabilities	-	-	1,109	-	-	-

The Company follows ASC 825 – “Financial Instruments” which permits companies to voluntarily choose, at specified election dates, to measure specified financial assets and liabilities and other items at fair value that are not currently required to be measured at fair value. Subsequent changes in fair value would then be required to be reported in earnings each reporting period. The Company currently has not elected the fair value option for any eligible items. Any future effect of this pronouncement will be dependent upon the nature and amount of eligible items that the Company elects to account for using the fair value option.

Impairment of Long-lived Assets

The Company evaluates the recoverability of its property and equipment and definite-lived intangible assets in accordance with ASC 360 Property, Plant and Equipment. ASC 360 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and the future undiscounted cash flows expected to result from the use and disposition of these assets. The Company did not have any impairment for the years ended December 31, 2013 and 2012.

Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is increased each reporting period such that the carrying amount will equal the redemption amount at the redemption date. These increases, if any, are affected through charges against additional paid-in capital, to the extent it is available, and then against accumulated deficit.

Stock-based Compensation

The Company applies ASC 718 – “Compensation – Stock Compensation,” which requires the measurement and recognition of compensation expense, using a fair value-based method, for all share-based awards made to the Company’s employees and directors, including grants of

Appia, Inc. (in thousands except share data and per share data)

stock options, restricted stock and other stock-based plans. The application of this standard requires significant judgment and the use of estimates, particularly assumptions such as stock price volatility and expected option lives, to value equity-based compensation. The Company recognizes the stock compensation expense over the requisite service period of the individual grants, which generally equals the vesting period.

Foreign Currency Translation

The Euro has been designated as the functional currency of the Company’s wholly-owned subsidiary in Germany. Assets and liabilities recorded in foreign currency are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are recorded at average rates of exchange during the year. The resulting gains and losses arising from the translation of net assets located outside the U.S. are recorded as a cumulative translation adjustment on the consolidated balance sheets. Realized and unrealized transaction gains and losses are included in income or loss in the period in which they occur. Foreign currency transaction gains or losses realized by the Company were insignificant for the period ending December 31, 2013 and 2012.

Income Taxes

The Company accounts for income taxes using an asset and liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities and for tax carryforward at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A full valuation allowance has been recorded at December 31, 2013 and 2012. The Company recognizes the tax benefit of an uncertain tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Concentration of Credit Risk and Significant Customers

The Company partners with various suppliers to acquire mobile users. For the year ended December 31, 2013 and 2012, one supplier made up 37% and 74%, respectively, of the total cost of revenues.

The Company generally works with numerous advertisers for whom it drives installs and downloads for. During 2013 one customer made up 46% of revenues in the consolidated statement of operations.

Contingencies

In accordance with ASC 450 – “Contingencies” amounts associated with contingencies are recorded as charges to earnings when the Company, after taking into consideration the facts and circumstances associated with each matter, including settlement offers, if any, has determined that it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. The Company is subject to various legal matters in the ordinary

Appia, Inc. (in thousands except share data and per share data)

course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition or results of operation of the Company.

Accumulated Other Comprehensive Loss

In addition to net losses, comprehensive loss includes changes in foreign currency translation adjustments. Comprehensive loss for the period ending December 31, 2013 and 2012 was $585 and $5,109, respectively.

Recent Accounting Pronouncements

In July 2013, the FASB issued a revised accounting standard, which clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforwards, a similar tax loss, or a tax credit carryforwards if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforwards, a similar tax loss, or a tax credit carryforwards is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This standard is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Retrospective application is permitted. The Company will adopt this standard in 2014 and does not expect the adoption to have a material impact on its financial statements.

3	Property and Equipment

Property and equipment consists of the following at December 31, 2013 and 2012:

	2013	2012

	$	$
Computer equipment	890	699
Software	1,370	160

Less - Accumulated depreciation and amortization	(828)	(467)

Property and equipment, net	1,432	392

Depreciation and amortization expense for the year ended December 31, 2013 and 2012 was $170 and $177, respectively.

Unamortized software development costs as of December 31, 2013 and 2012 were $1,001 and $35, respectively. Software development depreciation expense for the year ended December 31, 2013 and 2012 was $196 and $29, respectively.

Appia, Inc. (in thousands except share data and per share data)

4	Debt

Short-term and long-term portions of debt are as follows as of December 31:

Debt	2013	2012

	$	$
Short-term
Bank debt	600	501
Subordinated debt	-	-

Total	600	501

Long-term
Bank debt	750	910
Subordinated debt	8,000	-
Less - Debt discount	(934)	-

Total	7,816	910

In February 2010, the Company entered into an agreement with Silicon Valley Bank (SVB) to borrow $2,000. The funds were used to pay off existing debt that Handango had outstanding with SVB. The borrowings are secured by substantially all of the assets of the Company and bears interest at the greater of prime plus 3% or 7%. Both interest and principal are payable monthly over 36 months. The Company paid and capitalized $34 of loan origination fees.

In June 2010, the Company entered into an Amendment with SVB. The amendment modified the original loan, lowering the interest rate to the greater of prime plus 2% or 6%. The Company paid and capitalized $9 of loan origination fees. The loan was paid off in February 2013.

In August 2012, the Company borrowed $1,300 from Silicon Valley Bank in the form of a term loan, repayable over 36 months. In addition the Company obtained a $700 line of credit based on outstanding accounts receivable with all amounts due in 1 year. The loan bears interest at the greater of 2.5%+prime or 6.5%. The line of credit has interest at the greater of 1.5%+prime or 5.50%. The Company paid and capitalized interest of $13 of loan origination fees. The bank is also due a success fee in the event of an exit event. This fee can range from $0 to $150, depending on the Company’s valuation at the time of the event.

In April 2013, the Company amended its loan agreement with Silicon Valley Bank to increase the term loan to $1,500 and increase the line of credit to $2,000. The new maturity date for the term loan and line of credit is April 2016 and the interest rates remain unchanged. The Company paid and capitalized interest of $12 of loan origination fees. The bank is also due a Make-Whole Premium ranging from 0-2% of the unpaid balance depending on the date of the payoff.

In April 2013, the Company borrowed $5,000 from North Atlantic SBIC IV, LP in the form of an interest only term loan, repayable in April 2019. The loan bears interest of 10% if paid monthly, otherwise accrues at 15% per month. The borrower is due a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. The Company also issued 263,200 Series C preferred stock warrants at a $0.001 exercise price and 112,800 Series C

Appia, Inc. (in thousands except share data and per share data)

preferred stock warrants at $7.41 exercise price. The Company recorded a debt discount of $615 related to the issuance of these warrants which is being amortized over the term of the debt. The loan is subordinate to Silicon Valley Bank.

In October 2013, the Company amended its loan agreement with Silicon Valley Bank to increase its line of credit to $3,500. The maturity date and interest remain unchanged. The Company paid and capitalized interest of $5 of loan origination fees.

In October 2013, the Company borrowed $3,000 from North Atlantic SBIC IV, LP in the form of an interest only term loan, repayable in April 2019. The loan bears interest of 10% if paid monthly, otherwise accrues at 15% per month. The borrower is due a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. The Company also issued 157,920 Series C preferred stock warrants at a $0.001 exercise price and 67,680 Series C preferred stock warrants at a $7.41 exercise price. The Company recorded a debt discount of $408 related to the issuance of these warrants which is being amortized over the term of the debt. The loan is subordinate to Silicon Valley Bank.

The Company’s debt agreement with Silicon Valley Bank contain various restrictive covenants. The Company failed to meet some of these required covenants for the fiscal years being reported on. On April 4, 2013, October 2013 and March 2014 the bank provided a waiver to the Company for these requirements.

The Company’s debt agreements with North Atlantic SBIC IV, LP contain various restrictive covenants. The Company failed to meet some of these required covenants for year ended December 31, 2013. The Company received waivers from North Atlantic SBIC IV, LP on March 2014.

Future maturities of debt at December 31, 2013 are as follows:

Year	Amount

$
2014	600
2015	600
2016	150
2017	-
Thereafter	8,000

Total	9,350

The Company also enters into agreements to lease hardware. The Company applies ASC 840 Leases to determine if the leases should be treated as operating or capital. During the years ended December 31, 2013 and 2012 the Company entered into leases of $0 and $51, respectively. The leases are typically payable over 24 months. Total accumulated depreciation associated with these assets is $106 and $64 for December 31, 2013 and 2012, respectively. These leases are were fully paid off in 2013.

Appia, Inc. (in thousands except share data and per share data)

5	Income Taxes

The income tax provision attributable to loss before income taxes for the years ended December 31, 2013 and 2012 was zero due to the valuation allowances recorded against the deferred tax assets associated with the Company’s net losses of $526 and $5,079 in 2013 and 2012, respectively.

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	2013	2012

	$	$
Current
Accrued expenses	78	88
Deferred rent	3	10
Allowance for doubtful accounts	192	97
Deferred revenue	-	9
Valuation allowance	(273)	(204)

Total net deferred tax, current	-	-

Noncurrent
Tax loss carryforwards	8,521	8,273
Intangible assets	2,171	2,595
Warrant liability	30	-
Property and equipment	(431)	(8)
Stock compensation	(22)	(33)
Valuation allowance	(10,269)	(10,827)

Total net deferred tax, noncurrent	-	-

Net deferred tax	-	-

At December 31, 2013, the Company has federal and state net operating and economic loss carryforwards of $22,105 and $15,010, respectively, available to offset future federal and state taxable income which will begin to expire in 2028 and 2023. The Company also has a charitable contribution carryover of $1 which begin to expire in 2017. The Company has foreign net operating loss carryforwards of $1,513 available to offset future foreign taxable income which has no expiration date.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

During 2010, the Company recorded goodwill in connection with the Handango acquisition that was subsequently fully impaired for book purposes in the year ended December 31, 2010. The goodwill will be amortized for tax purposes over 15 years under Section 197.

Appia, Inc. (in thousands except share data and per share data)

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance decreased by $489 during 2013, as a result of the increase in the tax loss carryforwards.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign countries. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2008. As of December 31, 2013 and 2012, no taxing jurisdictions have proposed any significant adjustments to the Company’s tax positions. Management does not anticipate any material changes to its financial position or the requirement of material additional payments.

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

	2013			2012
	Amount	% of Pretax Earnings		Amount	% of Pretax Earnings

	$	%		$	%
United States federal tax at statutory rate	(179)	(34.0%	)	(1,758)	(34.0%	)
State taxes (net of federal benefit)	(5)	(0.9%	)	(235)	(4.5%	)
Change in valuation reserve	(487)	(92.8%	)	1,942	37.5%
Change in state rate	235	44.6%		-	0.0%
Other, including adjustments to true-up prior year tax returns and foreign exchange rate differences	375	71.5%		-	0.0%
Foreign tax rate differential	(2)	(0.4%	)	26	0.5%
Nondeductible expenses	63	12%		25	0.5%

Provision for income taxes	-	0.0%		-	0.0%

6	Stockholders’ Deficit and Redeemable Convertible Preferred Stock

The Company has authorized 17,625,600 shares of common stock, $0.001 par value and 11,537,614 shares of preferred stock, par value $0.001, of which 3,275,000 shares are designated as Series A convertible preferred stock (Series A preferred), 2,569,169 as Series B convertible preferred stock (Series B preferred) and 2,612,818 as Series C convertible preferred stock (Series C preferred), 89,127 as Series D convertible preferred stock (Series D preferred) and 2,991,500 shares are designated as Series FF convertible preferred stock (Series FF preferred).

On April 3, 2008, the Company was founded through the issuance of 1,000,000 shares of common stock at a price of $0.001 per share.

On April 15, 2008, the Company issued 2,902,250 shares of Series FF preferred stock at a price of $0.001 per share and 2,424,630 shares of restricted common stock at a price of $0.001 per share. Shares of restricted common stock vest over a period of four years. On October 13, 2008, the Company repurchased 223,880 shares of restricted common stock at a price of $0.001 per share.

Appia, Inc. (in thousands except share data and per share data)

On June 3, 2008, the Company issued 3,250,000 shares of Series A preferred stock at a price of $1.00 per share. As part of this transaction, the Company incurred transaction costs of $83, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On December 10, 2008, the Company issued 25,000 shares of Series A preferred stock at a price of $1.00 per share.

On June 9, 2010, the Company issued 2,140,974 shares of Series B preferred stock at a price of $5.84 per share. As part of this transaction, the Company incurred transaction costs of $75, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On August 6, 2010, the Company issued 428,195 shares of Series B preferred stock at a price of $5.84 per share. As part of this transaction, the Company incurred transaction costs of $31, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On April 27, 2010, the Company allowed the exchange of 89,250 shares of Common Stock for Series FF Preferred Stock, for one of the Company’s founders.

On March 21, 2011, the Company issued 1,348,814 shares of Series C preferred stock at a price of $7.41 per share. As part of this transaction, the Company incurred transaction costs of $85, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On September 26, 2012, the Company issued 89,127 shares of Series D preferred stock at a price of $16.83 per share. As part of this transaction, the Company incurred transaction costs of $67, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

Significant features of the common stock and Series A, Series B, Series C, Series D and FF preferred are as follows:

Voting

The holders of Series A, Series B, Series C, Series D and Series FF preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted. The holders of common stock are entitled to vote equally based on their respective shares outstanding.

Dividends

Series A, Series B, Series C and Series D preferred stockholders are entitled to receive annual dividends of $0.08 per share. Holders of Series FF preferred stock and common stock shall be entitled to dividends when and if declared by the Board of Directors and shall share dividends on a pro rata basis based on the number of shares of common stock that would be held by each upon conversion of all Series A, Series B, Series C, Series D and Series FF preferred stock into common stock.

Appia, Inc. (in thousands except share data and per share data)

Conversion

Each share of Series A, Series B, Series C and Series D preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by dividing the original issue price of $1.00 by $1.00 for Series A, by $5.84 for Series B, by $7.41 for Series C and by $16.83 for Series D preferred stock holders. Each share of Series FF preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by dividing the original issue price of $0.001 by $0.001. The conversion price is subject to adjustment for subdivisions, dividends, combinations, reclassifications, merger, sale, and other transactions. If the Company issues or sells additional shares of Common Stock less than the original issue price, that is deemed dilutive (Qualifying Dilutive Issuance), Series B and Series C are entitled to reduced conversion rates equal to the price the additional shares are issued at. The Series B and Series C Qualifying Dilutive issuance dates expired on April 9, 2012.

Automatic Conversion

Each share of Series A and Series B preferred stock shall automatically be converted into common stock at the then effective conversion price upon the completion of an underwritten public offering involving the sale of the Company’s common stock at prices per share greater than three times the Original Issue price of Series C Preferred Stock and net cash proceeds of at least $50 million. Each share of Series A and B preferred stock shall also automatically be converted into common stock at the then effective conversion price upon the written consent or agreement of two-thirds ( 2⁄3) of the Series A and Series B preferred voting as a group.

Each share of Series C preferred stock shall automatically be converted into common stock at the then effective conversion price upon the completion of an underwritten public offering involving the sale of the Company’s common stock net cash proceeds of at least $50 million. Each share of Series C preferred stock shall also automatically be converted into common stock at the then effective conversion price upon the written consent or agreement of the majority of the Series C preferred holders voting as a group.

Each share of Series D preferred stock shall automatically be converted into common stock at the then effective conversion price upon the closing of a qualified public offering or upon the written consent or agreement of the majority shares voting together as a single group.

Appia, Inc. (in thousands except share data and per share data)

Liquidation Preference

Upon liquidation, dissolution, or winding up of the Company, holders of the Series A, Series B, Series C and Series D preferred shall be entitled to receive, prior and in preference to any distribution of the assets to holders of Series FF preferred or common stock, an amount equal to the original issue price of $1.00 per share for Series A, $5.84 per share for Series B, $7.41 per share for Series C and $16.83 for Series D, plus all accrued dividends and all declared and unpaid dividends on the Series A, Series B, Series C and Series D preferred stock. Any assets remaining after such preferential distribution shall be distributed ratably to holders of Series FF preferred stock and common stock on an as-if converted basis. The liquidation value per share, aggregate liquidation value and carrying value for the Series A, Series B, Series C and Series D preferred as of December 31, 2013 and 2012 are as follows:

	2013	2012

Series A Preferred	$	$
Liquidation values per share	1.45	1.37
Aggregate liquidation value	4,737	4,476
Carrying value	4,737	4,469

Series B Preferred
Liquidation values per share	7.49	7.02
Aggregate liquidation value	19,238	18,038
Carrying value	19,207	17,986

Series C Preferred
Liquidation values per share	9.06	8.47
Aggregate liquidation value	12,222	11,422
Carrying value	12,184	11,367

Series D Preferred
Liquidation values per share	18.53	17.19
Aggregate liquidation value	1,652	1,532
Carrying value	1,601	1,468

Redemption Preference

The certificate of incorporation also provides for the redemption of the Series A, Series B, Series C and Series D preferred upon agreement by two-thirds ( 2⁄3) of the outstanding Series A, Series B, Series C and Series D shares, voting as a single class of stock, beginning on December 31, 2015. The redemption price for the Series A, Series B, Series C and Series D preferred shall be the greater of the original issue price of $1.00 per share for Series A, $5.84 per share for Series B, $7.41 per share for Series C, $16.83 for Series D plus all accrued, declared, and unpaid dividends or the fair market value of Series A, Series B, Series C or Series D preferred stock on the date of the request.

7	Stock Options and Restricted Stock

During 2008, the Company adopted the 2008 Stock Option Plan (the Plan). A total of 1,942,247 shares of the Company’s common stock have been reserved for issuance to employees,

Appia, Inc. (in thousands except share data and per share data)

directors and consultants. The terms of the stock option grants are determined by the Board of Directors. Since inception, all options were granted with an exercise price equal to the deemed fair value of the common stock on the date of grant. Under the Plan, options become vested over various periods, generally ranging up to four years, and expire not more than ten years after the date of grant.

In determining the compensation cost of options granted, as specified by ASC 718 – “Compensation – Stock Compensation,” the fair value of each option or restricted stock grant has been estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in these calculations are summarized as follows:

	2013	2012

Expected dividend yield		-
Expected stock price volatility	39% - 40%	40% - 45%
Risk-free interest rate	1.71%- 2.96%	1.25% - 2.24%
Expected life of options	10	10
Estimated forfeiture rate for employee option	15%	15%

The Company calculates expected stock volatility using historical volatility for a peer group of companies, as the Company believes the expected volatility will approximate historical volatility of the peer group. The risk-free interest rate for the expected terms of the stock options is based on the rates paid on US Treasury instruments with similar lives at the time of the grant. The estimated forfeiture rate for employee options is based on historic forfeiture rates.

The following table summarizes the Company’s stock option grant activity during the period from January 1, 2012 through December 31, 2013:

	Number of Shares	Weighted Average Exercise Price

		$
Balance at December 31, 2011	191,137	0.22
Granted	501,900	0.26
Vested	(5,906)	0.18
Forfeited	(56,581)	0.25

Balance at December 31, 2012	630,550	0.25
Granted	262,018	0.28
Vested	(75,749)	0.26
Forfeited	(141,353)	0.26

Balance at December 31, 2013	675,466	0.26

Appia, Inc. (in thousands except share data and per share data)

The following table summarizes the stock options outstanding at December 31, 2013 and 2012:

	Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life of Options Outstanding	Options Exercisable	Weighted Average Grant Date Fair Value of Options Exercisable

					$
	0.10	44,700	6.50	37,200	0.07
	0.26	585,850	9.00	50,030	0.17

December 31, 2012		630,550		87,230

	.10	41,200	5.40	39,844	0.07
	0.26	416,248	7.95	201,983	0.15
	0.28	218,018	9.65	-	-

December 31, 2013		675,466		241,827

As of December 31, 2013 and 2012, there was $55 and $57, respectively of total unrecognized compensation cost related to non-vested options. The Company recorded $19 and $16 of compensation cost for December 31, 2013 and 2012, respectively related to stock options recognized over a weighted average remaining life of 8.3 years.

The following table summarizes non-vested stock options during the period from January 1, 2012 through December 31, 2013:

	Number of Shares	Weighted Average Grant Date Fair Value

		$
Non-vested common stock options outstanding, December 31, 2011	145,753	0.11
Granted	501,900	0.15
Vested	(54,424)	0.13
Forfeited	(49,909)	0.15

Non-vested common stock options outstanding, December 31, 2012	543,320	0.14
Granted	262,018	0.15
Vested	(190,438)	0.14
Forfeited	(136,948)	0.14

Non-vested common stock options outstanding, December 31, 2013	477,952	0.15

The Company at times issues Restricted Common Stock grants to employees, directors and consultants. The grants typically vest over a period of 4 years. The Company includes these costs in stock-based compensation and recognized on a straight-line basis. At December 31, 2013 and 2012 there was $63 and $26 of unrecognized compensation expense related to restricted stock. The Company recorded $22 and $12 as compensation cost related to the restricted stock for the years ended December 31, 2013 and 2012 respectively.

Appia, Inc. (in thousands except share data and per share data)

The following table summarizes the Company’s restricted stock award activity during the period from January 1, 2012 through December 31, 2013:

Number of Shares

Non-vested restricted stock outstanding at December 31, 2011	355,687
Granted	-
Vested	(113,500)
Forfeited	(39,375)

Non-vested restricted stock outstanding at December 31, 2012	202,812
Granted	280,000
Vested	(104,062)
Forfeited	(30,625)

Non-vested restricted stock outstanding at December 31, 2013	348,125

8	Employee Benefit Plan

The Company’s eligible employees participate in a 401(k) plan. Participants may contribute a percentage of their salary, limited by IRS regulations. The Plan allows the Company to match a percentage of the amount contributed by the employee. In addition, the Company may make discretionary profit-sharing contributions to the plan. The Company did not elect to make any contributions during the years ended December 31, 2013 or 2012.

9	Commitments

The Company leases its office facilities and certain office equipment under operating lease agreements. Non-cancelable leases may contain escalation clauses which require rent to be recognized on a straight-line basis over the term of the lease agreement. Expense related to operating leases, recognized on the straight-line basis, was approximately $1,013 and $715 for the years ended December 31, 2013 and 2012, respectively.

Future minimum lease payments under non-cancelable operating leases at December 31, 2013 are as follows:

Amount

$
2014	386
2015	174
Thereafter	-

560

10	Subsequent Events

Management has evaluated subsequent events through June 26, 2014, the date of the financial statements were available for issuance. All matters requiring recognition or disclosure have been included in the consolidated financial statements.

Financial Statements

Appia, Inc.

For the nine months ended September 30, 2014 and 2013

Appia, Inc.

Appia, Inc.

Consolidated balance sheets

(Unaudited)

(in thousands, except share data and per share data)

September 30	2014	2013

	$	$
Assets
Current assets:
Cash and cash equivalents	1,952	5,600
Accounts receivable, net	5,090	8,058
Prepaid expenses and other current assets	245	306

Total current assets	7,287	13,964
Property and equipment, net	2,677	1,232
Other assets	9	17

Total assets	9,973	15,213

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	721	2,079
Accrued expenses and other current liabilities	4,494	4,256
Short-term capital lease	-	6
Short-term debt	600	600
Deferred revenue	1	245

Total current liabilities	5,816	7,186
Warrant liability	3,129	615
Long-term debt	7,499	5,336

Total liabilities	16,444	13,137

Commitments (Note 9)
Redeemable convertible preferred stock, Series A, 3,275,000 shares authorized; 3,275,000 issued and outstanding as of September 30, 2014 and 2013, respectively	4,932	4,672
Redeemable convertible preferred stock, Series B, 2,569,169 shares authorized; 2,569,169 issued and outstanding as of September 30, 2014 and 2013, respectively	20,123	18,902
Redeemable convertible preferred stock, Series C, 2,612,818 shares authorized; 1,348,814 and outstanding at September 30, 2014 and 2013, respectively	12,796	11,981
Redeemable convertible preferred stock, Series D, 89,127 shares authorized; 89,127 issued and outstanding at September 30, 2014 and 2013, respectively	1,701	1,568

Total redeemable convertible preferred stock	39,552	37,123

Stockholders’ deficit:
Series FF preferred stock, par value $0.001; 2,991,500 shares authorized; 2,991,500 shares issued and outstanding as of September 30, 2014 and 2013	3	3
Common stock, par value $0.001;17,625,600 shares authorized; 3,927,456 and 3,909,932 shares issued and outstanding as of September 30, 2014 and 2013, respectively	3	3
Accumulated other comprehensive income	116	14
Accumulated deficit	(46,145)	(35,067)

Total stockholders’ deficit	(46,023)	(35,047)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	9,973	15,213

The accompanying notes are an integral part of these consolidated financial statements.

Appia, Inc.

Consolidated statements of operations and comprehensive income (loss)

(Unaudited)

(in thousands)

For the nine months ended September 30	2014	2013

	$	$
Revenues	21,930	38,470
Cost of revenues	17,366	27,912

Gross profit	4,564	10,558

Operating expenses:
Sales and marketing	2,569	2,655
Technology	2,246	1,823
General and administrative	3,431	4,426

Total operating expenses	8,246	8,904

Income (loss) from operations	(3,682)	1,654
Other (expense):
Interest expense	(3,215)	(387)

Income (loss) before income taxes	(6,897)	1,267
Income tax (benefit)	-	-

Net income (loss)	(6,897)	1,267

Other comprehensive income (loss):
Foreign currency translation adjustments	116	(45)

Other comprehensive income (loss)	116	(45)

Comprehensive income (loss)	(6,781)	1,222

The accompanying notes are an integral part of these consolidated financial statements.

Appia, Inc.

Consolidated statements of changes in stockholders’ deficit

(Unaudited)

(in thousands, except share data)

	Series FF Preferred stock		Common stock		Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Value	Shares	Value

		$		$	$	$	$	$
Balance as of December 31, 2013	2,991,500	3	3,909,932	3	-	(37,462)	-	(37,456)
Issuance of common stock	-	-	47,524	-	12	-	-	12
Forfeiture of restricted stock shares	-	-	(30,000)	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	27	0	-	27
Accretion of Series A preferred stock	-	-	-	-	(39)	(157)	-	(196)
Accretion of Series B preferred stock	-	-	-	-	-	(916)	-	(916)
Accretion of Series C preferred stock	-	-	-	-	-	(613)	-	(613)
Accretion of Series D preferred stock	-	-	-	-	-	(100)	-	(100)
Foreign currency translation adjustment	-	-	-	-	-	-	116	116
Net loss for the period	-	-	-	-	-	(6,897)	-	(6,897)

Balance as of September 30, 2014	2,991,500	3	3,927,456	3	-	(46,145)	116	(46,023)

The accompanying notes are an integral part of these consolidated financial statements.

Appia, Inc.

Consolidated statements of cash flows

(Unaudited)

(in thousands)

For the nine months ended September 30	2014	2013

	$	$
Cash flows from operating activities:
Net income (loss)	(6,897)	1,267
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	637	238
Amortization of deferred loan costs	10	8
Stock-based compensation expense	27	39
Amortization of debt discount	133	51
Loss on sale of assets	37
Change in fair market value of warrant liability	2,019	-
Changes in operating assets and liabilities:
Accounts receivable	628	(3,997)
Prepaid expenses and other current assets	321	(17)
Accounts payable	(2,013)	(413)
Deferred revenue	(75)	(113)
Accrued expenses and other liabilities	1,694	1,478

Net cash flows used in operating activities	(3,479)	(1,459)

Cash flows from investing activities:
Internally developed software	(1,898)	(907)
Proceeds from sale of assets	22	-
Purchases of property and equipment	(43)	(171)

Net cash flows used in investing activities	(1,919)	(1,078)

Cash flows from financing activities:
Loan proceeds	-	5,200
Stock option exercise	12	5
Principal payments on capital leases	-	(49)
Payments on term loan	(450)	(111)

Net cash flows provided (used) by financing activities	(438)	5,045

Effect of exchange rate changes on cash and cash equivalents	(3)	1

Net increase (decrease) in cash and cash equivalents	(5,839)	2,509
Cash and cash equivalents, beginning of year	7,791	3,091

Cash and cash equivalents, end of year	1,952	5,600

Supplemental disclosure of cash flow information
Cash paid during the year for interest	63	286
Supplemental disclosure of non-cash investing and financing activities
Accretion of redeemable convertible preferred stock	1,825	1,832

The accompanying notes are an integral part of these financial statements.

Appia, Inc. (in thousands except share data and per share data)

Notes to consolidated financial statements

1	Organization and Basis of Presentation

On April 3, 2008, Pinmot, Inc. was incorporated for the purpose of acquiring a portfolio of mobile technology assets. On June 3, 2008, Pinmot, Inc. acquired the smartphone assets of Motricity, Inc. and the outstanding common stock of Motricity Deutschland GmbH. Pinmot, Inc. was subsequently renamed PocketGear, Inc. and its German subsidiary was renamed PocketGear Deutschland GmbH. PocketGear, Inc, subsequently renamed Appia, Inc. (the Company) as of February 2011. The Company is a mobile advertising network focused on driving installs of mobile applications (iOS/Android) on behalf of advertisers who want to grow their mobile audience. The Company provides mobile advertising performance solutions for both advertisers and publishers. Its technology is focused on driving user acquisition and monetization through ad walls and other ad formats.

2	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Appia, Inc. and its wholly-owned subsidiary, PocketGear Deutschland GmbH. All significant intercompany balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Advertising Revenue Recognition

The Company recognizes revenue based on the activity of mobile users viewing advertisements and downloading applications via developer applications and mobile websites. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract/insertion order, which are primarily based on the number of applications installed or downloaded. The Company recognizes revenue based on these terms, as the services have been provided, the fees the Company charges are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. While

Appia, Inc. (in thousands except share data and per share data)

none of the factors identified in this guidance is individually considered presumptive or determinative, because the Company is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers, (ii) performing all billing and collection activities including retaining credit risk, and (iii) discretion in selecting suppliers, the Company acts as the principal in these arrangements and therefore reports revenue earned and costs incurred on a gross basis.

Mobile Storefront Revenues

The Company’s revenues are derived from sales of applications developed by third parties for use on handheld devices using the Company’s e-commerce services, features and technologies to operate the sites.

The Company recognizes revenue from sales of third-party content related products in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605 – “Revenue Recognition.” Product sales, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail items are sold to customers pursuant to a sales contract that provides for transfer of both title and risk of loss upon delivery to the customer. Return allowances, which reduce product revenue by an estimate of expected product returns, are estimated using historical experience. The Company periodically provides incentive offers to customers to encourage purchases. Current discount offers, when accepted by customers, are treated as a reduction to the sales price of the related transaction.

The Company utilizes its own proprietary technology platform to accept and verify customer orders, respond to customer support needs and to execute fulfillment on behalf of its own and third-party products. These applications also manage the process of accepting, authorizing, and charging customer credit cards. The Company uses historical results as a basis for providing an allowance for chargebacks and returns.

The Company applies ASC 605 in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Regarding sales of third-party content related products through its own and affiliate websites, the Company believes it is the primary obligor in sales transactions, has latitude in establishing prices, and holds responsibility for processing of cash receipts related to the transactions. As such, the Company records and presents revenue from these transactions on a gross basis.

The Company also enters into arrangements where it builds customized storefronts, supplying tools to ingest content and merchandising as well as providing data hosting and monitoring services. Revenue is generated from sales of applications from the storefronts and split via revenue share basis. In addition, there are instances where customers also pay one-time upfront fees and/or ongoing periodic fees. For the upfront/periodic fees the Company follows a services model. The upfront fees are deferred until the storefront is launched and operational and recognized taken ratably over the estimated life of the customer relationship.

Cost of Revenue

Cost of revenue consists primarily of amounts due to publishers for the advertising inventory utilized in running mobile advertisements. These amounts are typically either a percentage of

Appia, Inc. (in thousands except share data and per share data)

the advertising revenue earned by the Company based on mobile advertisements that are run on each publishers inventory or a fixed fee for the ad space. The Company recognizes the cost of revenue as the associated revenue is recognized, on a publisher by publisher basis during the period the advertisements run on the publisher’s properties. Costs owed to publisher but not yet paid are recorded as accrued cost of revenue.

Technology Costs

Technology expenses consist primarily of wages and benefits for software application development personnel. The Company has focused its research and development efforts on both improving ease of use and functionality of its existing products as well as developing new offerings. The Company expenses research and development costs that do not meet the capitalization criteria for internal-use software. Research and development expense, which includes the amortization of capitalized internally developed software costs, was $2,246 and $1,823, respectively for the period ended September 30, 2014 and 2013.

Advertising Costs

The costs of advertising are expensed as incurred or the first time the advertising takes place in accordance with ASC 720 – “Other Expenses.” For the period ended September 30, 2014 and 2013, the Company incurred advertising costs of $267 and $148, respectively.

Sales and Marketing Costs

Sales and Marketing expense primarily consists of salaries and payroll related costs for Sales and Marketing employees. Additional expenses include costs related to lead generation, communication and promotion.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost and consist primarily of money market accounts. Cash and cash equivalents deposited in banks were in excess of federally insured limits as of September 30, 2014 and September 30, 2013.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are presented at their face amount, less an allowance for doubtful accounts, on the Company’s accompanying consolidated balance sheet. Accounts receivable consist of amounts currently due from customers. The Company generally does not require collateral on sales. The Company periodically evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve for bad debts against amounts due is recorded to reduce the related accounts receivable to an amount that the Company reasonably believes is collectible. As of September 30, 2014 and 2013 the Company had reserved $560 and $438, respectively, for allowance for doubtful accounts.

Appia, Inc. (in thousands except share data and per share data)

Property and Equipment

Property and equipment is primarily comprised of office furniture and computer equipment, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years as follows:

Useful Life (years)

Computer equipment - Servers	5
Computer equipment - Office	3
Software	5

Included in property and equipment is the cost of internal-use software and website development, including software used to upgrade and enhance the Company’s websites. The Company follows the provisions of ASC 350 – “Intangibles – Goodwill and Other.” All costs related to the development of internal-use software other than those incurred during the application development stage are expensed. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally three years).

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Fair Value Measurements

The Company follows ASC 820 – “Fair Value Measurement”, which provides a common definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants. ASC 820 does not require any new fair value measurements, but applies to most current accounting pronouncements that require or permit fair value measurements.

The standard provides guidance on the methods used to measure fair value, including the market, income, and cost approach. These approaches require the use of certain assumptions in models that market participants would use in pricing assets and liabilities. The models may use readily observable, market corroborated, or generally unobservable inputs.

The standard also requires assets and liabilities that are measured at fair value on a recurring basis (at least annually) to be classified and disclosed in one of the following three categories:

Level 1	Quoted market prices in active markets for identical assets or liabilities;

Level 2	Observable market-based inputs or unobservable inputs that are corroborated by market data; and

Level 3	Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying values because of their short-term nature. The Company’s debt approximates fair value due to the nature of having variable interest rates.

Appia, Inc. (in thousands except share data and per share data)

The Company has issued warrants to purchase preferred stock in connection with the issuance of subordinated debt. The Company accounted for these warrants in long-term liabilities at fair value upon the issuance based on the specific terms of the agreement. The fair value of the preferred stock warrants was estimated using the Black-Scholes option-pricing model. The warrants are not actively traded and are valued using observable and unobservable market data for inputs. Significant market data inputs used to determine the fair value of the warrants include the equity value of the transaction (see Note 10), estimated the business enterprise value of the Company using a discounted cash flow analysis, expected life of the warrants, risk-free interest rate and the implied volatility of The Company’s stock.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of the respective balance sheet dates.

Liabilities (in thousands)	Balance Sheet Classification	September 30, 2014			September 30, 2013
		Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
		$	$	$	$	$	$
Warrant liability	Non-current liabilities	-	-	3,129	-	-	615

The Company follows ASC 825 – “Financial Instruments” which permits companies to voluntarily choose, at specified election dates, to measure specified financial assets and liabilities and other items at fair value that are not currently required to be measured at fair value. Subsequent changes in fair value would then be required to be reported in earnings each reporting period. The Company currently has not elected the fair value option for any eligible items. Any future effect of this pronouncement will be dependent upon the nature and amount of eligible items that the Company elects to account for using the fair value option.

Impairment of Long-lived Assets

The Company evaluates the recoverability of its property and equipment and definite-lived intangible assets in accordance with ASC 360 Property, Plant and Equipment. ASC 360 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and the future undiscounted cash flows expected to result from the use and disposition of these assets. The Company did not have any impairment for the period ended September 30, 2014 and 2013.

Redeemable Convertible Preferred Stock

The carrying value of redeemable convertible preferred stock is increased each reporting period such that the carrying amount will equal the redemption amount at the redemption date. These increases, if any, are affected through charges against additional paid-in capital, to the extent it is available, and then against accumulated deficit.

Stock-based Compensation

The Company applies ASC 718 – “Compensation – Stock Compensation,” which requires the measurement and recognition of compensation expense, using a fair value-based method, for all share-based awards made to the Company’s employees and directors, including grants of

Appia, Inc. (in thousands except share data and per share data)

stock options, restricted stock and other stock-based plans. The application of this standard requires significant judgment and the use of estimates, particularly assumptions such as stock price volatility and expected option lives, to value equity-based compensation. The Company recognizes the stock compensation expense over the requisite service period of the individual grants, which generally equals the vesting period.

Foreign Currency Translation

The Euro has been designated as the functional currency of the Company’s wholly-owned subsidiary in Germany. Assets and liabilities recorded in foreign currency are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are recorded at average rates of exchange during the year. The resulting gains and losses arising from the translation of net assets located outside the U.S. are recorded as a cumulative translation adjustment on the consolidated balance sheets. Realized and unrealized transaction gains and losses are included in income or loss in the period in which they occur. Foreign currency transaction gains or losses realized by the Company were insignificant for the period ending September 30, 2014 and 2013.

Income Taxes

The Company accounts for income taxes using an asset and liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A full valuation allowance has been recorded at September 30, 2014 and 2013. The Company recognizes the tax benefit of an uncertain tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Concentration of Credit Risk and Significant Customers

The Company partners with various suppliers to acquire mobile users. For the periods ended September 30, 2014 and 2013, one supplier made up 11% and 41%, respectively, of the total cost of revenues.

The Company generally works with numerous advertisers for whom it drives installs and downloads for. During the period ended September 30, 2013 one customer made up 54% of revenues in the consolidated statement of operations.

Derecognition of Liabilities

The Company recognized a gain of $1,268 in September 2014 related to the reversal of liabilities assumed in a previous acquisition. The Company has determined that its obligation to pay these liabilities has expired. The gain is recorded as a reduction to general and administrative expenses in the consolidated statement of operations for the nine months ended September 30, 2014.

Appia, Inc. (in thousands except share data and per share data)

Contingencies

In accordance with ASC 450 – “Contingencies” amounts associated with contingencies are recorded as charges to earnings when the Company, after taking into consideration the facts and circumstances associated with each matter, including settlement offers, if any, has determined that it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition or results of operation of the Company.

Accumulated Other Comprehensive Income (Loss)

In addition to net losses, comprehensive loss includes changes in foreign currency translation adjustments. Comprehensive income (loss) for the period ending September 30, 2014 and 2013 was ($6,781) and $1,222, respectively.

Recent Accounting Pronouncements

In August 2014, the FASB issued new accounting guidance which addresses management’s responsibility to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. This guidance is effective for the fiscal year ending after December 15, 2016, and for fiscal years and interim periods thereafter. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its financial statements.

In May 2014, the FASB issued new accounting guidance on revenue recognition, which provides for a single five-step model to be applied to all revenue contracts with customers. The new standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. This guidance is effective for private companies for fiscal years and interim periods within those years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its financial statements.

3	Property and Equipment

Property and equipment consists of the following at September 30, 2014 and 2013:

	2014	2013

	$	$
Computer equipment	780	822
Software	3,275	1,115

Less - Accumulated depreciation and amortization	(1,378)	(705)

Property and equipment, net	2,677	1,232

Appia, Inc. (in thousands except share data and per share data)

Depreciation and amortization expense for the period ended September 30, 2014 and 2013 was $637 and $238, respectively.

Unamortized software development costs as of September 30, 2014 and 2013 were $2,395 and $831, respectively. Software development depreciation expense for the period ended September 30, 2014 and 2013 was $497 and $101, respectively.

4	Debt

Short-term and long-term portions of debt are as follows as of September 30:

Debt	2014	2013

	$	$
Short-term
Bank debt	600	600
Subordinated debt	-	-

Total	600	600

Long-term
Bank debt	300	900
Subordinated debt	8,000	5,000
Less - Debt discount	(801)	(564)

Total	7,499	5,336

In February 2010, the Company entered into an agreement with Silicon Valley Bank (SVB) to borrow $2,000. The funds were used to pay off existing debt that Handango had outstanding with SVB. The borrowings are secured by substantially all of the assets of the Company and bears interest at the greater of prime plus 3% or 7%. Both interest and principal are payable monthly over 36 months. The Company paid and capitalized $34 of loan origination fees.

In June 2010, the Company entered into an Amendment with SVB. The amendment modified the original loan, lowering the interest rate to the greater of prime plus 2% or 6%. The Company paid and capitalized $9 of loan origination fees. The loan was paid off in February 2013.

In August 2012, the Company borrowed $1,300 from Silicon Valley Bank in the form of a term loan, repayable over 36 months. In addition the Company obtained a $700 line of credit based on outstanding accounts receivable with all amounts due in 1 year. The loan bears interest at the greater of 2.5%+prime or 6.5%. The line of credit has interest at the greater of 1.5%+prime or 5.50%. The Company paid and capitalized interest of $13 of loan origination fees. The bank is also due a success fee in the event of an exit event. This fee can range from $0 to $150, depending on the Company’s valuation at the time of the event.

In April 2013, the Company amended its loan agreement with Silicon Valley Bank to increase the term loan to $1,500 and increase the line of credit to $2,000. The new maturity date for the term loan and line of credit is April 2016 and the interest rates remain unchanged. The Company paid and capitalized interest of $12 of loan origination fees. The bank is also due a Make-Whole Premium ranging from 0-2% of the unpaid balance depending on the date of the payoff.

Appia, Inc. (in thousands except share data and per share data)

In April 2013, the Company borrowed $5,000 from North Atlantic SBIC IV, LP in the form of an interest only term loan, repayable in April 2019. The loan bears interest of 10% if paid monthly, otherwise accrues at 15% per month. The borrower is due a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. The Company also issued 263,200 Series C preferred stock warrants at a $0.001 exercise price and 112,800 Series C preferred stock warrants at $7.41 exercise price. The Company recorded a debt discount of $615 related to the issuance of these warrants which is being amortized over the term of the debt. The loan is subordinate to Silicon Valley Bank. The Company has elected to not pay interest starting with the January 1, 2014 payment and is accruing it at 15%.

In October 2013, the Company amended its loan agreement with Silicon Valley Bank to increase its line of credit to $3,500. The maturity date and interest remain unchanged. The Company paid and capitalized interest of $5 of loan origination fees.

In October 2013, the Company borrowed $3,000 from North Atlantic SBIC IV, LP in the form of an interest only term loan, repayable in April 2019. The loan bears interest of 10% if paid monthly, otherwise accrues at 15% per month. The borrower is due a prepayment premium ranging from 1-5% of the unpaid balance depending on date of the prepayment. The Company also issued 157,920 Series C preferred stock warrants at a $0.001 exercise price and 67,680 Series C preferred stock warrants at a $7.41 exercise price. The Company recorded a debt discount of $408 related to the issuance of these warrants which is being amortized over the term of the debt. The loan is subordinate to Silicon Valley Bank. The Company has elected to not pay interest starting with the January 1, 2014 payment and is accruing it at 15%.

In March 2014, the Company entered into an Amendment with SVB. The amendment modified the terms of the line of credit to expand the amount of foreign accounts receivable to be included in the eligible borrowing base. The maturity date and interest remain unchanged.

The Company’s debt agreement with Silicon Valley Bank contain various restrictive covenants. The Company failed to meet some of these required covenants for the periods being reported on. On April 4, 2013, October 2013 and March 2014 and November 2014 the bank provided a waiver to the Company for these requirements.

The Company’s debt agreements with North Atlantic SBIC IV, LP contain various restrictive covenants. The Company failed to meet some of these required covenants for the periods being reported on. The Company received waivers from North Atlantic SBIC IV, LP on March 2014 and November 2014.

Future maturities of debt at September 30, 2014 are as follows:

Year	Amount

$
2014	150
2015	600
2016	150
2017	-
Thereafter	8,000

Total	8,900

Appia, Inc. (in thousands except share data and per share data)

The Company also enters into agreements to lease hardware. The Company applies ASC 840 Leases to determine if the leases should be treated as operating or capital. Total accumulated depreciation associated with these assets is $52 and $96 for the period ended September 30, 2014 and 2013, respectively. These leases are were fully paid off in 2013.

5	Income Taxes

The Company computes its provision for income taxes by applying the estimated annual effective tax rate, adjusted for any material items. For each of the nine months ended September 30, 2014 and 2013, no provision or benefits for income taxes have been recorded and accordingly the Company’s effective tax rate for each of the nine months ended September 30, 2014 and 2013 was 0%. The Company has recorded a full valuation allowance against its net deferred tax assets based on the Company’s assessment regarding the realizability of these net deferred tax assets in future periods. At September 30, 2014, the Company had no unrecognized tax benefits that would affect the Company’s effective tax rate.

Estimated net operating loss carryforwards (NOL’s) as of September 30, 2014 are $26,765 for federal purposes and $17,810 for state purposes. The NOL’s begin to expire in 2028 and 2023 respectively. With few exceptions, the company is no longer subject to US federal, state, and local non-US income tax examinations by tax authorities for years before 2010.

6	Stockholders’ Deficit and Redeemable Convertible Preferred Stock

The Company has authorized 17,625,600 shares of common stock, $0.001 par value and 11,537,614 shares of preferred stock, par value $0.001, of which 3,275,000 shares are designated as Series A convertible preferred stock (Series A preferred), 2,569,169 as Series B convertible preferred stock (Series B preferred) and 2,612,818 as Series C convertible preferred stock (Series C preferred), 89,127 as Series D convertible preferred stock (Series D preferred) and 2,991,500 shares are designated as Series FF convertible preferred stock (Series FF preferred).

On April 3, 2008, the Company was founded through the issuance of 1,000,000 shares of common stock at a price of $0.001 per share.

On April 15, 2008, the Company issued 2,902,250 shares of Series FF preferred stock at a price of $0.001 per share and 2,424,630 shares of restricted common stock at a price of $0.001 per share. Shares of restricted common stock vest over a period of four years. On October 13, 2008, the Company repurchased 223,880 shares of restricted common stock at a price of $0.001 per share.

On June 3, 2008, the Company issued 3,250,000 shares of Series A preferred stock at a price of $1.00 per share. As part of this transaction, the Company incurred transaction costs of $83, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On December 10, 2008, the Company issued 25,000 shares of Series A preferred stock at a price of $1.00 per share.

Appia, Inc. (in thousands except share data and per share data)

On June 9, 2010, the Company issued 2,140,974 shares of Series B preferred stock at a price of $5.84 per share. As part of this transaction, the Company incurred transaction costs of $75, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On August 6, 2010, the Company issued 428,195 shares of Series B preferred stock at a price of $5.84 per share. As part of this transaction, the Company incurred transaction costs of $31, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On April 27, 2010, the Company allowed the exchange of 89,250 shares of Common Stock for Series FF Preferred Stock, for one of the Company’s founders.

On March 21, 2011, the Company issued 1,348,814 shares of Series C preferred stock at a price of $7.41 per share. As part of this transaction, the Company incurred transaction costs of $85, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

On September 26, 2012, the Company issued 89,127 shares of Series D preferred stock at a price of $16.83 per share. As part of this transaction, the Company incurred transaction costs of $67, which were applied against the proceeds of this sale. The carrying value of the preferred stock will be accreted to its redemption price, including dividends.

Significant features of the common stock and Series A, Series B, Series C, Series D and FF preferred are as follows:

Voting

The holders of Series A, Series B, Series C, Series D and Series FF preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted. The holders of common stock are entitled to vote equally based on their respective shares outstanding.

Dividends

Series A, Series B, Series C and Series D preferred stockholders are entitled to receive annual dividends of $0.08 per share. Holders of Series FF preferred stock and common stock shall be entitled to dividends when and if declared by the Board of Directors and shall share dividends on a pro rata basis based on the number of shares of common stock that would be held by each upon conversion of all Series A, Series B, Series C, Series D and Series FF preferred stock into common stock.

Conversion

Each share of Series A, Series B, Series C and Series D preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by dividing the original issue price of $1.00 by $1.00 for Series A, by $5.84 for Series B, by $7.41 for Series C and by $16.83 for Series D preferred stock holders. Each share of Series FF preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by

Appia, Inc. (in thousands except share data and per share data)

dividing the original issue price of $0.001 by $0.001. The conversion price is subject to adjustment for subdivisions, dividends, combinations, reclassifications, merger, sale, and other transactions. If the Company issues or sells additional shares of Common Stock less than the original issue price, that is deemed dilutive (Qualifying Dilutive Issuance), Series B and Series C are entitled to reduced conversion rates equal to the price the additional shares are issued at. The Series B and Series C Qualifying Dilutive issuance dates expired on April 9, 2012.

Automatic Conversion

Each share of Series A and Series B preferred stock shall automatically be converted into common stock at the then effective conversion price upon the completion of an underwritten public offering involving the sale of the Company’s common stock at prices per share greater than three times the Original Issue price of Series C Preferred Stock and net cash proceeds of at least $50 million. Each share of Series A and B preferred stock shall also automatically be converted into common stock at the then effective conversion price upon the written consent or agreement of two-thirds ( 2⁄3) of the Series A and Series B preferred voting as a group.

Each share of Series C preferred stock shall automatically be converted into common stock at the then effective conversion price upon the completion of an underwritten public offering involving the sale of the Company’s common stock net cash proceeds of at least $50 million. Each share of Series C preferred stock shall also automatically be converted into common stock at the then effective conversion price upon the written consent or agreement of the majority of the Series C preferred holders voting as a group.

Each share of Series D preferred stock shall automatically be converted into common stock at the then effective conversion price upon the closing of a qualified public offering or upon the written consent or agreement of the majority shares voting together as a single group.

Appia, Inc. (in thousands except share data and per share data)

Liquidation Preference

Upon liquidation, dissolution, or winding up of the Company, holders of the Series A, Series B, Series C and Series D preferred shall be entitled to receive, prior and in preference to any distribution of the assets to holders of Series FF preferred or common stock, an amount equal to the original issue price of $1.00 per share for Series A, $5.84 per share for Series B, $7.41 per share for Series C and $16.83 for Series D, plus all accrued dividends and all declared and unpaid dividends on the Series A, Series B, Series C and Series D preferred stock. Any assets remaining after such preferential distribution shall be distributed ratably to holders of Series FF preferred stock and common stock on an as-if converted basis. The liquidation value per share, aggregate liquidation value and carrying value for the Series A, Series B, Series C and Series D preferred as of September 30, 2014 and 2013 are as follows:

	2014	2013

Series A Preferred	$	$
Liquidation values per share	1.52	1.43
Aggregate liquidation value	4,932	4,672
Carrying value	4,932	4,672

Series B Preferred
Liquidation values per share	7.84	7.37
Aggregate liquidation value	20,140	18,940
Carrying value	20,123	18,902

Series C Preferred
Liquidation values per share	9.51	8.91
Aggregate liquidation value	12,824	12,024
Carrying value	12,796	11,981

Series D Preferred
Liquidation values per share	19.54	18.20
Aggregate liquidation value	1,744	1,624
Carrying value	1,701	1,568

Redemption Preference

The certificate of incorporation also provides for the redemption of the Series A, Series B, Series C and Series D preferred upon agreement by two-thirds ( 2⁄3) of the outstanding Series A, Series B, Series C and Series D shares, voting as a single class of stock, beginning on December 31, 2015. The redemption price for the Series A, Series B, Series C and Series D preferred shall be the greater of the original issue price of $1.00 per share for Series A, $5.84 per share for Series B, $7.41 per share for Series C, $16.83 for Series D plus all accrued, declared, and unpaid dividends or the fair market value of Series A, Series B, Series C or Series D preferred stock on the date of the request.

7	Stock Options and Restricted Stock

During 2008, the Company adopted the 2008 Stock Option Plan (the Plan). A total of 1,942,247 shares of the Company’s common stock have been reserved for issuance to employees,

Appia, Inc. (in thousands except share data and per share data)

directors and consultants. The terms of the stock option grants are determined by the Board of Directors. Since inception, all options were granted with an exercise price equal to the deemed fair value of the common stock on the date of grant. Under the Plan, options become vested over various periods, generally ranging up to four years, and expire not more than ten years after the date of grant.

In determining the compensation cost of options granted, as specified by ASC 718 – “Compensation – Stock Compensation,” the fair value of each option or restricted stock grant has been estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in these calculations are summarized as follows as of September 30, 2014 and December 31, 2013:

	2014	2013

Expected dividend yield
Expected stock price volatility	39% - 40%	39% - 40%
Risk-free interest rate	2.42% - 2.71%	1.71% - 2.96%
Expected life of options	10	10
Estimated forfeiture rate for employee option	15%	15%

The Company calculates expected stock volatility using historical volatility for a peer group of companies, as the Company believes the expected volatility will approximate historical volatility of the peer group. The risk-free interest rate for the expected terms of the stock options is based on the rates paid on US Treasury instruments with similar lives at the time of the grant. The estimated forfeiture rate for employee options is based on historic forfeiture rates.

The following table summarizes the Company’s stock option grant activity during the period from December 31, 2013 through September 30, 2014:

	Number of Shares	Weighted Average Exercise Price

		$
Balance at December 31, 2013	675,466	0.26
Granted	42,850	0.28
Vested	(47,522)	0.25
Forfeited	(31,050)	0.27

Balance at September 30, 2014	639,744	0.26

Appia, Inc. (in thousands except share data and per share data)

The following table summarizes the stock options outstanding at September 30, 2014 and December 31, 2013:

	Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life of Options Outstanding	Options Exercisable	Weighted Average Grant Date Fair Value of Options Exercisable

					$
	.10	41,200	5.40	39,844	0.07
	0.26	416,248	7.95	201,983	0.15
	0.28	218,018	9.65	-	-

December 31, 2013		675,466		241,827

	.10	39,000	4.63	39,000	0.07
	0.26	349,826	7.18	190,016	0.15
	0.28	250,918	8.88	50,180	0.15

September 30, 2014		639,744		279,196

As of September 30, 2014 and December 31, 2013, there was $36 and $55, respectively of total unrecognized compensation cost related to non-vested options. The Company recorded $13 of compensation cost for September 30, 2014 related to stock options recognized over a weighted average remaining life of 8.2 years.

The following table summarizes non-vested stock options during the period from December 31, 2013 through September 30, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value

		$
Non-vested common stock options outstanding, December 31, 2013	477,952	0.15
Granted	42,850	0.15
Vested	(135,704)	0.15
Forfeited	(24,550)	0.14

Non-vested common stock options outstanding, September 30, 2014	360,548	0.15

The Company at times issues Restricted Common Stock grants to employees, directors and consultants. The grants typically vest over a period of 4 years. The Company includes these costs in stock-based compensation and recognized on a straight-line basis. At September 30, 2014 and December 31, 2013 there was $34 and $63 of unrecognized compensation expense related to restricted stock. The Company recorded $14 as compensation cost related to the restricted stock for the period ended September 30, 2014.

Appia, Inc. (in thousands except share data and per share data)

The following table summarizes the Company’s restricted stock award activity during the period from December 31, 2013 through September 30, 2014:

Number of Shares

Non-vested restricted stock outstanding at December 31, 2013	348,125
Granted	-
Vested	(112,813)
Forfeited	(30,000)

Non-vested restricted stock outstanding at September 30, 2014	205,312

8	Employee Benefit Plan

The Company’s eligible employees participate in a 401(k) plan. Participants may contribute a percentage of their salary, limited by IRS regulations. The Plan allows the Company to match a percentage of the amount contributed by the employee. In addition, the Company may make discretionary profit-sharing contributions to the plan. The Company did not elect to make any contributions during the period ended September 30, 2014 or 2013.

9	Commitments

The Company leases its office facilities and certain office equipment under operating lease agreements. Non-cancelable leases may contain escalation clauses which require rent to be recognized on a straight-line basis over the term of the lease agreement. Expense related to operating leases, recognized on the straight-line basis, was approximately $332 and $317 for the period ended September 30, 2014 and 2013, respectively.

Future minimum lease payments under non-cancelable operating leases at September 30, 2014 are as follows:

Amount

$
2014	78
2015	235
Thereafter	-

313

10	Subsequent Events

Management has evaluated subsequent events through December 2, 2014, the date of the financial statements were available for issuance. All matters requiring recognition or disclosure have been included in the consolidated financial statements.

On November 13, 2014 the Company has signed a definitive agreement to sell all of its outstanding shares to a Mandalay Digital Group Inc. Both companies still must obtain shareholder approval before the transaction can close. Mandalay Digital will issue at closing a number of shares and stock options to purchase its common stock equivalent to $100 million less Appia’s net debt and transaction expenses (subject to working capital adjustments), at a

Appia, Inc. (in thousands except share data and per share data)

agreed-upon value for Mandalay Digital common stock of $4.50 per common share. Based on an estimate of Appia’s net debt at closing, including transaction fees and expenses, Appia stockholders would receive in the aggregate approximately 19 million shares, representing pro forma ownership of the combined company of 33%.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

MANDALAY DIGITAL GROUP, INC.,

DTM MERGER SUB, INC.,

APPIA, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Stockholder Representative

Dated as of November 13, 2014

Exhibit A	Stockholders Signing the Support Agreement
Exhibit B	Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Secured Guaranties
Exhibit E	Form of Financing Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Latham & Watkins LLP Reorg Opinion
Exhibit H	Form of Goodwin Procter LLP Reorg Opinion
Exhibit I	Non-Competition Agreement
Exhibit J	Charter Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2014, is by and among: (i) Mandalay Digital Group, Inc., a Delaware corporation (“Parent”); (ii) DTM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Appia, Inc., a Delaware corporation (the “Company”) and (iv) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Company Equityholders, as Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the parties intend that immediately following the Merger, the Company shall be the surviving corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, and have approved this Agreement and the Merger provided for herein upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of United States Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder listed on Exhibit A is entering into a Support Agreement with Parent in the form of Exhibit B (the “Support Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

THE MERGER

1.1. The Merger. Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), the Company and Merger Sub shall consummate the Merger in accordance with the DGCL pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) the Company shall succeed to and assume all the rights and obligations of Merger Sub. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.2. Effective Time. Concurrently with the Closing on the Closing Date, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.3. Effects of the Merger. At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Digital Turbine Media, Inc., and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Digital Turbine Media, Inc., and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law;

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and

(d) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable law.

1.4. Exchange Agent.

(a) As soon as practicable following the date of this Agreement, Parent shall appoint American Stock Transfer & Trust Company, LLC to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the payment of the applicable consideration as provided in Section 1.6.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock. From and after the Effective Time, Persons who held shares of Company Capital Stock shall cease to have rights with respect to such shares, except as otherwise provided for herein.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than three (3) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail) to each holder of record of any shares of Company Capital Stock (A) a letter of transmittal (a “Letter of Transmittal”) in the form reasonably satisfactory to the Company, Parent and the Exchange Agent (which shall be based on the Exchange Agent’s standard form and will include additional representations, warranties, releases and covenants consistent with those contained in the Support Agreement), which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Capital Stock (each a “Certificate”) shall pass, only upon proper delivery of such certificates (or affidavits of loss in lieu thereof as provided in Section 1.4.(f) below) to the Exchange Agent, and (B) instructions for use in effecting the surrender of such Certificates in exchange for the aggregate number of shares of Parent Common Stock issued in book-entry form (rounded down to the nearest whole share of Parent Common Stock after aggregating all shares of Parent Common Stock which such Company Stockholder is entitled to receive hereunder) to be issued in respect of such shares of Company Capital Stock pursuant to Section 1.6 hereof and as set forth on the Closing Consideration Schedule.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall issue to the holder of such Certificate that number of uncertificated shares of Parent Common Stock that such Holder is entitled to receive pursuant to Section 1.6 and as set forth on the Closing Consideration Schedule. Prior to accepting any Certificates, the Exchange Agent may require compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 1.4.(c) each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the applicable consideration as contemplated by this Article I subject to compliance with the terms of this Agreement. No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable consideration payable upon the surrender of the Certificates hereunder.

(iii) In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 1.4.(c) shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the applicable consideration pursuant to Section 1.6 and as set forth on the Closing Consideration Schedule to a Person other than the registered holder of the Certificate and shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) No Further Ownership Rights in Company Capital Stock. At and after the Effective Time, each holder of issued and outstanding Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company, except for the right of a Company Stockholder to surrender its, his or her Stock Certificate(s) in exchange for the consideration payable in respect of such Company Capital Stock hereunder and such holder’s share, if any, of any distributions of amounts held in escrow pursuant to Section 1.11 hereof, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in (and subject to compliance with the provisions of) this Article I, except as otherwise provided by Law.

(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger.

(f) Lost, Stolen or Damaged Stock Certificates. In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the delivery by such Person of an indemnification agreement in such form and containing such substance acceptable to Parent and the Exchange Agent and, if required by the Exchange Agent, the posting of a bond in such amount as the Exchange Agent may determine reasonably necessary as indemnity against any claim that may be made with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Stock Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article I.

(g) Withholding Taxes. Parent, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement (including consideration held in escrow pursuant to Section 1.11) to any Company Equityholder or other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, nothing in this Section 1.4(g) shall limit the Company’s ability and obligation to withhold any Taxes in connection with the exercise of vested Company Options by a holder at or prior to the Closing, including by requiring such holder to pay the Company cash in an amount equal to any applicable withholding Taxes.

1.5. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.6. Conversion of Securities.

(a) Effect on Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series FF Preferred Stock (collectively, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Preferred Stock in the manner provided in Section 1.4 hereof, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Section 1.11 and Article VII hereof, the consideration set forth below without interest:

(i) each outstanding share of Series A Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Common Consideration;

(ii) each outstanding share of Series B Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series B Preferred Consideration;

(iii) each outstanding share of Series C Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series C Preferred Consideration;

(iv) each outstanding share of Series D Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Series D Preferred Consideration; and

(v) each outstanding share of Series FF Preferred Stock (other than any Dissenting Shares and Treasury Shares) will be converted automatically into the right to receive the Per Share Common Consideration.

(b) Effect on Company Common Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any (A) shares of Company Restricted Stock (which shall be treated in accordance with Section 1.8.(c) below), (B) Dissenting Shares and (C) Treasury Shares) will be cancelled and will be converted automatically into the right to receive upon surrender of the applicable Certificate representing such shares of Company Common Stock in the manner provided in Section 1.4 hereof, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Section 1.11 and Article VII hereof, the Per Share Common Consideration.

(c) Notwithstanding the foregoing, the consideration payable to each holder of shares of Company Capital Stock as of the Effective Time pursuant to this Section 1.6 shall be subject to adjustment as provided herein.

(d) The parties acknowledge and agree that the purpose and intent of this Section 1.6 is to allocate the consideration payable hereunder in accordance with the terms of the Company’s Restated Charter.

(e) Cancellation of Certain Shares. Each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Merger Sub Common Stock. Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(g) The Per Share Common Consideration, the Price Per Share and the shares of Parent Common Stock issuable to the holders of Common Stock (other than holders of Company Restricted Stock) or Company Preferred Stock pursuant to Section 1.6 and the holders of Company Options and Company Restricted Stock pursuant to Section 1.8 and to the holders of Series C Warrants pursuant to Section 1.7 shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, dividend (whether stock or cash) or distribution of securities convertible into Company Common Stock, Company Preferred Stock, or Parent Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock, Company Preferred Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time.

(h) In no event will the number of shares of Parent Common Stock (taking into account the number of shares of Parent Common Stock underlying the Company Options being assumed) being issued in exchange for and upon conversion of all outstanding shares of Company Capital Stock (including Company Restricted Stock), all Company Options and all Series C Warrants be greater than the Parent Common Stock Closing Consideration (except, if applicable, as a result of adjustments made pursuant to Section 1.6.(g).

1.7. Treatment of Series C Warrants.

(a) Each Series C Penny Warrant issued and outstanding immediately prior to the Effective Time will terminate and be cancelled and be converted automatically into the right to receive an amount equal to the Series C Penny Warrants Consideration applicable to such Series C Penny Warrant.

(b) Each Series C Other Warrant issued and outstanding immediately prior to the Effective Time will terminate and be cancelled and be converted automatically into the right to receive an amount equal to the Series C Other Warrants Consideration applicable to such Series C Other Warrant.

(c) Prior to the Effective Time, the Company shall take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors, providing all notices, obtaining any necessary consents and taking all other actions necessary or desirable to effect the termination of the Series C Warrants as provided in this Section 1.10, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Parent (which approval shall not be unreasonably withheld).

(d) At or after the Effective Time, each Series C Warrantholder shall surrender and deliver to Exchange Agent (A) Series C Warrant(s) owned by such Series C Warrantholder, (B) a duly completed and executed Letter of Transmittal and (C) such other documents and information as may reasonably be required by Parent or the Exchange Agent, in exchange for the aggregate number of shares of Parent Common Stock issued in book-entry form (rounded to the nearest whole share of Parent Common Stock after aggregating all shares of Parent Common Stock which such Series C Warrantholder is entitled to receive hereunder) to be issued in respect of such Series C Warrant pursuant to Section 1.6.(a) hereof and as set forth on the Closing Consideration Schedule. No interest will be paid or accrued upon surrender of any Series C Warrants.

(e) If the consideration payable to Series C Warrantholders is to be paid to a Person other than the Person in whose name the relevant Series C Warrant surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that the Series C Warrant so surrendered shall be properly endorsed and otherwise be in proper form for transfer, that such transfer otherwise be proper, that the Person requesting such transfer pay to the Surviving Corporation, any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not required to be paid and that the transferee duly execute and deliver to Parent a Letter of Transmittal.

1.8. Treatment of Company Options and Company Restricted Stock.

(a) Each share of Company Restricted Stock and each Company Option, in each case, held by a non-employee director of the Company and outstanding as of the date hereof, shall vest in full and, as applicable, become exercisable, immediately following the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each Company Option (or any portion thereof) that is outstanding at the Effective Time (whether vested or unvested and, after giving effect to any accelerated vesting provision in effect on the date hereof, including pursuant to
Section 1.8(a))) and that is held by a holder who is a Continuing Service Provider will be assumed by Parent. Each Company Option assumed by Parent will continue to be subject to the same terms, conditions and restrictions applicable to such option immediately prior to the Effective Time, including without limitation applicable vesting and exercise restrictions (with vesting based, in the case of time-based vesting restrictions, on continued services to the Company, the Surviving Corporation, Parent or Parent’s Subsidiaries through the applicable vesting date), except for administrative changes that are not adverse to the holder of the Company Option or to which the holder expressly consents, and except that (i) each Company Option will, following the Effective Time, cover (in lieu of shares of Company stock) a number of shares of Parent Common Stock equal to the product of the number of Company shares subject to the outstanding Company Option immediately prior to the Effective Time, multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the per share exercise price for such Company Option outstanding immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the Company Equity Plan and the stock option agreements will instead be references to Parent. It is the intention of the parties that, (i) to the extent any Company Option so assumed by Parent qualified as an incentive stock option as defined in Section 422 of the Code prior to the Effective Time, such Company Option shall qualify following the Effective Time as an incentive stock option to the extent permitted under Section 422 of the Code, and (ii) the assumption of the Company Options by Parent shall comply with Sections 409A and 424 of the Code, and this Section 1.8 shall be construed in a manner consistent with such intent.

(c) By virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each outstanding, unexercised Company Option (or any portion thereof) that is vested and exercisable (after giving effect to any accelerated vesting provisions in effect on the date hereof, including pursuant to Section 1.8.(a)) at the Effective Time and that is held by a holder who is not a Continuing Service Provider (each, a “Deemed Exercise Option”) shall, in each case, be cancelled at the Effective Time in exchange for the right to receive, subject to satisfaction of the withholding obligations contemplated by
Section 1.4(g), on or as soon as practicable after the Effective Time, that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product of (x) the excess, if any, of the Per Share Common Consideration Equivalent Amount over the applicable exercise price of such Deemed Exercise Option, times (y) the number of Company shares subject to the outstanding, unexercised Deemed Exercise Option immediately prior to the Effective Time, by (ii) the Closing Price Per Share, rounded down to the nearest whole share. For the avoidance of doubt, if the applicable exercise price of a Deemed Exercise Option exceeds the Per Share Common Consideration Equivalent Amount, no payment shall be made in respect of such Deemed Exercise Option, and the holder thereof shall have no further rights or interests therein from and after the Effective Time. By virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Options, each outstanding, unexercised Company Option (or any portion thereof) that is unvested and unexercisable (after giving effect to any accelerated vesting provisions in effect on the date hereof, including pursuant to
Section 1.8.(a)) at the Effective Time and/or that is held by a holder who is not a Continuing Service Provider shall, in each case, be cancelled at the Effective Time for no consideration. In no event shall the Company Options described in this Section 1.8(c) be assumed by Parent. Notwithstanding anything contained herein to the contrary, with respect to any Tax withholding on the consideration payable to any such holders of a Deemed Exercise Option, Parent may require, as a condition to any payment or share delivery hereunder, that any such holders remit to the Surviving Corporation a check payable to the Surviving Corporation having a fair market value equal to the sums required to be withheld by federal, state, local and/or foreign Tax law.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of Company Restricted Stock, each award of shares of Company Restricted Stock (or portion thereof) that is outstanding and unvested at the Effective Time (after giving effect to any accelerated vesting provisions in effect on the date hereof, including pursuant to Section 1.8.(a)) (each, a “Restricted Stock Award”) will be assumed by Parent. Each Restricted Stock Award so assumed by Parent will continue to be subject to the same terms, conditions and restrictions applicable to such Restricted Stock Award immediately prior to the Effective Time, including without limitation applicable transfer and vesting restrictions (with vesting based, in the case of time-based vesting restrictions, on continued services to the Company, the Surviving Corporation, Parent or Parent’s Subsidiaries through the applicable vesting date), except for administrative changes that are not materially adverse to the holder of the Restricted Stock Award or to which the holder consents, and except that (i) each Restricted Stock Award so assumed will, following the Effective Time, cover (in lieu of shares of Company stock) a number of shares of Parent Common Stock equal to the product of the number of Company shares subject to the outstanding Restricted Stock Award immediately prior to the Effective Time, multiplied by the Per Share Common Consideration, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) a number of shares of Parent Common Stock subject to the assumed Restricted Stock Award equal to the applicable Pro Rata Allocation of the Escrowed Shares (determined in accordance with the escrow provisions set forth in Section 1.11 and Article VII hereof) will be held in the Escrowed Account, and (iii) all references to the “Company” in the Company Equity Plan and the restricted stock agreements will instead be references to Parent.

(e) Following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Parent Common Stock subject to Company Options assumed by Parent pursuant to Section 1.8(b) hereof and shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable at the Effective Time and no later than ten (10) days following the Closing Date. Following the Effective Time, no Person shall have any right or interest in any Company Option or Restricted Stock Award except as expressly provided herein.

(f) Prior to the Effective Time, the Company shall take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors, providing all notices, obtaining any necessary consents and taking all other actions necessary or desirable to effect the termination of the Company Equity Plan and the Company Options and Company Restricted Stock as provided in this Section 1.8 hereof, which notices, resolutions, consents and other written materials shall be subject to the review and approval of Parent. In addition, prior to the Effective Time, if requested by Parent, the Company shall provide notice to each holder of Company Options and/or Company Restricted Stock of the anticipated treatment of such awards in the Merger, which notice shall be subject to the advance review and consent of Parent (which consent shall not be unreasonably withheld).

1.9. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under the DGCL or other similar rights (if any) under applicable law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL or other applicable law (if any).

(b) Notwithstanding the provisions of Section 1.9.(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL (and/or any other similar rights under other applicable law (if any such other rights have been purportedly invoked)), then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares.

(c) Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Prior to the Closing Date, any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together, “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII hereof.

(d) Notwithstanding any provision of Article I or Article VII hereof to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Parent pursuant to Section 1.11 hereof that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for this purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Parent and (ii) such Dissenting Stockholder shall not be considered a Company Equityholder for purposes of a distribution of any portion of the Escrowed Shares.

1.10. Closing Consideration Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”) in a form acceptable to Parent, which schedule shall be certified as complete and correct by the Company’s chief executive officer and chief financial officer and which shall accurately set forth, as of the Closing:

(i) all Company Stockholders (except for Company Stockholders holding no shares other than Restricted Stock Awards) and their respective addresses, the number and type of shares of Company Capital Stock held by such Company Stockholders (including the respective certificate numbers and the class or series of Company Capital Stock held by such Company Stockholder), the Pro Rata Portion and the Pro Rata Allocation of the Escrowed Shares applicable to each Company Stockholder, the number of shares of Parent Common Stock to be issued to each Company Stockholder, and such other information relevant thereto which Parent may reasonably request;

(ii) all Series C Warrantholders entitled to receive consideration pursuant to Section 1.7 hereof, the number of shares of Parent Common Stock to be issued to each Series C Warrantholder (the aggregate number of shares of Parent Common Stock to be issued to the Series C Warrantholders in respect of the Series C Warrants pursuant to Section 1.7, the “Warrant Consideration”);

(iii) all Company Optionholders entitled to receive consideration pursuant to Section 1.8(b) hereof, the number of Parent Options to be issued for the Company Options, the vesting schedule of the Company Options, the number of shares subject to the Company Options that are vested and outstanding, the number of shares subject to the Company Options that are unvested and outstanding, and the consideration to be paid, as applicable, to each Company Optionholder (the aggregate shares of Parent Common Stock subject to Parent Options to be issued to the Company Optionholders in respect of Company Options pursuant to
Section 1.8(b), the “Assumed Option Consideration”);

(iv) all holders of Deemed Exercise Options entitled to receive consideration pursuant to Section 1.8(c) hereof, and their respective addresses and social security numbers or tax identification numbers, if applicable, the number of shares of Company Common Stock subject to each Deemed Exercise Option, the number of shares of Parent Common Stock to be issued in respect of each Deemed Exercise Option, and such other information relevant thereto which Parent may reasonably request (the aggregate shares of Parent Common Stock to be issued in respect of Deemed Exercise Option pursuant to Section 1.8(c), the “Deemed Exercise Option Consideration”); and

(v) all holders of Restricted Stock Awards entitled to receive consideration pursuant to Section 1.8 hereof, and their respective addresses and social security numbers or tax identification numbers, if applicable, the number of shares of Company Common Stock subject to each Restricted Stock Award, the vesting schedule of the Restricted Stock Awards, the Pro Rata Portion and Pro Rata Allocation of the Escrowed Shares applicable in respect of each Restricted Stock Award, the number of shares of Parent Common Stock to be issued in respect of each Restricted Stock Award, and such other information relevant thereto which Parent may reasonably request (the aggregate shares of Parent Common Stock to be issued in respect of Restricted Stock Awards pursuant to Section 1.8, the “Restricted Stock Consideration”).

1.11. Escrow of Consideration. In order to at least partially satisfy, and to establish a procedure for the satisfaction of, claims by Parent for payment by the Company Equityholders of any post-Closing purchase price adjustment as set forth in Section 1.12 hereof and Claims by the Parent Indemnitees for indemnification pursuant to Article VII hereof, Parent, the Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement on the Closing Date, pursuant to which Parent shall deposit with the Escrow Agent One Million (1,000,000) shares of Parent Common Stock (the “Escrowed Shares”). Parent shall be deemed to have contributed (on behalf of each Company Equityholder who holds Participating Escrow Stock) each such Company Equityholder’s Pro Rata Allocation of the Escrowed Shares as set forth on the Closing Consideration Schedule (and the consideration payable to each such Company Equityholder pursuant to this Article I shall be reduced by such amounts). Pursuant to the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall establish an escrow account into which the Escrow Agent shall deposit the Escrowed Shares (the “Escrow Account”).

The timing and methodology for the release of the Escrowed Shares shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Stockholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Escrowed Shares, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Subject to Section 1.9.(d) hereof and the terms of the Escrow Agreement, in the event of a distribution of any amounts from the Escrow Account to the Company Equityholders (who hold Participating Escrow Stock), each such Company Equityholder shall be entitled to receive a portion of such distribution equal to such Company Equityholder’s Pro Rata Allocation of such distribution. For purposes of satisfying any claims for indemnification and/or any adjustment pursuant to Section 1.12 under this Agreement, all shares of Parent Common Stock in the Escrow Account shall be deemed to have a value equal to the Price Per Share, as adjusted for any stock splits, dividends, combinations or the like, irrespective of the actual value of such shares at the time they are distributed from the Escrow Account. The Company Equityholders (who hold Participating Escrow Stock) shall be treated as the owner of the Escrow Account for tax purposes. The Escrow Agreement shall provide that the Escrowed Shares will be entitled to receive all dividends declared and payable with respect to Parent Company Stock, any such dividends shall be added to the Escrowed Account and may be used to satisfy claims for indemnification. The Company Equityholders (who hold Participating Escrow Stock) shall be entitled to vote all Escrowed Shares on their own behalf.

1.12. Working Capital/Net Debt Adjustment.

(a) Pre-Closing Adjustment.

(i) Pre-Closing Statement. No later than five (5) Business Days before the Closing Date, the Company shall prepare and deliver to Parent an unaudited statement of estimated Working Capital as of the Closing Date (the “Pre-Closing Statement”), which shall be prepared by the Company in accordance with GAAP as applied in the preparation of the Financial Statements and shall fairly present in all material respects the estimated Working Capital (the “Estimated Working Capital”) and estimated Net Debt (the “Estimated Net Debt”) of the Company as of the Closing Date. The Company shall consult with Parent and its accountants with respect to the preparation of the Pre-Closing Statement, and the Pre-Closing Statement shall be in form and substance reasonably satisfactory to Parent. The Pre-Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Working Capital and Estimated Net Debt as of the Closing Date and of the Adjustment Amount.

(ii) Adjustment Amount. As used herein, the “Adjustment Amount” shall mean an amount, which may be a positive or a negative number, equal to (A) the Estimated Working Capital as set forth in the Pre-Closing Statement minus the Working Capital Target, minus (B) the Estimated Net Debt as set forth in the Pre-Closing Statement. For clarity, no dollar amount shall be counted twice for purposes of determining the Adjustment Amount.

(b) Post-Closing Adjustment.

(i) Closing Statement. No later than 135 calendar days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement of Working Capital as of the

Closing Date (the “Closing Statement”), which shall be prepared by Parent’s personnel in accordance with GAAP as applied in the preparation of the Financial Statements and shall fairly present in all material respects the Working Capital (the “Closing Working Capital”) and Net Debt (“Closing Net Debt”) of the Company as of the Closing Date. The Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Working Capital and Closing Net Debt as of the Closing Date and of the Final Adjustment Amount.

(ii) Final Adjustment Amount. As used herein, the “Final Adjustment Amount” shall mean an amount, which may be a positive or a negative number, equal to (A)(I) the Closing Working Capital as set forth in the Closing Statement minus (II) the Estimated Working Capital as set forth in the Pre-Closing Statement, minus (B)(I) the Closing Net Debt as set forth in the Closing Statement minus (II) the Estimated Net Debt as set forth in the Pre-Closing Statement. For clarity, no dollar amount shall be counted twice for purposes of determining the Final Adjustment Amount.

(c) Distribution of the Final Adjustment Amount.

(i) If the Final Adjustment Amount is a positive number, then Parent shall, within five Business Days of the determination of the Final Adjustment Amount, issue to each Company Equityholder, its Pro Rata Portion of such amount by check or by wire transfer of immediately available funds to the Exchange Agent for further distribution to the Company Equityholders.

(ii) If the Final Adjustment Amount is a negative number, then Parent and the Stockholder Representative shall, within five Business Days of the determination of the Final Adjustment Amount, execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent from the Escrow Account a number of shares of Parent Common Stock equal to the Final Adjustment Amount divided by the Price Per Share; provided, that if the Final Adjustment Amount is a negative number and the absolute value of the Final Adjustment Amount exceeds the Stock Escrow Amount, Parent shall be entitled to recover, following distribution of the entire Stock Escrow Amount, from the Company Equityholders directly each Company Equityholder’s Pro Rata Portion of such excess amount.

(d) Disputed Final Adjustment Amount. If the Stockholder Representative disagrees with the Final Adjustment Amount as set forth in the Closing Statement, the Stockholder Representative shall notify Parent of such disagreement in writing specifying in reasonable detail the particulars of such disagreement within thirty (30) calendar days after the Stockholder Representative’s receipt of the Closing Statement. If the Stockholder Representative fails to provide such notification within such period, then the Final Adjustment Amount as set forth in the Closing Statement shall be final and binding on the parties.

(e) Resolution of Disputed Final Adjustment Amount. Parent and the Stockholder Representative shall use their reasonable efforts for a period of 30 calendar days after the Stockholder Representative’s delivery of such notice (or such longer period as Parent and the Stockholder Representative shall mutually agree upon) to resolve any disagreements raised by the Stockholder Representative with respect to the calculation of the Final Adjustment Amount. If Parent and the Stockholder Representative resolve such disagreements, then the Final Adjustment Amount, as agreed between Parent and the Stockholder Representative, shall be the “Final Adjustment Amount” for purposes of this Agreement. If, at the end of such period, Parent and the Stockholder Representative are unable to resolve such disagreements, Parent and the Stockholder Representative shall jointly select and retain an independent auditor of recognized national standing to resolve any remaining disagreements; provided that Pricewaterhouse Coopers, L.L.P will be the independent auditor if Parent and the Stockholder Representative cannot agree on the selection of such independent auditor. The engagement agreement for the independent auditor must specify that the independent auditor will act as a neutral arbiter and not as a fiduciary to or advocate of either Parent or the Stockholder Representative. The independent auditor will consider only those items and amounts that Parent and the Stockholder Representative are unable to resolve. In making its determination, the independent auditor shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Parent or the Stockholder Representative or that is less than the lowest value for such amount claimed by either Parent or the Stockholder Representative. The determination by such independent auditor shall be final, binding and conclusive on the parties. If the independent auditor is retained pursuant to this Section 1.12.(e), the Final Adjustment Amount as finally determined by the independent auditor shall be the “Final Adjustment Amount” for purposes of this Agreement. Parent and the Stockholder Representative shall use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its selection. The fees and expenses of such independent auditor shall be borne by Parent and the Stockholder Representative (solely on behalf of the Company Equityholders) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that the Stockholder Representative’s claim prevails with respect to $250,000 of such disputed items and Parent’s claim prevails with respect to $750,000 of such disputed items, then the Stockholder Representative (solely on behalf of the Company Equityholders) would be obligated to pay 75% of the fees and expenses and Parent would be obligated to pay 25% of the fees and expenses).

1.13. Company Designees. The parties shall cooperate to take all actions reasonably necessary so that as of immediately following the Effective Time (a) the number of directors that will comprise all of the members of the board of directors of Parent is increased by two (2) and (b) two (2) individuals currently serving on the Company Board and designated by the Company within five (5) calendar days after the date hereof (provided such designees are reasonably satisfactory to Parent’s board of directors, including any applicable committee thereof)) (the “Company Designees”) are appointed to Parent’s board of directors. The Company Designees shall be appointed for a term of service until concluding at the next annual meeting of the stockholders of Parent to occur after the Effective Time and shall serve until their respective successors are duly elected. Each Company Designees shall provide the same type of information the Company customarily requests of any other director appointee, including the Company’s standard Directors and Officer Questionnaire and (in the case of non-employee directors) shall be elgibible to receive compensation pursuant to the Company’s non-employee director compensation plans, in effect, from time to time. It is understood that a condition of appointment of a Company Designee is that such Company Designees shall qualify to be a director, all in accordance with the organizational documents of Parent and at least one of the Company Designees shall qualify as “independent” under the rules of the Nasdaq Stock Market. The Company and Parent agree that in the event that any of the Company Designees does not meet the requirements of a Company Designee or is unable or otherwise fails to serve, for any reason, as a director of Parent at the Effective Time, the Company shall have the right to designate another individual to serve as a director of Parent’s board of directors in place of such Company Designee; provided that such other individual to be appointed to Parent’s board of directors immediately following the Effective Time shall be reasonably satisfactory to Parent’s board of directors (including any applicable committee thereof) and shall meet the requirements for a Company Designee listed above.

Article II.

CLOSING

2.1. The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 9:00 a.m. on the fifth Business Day after all of the conditions set forth in Article VI (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time and date as shall be agreed upon by the parties. The day on which the Closing occurs shall be the “Closing Date”.

2.2. Deliveries at Closing.

(a) Deliveries by Parent and Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Company contained herein,

Parent and Merger Sub shall deliver (or cause to be delivered) to the Company, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to the Company and its legal counsel):

(i) a certificate executed by the Secretary or an Assistant Secretary of each of Parent and Merger Sub certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Parent and the certificate of incorporation of Merger Sub, each certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of each of Parent and Merger Sub; (C) a true and complete copy of the resolutions of the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of Parent and Merger Sub, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(iii) the Escrow Agreement, executed by Parent;

(iv) The Company Designees have been appointed as directors of Parent and Parent has delivered evidence of such effective appointment;

(v) a certificate executed by an executive officer of Parent and Merger Sub certifying as to the matters set forth in Section 6.1.(a) hereof as of the Closing Date;

(vi) secured guarantees by Parent, in form and substance attached hereto as Exhibit D (with such changes as Parent may reasonably request) of the refinancing agreements referred to in clause (b)(viii) of this Section 2.2; and

(vii) such other documents and instruments as in the opinion of counsel for the Company may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b) Deliveries by the Company. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Parent and Merger Sub contained herein and in consideration of the consideration to be paid to the Company Equityholders, the Company shall deliver (or cause to be delivered) to Parent and Merger Sub, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to Parent and Merger Sub and their legal counsel):

(i) a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the bylaws of the Company, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(iii) a certificate executed by an executive officer of the Company certifying as to the matters set forth in Section 6.2.(a) hereof as of the Closing Date;

(iv) a certificate by the Company that meets the requirements of United States Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a

United States real property holding corporation within the 5-year period ending on the Closing Date, along with written authorization for Parent to deliver the notice form described in Treasury Regulations Section 1.897-2(h)(2) to the IRS on behalf of the Company upon the Closing of the Merger;

(v) the Escrow Agreement, executed by the Stockholder Representative;

(vi) resignations from the Persons holding the position of an officer or director of the Company, in office immediately prior to the Effective Time, resigning from such positions effective as of the Effective Time;

(vii) evidence of the termination of the Terminated Agreements;

(viii) financing agreements, each in form and substance as attached hereto as Exhibit E (with such changes as Parent may agree to), from each Existing Lender, each of which will amend and restate the Existing Credit Arrangements;

(ix) a cancellation agreement from each Series C Warrantholder with respect to the cancellation of such Series C Warrantholder’s Series C Warrant Shares pursuant to Section 1.7 hereof; and

(x) such other documents and instruments as in the opinion of counsel for Parent and Merger Sub may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, except as otherwise set forth on the Company’s Disclosure Schedules, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered or made available to Parent are true, accurate and complete as of the date hereof.

3.2. Subsidiaries.

(a) The Company does not have any direct or indirect Subsidiaries other than PocketGear Deutschland GmbH. (“PocketGear”), which is wholly-owned by the Company. PocketGear does not have any operational activities and does not have any liabilities. The Company has no other direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity. PocketGear is a German limited liability company duly organized, validly existing and in good standing under the laws of Germany, with full power and authority to conduct its business as it is presently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its material obligations under its Material Contracts. PocketGear is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.2.(a) of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of PocketGear, and all amendments thereto, heretofore made available to Parent are true, accurate and complete as of the date hereof.

(b) Schedule 3.2.(b) of the Disclosure Schedules sets forth a description of all the issued and outstanding equity interests of PocketGear. The Company owns of record and beneficially all of the issued and outstanding equity interests of PocketGear free and clear of all Encumbrances. All of the outstanding shares of capital stock of PocketGear are duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer or right of rescission. There are no accrued unpaid dividends on any shares of capital or other stock of PocketGear. No claim has been made in writing or otherwise or, to the Knowledge of Company, threatened in writing to PocketGear asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any securities (including options and warrants) of, or any other voting, equity or ownership interest in PocketGear.

(c) Except as set forth in Schedule 3.2.(b) of the Disclosure Schedules, (i) there are no shares of capital or other stock of PocketGear authorized, issued or outstanding, (ii) there are no existing compensatory equity or equity-linked awards of any form, including, without limitation, any options, stock appreciation rights, stock units, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights, awards, convertible securities, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital or other stock of PocketGear obligating PocketGear to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock convertible into or exchangeable for such shares of capital or other stock, or obligating PocketGear to grant, extend or enter into any such option, warrant, call subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of PocketGear to repurchase, redeem or otherwise acquire any share of capital or other stock of PocketGear or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d) PocketGear has not violated any Regulations in connection with the offer, sale or issuance of any of the capital stock or any other securities of PocketGear, and such capital stock and other securities have been issued and granted in compliance with all requirements set forth in PocketGear’s Organizational Documents.

(e) Schedule 3.2.(e) of the Disclosure Schedules sets forth all outstanding Long Term Liabilities of PocketGear, and for each Long Term Liability set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Long Term Liability. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No Default exists with respect to the obligations of PocketGear under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.3. Capitalization.

(a) The issued and outstanding capital stock of the Company, including the Company Options, the Series C Warrants, the shares of Company Restricted Stock and any securities convertible into capital stock of the Company, is held by the Persons and in the amounts set forth on Schedule 3.3.(a) of the Disclosure Schedules. The authorized capital stock of the Company consists of (i) 17,625,600 shares of Company Common Stock, (ii) 3,275,000 shares of Series A Preferred Stock, (iii) 2,569,169 shares of Series B Preferred Stock, (iv) 2,612,818 shares of Series C Preferred Stock, (v) 89,127 shares of Series D Preferred Stock, and (vi) 2,991,500 shares of Series FF Preferred Stock, and there are no other shares of other classes or series of capital stock of the Company authorized or outstanding. There are (A) (A) 3,750,205 shares of Company

Common Stock issued and outstanding (excluding any shares of Company Restricted Stock), (B) (B) 177,501 shares of Company Restricted Stock issued and outstanding, (C) 3,275,000 shares of Series A Preferred Stock issued and outstanding, (D) 2,569,169 shares of Series B Preferred Stock issued and outstanding, (E) 1,348,814 shares of Series C Preferred Stock issued and outstanding, (F) 89,127 shares of Series D Preferred Stock issued and outstanding, and (G) 2,991,500 shares of Series FF Preferred Stock issued and outstanding. There are 1,942,247 shares of Company Common Stock authorized for issuance under the Company Equity Plan (of which (1) 633,025 shares of Company Common Stock are subject to outstanding and unexercised Company Options (2) 177,501 shares of Company Common Stock are subject to outstanding Restricted Stock Awards (which are included in (B) above), (3) 175,429 shares of Company Common Stock have been issued pursuant to the exercise of stock options (which are included in (A) above), and (4) 14,625 shares of Company Common Stock have been issued pursuant to the exercise of stock options and exchanged for the same number of shares of Series FF Preferred Stock (which are included in (G) above)). As of the date hereof, the Company has issued Series C Warrants exercisable to purchase 601,600 shares of Series C Preferred Stock. All of the issued and outstanding shares of Company Capital Stock are, and all Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options, Series C Warrants or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.3.(a) of the Disclosure Schedules, none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission or similar right. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 3.3.(a) or Schedule 3.3.(d) of the Disclosure Schedules is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity or ownership interest in the Company. Each grant of Company Options, Series C Warrants and Company Restricted Stock was duly authorized no later than the date on which the grant of such Company Option, Series C Warrant or Company Restricted Stock, as applicable, was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options, Series C Warrants and Company Restricted Stock have been granted in compliance with applicable Regulations, including all applicable United States federal and state securities laws, and the Company Equity Plan. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant, as determined by the Company in a manner consistent with the requirements of Section 409A of the Code.

(b) Except as set forth in Section 3.3.(a) hereof and Schedule 3.3.(a) or Schedule 3.3.(d) of the Disclosure Schedules, (i) there are no shares of capital or other stock or voting securities of the Company authorized, issued or outstanding, (ii) there is not Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Company Capital Stock obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock of, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription or other right, agreement, arrangement or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock, or other capital or other stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Except as set forth in Section 3.3.(a) or Schedule 3.3.(c) or Schedule 3.3.(d) of the Disclosure Schedules, there are no (i) securities of the Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iii) stockholder agreements between the Company and any current stockholders of the Company regarding the securities of the Company or (iv) agreements among stockholders of the Company with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs

(including any rights of first refusal or similar restrictions on transfer). No distributions (including distributions for Taxes) are owed to the Company with respect to any Company Capital Stock or owed by the Company to any Company Stockholder.

(d) Schedule 3.3.(d) of the Disclosure Schedules sets forth a true and complete list of each outstanding Company Option and each Restricted Stock Award and, as applicable, the name of the holder of each such Company Option or Restricted Stock Award, the state of residence of each such holder, the number of shares Company Common Stock originally granted under such award, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option), whether such option permits early exercise, the exercise price per share of such Company Option, the vesting schedule (including any acceleration provisions), the number of shares vested/unvested, forfeited, and exercised with respect to each award and the applicable expiration date. An updated Schedule 3.3.(d) of the Disclosure Schedules accurate as of immediately prior to the Effective Time shall be delivered to Parent by the Company immediately prior to the Effective Time.

(e) With respect to all outstanding Series C Warrants, Schedule 3.3.(e) of the Disclosure Schedules sets forth a true and complete list, as applicable, of the name of the holder of each such Series C Warrant, the number of shares of Series C Preferred Stock covered by such Series C Warrant, the date of grant, whether such warrant permits early exercise, the exercise price per share of such Series C Warrant, the vesting schedule and vested status of such Series C Warrant, if any, and the applicable expiration date.

(f) The Company is in compliance in all material respects with all Regulations, including applicable federal or state securities laws, in connection with the offer, sale or issuance of any Company Capital Stock, Company Options, Series C Warrants or any other securities, and such Company Capital Stock, Company Options, Series C Warrants and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents.

(g) The Closing Consideration Schedule delivered to Parent pursuant to Section 1.9.(a) hereof shall accurately reflect, as of immediately prior to the Effective Time, all Company Equityholders and their respective addresses and social security numbers or tax identification numbers, if applicable, the number and type of shares of Company Capital Stock, Series C Warrants and/or Company Options held by such Company Equityholders (including the respective certificate numbers and the class or series of such Company Capital Stock held by such Company Equityholders), the Pro Rata Allocation of the Escrowed Shares applicable to each Company Equityholder, the Aggregate Consideration to be paid to each Company Equityholders and such other information relevant thereto which Parent may reasonably request.

(h) Schedule 3.3.(h) of the Disclosure Schedules sets forth all outstanding Long Term Liabilities of the Company, and for each Long Term Liability set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Long Term Liability. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No Default exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.4. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Other than to the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is to be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is to be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.5. Consents and Approvals. Except as may be required by the HSR Act or as set forth on Schedule 3.5 of the Disclosure Schedules, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person (including under any Contract), and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company, PocketGear, or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company or PocketGear, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the transactions contemplated hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Capital Market, and (v) consents and notices with respect to Contracts that generated less than $100,000 in the twelve months prior to the Interim Balance Sheet Date or which are expected to generate less than $100,000 in the twelve (12) months following the Interim Balance Sheet Date and where the failure to obtain the consent or give the notice under the Contract would not result in the creation of any material liability or materially adversely effect the operation of the Business.

3.6. Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 of the Disclosure Schedules, since December 31, 2013 ( the “Balance Sheet Date”), there has not been any:

(a) change in the Company’s or PocketGear’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or PocketGear; issuance of, or commitment to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company or PocketGear of any shares of any such capital stock; any repricing or other change in exercise price to any outstanding Company Options; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to any Organizational Documents of the Company or PocketGear;

(c) actual or threatened adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income or earnings of the Business, the Company or PocketGear;

(d) adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; making or revocation of or change in any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; knowingly surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case by or with respect to the Company or PocketGear;

(e) revaluation of any of the assets of the Company, PocketGear or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business;

(f) failure to take reasonable actions to prevent any damage, destruction, abandonment or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company, PocketGear or the Business;

(g) acquisition of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entry into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(h) except for the Merger, any adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of PocketGear, or other alteration of the Company’s or PocketGear’s corporate structure;

(i) cancellation of any Indebtedness or waiver or release of any material right or claim of the Company, PocketGear or relating to the Business;

(j) (i) hiring or termination of any key employee, consultant or director, (ii) payment, announcement, promise or grant, whether oral or in writing, any material increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance, termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any material increase or material change pursuant to any Company Plan (except as required by any applicable Regulation) other than in the ordinary course of business, or (iii) entry into, adoption, termination or material amendment of any Company Plan other than the setting of quarterly bonus objectives in the ordinary course of business consistent with past practice;

(k) adverse change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of the Company or PocketGear;

(l) entry into, or amendment, cancellation or termination of, any Contract, Lease or Permit to which the Company or PocketGear is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or PocketGear of at least $250,000, except in the ordinary course of business;

(m) entry into any Contract with any Related Party of the Company or PocketGear;

(n) mortgage, pledge or other Encumbrance of any assets of the Company, PocketGear or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(o) sale, assignment or transfer of any assets of the Company, PocketGear or relating to the Business, other than in the ordinary course of business;

(p) transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names;

(q) incurrence of Indebtedness by the Company or PocketGear for borrowed money or commitment to borrow money entered into by the Company or PocketGear, made or agreed to be made by the Company or PocketGear, or indebtedness for borrowed money guaranteed by the Company or PocketGear;

(r) incurrence by the Company or PocketGear of Liabilities, except Liabilities incurred in the ordinary course of business or under this Agreement or the incurrence of Transaction Expenses, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or PocketGear;

(s) payment, discharge or satisfaction of any Liabilities of the Company or PocketGear other than in the ordinary course of business;

(t) any single capital expenditure relating to the Business in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $100,000 or incurrence of any obligations to make any capital expenditures or execute any Lease;

(u) failure to pay or satisfy when due any material Liability of the Company, PocketGear or related to the Business, except in the ordinary course of business;

(v) except in the ordinary course of business consistent with past practice, any acceleration in the collection of or discounting of any accounts receivable, delays in the payment of accounts payable or deferrals of expenses, reduction of inventories or otherwise increases of cash in hand;

(w) any amendment to or otherwise taking of actions that would permit or cause any Company Option or Restricted Stock Award to accelerate in contemplation of or as a consequence of the Merger or other transactions contemplated by this Agreement;

(x) failure of the Company or PocketGear to carry on diligently the Business in the ordinary course so as to keep available to Parent the services of the Company’s and PocketGear’s employees, and to preserve for Parent the Business and the goodwill of the Company’s and PocketGear’s suppliers, customers and advertisers of the Business and others having business relations with the Company, PocketGear or the Business;

(y) failure to maintain any Source Code, data or other information related to the Business (including any records of images, art, photographs or similar content posted on and/or removed from the Company’s or PocketGear’s website prior to the Closing Date) other than in a manner consistent with past practice;

(z) disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, dedicating to the public, failure to maintain or permitting to lapse any Intellectual Property of the Company, PocketGear or relating to the Business, or any disposition or disclosure to any Person of any Intellectual Property of the Company, PocketGear or relating to the Business not theretofore a matter of public knowledge;

(aa) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect; and

(bb) agreement, whether oral or written, by the Company or PocketGear to do any of the things described in the preceding clauses (a) through (z) other than as expressly provided for herein.

3.7. Facilities.

(a) Owned Real Property. Neither the Company nor PocketGear owns any Owned Real Property.

(b) Actions. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Actions relating to any Facility.

(c) Leases or Other Agreements. Except for Facility Leases listed on Schedule 3.7 of the Disclosure Schedules, neither the Company nor PocketGear are a party to any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

(d) Facility Leases and Leased Real Property. With respect to each Facility Lease, the Company or PocketGear has an unencumbered interest in the Leasehold Estates, other than Encumbrances which do not materially interfere with, or otherwise affect the present use and enjoyment of the Facility subject thereto or affected thereby. The Company and PocketGear enjoy peaceful and undisturbed possession of all the Leased Real Property. With respect to such Leased Real Property, (i) each lease, license or interest to which the Company or PocketGear is a party is in full force and effect and enforceable against the Company or PocketGear and the counterparty thereto in accordance with its terms, subject to bankruptcy and insolvency laws. Except as described in Schedule 3.7.(d) of the Disclosure Schedules: (A) there are no leases, subleases, licenses, concessions or any other Contracts to which the Company or PocketGear is a party granting to any Person other than the Company or PocketGear any right to possession, use occupancy or enjoyment of any of the Leased Real Property or any portion thereof and (B) the Company and PocketGear are not obligated under or bound by any option, right of first refusal, purchase Contract or other Contract to sell or otherwise dispose of any Leased Real Property or any other interest in any Leased Real Property.

(e) Certificate of Occupancy. To the Knowledge of the Company, all Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations.

(f) Utilities. All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(g) No Special Assessment. Neither the Company nor PocketGear has received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

3.8. Condition and Sufficiency of Assets. The buildings, structures and equipment of the Company and PocketGear are structurally sound and are in good operating condition and repair, normal wear and tear excepted. The buildings, structures and equipment of the Company and PocketGear are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures and equipment of the Company and PocketGear are sufficient for the continued conduct of the Business of the Company and PocketGear after the Closing in substantially the same manner as conducted prior to the Closing. The improvements constructed on the buildings, structures and equipment of the Company and PocketGear, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other Tangible Property owned, leased or used by the Company and PocketGear at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, fit for use in the ordinary course of business, (d) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, (e) sufficient for the operation of the Company and PocketGear as presently conducted and (f) in conformity, in all material respects, with all applicable Regulations. The Company and PocketGear own, or have a valid leasehold or other interest in, and after the Closing Date, the Company and PocketGear will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances, all assets necessary for the conduct of the Business as presently conducted by the Company and PocketGear and to permit Parent (through the Surviving Corporation) to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.

3.9. Contracts and Commitments.

(a) Contracts. Schedule 3.9.(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts to which the Company or PocketGear is a party or by which the Company or PocketGear or their assets are bound (including oral agreements) of the following categories:

(i) Contracts not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii)-(xx) below;

(ii) all agreements, programs, policies, arrangements or other Contracts for the employment or engagement of any officer, employee or Contingent Worker on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) that may exceed $150,000, (B) providing for the payment of any cash or other compensation or benefits upon a termination of service and/or upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s or PocketGear’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(iii) collective bargaining agreements, work council agreement, work force agreement or other Contracts with any labor union applicable to the employees or Contingent Workers of the Company or PocketGear, or any severance or change in control agreements, programs, policies or arrangements;

(iv) Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of the Company or PocketGear (or any of their subsidiaries) to engage in any line of business, expand the geographical scope of business anywhere in the world, compete with any Person or that otherwise have the effect of restricting in any material respect the Company or PocketGear (or any of their subsidiaries) from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations, or any contract, agreement or arrangement containing any exclusivity, noncompetition or most favored pricing terms to which the Company or PocketGear is subject;

(v) Contracts containing restrictive covenant agreements (including confidentiality, non-competition, and non-solicitation) between the Company or PocketGear and any employee or Contingent Worker of the Company or PocketGear;

(vi) Contracts with any Company Equityholder, any Affiliate of any Company Equityholder or any other Affiliate of the Company or PocketGear (“Affiliate Agreements”);

(vii) Contracts relating to the manufacture, distribution and shipment of the Products to the Company’s or PocketGear’s customers other than Contracts with Advertisers and Publishers);

(viii) the form of agreement that the Company has entered into with each Person who is an advertiser (each, an “Advertiser”) or publisher (each, a “Publisher”), together with a list of any such agreements that the Company or PocketGear has entered into that (A) deviate from such form and (B) have generated or are reasonably expected to generate more than $250,000 in revenue or expense in any consecutive twelve (12) month period during the twenty four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date (the “Advertiser and Publisher Agreements”);

(ix) Intentionally omitted;

(x) options with respect to any property, real or personal, whether the Company or PocketGear shall be the grantor or grantee thereunder;

(xi) Contracts involving future expenditures or Liabilities that have generated or are reasonably expected to generate more than $250,000 in expense during the twenty-four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date;

(xii) Intentionally omitted;

(xiii) Contracts that have generated or are reasonably expected to generate more than $250,000 in revenue in any consecutive twelve (12) month period during the twenty four month period beginning twelve (12) months prior to the Interim Balance Sheet Date and ending twelve (12) months after the Interim Balance Sheet Date;

(xiv) Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(xv) promissory notes, loans, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments or agreements relating to an obligation to pay money, whether the Company or PocketGear shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company or PocketGear are pledged (excluding credit provided by the Company or PocketGear in the ordinary course of business to purchasers of the Company’s or PocketGear’s services or products);

(xvi) any Contract with the United States, state or local government or any agency or department thereof;

(xvii) Leases of real property;

(xviii) Leases of personal property not cancelable (without Liability) within 30 calendar days;

(xix) written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company or PocketGear;

(xx) joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by the Company or PocketGear with any other Person; and

(xxi) material Contracts relating to the development, ownership, use or licensing of any patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the disposition, development, appropriation or the nondisclosure of any of the Intellectual Property of the Company or PocketGear other than (A) the Company’s standard form of Non-Disclosure, Non-Solicitation and Invention Assignment Agreement, and (B) Advertiser and Publisher Agreements entered into in the ordinary course of business.

The Company has delivered or made available to Parent true, correct and complete copies of all of the Contracts listed on Schedule 3.9.(a) of the Disclosure Schedules, including all amendments and supplements thereto. All Contracts and Leases listed (or required to be listed) on Schedule 3.9.(a), together with Advertiser and Publisher Agreements are referred to herein as “Material Contracts.”

(b) Absence of Defaults. All of the Material Contracts are valid, binding and enforceable obligations of the Company and PocketGear and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each of the Company and PocketGear has complied in all material respects with the provisions of each Material Contract and is not in material Default thereunder and, to the Knowledge of the Company, all other parties to the Material Contracts have complied in all material respects with the provisions thereof and no party is in material Default thereunder. No notice of any claim of Default has been given to the Company or PocketGear. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or PocketGear or, to the Knowledge of the Company, any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

3.10. Permits.

(a) Schedule 3.10 of the Disclosure Schedules sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company or PocketGear. Each of the Company and PocketGear has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and owns or possesses such Permits free and clear of all Encumbrances. Neither the Company nor PocketGear is in Default, nor has the Company or PocketGear received any written notice of any claim of Default, with respect to any such Permit. No present or former stockholder, director, officer, Representative or employee of the Company, PocketGear or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company or PocketGear owns, possesses or uses.

(b) The Permits set forth on Schedule 3.10 of the Disclosure Schedules collectively constitute all of the Permits necessary to permit the Company and PocketGear to lawfully conduct and operate the Business in the manner that the Business is currently conducted and operated and to permit the Company and PocketGear to own and use their assets in the manner in which the Company and PocketGear currently own and use their assets.

3.11. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company and PocketGear with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company or PocketGear, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of the Company or PocketGear under any of the terms, conditions or provisions of any material Contract, Lease or Permit, (i) to which the Company or PocketGear is a party or (ii) by which the material assets of the Company or PocketGear are bound, (c) violate any Regulation or Court Order, (d) impose any material Encumbrance on any of the assets of the Company or PocketGear, (e) cause Parent, the Company, PocketGear or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any material Permits that are held by the Company or PocketGear or that otherwise relate to the Business or any of the assets of the Company or PocketGear.

3.12. Financial Statements and Other Financial Information. The Company has heretofore delivered to Parent the Financial Statements, copies of which are attached hereto as Schedule 3.12 of the Disclosure Schedules. The Financial Statements (a) are in accordance with the Books and Records of the Company and PocketGear; (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company; and (c) fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial condition of the Company and PocketGear as of the respective dates thereof and the results of operations and changes in cash flows of the Company and PocketGear for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments shall not be material in the aggregate), and the omission of footnotes required by GAAP. The Year End Financial Statements have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon is included with such Year End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of the Company or PocketGear, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

3.13. Undisclosed Liabilities. Neither the Company nor PocketGear has Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) Current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date, (c) Liabilities incurred in connection with the negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby which constitute Company Transaction Expenses, (d) Liabilities not required under GAAP to be shown on the balance sheet of the Company and that would not exceed $250,000 in the aggregate, or (e) liabilities disclosed on Schedule 3.13.

3.14. Books and Records. The Books and Records of the Company and PocketGear are complete and correct in all material respects. The Company has made and kept (and given Parent access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company, PocketGear and the Business. The minute books of the Company and PocketGear previously delivered to Parent accurately and adequately reflect all action previously taken by the Company Stockholders, board of directors and committees of the board of directors of the Company and PocketGear. The copies of the stock book records of the Company previously delivered to Parent are true, correct and complete, and accurately reflect all transactions effected in the capital stock of the Company through and including the date hereof. Neither the Company nor PocketGear has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company and PocketGear.

3.15. Litigation. Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened in writing (a) that are against (i) the Company, PocketGear, the Business or the assets of the Company or PocketGear (including with respect to Environmental Laws), (ii) to the Knowledge of the Company, any officers or directors of the Company or PocketGear that are involved in the operations of the Business or (iii) to the Knowledge of the Company, any Company Stockholder in such Company Stockholder’s capacity as a Company Stockholder, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company, PocketGear or, to the Knowledge of the Company, any officer or director of the Company or PocketGear that involve the risk of criminal liability or (d) in which the Company or PocketGear is a plaintiff. Neither the Company nor PocketGear is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, PocketGear, the Business or the assets of the Company or PocketGear. There is not a reasonable likelihood of an adverse determination of any pending Actions set forth on Schedule 3.15 of the Disclosure Schedules or otherwise related to or affecting the Business. There are no Court Orders or agreements with, or liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, PocketGear, the Business or the assets of the Company or PocketGear.

3.16. Labor Matters.

(a) Schedule 3.16 of the Disclosure Schedules contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and PocketGear and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No officer or Key Employee of the Company or PocketGear has informed the Company or PocketGear (whether orally or in writing) of any intent to terminate employment with or services for the Company or PocketGear, and, to the Knowledge of the Company, no such Person or Persons has any intent to terminate employment with or services for the Company or PocketGear.

(b) In the three (3) years preceding the date of this Agreement, the Company and PocketGear have remained in material compliance with all applicable Regulations and Court Orders regarding the terms and conditions of employment of employees, former employees or prospective employees and other labor or employment related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety and any other Employment Statute. In the three (3) years preceding the date of this Agreement, neither the Company nor PocketGear has relied upon Contingent Workers in violation of IRCA and no unauthorized workers performed services on behalf of any member of the Company Group, whether as employees or employees of subcontractors. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not cause any current employee of the Company and PocketGear to become unauthorized to work in the United States.

(c) The Company and PocketGear are not and have not at any time been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company or PocketGear. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. Neither the Company nor PocketGear has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the three (3) years preceding the date of this Agreement, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d) (i) The Company and PocketGear have paid in full to all of their employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses and other cash compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or PocketGear; and (iii) neither the Company nor PocketGear is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(e) There are no material Liabilities, whether contingent or absolute, of the Company or PocketGear relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier, subject to normal deductibles. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f) In the three (3) years prior to the date of this Agreement, neither the Company nor PocketGear has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or Facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or Facility of the Company or PocketGear.

(g) Schedule 3.16.(g) contains a list of all of the Contingent Workers currently engaged by the Company or PocketGear, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.16.(g), neither the Company nor PocketGear engages or retains any Contingent Workers. The Company and PocketGear have properly classified all of their Contingent Workers as either employees or independent contractors and as exempt or non-exempt for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Contingent Workers. Each such Contingent Worker has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company or PocketGear, a copy of which has been previously delivered or made available to Parent.

3.17. Compliance with Law. Since January 1, 2011, neither the Company, PocketGear nor the conduct of the Business has violated any, and the Company, PocketGear and the Business are now in compliance in all material respects with, all, Regulations and Court Orders relating to the Company, PocketGear the Business or the assets of the Company or PocketGear taken as a whole. Neither the Company nor PocketGear has received any written notice to the effect that it is not in compliance with any such Regulations or Court Orders, and to the Knowledge of the Company, the Company and PocketGear have no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

3.18. Intellectual Property.

(a) Disclosure of Intellectual Property Assets. Schedule 3.18.(a) of the Disclosure Schedules sets forth a true and complete list of all of the Company Registered Intellectual Property, all of which is registered exclusively in the name of the Company or PocketGear. With respect to Company Registered Intellectual Property, Schedule 3.18.(a) of the Disclosure Schedules also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number, the class of goods covered and the expiration date for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, (iv) for each Internet domain name, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all actions that must be taken by the Company or PocketGear within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Company Registered Intellectual Property. Schedule 3.18.(a) of the Disclosure Schedules also sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company or PocketGear that are material to the Business. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or PocketGear or in which the Company or PocketGear has any interest whatsoever, or is otherwise material to the Business, have been provided or made available to Parent. Except for the Intellectual Property licensed under the Contracts set forth in Schedule 3.18.(b) of the Disclosure Schedules, the Customer and Publisher Agreements and the Commercial Software Licenses (each as defined in Section 3.18.(b), the Company or PocketGear exclusively own all Intellectual Property used in the operation of the Business. In the case of Intellectual Property licensed by the Company or PocketGear from other Persons under licenses that are disclosed on Schedule 3.18.(b) of the Disclosure Schedules the Company or PocketGear have the right to use the applicable Intellectual Property in accordance with the scope of rights licensed to the Company or PocketGear set forth in such licenses.

(b) Licensing Agreements. Schedule 3.18(b)of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by the Company or PocketGear to a third party, other than customer and publisher agreements entered into in the ordinary course of business, substantially in the form of the Company’s forms of customer and publisher agreements, copies of which have been provided or made available to Parent (altogether, the “Customer and Publisher Agreements”), or (ii) a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property by a third party to the Company or PocketGear, other than licenses or other agreements for commercially available software that is made available for a total cost of less than $10,000 (altogether, the “Commercial Software Licenses) (and in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law). Neither the Company nor PocketGear is a party to a license of (or covenant not to sue, non-assertion, settlement or similar agreements or consents related to) Intellectual Property from a third party under which the Company or PocketGear is an exclusive licensee. A true and correct copy of each such Contract has been provided or made available to Parent. Such Contracts, along with the Customer and Publisher Agreements and the Commercial Software Licenses, are legal, valid, binding, enforceable obligations of the Company and

PocketGear and, to the Knowledge of the Company, the other parties thereto, in accordance with their terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (y) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Such Contracts are in full force and effect. The underlying Company Intellectual Property for each such Contract under which the Company or PocketGear licenses Company Intellectual Property to a third party is not subject to any outstanding injunction, judgment, order, decree or ruling. To the Knowledge of the Company, the underlying Intellectual Property for each such Contract under which a third party licenses the Company or PocketGear is not subject to any outstanding injunction, judgment, order, decree or ruling. No action, suit, proceeding, hearing, investigation or complaint is pending or, to the Knowledge of the Company threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Company Intellectual Property for each such Contract under which the Company or PocketGear licenses Company Intellectual Property to a third party. Neither the Company nor PocketGear has granted any sublicense or similar right with respect to any such Contract. To the Knowledge of the Company, no action, suit, proceeding, hearing, investigation or complaint is pending or threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such Contract under which a third party licenses the Company or PocketGear. Other than as contemplated by the Customer and Publisher Agreements, neither the Company nor PocketGear has granted any sublicense or similar right with respect to any such Contract under which a third party licenses the Company or PocketGear. The Company, PocketGear and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a breach or default thereunder. No party to any such Contract has given notice of termination or repudiation of any provision thereof. Immediately following the Closing Date, the Surviving Corporation will continue to be permitted to exercise all of the Company’s and PocketGear’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company or PocketGear would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or PocketGear would otherwise be required to pay. Schedule 3.18.(b) of the Disclosure Schedules also sets forth a true and complete list of all royalties, fees, and similar payments that the Company or PocketGear is obligated to pay to any third party who owns or is a licensee of any Intellectual Property, and except as set forth therein, the Company and PocketGear are not obligated or under any liability whatsoever under such contracts to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.

(c) Ownership, Validity and Enforceability of Intellectual Property. The Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid, enforceable and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item. Except as disclosed on Schedule 3.18(b) of the Disclosure Schedules, the Company Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation, interference or similar proceeding. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as set forth on Schedule 3.18.(b) of the Disclosure Schedules, the Company and PocketGear own all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property are listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof. There are not, and it is reasonably expected that that immediately after the Closing there will not be, any restrictions on the Company’s, PocketGear’s or their Affiliates’ right to sell products owned by or offer services provided by the Company or PocketGear, in connection with the Business, or to transfer or license any Company Intellectual Property. Except with respect to licenses of Intellectual Property by a third party to the Company or PocketGear disclosed on Schedule 3.18.(b) of the Disclosure Schedules and licenses or other agreements for Commercial Software Licenses, (i) the Company owns all Intellectual Property rights in and all Software used in the operation of the Business and (ii) to the Knowledge of the Company, the use of all Software in the operation of the Business does not require rights under any third party patents that are not licensed to the Company or PocketGear. Except as disclosed on Schedule 3.18.(b) of the Disclosure Schedules, neither the Company nor PocketGear has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other Person or (ii) permitted the Company’s or PocketGear’s rights in such Company Intellectual Property to enter into the public domain.

(d) Protection of Intellectual Property. Each of the Company and PocketGear is taking and has taken reasonable steps to obtain, maintain, police and protect the Company Intellectual Property and to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business. Except as set forth on Schedule 3.18.(c)each of the Company and PocketGear has the right to use, or has ownership of, free and clear of all Encumbrances, all customer lists, customer account information, correspondence, submissions and licensing and purchasing histories relating to the current and former customers of the Business, and no Person other than the Company and PocketGear possesses any claims or rights with respect to use of such information. Without limiting the foregoing, all current and former employees, Contingent Workers of the Company and PocketGear or other Persons that the Company or PocketGear has engaged to participate in the creation or development of any Intellectual Property used or held for use by the Company or PocketGear have executed valid and enforceable agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company or PocketGear and have agreed to maintain the confidentiality of such Intellectual Property. Each of the Company and PocketGear is not, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof. No current or former employees, Contingent Workers of the Company or PocketGear own any Intellectual Property used or held for use by the Company or PocketGear. It is not necessary for the operation of the Business to utilize any Intellectual Property rights of any employee, Contingent Worker of the Company or PocketGear or of the Business developed, invented or made prior to such employee’s employment or a Contingent Worker’s retention by the Company or PocketGear or except for any such Intellectual Property rights that have previously been assigned to the Company or PocketGear. No Person has asserted, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Intellectual Property of the Company or PocketGear. To the Knowledge of the Company, the employment or engagement of any current or former employees and/or Contingent Workers does not subject the Company or PocketGear to any Liability to any third party for improperly soliciting such Contingent Workers, or contractor to work for the Company or PocketGear, whether such Liability is based on contractual or other legal obligations to such third party.

(e) No Infringement. Each of the Company and PocketGear has not and does not, and the Company Intellectual Property and operation of the Business have not and do not infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property. Except as set forth in Schedule 3.18.(e) of the Disclosure Schedules, neither the Company nor PocketGear has received notice from any Person claiming that the Company Intellectual Property or the operation of the Business infringes, dilutes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company or PocketGear must license or refrain from using any Intellectual Property rights of any Person and no Person has, any right to make such a claim. The Company Intellectual Property and Intellectual Property licensed to the Company and PocketGear is all of the Intellectual Property necessary for the operation of the Business.

(f) No Third Party Infringers. Each of the Company and PocketGear has taken reasonable steps to protect the Company Intellectual Property from infringement by any other Person. To the Knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by any Person of any Company Intellectual Property. No other Person (i) has the right to use the Company’s or PocketGear’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive or (ii) has notified the Company or PocketGear in writing that such Person is claiming any ownership of or right to use any of the Company Intellectual Property.

(g) Liabilities. Except as set forth on Schedule 3.18.(g) of the Disclosure Schedules, other than the Customer and Publisher Agreements neither the Company nor PocketGear has reasonable basis to believe that it has any obligation under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property, Software or product or service of the Company or PocketGear. No third party has asserted its right to indemnification (nor, to Company’s Knowledge, do any circumstances exist that provide a basis for a third party to exercise its right to indemnification) for infringement of any third-party rights or otherwise under any Contract involving any Company Intellectual Property or Products.

(h) No Order. There are no forbearances to sue, consents, settlement agreements, judgments or orders entered into in connection with or in settlement of litigation or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or PocketGear is a party or is otherwise bound that (i) restrict the rights of the Company or PocketGear to use, transfer, license or enforce any Company Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Company Intellectual Property that is owned by Company or PocketGear or exclusively licensed to the Company or PocketGear.

(i) Privacy. Each of the Internet websites owned or operated by the Company and PocketGear in connection with the Business maintains a publicly posted privacy statement or policy that describes the Company’s and PocketGear’s practices with respect to the collection, use and disclosure of Personal Information and that complies in all material respects with all applicable legal requirements, including, without limitation, Data Protection Laws. The Company, PocketGear and the Business complies and has complied with all Regulations and its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, use, disposal, disclosure, maintenance and transmission of Personal Information, including without limitation, Data Protection Laws. Without limiting the foregoing, each of the Internet websites owned or operated by the Company and PocketGear comply with Section 22575 of California’s Business and Professions Code. The Company has provided or made available to Parent true and accurate copies of all such privacy policies. The published privacy policies are accurate and completely implemented. Each of the Company and PocketGear takes and has taken reasonable measures to ensure that such information is protected against unauthorized access, loss, damage use, sharing, modification, or other misuse other than as expressly described in the published privacy policies, and there has been no unauthorized access, loss, damage use, sharing, modification, or other misuse of any such information by the Company or PocketGear. The execution, delivery and performance of this Agreement and the Ancillary Agreements complies and will comply with all Data Protection Laws and the Company’s and PocketGear’s applicable published privacy policies. The Company and PocketGear are not prohibited by any applicable Regulations or any Company or PocketGear privacy policy or agreement from providing Parent or any of its Affiliates with the Personal Information that has been, or will be, provided to Parent or its Affiliates, on the

Closing Date, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. None of the disclosures made by the Company or PocketGear to employees, users or customers regarding the collection, use and disclosure of Personal Information and required by applicable Regulations (if any) have been unfair, inaccurate, misleading (whether expressly or by omission), or deceptive. Neither the Company nor PocketGear has received any written inquiry or complaint from a regulatory authority in any jurisdiction from which it has processed Personal Information, or written inquiry or complaint giving rise to legal proceedings, regarding its collection, use, storage, or sharing of Personal Information.

(j) Information Technology Systems. All information technology systems, Software computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the Business, including without limitation, all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the Business (“Information Technology Systems”), and Company Intellectual Property (and all parts thereof), are free of (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions and (ii) disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components that would permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Information Technology Systems or Company Intellectual Property (or any parts thereof) or data or other Software of users (“Contaminants”). Each of the Company and PocketGear takes and has taken reasonable steps and implements and has implemented reasonable procedures, intended to ensure that the Information Technology Systems used in connection with the operation of the Business are free from Contaminants. Each of the Company and PocketGear has reasonable disaster recovery plans, procedures and facilities for the Business, and takes and has taken reasonable steps to safeguard and back-up at secure off-site locations the Information Technology Systems. There have been no unauthorized intrusions or breaches of the security of such Information Technology Systems. Each of the Company and PocketGear has implemented security patches or upgrades that are generally available for such Information Technology Systems where such patches or upgrades are reasonably required to maintain their security. To the extent that the Company or PocketGear receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), each of the Company and PocketGear represents and warrants that information security procedures, processes and systems have at all times met or exceeded all applicable information security laws, legal or contractual standards, rules and requirements related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable governmental regulatory agencies, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard). Each of the Company and PocketGear has implemented and maintained reasonable security measures which are in compliance with all applicable data security and privacy Regulations and designed to (i) secure Personal Information, protect against hazards or threats to the security or integrity of Personal Information, and (ii) prevent unauthorized access to Personal Information. Each of the Company and PocketGear has not experienced any material accidental loss, alteration, unauthorized disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, data held or processed by the Company or PocketGear or on behalf of any of the Company’s or PocketGear’s customers or employees, including Personal Information and Cardholder Data and the Information Technology Systems have not otherwise materially malfunctioned or failed. As used in this Section 3.18.(j) and in Section 3.18.(i), “reasonable” shall mean reasonable for an established web based company whose principal business is conducted through the internet. Each of the Company and PocketGear has, and on the Closing Date Parent will have full access to, a catalog, that is to the Knowledge of the Company true and complete, of all images, art, photographs and similar content posted on the Company’s and PocketGear’s websites prior to the Closing Date (including any such content removed or taken down from the Company’s or PocketGear’s website). The Company has sufficient rights to use all Information Technology Systems all of which rights shall survive as of immediately following the Closing following the consummation of the transactions contemplated hereby. The Information Technology Systems are sufficient to conduct the business of the Company and PocketGear.

(k) Transaction. Except as set forth on Schedule 3.18.(k) of the Disclosure Schedules, the transactions contemplated by this Agreement and the Ancillary Agreements will not, by virtue of any Contract to which the Company or PocketGear is a party or by which the Company, PocketGear or their assets are bound, result in Parent, the Company, PocketGear, or any of their respective Affiliates: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

(l) Open Source. Except as set forth on Schedule 3.18.(l) of the Disclosure Schedules, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or GNU lesser general public license or other Software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Software that is Company Intellectual Property. No Open Source listed in Schedule 3.18.(l) of the Disclosure Schedules has been modified or distributed by or on behalf of Company or PocketGear in such a manner as would require the Company or PocketGear to publicly make available any Source Code for Software that is Company Intellectual Property.

(m) Source Code. Neither the Company nor PocketGear has disclosed any Source Code for Software that is Company Intellectual Property (“Company Source Code”) to any Person other than to employees and contractors performing services on the Company’s or PocketGear’s behalf who have executed confidentiality agreements. Except as set forth in Schedule 3.18.(m) of the Disclosure Schedules, neither the Company nor PocketGear has entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or Default, the disclosure of any Company Source Code. The execution of this Agreement or any Ancillary Agreement will not result in the disclosure to a third Person of any Company Source Code (including without limitation any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, PocketGear, or any Person acting on behalf of the Company or PocketGear to any Person of any Company Source Code, and no portion of such Source Code has been disclosed, delivered or licensed to a third Person. As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

3.19. Employee Benefit Plans.

(a) Schedule 3.19.(a) of the Disclosure Schedules sets forth a complete and correct list of all Company Plans. The Company has made available to Parent a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination or opinion letter, if any, issued by the IRS and each currently pending application to the IRS for a determination or opinion letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans. Neither the Company nor PocketGear has any plan or commitment to adopt or enter into any additional Company Plan or to materially amend or terminate any existing Company Plan.

(b) No Company Plan is, and neither the Company nor PocketGear nor any ERISA Affiliate of the foregoing contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any (A) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c) Neither the Company nor PocketGear has any obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or directors or any retirees of the Company or PocketGear, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, director or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or PocketGear or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director or any such group of employees, consultants or directors; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e) Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code. Each of the Company and PocketGear has performed in all material respects all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan. No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Plan, no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f) No material excise tax would reasonably be expected to be imposed upon the Company or PocketGear under Chapter 43 of the Code. Neither the Company nor PocketGear has made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(h) All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been timely made, or, to the extent not yet due, have been adequately accrued on the Interim Balance Sheet to the extent required by GAAP. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

(i) No Company Plan, and neither the Company nor PocketGear with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the PBGC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j) Schedule 3.19.(j) of the Disclosure Schedules sets forth any and all Indebtedness owed to the Company or PocketGear by any current or former employee; consultant or director of the Company or PocketGear.

(k) No Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company or PocketGear (or any dependent thereof) who resides outside of the United States.

(l) The Company and PocketGear and each of their ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.20. Transactions with Certain Persons. Except as set forth on Schedule 3.20 of the Disclosure Schedules, no stockholder, officer, director, Representative or employee of the Company, PocketGear or any Affiliate of the Company or PocketGear nor to the Knowledge of the Company any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the Company or PocketGear, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or PocketGear) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company, PocketGear or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of the business with the Company or PocketGear at substantially prevailing market prices and on substantially prevailing market terms).

3.21. Certain Payments. To the Knowledge of the Company, neither the Company, PocketGear, nor any of its directors, officers, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company, PocketGear or the Business, has ever directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, PocketGear or any of their respective Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices’ Act).Neither the Company, PocketGear, nor any Affiliate of the Company or PocketGear has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers.

3.22. Tax Matters.

(a) Each of the Company and PocketGear has duly and timely filed or caused to be timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes due and owing by the Company or PocketGear (whether or not shown on any Tax Returns) have been timely paid. Neither the Company nor PocketGear is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or PocketGear does not file Tax Returns that the Company or PocketGear is or may be subject to Tax by that jurisdiction.

(b) The unpaid Taxes of the Company and PocketGear did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, neither the Company nor PocketGear has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company or PocketGear have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending or threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company or PocketGear. There are no matters under discussion with any Tax Authority or other Governmental Authority, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company or PocketGear. No issues relating to Taxes of the Company or PocketGear were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(d) The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company, PocketGear and their predecessors for all taxable years since the taxable year ended 2008, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or PocketGear (or any predecessor of the Company or PocketGear) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type. The Company and PocketGear (or any predecessor of the Company and PocketGear) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company and PocketGear to act on behalf of the Company and PocketGear) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.

(e) There are no Encumbrances for Taxes upon any property or asset of the Company or PocketGear (other than for current Taxes not yet due and payable).

(f) All material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by the Company and PocketGear have been timely withheld, collected, deposited or paid. The Company and PocketGear have properly classified all individuals providing services to the Company or PocketGear, as applicable, as employees or non-employees for all relevant purposes. No transaction contemplated herein is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(g) Neither the Company nor PocketGear will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, or any election under
Section 108(i) of the Code.

(h) Neither the Company nor PocketGear is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar arrangements other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business.

(i) Neither the Company nor PocketGear has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. Neither the Company nor PocketGear has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, (other than tax indemnification provisions contained in commercial agreements not primarily related to Taxes entered into in the ordinary course of business), or otherwise.

(j) The Company (i) has not been a stockholder of a “controlled foreign corporation”, other than PocketGear, as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation; and (iv) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(k) Neither the Company nor PocketGear has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company or PocketGear has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company or PocketGear believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. Neither the Company nor PocketGear has participated, and does not plan to participate, in any Tax amnesty program.

(l) The Company has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local law).

(m) Neither the Company nor PocketGear has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code. Neither the Company nor PocketGear has acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(n) The Company has made good faith efforts to comply with all transfer pricing rules. All documentation required by all relevant transfer pricing laws have been timely prepared.

(o) PocketGear (i) has never been a “surrogate foreign corporation” within the meaning of Section 7874(b) of the Code, (ii) is not treated as a United States corporation under Section 7874(b) of the Code, (iii) was not created or organized in the United States such that PocketGear would be taxable in the United States as a domestic entity pursuant to the dual charter provisions of Treasury Regulations Section 30.7701-5(a), (iv) has no investment in United States property (within the meaning of Section 956 of the Code), (v) is not a passive foreign investment company (within the meaning of Section 1297 of the Code), and (vi) is not engaged in a trade or business in the United States for U.S. federal income tax purposes.

(p) As of the Closing Date, PocketGear will not hold assets which constitute U.S. property within the meaning of Section 956 of the Code.

(q) For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, PocketGear has not had any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(r) No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or PocketGear as a result of the operation of Section 409A of the Code.

(s) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(t) There is no Contract, agreement, plan or arrangement to which the Company or PocketGear is a party which requires the Company or PocketGear to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 4999 of the Code.

(u) This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither the Company nor PocketGear has taken any action or knows of any fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23. Insurance. Schedule 3.23 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company and PocketGear with respect to or that covers the Business. True and correct copies of all such policies or binders have been delivered or made available to Parent. All insurance coverage applicable to the Company, PocketGear or the Business is in full force and effect and insures the Company and PocketGear in reasonably sufficient amounts against all risks, that, to the Knowledge of the Company, are usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Material Contracts or Facility Leases to which the Company or PocketGear is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. All products liability, general liability and workers’ compensation insurance policies maintained by the Company and PocketGear have been occurrence policies and not claims made policies. There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company or PocketGear. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company or PocketGear that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

3.24. Publishers. Schedule 3.24 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest publishers of the Business, based on the dollar amount of total orders or other transactions with the Company or PocketGear during the last fiscal year and during the nine-month period ended September 30, 2014, showing the approximate total payments to each such publisher during such fiscal year and during the nine-month period ended September 30, 2014. Since December 31, 2013, there has been no adverse change in the business relationship of the Company or PocketGear with any publisher named on Schedule 3.24 of the Disclosure Schedules. Neither the Company nor PocketGear has received any written communication from any publisher named on Schedule 3.24 of the Disclosure Schedules of any intention to terminate materially reduce such publisher’s business relationship with the Company or PocketGear.

3.25. Advertisers. Schedule 3.25 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest advertisers of the Business, based on the dollar amount of total orders or other transactions with the Company or PocketGear during the last fiscal year and during the nine-month period ended September 30, 2014, showing the approximate total payments to each such advertiser during such fiscal year and during the nine-month period ended September 30, 2014. Since December 31, 2013, there has been no adverse change in the business relationship of the Company or PocketGear with any advertiser named on Schedule 3.25 of the Disclosure Schedules. Neither the Company nor PocketGear has received any written communication from any advertiser named on Schedule 3.25 of the Disclosure Schedules of any intention to terminate materially reduce such advertiser’s business relationship with the Company or PocketGear.

3.26. Accounts Receivable. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since September 30, 2014, represent bona fide claims of the Company or PocketGear against debtors for products provided or services performed or other charges arising on or before the date hereof, and all products provided and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer or advertiser requirements.

3.27. Compliance with Environmental Laws. To the Knowledge of the Company, neither the Company nor PocketGear is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, including all Environmental Laws, and no material expenditures are required in order to comply with such existing statute, law or regulation, including Environmental Laws. Neither the Company nor PocketGear has received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding an alleged violation of or non-compliance with the conditions of any Environmental Law and the to the Knowledge of the Company there is no basis for such claim, notice, inquiry or investigation.

3.28. Banking Relationships. Schedule 3.28 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company, PocketGear or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company or PocketGear in respect of any of the foregoing.

3.29. No Brokers. Except as set forth in Schedule 3.29 of the Disclosure Schedules, neither the Company, PocketGear nor any of their officers, directors, employees, stockholders, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, PocketGear, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.30. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the U.S. Securities and Exchange Commission (the “SEC”), at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or other information supplied by or on behalf of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 3.30 will not apply to statements or omissions included in the Form S-4 (including the Joint Proxy Statement) to the extent based upon information supplied by or on behalf of Parent or Merger Sub.

3.31. No Other Agreements to Sell the Assets or Capital Stock of the Company. Neither the Company, PocketGear nor any of their respective officers, directors, stockholders, Representatives or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Parent to sell, assign, transfer or effect a sale of any of the assets of the Company or PocketGear, to sell or effect a sale of any capital stock of the Company or PocketGear, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or PocketGear, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. Neither the Company nor PocketGear is currently engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.

3.32. Vote Required. The (i) affirmative vote, at a duly called and held meeting of stockholders of the Company or (ii) approval by written consent in lieu of a meeting (in each case to approve the Merger, the Charter Amendment and the other Transactions), of the holders of (y) at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as converted to Common Stock basis) and (z) 66% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting on an as converted to Common Stock basis), in each case entitled to vote upon the Merger and the other Transactions (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of shares of capital stock of the Company necessary to approve the Merger, the Charter Amendment and the other Transactions. The affirmative vote or consent of the stockholders of that Company that are party to the Support Agreement is sufficient to obtain the Company Stockholder Approval approving the Merger, the Charter Amendment and the other Transactions.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (i) disclosed in any Parent SEC Documents filed or furnished to the SEC by Parent after January 1, 2014 or (ii) otherwise set forth on Parent’s Disclosure Schedules, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1. Organization of Parent and Merger Sub. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease their respective properties and assets and conduct their respective businesses as presently being conducted.

4.2. Authorization. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent and Merger Sub pursuant hereto, subject to receipt of Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which they are to be parties and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Parent and the board of directors and stockholder of Merger Sub. Subject to the receipt of the Parent Stockholder Approval, and except as otherwise set forth herein, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery of the Ancillary Agreements to which Parent and Merger Sub are or will be parties, such Ancillary Agreements will be, legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Merger (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub necessary to adopt this Agreement and approve the Merger and the other Transactions, including the issuance of Parent Common Stock in connection with the Merger.

4.3. No Conflict or Violation; Required Consents and Filings.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of Parent (subject to obtaining the Parent Stockholder Approval prior to the Closing) and Merger Sub, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or Merger Sub is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) violate any Regulation or Court Order.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Form S-4 and declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and NASDAQ, (iii) the filing of the Certificate of Merger and the acceptance for record by the Delaware Secretary or State, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with the HSR Act and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to be material adverse to Parent.

4.4. Parent Common Stock. All of the shares of Parent Common Stock to be issued as part of the Aggregate Stock Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Parent Common Stock shall be subject to any preemptive rights.

4.5. No Brokers. Except for Needham & Company, LLC, neither Parent, Merger Sub, nor any of their respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent or Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.6. SEC Reports and Financial Statements.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 31, 2013 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed prior to the date of this Agreement

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to year-end adjustments).

4.7. Disclosure Documents.

(a) None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.7 will not apply to statements or omissions included in the Form S-4 (including the Joint Proxy Statement) to the extent based upon information supplied by or on behalf of the Company.

4.8. Parent Capitalization. As of November 11, 2014, the authorized capital of Parent consists of 200,000,000 shares of Parent Common Stock, of which 38,551,821 are issued and 37,797,221 are outstanding, and 2,000,000 shares of Series A convertible preferred stock, $0.0001 par value, of which 100,000 shares are issued and outstanding. All such shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities registration Laws. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent’s certificate of incorporation in effect as of the date hereof.

4.9. Litigation. As of the date of this Agreement, there is no Action pending before any court of competent jurisdiction (or, to the Knowledge of Parent or Merger Sub, threatened in writing) against Parent or Merger Sub, any of Subsidiaries of Parent or Merger Sub or any of their assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or Merger Sub or any of their Subsidiaries) that would have a Parent Material Adverse Effect.

4.10. Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Parent (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Encumbrances, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

4.11. Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Parent Material Adverse Effect.

4.12. Compliance with Laws. As of the date of this Agreement. Parent is in material compliance with all applicable Regulations and Court Orders relating to Parent except for such violations that would not have a Parent Material Adverse Effect.

4.13. Intellectual Property. To Parent’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Intellectual Property owned (or purported to be owned) by, or exclusively licensed to, Parent or any of its Subsidiaries, except for such infringement, misappropriation or violation that would not have a Parent Material Adverse Effect. To Parent’s knowledge, the operation of Parent’s business does not infringe, violate or misappropriate any Intellectual Property of any other Person, except for such infringement, violation or misappropriation that would not have a Parent Material Adverse Effect.

Article V.

COVENANTS

The Company, the Company Stockholders (by virtue of the execution and delivery of the Stockholder Transmittal Letters), Parent and Merger Sub each covenant and agree as follows:

5.1. Further Assurances.

(a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing.

(b) Without limiting the foregoing, the parties agree to use their respective reasonable best efforts (A) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases, provided that neither Company, Parent, Merger Sub nor any of their respective Affiliates shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; (B) to obtain all Permits as are required to be obtained under any Regulations that are necessary or advisable to consummate the transactions contemplated hereunder; (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (D) to seek to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (E) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Governmental Authorities that are necessary or advisable to consummate the transactions contemplated hereunder, (F) promptly make all necessary filings, and thereafter promptly make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law; and (G) to fulfill all conditions to this Agreement. Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and provide each other party with a reasonable opportunity to review and comment on any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by Parent or the Company and shall promptly deliver to the other party a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by Parent or the Company prior to the Closing Date.

(c) If a Notification and Report Form pursuant to the HSR Act is required to be filed in order to consummate the transactions contemplated hereby, the Company and Parent agree (i) to file or submit a Notification and Report Form pursuant to the HSR Act and any notifications required under any other applicable antitrust, competition or merger control law, and the rules and regulations promulgated thereunder, in each case as promptly as reasonably practicable (but in any event, with respect to the Notification and Report Form pursuant to the HSR Act, within ten (10) days after the date hereof); (ii) to furnish to the other parties or their outside counsel such necessary information and reasonable assistance as the other parties may reasonably request in connection with their preparation of any filing or submission under the HSR Act and any other applicable antitrust, competition or merger control law; (iii) to provide to the other parties or their outside counsel, subject to applicable laws and reasonable advice of outside counsel, a draft of any filing or submission under the HSR Act or any other applicable antitrust, competition or merger control law and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and to consider in good faith the views of the other parties regarding such filing or submission; (iv) to respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority for additional information or documentation; (v) to keep the other parties apprised of the status of any communications with, and any inquiries or requests from, any Governmental Authority; and (vi) to take any and all other commercially reasonable steps necessary or advisable to cause the expiration or termination of any waiting period (and any extension thereof) under the HSR Act, obtain any other waiting period expirations or terminations, waivers, consents and approvals under other applicable antitrust, competition and merger control laws, and remove any other legal or other impediment to consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under such laws; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent shall not be required to defend or otherwise contest any litigation or other proceeding challenging the transactions contemplated by this Agreement or the Ancillary Agreements under the FTC Act, the Clayton Act, or any other similar antitrust, competition or merger control law. The Parent, Company, PocketGear and their Affiliates shall not take any action, or enter into any agreement, to extend any applicable waiting or review period or to delay or not to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated on the Closing Date, except with the prior written consent of the other persons.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required (i) to propose, or agree to accept, any undertaking or condition, (ii) to enter into any consent decree, hold separate or license agreement, (iii) to make any sale, divestiture or other disposition, (iv) to accept any operational, financial or ownership restriction, (v) or to take or commit to take any action or nonaction in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and further, none of the Company, PocketGear or their Affiliates shall propose, agree to, or take any of the actions or commitments described in this subsection (d) without the prior written consent of Parent. If requested by Parent, the Company, PocketGear and their Affiliates shall agree to, and shall take, any action contemplated by this subsection (d), provided that such agreement or action is conditioned on the consummation of the transactions contemplated by this Agreement.

5.2. Audits. The Company shall use reasonable best efforts to cooperate with Parent and Parent’s independent public accountants (“Parent’s Accountants”) in connection with the completion of any audit of the historical financial statements of the Company and/or the Business for the fiscal years ended December 31, 2011, 2012 and 2013 and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended (a “Periodic Report”) and/or of any disclosure document of Parent or its Affiliates to be used by Parent or its Affiliates to obtain financing and/or to register securities of Parent or its Affiliates (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Parent or its Affiliates. Such cooperation shall include, without limitation (a) assisting Parent and/or Parent’s Accountants in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof reasonably determined by Parent that may be necessary for inclusion in any Periodic Report and/or Disclosure Document or in any filing that Parent may desire to make with the SEC or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Parent or Parent’s Accountants may reasonably request in conjunction with an audit of such financial statements and/or in conjunction with Parent’s Accountants’ preparation of any comfort letters with respect to any Periodic Report and/or Disclosure Document (and responding to any inquiries from Parent or Parent’s Accountants in connection with any such certifications, representation letters or other information), (c) providing Parent with access to the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to the Company and/or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Parent’s management in connection with any such managers’ certification. In addition, the Company shall cause its accountants to provide any necessary consents to the inclusion of the Company’s audited financial statements in the Joint Proxy Statement and Form S-4.

5.3. No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its Affiliates and Representatives, concerning any sale of all or a portion of the Company’s assets, or of any capital stock of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Takeover Proposal”). From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor any Company Stockholder shall, directly or indirectly, through any member, officer, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Takeover Proposal or participate in any negotiations regarding, or furnish to any other Person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or effect a Proposed Acquisition Transaction. The Company shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to

Parent) of the terms of this Section 5.3 and will promptly notify Parent (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Parent with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Parent informed on the status of any negotiations regarding such offer. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

5.4. Notification of Certain Matters.

(a) From the date hereof through the Closing Date, the Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied the Company under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

(b) From the date hereof through the Closing Date, Parent shall give prompt notice to the Company of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied the Company under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Parent shall promptly notify the Company of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

5.5. Investigation. From the date hereof through the Closing Date, the Company shall, and shall cause its respective directors, officers, employees and agents to, use reasonable best efforts to afford the Representatives of Parent and its Affiliates access at all reasonable times and upon reasonable notice to the Company and the Business for the purpose of inspecting the same, and to the directors, officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts of the Company, and shall furnish Parent and its Representatives all financial, operating and other data and information as Parent or its Affiliates, through their respective Representatives, may reasonably request.

5.6. Conduct of Business. Between the date of this Agreement and the Closing Date, the Company shall conduct the Business in the ordinary course of business consistent with past practice and shall not take any action inconsistent with this Agreement or the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, and the Company shall cause PocketGear not to, except as specifically contemplated by this Agreement or as consented to by Parent in writing:

(a) issue, or commit to issue, any capital stock of the Company or PocketGear or any security convertible into or exchangeable for such capital stock, including, without limitation, any stock option or restricted stock; grant any registration rights; purchase, redeem, retire or otherwise acquire any capital stock; or declare or pay any dividend or other distribution or payment in respect of the capital stock, except for shares of Company Capital Stock issued upon the exercise of Company Options and Series C Warrants outstanding on the date hereof;

(b) amend any Organizational Documents of the Company or PocketGear;

(c) adopt or change any material Tax or other accounting methods, principles or practices or change any annual Tax accounting period; make or change any material Tax election; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; knowingly surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(d) revalue any assets of the Company, PocketGear or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business consistent with past practice;

(e) fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company, PocketGear or the Business;

(f) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(g) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of PocketGear, or otherwise alter the Company’s or PocketGear’s corporate structure;

(h) cancel any Indebtedness or waive or release any material right or claim of the Company or PocketGear or relating to the Business, except in the ordinary course of business consistent with past practice;

(i) (i) hire or terminate any employee, Contingent Worker or director, (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination or change in control payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company or PocketGear, including without limitation, any increase or change pursuant to any Company Plan (except as required by any Regulation), in each case except (A) pursuant to the terms of a Company Plan in effect as of the date of this Agreement, and (B) as required by applicable Regulation, or (iii) enter into, adopt, materially amend or terminate any Company Plan;

(j) take any action which could reasonably be expect to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition or, results of operations of the Company or PocketGear;

(k) enter into any collective bargaining agreement or other Contracts with any labor union;

(l) enter into, amend, cancel or terminate any Contract, Lease or Permit to which the Company or PocketGear is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or PocketGear of at least $50,000, except in the ordinary course of business;

(m) enter into any Contract with any Related Party of the Company or PocketGear;

(n) mortgage, pledge or otherwise encumber any assets of the Company or PocketGear or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(o) sell, assign or transfer any assets of the Company or PocketGear or relating to the Business, other than in the ordinary course of business;

(p) incur Indebtedness of the Company or PocketGear for borrowed money, commit to borrow money, make or agree to make loans or guarantee Indebtedness;

(q) incur Liabilities of the Company or PocketGear, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or PocketGear;

(r) pay, discharge or satisfy any Liabilities of the Company or PocketGear other than in the ordinary course of business;

(s) make any single capital expenditure relating to the Business in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $50,000 incur any obligations to make any capital expenditures or execute any Lease;

(t) fail to pay or satisfy when due any material Liability of the Company, PocketGear or related to the Business;

(u) except in the ordinary course of business, accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash in hand;

(v) amend or otherwise take any action that would permit or cause any Company Option or Restricted Stock Award to accelerate in contemplation of or as a consequence of the Merger or other transactions contemplated by this Agreement;

(w) fail to carry on diligently the Business in the ordinary course so as to preserve for Parent the Business and the goodwill of the customers, publishers and advertisers of the Business and others having business relations with the Company, PocketGear or the Business;

(x) dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any Intellectual Property of the Company, PocketGear or relating to the Business or dispose or disclose (or agree to disclose upon the occurrence of any event, non-event or Default) to any Person any Intellectual Property of the Company, PocketGear or relating to the Business not theretofore a matter of public knowledge; or

(y) agree, whether orally or in writing, to do any of the things described in the preceding clauses (a) through (x) other than as expressly provided for herein.

5.7. Tax Matters.

(a) The Stockholder Representative and Parent shall give prompt notice to each other of any inquiries, claims, assessments, audits, proposed adjustment, or similar events with respect to Taxes of the Company or PocketGear for any Pre-Closing Tax Period (any such inquiry, claim, assessment, audit, proposed adjustment or similar event, a “Tax Proceeding”). Any failure to so notify the other party of any Tax Proceeding shall not relieve such other party of any liability with respect to such Tax Proceeding except to the extent such party was actually and materially prejudiced as a result thereof. Parent shall have control of the conduct of all Tax Proceedings; provided, however, that (i) the Stockholder Representative shall be entitled to participate in such Tax Proceedings at the expense of the Company Equityholders and consult with Parent regarding such Tax Proceedings and (ii) Parent shall not settle any Tax Proceeding with respect to Taxes for which the Company Equityholders would be liable hereunder without the consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed. In the event of any conflict between this Section 5.7.(a) and Section 7.2.(e) with respect to any Tax Proceedings, this Section 5.7.(a) shall control.

(b) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and PocketGear that are required to be filed on or before the Closing Date, and the Company or PocketGear shall pay, or cause to be paid, all Taxes of the Company and PocketGear due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or PocketGear, as applicable, with respect to such items, except as required by applicable law. At least ten (10) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and PocketGear for any taxable periods ending on or before the Closing Date which are filed after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and PocketGear, as applicable, with respect to such items, except as required by applicable law. Parent shall provide copies of such Tax Returns at least twenty (20) days before the due date (including extensions, if applicable) thereof, and shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative within fifteen (15) days after receiving such Tax Returns from Parent. Parent shall pay, or cause the Company to pay to the applicable Tax Authority, all Taxes of the Company and PocketGear, as applicable, due with respect to such Tax Returns. Parent shall recover from the Escrow Account the amount of such Taxes of the Company and PocketGear, in each case except to the extent that such Taxes are included in the calculation of Closing Working Capital that is reflected on the final Closing Statement.

(d) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and PocketGear for any Straddle Periods. Parent shall provide copies of such Tax Returns at least twenty (20) days before the due date (including any extension, if applicable) thereof, and shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall consider in good faith such revisions to such Tax Returns which relate to the portion of such Straddle Period ending on the Closing Date as are reasonably requested by the Stockholder Representative within fifteen (15) days after receiving such Tax Returns from Parent. The Parent shall pay, or cause to be paid, all Taxes of the Company or PocketGear, as applicable, due with respect to such Tax Returns. Parent shall recover from the Escrow Account the amount of such Taxes of the Company and PocketGear, in each case except to the extent that such Taxes are included in the calculation of Closing Working Capital that is reflected on the final Closing Statement. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 5.7(a) hereof.

(e) Parent and the Company, on the one hand, and the Stockholder Representative and the Company Equityholders, on the other hand, agree to use commercially reasonable efforts to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to Books and Records, in such party’s possession, as is reasonably necessary for the filing of all Tax Returns by such parties, the making of any election relating to Taxes, and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company, the Stockholder Representative and the Company Equityholders agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Company and PocketGear relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, (ii) to deliver or make available to Parent, within 60 days after the Closing Date, copies of all such Books and Records in such party’s possession.

(f) All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne fifty percent (50%) by the Company

Equityholders and fifty percent (50%) by Parent. The Parties shall cooperate with each other in connection with the filing by the parties required by applicable law to do so of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary. Parent and such filing parties shall, upon request of the other party, use their reasonable best efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes. The Company Equityholders agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Company Equityholders are so liable. Parent agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which the Parent is so liable. The Company Equityholders shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Equityholders. Parent shall provide Company Equityholders with evidence satisfactory to Company Equityholders that such Transfer Taxes have been paid by the Parent. If Parent or any of its Affiliates pays any Transfer Taxes for which the Company Equityholders are responsible under this
Section 5.7.(f), Parent shall be entitled to recover out of the Escrow Account an amount equal to such Transfer Taxes and, if necessary, the Company Equityholders shall indemnify Parent for such amount to the extent provided in Article VI. If the Company Equityholders pay any Transfer Taxes for which the Parent is responsible under this Section 5.7(f), Parent shall indemnify the Company Equityholders for such amount to the extent provided in Article VII.

(g) All Tax sharing agreements or similar agreements between the Company or PocketGear, on the one hand, and any of the Company Equityholders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor PocketGear shall be bound thereby or have any liability thereunder.

(h) Each of the Company and Parent shall use it reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows could prevent such qualification. Unless otherwise required by applicable law, the parties will report the Merger and other transactions contemplated by this Agreement in a manner consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Any payments made to a party pursuant to the indemnification provisions of Article VII shall constitute an adjustment of the consideration paid hereunder for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by Regulations.

5.8. Employment Matters.

(a) Unless Parent directs the Company otherwise in writing no later than one business day prior to the Effective Time, the Company Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Company Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors authorizing such termination, in a form reasonably approved by Parent. The Company shall also take such other reasonable actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

(b) The parties acknowledge that the transactions contemplated under this Agreement shall not, by themselves, constitute a termination of employment of any employee of the Company.

(c) If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or PocketGear may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company shall prepare and distribute to its stockholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld.

(d) Nothing in this Agreement shall, or shall be construed so as to (a) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, independent contractor, manager or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (b) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (c) constitute an amendment or modification of any Plan, or (d) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

5.9. Preparation of S-4 and Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement (and in no event later than 20 Business Days after the date of this Agreement), (i) Parent and the Company shall, as promptly as practicable, prepare and file a joint proxy statement in preliminary form to be sent to the Company Equityholders relating to the Company Stockholder Meeting and to the stockholders of Parent relating to the Parent Stockholder Meeting (together with any amendments or supplements thereto (the “Joint Proxy Statement”) and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Company shall include the Company Board Recommendation in such Joint Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, including the proxy statement and the obtaining of the consent of their respective auditors as required by the Form S-4. Parent and the Company shall use their reasonable best efforts to respond as promptly as practicable to any comments or requests for additional information from the SEC with respect to the Form S-4. Parent shall advise the Company, promptly after it receives notice thereof, of any comments or requests for additional information from the SEC with respect to the Form S-4 or the time of effectiveness of the Form S-4.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or Joint Proxy Statement, as applicable, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to Company Equityholders and stockholders of Parent. For purposes of Section 3.30, Section 4.7 and this Section 5.9.(b), any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable after the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company to obtain the Company Stockholder Approval (the “Company Stockholder Meeting”) or (ii) seek the Company Stockholder Approval by written consent, which written consent shall be solicited and delivered promptly after the effectiveness of the Form S-4. The Company shall, through the Company’s Board of Directors, recommend to the holders of Company Equityholders that they give the Company Stockholder Approval (the “Company Board Recommendation”) and use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company Equityholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing provisions of this Section 5.9, if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided, that, the Company Stockholder Meeting is not postponed or adjourned to a date on or after the Outside Date. Unless this Agreement is terminated in accordance with Section 8.1, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the approval of the Merger Agreement to its stockholders for a vote on the approval thereof.

(d) As promptly as practicable after the date of this Agreement, Parent shall, in accordance with applicable Law and Parent’s certificate of incorporation and bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of Parent to obtain the Parent Stockholder Approval (the “Parent Stockholder Meeting”), regardless of whether or not a Change of Recommendation shall have occurred. Parent shall, through Parent’s Board, of Directors, recommend to the stockholders of Parent that they give the Parent Stockholder Approval (the “Parent Board Recommendation”). Parent shall use reasonable best efforts to cause the proxy statement to be mailed to Parent’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Notwithstanding the foregoing provisions of this Section 5.9, if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided, that, the Parent Stockholder Meeting is not postponed or adjourned to a date on or after the Outside Date. Notwithstanding anything contained herein to the contrary, prior to the time the Parent Stockholder Approval is obtained, but not after, Parent’s Board of Directors may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Parent Board Recommendation (“Change of Recommendation”) if but only if (i) Parent’s Board of Directors determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to make the Change of Recommendation would constitute a breach of the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law, (ii) the Company shall have received from Parent prior written notice of Parent’s intention to make a Change of Recommendation at least three (3) Business Days prior to making any Change of Recommendation (a “Change of Recommendation Notice”) and (iii) Parent shall have complied with clauses (x) through (z) as follows: (x) the Change of Recommendation Notice shall have described the reasons for the Change of Recommendation in reasonable detail, (y) Parent shall have given the Company a three (3) Business Day period following the Company’s receipt of the Change of Recommendation Notice to propose revisions to the terms of this Agreement or make other proposals and shall have negotiated in good faith with the Company (and caused its Representatives to negotiate with the Company) with respect to such proposed revisions or other proposals, if any, and (z) after considering the results of negotiations with the Company and taking into account the proposals made by the Company, if any, after consultation with its outside legal counsel, Parent’s Board of Directors shall have determined, in good faith, that the failure to make the Change of Recommendation would constitute a breach of the fiduciary duties of the Board of Directors of Parent to Parent’s stockholders under applicable Law.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement (unless the Company Stockholder Approval has been previously obtained by written consent).

5.10. Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

5.11. Public Announcements. On and after the date hereof and through the Closing Date (including in connection with any termination of this Agreement), the Company and PocketGear shall not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of parent, unless required by applicable Law upon the advice of legal counsel. The initial press release of Parent regarding the transactions contemplated hereby, to be released as promptly as practicable following the execution of this Agreement shall be substantially in the form agreed to by the Company and Parent prior to the execution of this Agreement.

5.12. Consents; Notices. Prior to the Closing. the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any third parties to any Material Contract, Facility Lease or Permit as are required thereunder in connection with the Merger or for any such Material Contracts, Facility Leases or Permits as set forth in Schedule 3.5 of the Disclosure Schedules. Such consents, waivers and approvals shall be in a form acceptable to Parent. The Company shall send each of the notices described on Schedule 3.5 of the Disclosure Schedules promptly following the execution of this Agreement.

5.13. Termination of Certain Agreements. Prior to the Effective Time, the Company shall take all actions necessary to terminate as of the Effective Time, and shall cause to be terminated as of the Effective Time, the Contracts listed on Schedule 5.13 of the Disclosure Schedules (collectively, the “Terminated Agreements”), in each case without any further liability to or obligation of the Company or the Surviving Corporation.

5.14. Director and Officers Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation shall honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or of Pocketgear under the Organizational Documents or director or officer of the Company in any indemnification agreements in effect as of the date hereof and set forth in Schedule 5.14 of the Disclosure Schedule (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation (i) shall be subject to any limitation imposed by applicable Regulation and (ii) shall be deemed not to release any D&O Indemnified Party from his or her obligations pursuant to this Agreement or any Ancillary Agreement, nor shall such D&O Indemnified Party have any right of contribution, indemnification or right of advancement from Parent, the Surviving Corporation or any of their Affiliates with respect with any Damages claimed by any of the Parent Indemnitees against such D&O Indemnified Party solely in his or her capacity as a Company Equityholder pursuant to this Agreement or any Ancillary Agreement. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for six (6) years following the Effective Time; provided, however, that to the extent any premiums with respect to such policy have not been paid in full by the Company prior to the Effective Time, then such payments shall be included in the calculation of Company Transaction Expenses.

(c) The current and former directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

5.15. Financing. Prior to the Closing. the Company shall use reasonable best efforts to, and shall cause PocketGear to use reasonable best efforts to, cooperate with Parent (and use reasonable best efforts to cause the independent accounting firm and other advisers retained by the Company to cooperate with Parent) in connection any equity and/or debt financing by Parent (whether or not directly related to the Transactions contemplated by this Agreement) (collectively, the “Financing”), including, without limitation, (i) facilitating customary due diligence, (ii) arranging for members of senior management of the Company and PocketGear to participate in meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions, sessions with rating agencies or other syndication activities reasonably required in order to satisfy the conditions to consummation of the Financing, (iii) assisting Parent and its financing sources with the preparation of customary materials for rating agency presentations, bank information memoranda (including customary authorization and representation letters) and other written offering materials used to syndicate such Financing, to the extent information contained therein relates to the Company or PocketGear, (iv)(A) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and other definitive financing documents and using reasonable best efforts to assist in the negotiation and execution of collateral related documentation involving third parties and (B) providing documents requested by Parent or its financing sources relating to the existing indebtedness of the Company and the release of related Liens, including customary payoff letters, (v) facilitating the pledging of collateral and the granting of security interests in collateral in connection with the Financing, provided that no pledge or grant of security interests shall be effective until the Closing, and (vi) furnishing to Parent and its financing sources as promptly as practicable such financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to satisfy the conditions to consummation of the Financing, including, without limitation, applicable “know your customer” information. Without limiting the foregoing, the Company and Parent shall each use reasonable best efforts to cooperate with each other to cause the deliverables described in Section 2.2(a)(vi) and Section 2.2(b)(viii) to be finalized and delivered.

5.16. Tax Representation Letters.

(a) The Company shall use its reasonable best efforts to (i) obtain the opinions to be attached as exhibits to Parent’s Joint Proxy Statement and Form S-4 and the opinions of counsel referred to in Article VI, and (ii) deliver to Goodwin Procter LLP, counsel to the Company, and Latham & Watkins LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, in form and substance as set forth in
Schedule 5.14(a) with such changes as are mutually agreeable to the Company and Parent, containing representations of the Company as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP, to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Article VI, respectively, and Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 6.2.(n).

(b) Parent shall use its reasonable best efforts to (i) obtain the opinions to be attached as exhibits to Parent’s Joint Proxy Statement and Form S-4 and the opinions of counsel referred to in Article VI, and

(iii) deliver to Goodwin Procter LLP, counsel to the Company, and Latham & Watkins LLP, counsel to Parent, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance as set forth in Schedule 5.14(b) with such changes as are mutually agreeable to the Company and Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Latham & Watkins LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Article VI, respectively, and Goodwin Procter LLP, to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 6.1.(e).

5.17. Transfer Restrictions with respect to Parent Common Stock.

(a) All shares of Parent Common Stock to be issued in connection with the Merger shall be subject to restrictions on the transfer of such shares during the period specified herein (the “Lock-Up Period”). Each Company Equityholder agrees (whether by signing the Support Agreement or any Letter of Transmittal or by accepting such Parent Common Stock), that such Company Equityholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether now owned or hereinafter acquired, owned directly by a Company Equityholder (including holding as a custodian) or with respect to which any Company Equityholder has beneficial ownership within the rules and regulations of the SEC (collectively the “Subject Shares”). The foregoing restriction is expressly agreed to preclude the Company Equityholders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of a Company Equityholder’s Subject Shares even if such Subject Shares would be disposed of by someone other than the applicable Company Equityholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of a Company Equityholder’s Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares. Prior to the date hereof or substantially concurrently herewith, certain Company Equityholders have entered into or are each entering into the Support Agreement containing substantially the same or more restrictive than the restrictions during the Lock-Up Period as the restrictions set forth herein (it being acknowledge, in the event of any conflict between the provisions of this Section 5.17 and the Support Agreement, the terms of the Support Agreement shall control).

(b) Except as otherwise provided in the Support Agreement with respect to specific Company Equityholders, the Lock-Up Period will commence on the Effective Date (the “Commencement Date”) and expire (i) 180 days following the Commencement Date with respect to 33 and 1/3% of each Company Equityholder’s Subject Shares, (ii) 270 days following the Commencement Date with respect to 33 and 1/3% of each Company Equityholder’s Subject Shares and (iii) 365 days following the Commencement Date with respect to 33 and 1/3% of each Company Equityholder’s Subject Shares.

(c) Notwithstanding the foregoing, each Company Equityholder may transfer the Company Equityholder’s Subject Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the applicable Company Equityholder or the immediate family of such Company Equityholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (iii) to Parent in connection with the settlement of indemnification claims pursuant to Article VII. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if a Company Equityholder is a corporation, limited liability company, partnership or trust, the corporation, limited liability company, partnership or trust it may transfer the Subject Share to any wholly-owned subsidiary of such corporation, limited liability company or partnership or to the stockholders, partners, members or beneficiaries of such Company Equityholder, provided, however, that in any such case, it shall be a condition to the transfer that (i) the transferee execute an agreement stating that the transferee is receiving and holding such

Subject Shares subject to the provisions of this Section 5.17 and there shall be no further transfer of such Subject Shares except in accordance with this Section 5.17 (and, for the avoidance of doubt, the provisions of this Section 5.17, including the exception to transfer restrictions shall apply to any such transferee as if the transferee were the original recipient of the Subject Shares hereto), (ii) that any such transfer shall not involve a disposition for value, and (iii) that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the applicable Company Equityholder or Parent in connection with any such transfer. In addition, notwithstanding anything herein to the contrary, nothing herein shall prevent a Company Equityholder from establishing a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 plan”), relating to the sale of such Company Equityholder’s Subject Shares, provided that (i) such shares may not be sold until after 180 days following the Commencement Date, (ii) the aggregate number of shares sold by such Company Equityholder under a 10b5-1 plan or otherwise shall not exceed the limitations set forth in Section 5.17(b) and (iii) the establishment of such plan will not result in any public filing or other public announcement of such Company Equityholder during the 180 days following the Commencement Date.

(d) Parent shall instruct the Exchange Agent to include restrictions on the transfer of the Subject Shares consistent with those set forth in this Section 5.17 and any certification evidencing the Subject Shares shall include legends reflecting that transfers of the Subject Shares are subject to the restrictions set forth in this Section 5.17 and the Support Agreement.

5.18. Documents and Information. After the Closing Date, Parent shall, and shall cause the Company to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Stockholder Representative during normal business hours of the applicable Company, upon reasonable request and upon reasonable notice.

5.19. Other Agreements of Parent. Parent agrees to pay the Company Transaction Expenses described in clause (a) of the definition of Company Transaction Expenses that remain unpaid as of the Effective Time within one (1) business day following the Closing Date so long as the Company has delivered to Parent invoices and payment instructions for such Company Transaction Expenses (and reasonable documentation underlying such Company Transaction Expenses) with the delivery of the Pre-Closing Statement. In addition, for the avoidance of doubt, Parent will honor the indemnification obligations under the indemnification agreements set forth on Schedule 5.14 of the Disclosure Schedule to any Person other than the officer or director to the extent such other Person is entitled to indemnification thereunder (for the avoidance of doubt, the indemnification of directors and officers is covered by Section 5.14).

Article VI.

CONDITIONS TO CLOSING

6.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a) Representations, Warranties and Covenants. (i) All representations and warranties of Parent and Merger Sub contained in this Agreement (A) that are qualified by materiality or words of similar import shall be true and correct in all respects, as of the date hereof and at and as of the Closing, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (B) that are not qualified by materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date and (B) Parent and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Parent and Merger Sub prior to or on the Closing Date.

(b) No Actions or Court Orders. No suit, Action, investigation, inquiry or other proceeding by any Governmental Authority or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby

(c) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(e) Section 368 Opinion. The Company shall have received a written opinion of its counsel, Goodwin Procter LLP dated as of the Closing Date and in form and substance as set forth in Exhibit G, and with such changes as are mutually agreeable to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the condition set forth in this Section 6.1(e) shall not be waivable by the Company after adoption of this Agreement by the holders of Company Common Stock and Company Preferred Stock, unless further stockholder approval is obtained with appropriate disclosure. In rendering such opinion, counsel may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(f) Antitrust and Competition Laws. Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law.

(g) Ancillary Agreements. Parent and Merger Sub shall have executed and delivered the Ancillary Agreements to which Parent and Merger Sub are parties.

(h) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(i) Stockholder Consent and Approval. Parent shall have delivered to the Company evidence of (i) the adoption and approval by Parent, as the sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and Parent’s Organizational Documents and (ii) the Parent Stockholder Approval.

(j) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(k) Other Deliveries. Parent and Merger Sub shall have delivered to the Company, each of the items set forth in Section 2.2.(a) hereof.

(l) Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject, in the discretion of Parent and Merger Sub, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement (A) that are qualified by materiality or Material Adverse Effect or words of similar import shall be true and correct in all respects, as of the date hereof and at and as of the Closing, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be true and correct as of such date and (B) the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Company prior to or on the Closing Date.

(b) Consents; Regulatory Compliance and Approval. All third-party consents set forth on Schedule 6.2(b) and all consents, approvals or authorizations from Governmental Authorities necessary for the valid consummation of the transactions contemplated hereby shall have been obtained.

(c) No Actions or Court Orders. No suit, Action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

(d) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(e) Antitrust and Competition Laws. Any waiting period expirations or terminations, consents, clearances, waivers and approvals under any applicable antitrust, competition or merger control laws shall have been obtained, and there is no order or injunction prohibiting, limiting or preventing the consummation of the transactions contemplated herein pursuant to any antitrust, competition or merger control law.

(f) Compliance with Laws. The consummation of the transactions contemplated by this Agreement will not be prohibited by any applicable Regulations.

(g) Company Stockholder Approval. The Company shall have delivered to Parent evidence of the Company Stockholder Approval (which approval shall include the approval or written consent of the stockholders that are party to the Support Agreement).

(h) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(i) Dissenting Stockholders. Stockholders holding not more than 5% of the Company Capital Stock outstanding immediately prior to the Effective Time (or on an as-converted to Company Common Stock basis) shall have exercised, and shall not have any continued right to exercise, appraisal, dissenters’ or similar rights under any applicable Law with respect to shares of capital stock of the Company held by them.

(j) Non-competition Agreements. The Non-competition Agreement shall be in full force and effect and shall not have been repudiated by any party thereto.

(k) 401(k) Plan Termination. The Company shall have provided Parent with executed resolutions of its Board of Directors authorizing such termination, in a form reasonably approved by Parent.

(l) Section 280G Matters. If a 280G Vote is required under Section 5.8.(c) hereof, (i) the Company shall have received and delivered to Parent a Parachute Payment Waiver from each Person that is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and (ii) the Company’s stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its Affiliates shall not have any Liabilities with respect to such “parachute payments.”

(m) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(n) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Latham & Watkins LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit H, and with such changes as are mutually agreeable to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the condition set forth in this Section 6.2(n) shall not be waivable by Parent or Merger Sub after adoption of this Agreement by the holders of Company Common Stock and Company Preferred Stock, unless further stockholder approval is obtained with appropriate disclosure. In rendering such opinion, Latham & Watkins LLP may rely upon the Company Tax Representation Letter and the Parent Tax Representation Letter.

(o) Material Changes. Since the Balance Sheet Date, there shall not have been any Material Adverse Change.

(p) Ancillary Agreements. Each Company Stockholder shall have executed and delivered each Ancillary Agreement to which such Company Stockholder is to be a party.

(q) Financing Condition. Each of the agreements instruments and other deliverables referenced in Section 2.2(a)(vi) (and Exhibit D) and Section 2.2(b)(viii) (and Exhibit E) shall have been executed and delivered by the applicable lenders and other parties thereto (other than Parent) and such agreements, instruments and other deliverables shall be in full force and effect, and no event of default or similar event shall exist under the Existing Credit Arrangements or will exist upon entry into the financing agreements that will amend and restate the Existing Credit Arrangements.

(r) Net Debt. If the Closing Date is on or before January 31, 2015, Net Debt as of the Closing shall not be greater than $13,750,000. If the Closing Date is after January 31, 2015 but prior to the February 28, 2015 then Net Debt as of the Closing shall not be greater than $14,500,000. If the Closing Date is after February 28, 2015, but prior to the Outside Date then Net Debt as of the Closing shall not be greater than $15,000,000.

(p) Other Deliveries. Parent shall have received from the Company each of the items set forth in Section 2.2.(b) hereof.

ARTICLE VII.

INDEMNIFICATION; REMEDIES

7.1. Survival of Representations, Etc. All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of twelve months following the Closing Date; provided, however, that (i) (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.29 (No Brokers), 4.1 (Organization), 4.2 (Authorization) and 4.5 (No Brokers) shall survive for six (6) years following the Closing Date, and (b) the representations and warranties set forth in Section 3.22 (Tax Matters) shall survive until thirty (30) days following the expiration of the applicable statute of limitations under applicable Tax law with respect to the matters addressed in such sections (such representations and warranties set forth in clauses (a) and (b), collectively, the “Fundamental Representations”) and (ii) the representations and warranties set forth in Section 3.18 (Intellectual Property) shall survive until thirty (30) months following the Closing Date (“IP Representations”). Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable representations and warranties. The Company Stockholders shall be entitled to rely upon the representations and warranties of Parent and Merger Sub set forth in this Agreement. Parent and Merger Sub shall be entitled to rely upon the representations and warranties of the Company set forth in this Agreement. The expiration of the representations and warranties provided herein shall not affect the rights of a Parent Indemnitee in respect of any Claim made by such Parent Indemnitee that is submitted prior to the expiration of the applicable survival period provided herein, with respect to the matters described in the Claim Notice for such Claim. All of the covenants, agreements and obligations of the parties under this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations.

7.2. Indemnification.

(a) Company Equityholders’ Agreement to Indemnify. Each of the Company Equityholders, severally and not jointly, shall indemnify, save and hold harmless Parent, Merger Sub, the Company and each of Parent’s direct and indirect stockholders, Affiliates and Subsidiaries (including, following the Closing, the Surviving Corporation), and each of their respective Representatives (collectively, the “Parent Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to Article III of this Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Parent Indemnitee); (ii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Company Stockholder (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (iv) any Long Term Liabilities that are unpaid as of the Closing and not taken into account in the final calculation of Closing Net Debt on the Closing Statement; (v) any Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Net Debt on the Closing Statement; (vi) any Excess Dissenting Share Payments; (vii) any Claim or allegation that any Company Equityholder or other Person is entitled to any amount in connection with the Merger (other than, with respect to a Company Stockholder, the consideration allocable to such Company Stockholder in accordance with Section 1.6 hereof, with respect to a Series C Warrantholder, the consideration allocable to such Series C Warrantholder in accordance with Section 1.7, and, with respect to a Company Optionholder, the consideration allocable to such Company Optionholder in accordance with Section 1.8, in each case as set forth in the Closing Consideration Schedule); or (viii) (I) any Taxes of the Company or PocketGear with respect to any Pre-Closing Tax Period except to the extent such Taxes are included in the calculation of Working Capital that is reflected on the final Closing Statement, (II) any Transfer Taxes allocated to the Company Equityholders pursuant to Section 5.7.(f); (III) any Taxes of any Person (other than the Company) for which the Company or PocketGear is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or as a transferee or successor, by Contract, or otherwise; (IV) Taxes imposed on or payable by third parties with respect to which the Company or PocketGear has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing ; and (V) all Taxes attributable to any inclusion under Section 951(a) of the Code by the Parent Indemnitees at the end of the taxable year of a non-U.S. Subsidiary that includes the Closing Date allocable to the Pre-Closing Tax Period as determined pursuant to the following sentence of this Section 7.2 or (ix) the matter set forth on Schedule 7.2(a)(ix) of the Disclosure Schedule. With respect to any Straddle Period, in the case of any

Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of such Straddle Period that is deemed to end on the Closing Date shall (A) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days of such Straddle Period in the Pre-Closing Tax Period and (2) the denominator of which is the number of days in the entire Straddle Period, and (B) in the of all other Taxes, determined as though the taxable year terminated at the close of business on the Closing Date. Notwithstanding anything to the contrary herein, the Company makes no representations or warranties with respect to the ability of Parent or any of its Affiliates to utilize net operating losses of the Company after the Closing.

For purposes of clarifying the meaning of “several” indemnification by each Company Equityholder under this Section 7.2(a), (x) any portion of the Escrowed Account that is distributed to Parent pursuant to this Article VII shall be deemed to have been “severally” recovered from all of the Company Equityholders, and (y) with respect to Claims for indemnification under this Section 7.2(a) that are not recovered from the Escrow Account, (i) if any indemnification payment is owed, each Company Equityholder’s indemnification obligation pursuant to this Article VII shall be equal to (and limited to) such Company Equityholder’s Pro Rata Portion of the applicable Damages with respect to which the indemnification payment is made (except in the case of fraud (which shall be interpreted to require the element of scienter) committed by a Company Equityholder and (ii) such Claim shall be subject to Section 7.2.(h).

(b) By Parent. Parent shall indemnify, save and hold harmless the Company Equityholders (collectively, the “Company Equityholder Indemnitees”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Parent or Merger Sub in or pursuant to Article III of this Agreement (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications with respect to the calculation of Damages incurred by a Company Equityholder Indemnitee); or (ii) any breach of any covenant or agreement made by Parent or Merger Sub in or pursuant to this Agreement. For the avoidance of doubt, the Surviving Corporation shall not be considered a Company Equityholder Indemnitee for purposes of this Article VII.

(c) Cooperation. The indemnified party and the indemnifying party shall cooperate with each other and their attorneys in the investigation, trial and defense of any lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) Indemnifying Parties. References in this Article VII to “indemnifying party” when a Parent Indemnitee is an indemnified party shall be deemed to be references to the Company Equityholders collectively from and after the Closing (and to the Company Equityholders and the Company prior to the Closing) and, for the avoidance of doubt, the Stockholder Representative shall represent the Company Equityholders with respect to all such matters as provided in Section 7.2.(g) except for any right or obligation to receive or make payment (and any notice requirement with respect to any notice required to be provided under this Article VII by an indemnified party shall be deemed satisfied if such notice is delivered to the Stockholder Representative).

(e) Procedure for Indemnification; Defense of Third-Party Claims.

(i) If an indemnification claim for Damages pursuant to this Article VII (a “Claim”) is to be made by an indemnified party hereunder for any matter not involving a third party claim, such claim shall be asserted by the indemnified party by delivery of a written notice describing the claim with reasonable specificity, a good faith estimate of the amount thereof (if known) and the basis thereof (a “Claim Notice”) to the indemnifying party as soon as reasonably practicable after the indemnified party becomes aware of any fact, condition or event which is reasonably likely to give rise to Damages for which indemnification may be sought under this Article VII, provided, that the failure of the indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. Following the delivery of a Claim Notice, the indemnifying party and its Representatives shall be given access (including electronic access, to the extent available) at reasonable times as they may reasonably require to the Books and Records of the Company and Pocket Gear and access to such personnel or representatives of the Company and its Representatives, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, at reasonable times as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice; provided that the indemnified party shall be entitled to withhold information from the indemnifying party if its provision to the indemnifying party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party in a manner which would not result in such a waiver.

(ii) If a Claim is to be made by an indemnified party as a result of a third-party claim (a “Third Party Claim”), the indemnified party shall, subject to this Article VII, give a Claim Notice to the indemnifying party with respect to such Claim as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VII, provided, that the failure of the indemnified party to give prompt notice hereunder shall not affect the rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. If any lawsuit or enforcement action is filed by a third party against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable, provided that the failure of the indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. The Stockholder Representative shall be entitled, if it so elects at the cost and expense of the Company Equityholders, to participate in the defense of such claim and consult with Parent in any defense of such claim and Parent shall consider in good faith any reasonable comments or recommendations of the Stockholder Representative with respect to the defense of such claim, it being understood that Parent shall have the sole right to control such defense (including the right to settle any such claim, subject to Section 7.2(e)(iii), if applicable); provided, further, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the indemnified party shall be entitled to withhold information from the indemnifying party if its provision to the indemnifying party would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party in a manner which would not result in such a waiver.

(iii) Except for third-party claims (A) seeking non-monetary remedy, (B) seeking claims for equitable relief, or (C) involving potential criminal liability, if the Stockholder Representative provides written notice to Parent within 30 days after receipt of a Claim Notice in respect of a third-party claim for which a Parent Indemnitee is seeking indemnification hereunder, which notice by the Stockholder Representative irrevocably acknowledges the Company Equityholders’ obligation to indemnify such claim fully, a Parent Indemnitee shall not enter into a settlement of such third-party claim without the prior written consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an indemnified party shall be entitled under this Article VII shall be determined: (a) by the written agreement between Parent and the Stockholder Representative; (b) by a decision of the Arbitrator as contemplated by Section 9.16; or (c) by any other means to which Parent and the Stockholder Representative shall agree. Within thirty days after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a written response. If any dispute with respect to the matters set forth in the Claim Notice is not resolved within thirty days following the delivery by the indemnifying party of such response, Parent and the Stockholder Representative shall each have the right to submit such dispute to dispute resolution in accordance with the provisions of Section 9.16. If it shall be determined upon resolution of a Claim as provided herein that a Parent Indemnitee is entitled to indemnification hereunder, such Parent Indemnitee shall be entitled to recover Damages as provided in Section 7.2(a) and Section 7.2.(b) hereof. If it shall be determined upon resolution of a Claim as provided herein that a Company Equityholder Indemnitee is entitled to recover any amount from Parent pursuant to this Article VII, Parent shall satisfy its indemnification obligations hereunder by, at Parent’s sole election, either (A) delivering to the Company Equityholder Indemnitees shares of Common Stock having a value equal to such amount (which shares shall be valued at the Price Per Share for this purpose) or (B) paying to the Company Equityholders such amount by check or by wire transfer of immediately available funds.

(f) Provisions Relating to Damages.

(i) The term “Damages” as used in this Article VII is not limited to matters asserted by third parties against a Parent Indemnitee, but includes Damages incurred or sustained by a Parent Indemnitee in the absence of third-party claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery. No Company Equityholder shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Surviving Corporation (or any Affiliate thereof) with respect to any indemnification claim of a Parent Indemnitee against any Company Equityholder hereunder or otherwise in connection with this Agreement.

(ii) Notwithstanding the foregoing, the term “Damages” as used in this Article VII (A) shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim) and (B) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the indemnified parties shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all indemnified parties inadvisable.

(iii) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(iv) Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for, and Damages shall not include, any punitive damages (except for punitive damages that are the subject of third party claims) and no “multiple of profits” or “multiple of cash flow” or similar valuation methodologies based on multiples shall be used in calculating the amount of any Damages. For the avoidance of doubt, any recovery of consequential damages by an indemnified party hereunder will be limited to consequential damages that an indemnified party would have the right to recover under applicable general principles of contract law under the circumstances (e.g. reasonably foreseeable damages); provided that nothing in this sentence will limit the ability of an indemnified party to recover any consequential damages that are the subject of a third party claim.

(v) The amount of any indemnifiable losses payable under this Article VII shall be net of any Tax Benefits actually realized by any Person that is entitled to indemnification under this Agreement directly as a result of such indemnifiable loss. “Tax Benefit” means any Tax refund, Tax credit or other reduction in otherwise required Tax payments actually realized for the taxable year in which the indemnified losses were incurred (as such actually realized amount is determined in good faith by such Person that is entitled to indemnification).

(g) Appointment of the Stockholder Representative.

(i) By executing this Agreement, the Company (and, upon execution of the Written Consent or a Stockholder Transmittal Letter, each Company Equityholder) shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Shareholder Representative Services LLC as the agent and attorney-in-fact for and on behalf of each Company Equityholder to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 7.2.(g). In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death or incapacity of the Stockholder Representative, the Company Equityholders shall promptly appoint a successor Stockholder Representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The Stockholder Representative may resign at any time. The Company Equityholders holding a majority of the Pro Rata Portion of all of the Company Equityholders shall have the right to remove a Stockholder Representative and to appoint a successor Stockholder Representative. The Stockholder Representative shall have full power and authority to represent all of the Company Equityholders and their successors with respect to all matters arising under this Agreement, and all actions taken by the Stockholder Representative hereunder shall be binding upon all such Company Equityholders as if expressly confirmed and ratified in writing by each of them, and no Company Equityholders shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement and the Escrow Agreement for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholder Representative or any Company Equityholders, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Company Equityholders pursuant to Section 7.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement or the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all of the Company Equityholders.

(ii) The Stockholder Representative has been duly authorized by the Company Equityholders for or on behalf of each Company Equityholder, following the Effective Time, to:

(A) take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement and the Escrow Agreement;

(B) receive all notices or other documents given or to be given to the Company Equityholders by Parent or Merger Sub pursuant to this Agreement or the Escrow Agreement;

(C) receive and accept service of legal process in connection with any claim or other proceeding against the Company Equityholders arising under this Agreement or the Escrow Agreement;

(D) undertake, compromise, defend and settle any such suit or proceeding on behalf of the Company Equityholders arising under this Agreement (including, without limitation, under Article VII hereof) or the Escrow Agreement;

(E) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement, including the Escrow Agreement;

(F) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement;

(G) work with Parent to resolve any issues relating to the determination and final accounting of Working Capital and the Final Adjustment Amount; and

(H) take such other action as the Stockholder Representative may deem appropriate, including, without limitation:

(I) agreeing to any modification or amendment of or waiver with respect to this Agreement or the Escrow Agreement and executing and delivering an agreement of such modification or amendment or waiver;

(II) agreeing to any termination of this Agreement pursuant to Article VIII hereof; and

(III) all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(iii) The Stockholder Representative shall receive no compensation for services as the Stockholder Representative other than pursuant to the terms of that of that certain engagement letter to be entered into by and among the Stockholder Representative, the Company and certain of the Company Equityholders. The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Company Equityholders will indemnify (based on each such Company Equityholder’s Pro Rata Portion), defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the Expense Fund and the Escrow Account, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. The Company Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. None of Parent, the Company or Merger Sub shall have any obligation to reimburse the Stockholder Representative for any such expenses.

(iv) Without limiting the generality of this Section 7.2.(g), following the Effective Time, the Company Equityholders agree that the Stockholder Representative shall act as representative of the Company Equityholders for all purposes under this Article VII. Parent agrees that any claim for indemnification made by any of the Parent Indemnitees pursuant to this Agreement shall be made exclusively through the Stockholder Representative acting on behalf of the Company Equityholders (and the Company Equityholders agree that any such claim against the Company Equityholders by a Parent Indemnitee may be made by providing notice of such claim to the Stockholder Representative).

(v) The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Equityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholder Representative and in general to do all things and to perform all acts. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Equityholder, by operation of law (whether by such Company Equityholder’s death, disability protective supervision) or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Equityholder hereby renounces its, his or her right to renounce this power of attorney unilaterally. Each Company Equityholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Section 7.2.(g), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Company Equityholders having signed or given such directly instead of the Stockholder Representative.

(vi) Any action taken by the Stockholder Representative pursuant to the authority granted in this Section 7.2.(g) shall be effective and absolutely binding on each Company Equityholder notwithstanding any contrary action of, or direction from, any Company Equityholder.

(vii) Upon the Closing, the Company will wire to the Stockholder Representative US$25,000(the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement. The Company Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Stockholder Representative’s responsibilities hereunder, the Stockholder Representative shall disburse the balance of the Expense Fund to the Company Equityholders based on such Company Equityholders’ Pro Rata Portion of such balance. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. If any tax reporting is required with respect to the ultimate distribution of any balance of the Expense Fund, then the Stockholder Representative will provide to Parent or its designated agent, upon request, information regarding the amounts distributed to each Company Equityholders, to be used by Parent or its agent in completing any required tax reporting. Any portion of the Expense Fund that remains undeliverable or unclaimed after six months of the initial delivery attempt shall promptly be paid to Parent and handled in the same manner as other unclaimed funds as provided in the Escrow Agreement.

(h) Limitations on Indemnity.

(i) Neither Parent, on the one hand, nor any of the Company Equityholders, on the other hand, shall be liable under this Article VII for any Damages until the aggregate amount otherwise due to the Company Equityholder Indemnitees or Parent Indemnitees, as the case may be, exceeds an accumulated total of $350,000 (the “Basket”); provided, however, that this limitation shall apply only to the extent a party is entitled to indemnification exclusively under Section 7.2 (a)(i) (in the case of a claim for Damages by the Parent Indemnitees) or Section 7.2.(b)(i) hereof (in the case of a claim for Damages by Stockholder Representative on behalf of the Company Equityholder Indemnitees) and shall not apply to breaches of the Fundamental Representations or in the case of fraud (which shall be interpreted to require the element of scienter). Once the aggregate amount of Damages exceeds the Basket, then the Company Equityholder Indemnitees or Parent Indemnitees, as the case may be, shall have the right to recover all Damages from and including the first dollar of damages without regard to the Basket, subject to the other limitations set forth in this Article VII.

(ii) The parties agree and acknowledge that in no event shall (A) the aggregate liability of the Company Equityholders in connection with indemnification claims pursuant to Section 7.2(a)(i) exceed

$4,500,000 (including any amounts recovered from the Escrow) except for breaches of Fundamental Representations, breaches of IP Representations or in the case of fraud (which shall be interpreted to require the element of scienter) or (B) Parent’s aggregate liability in connection with indemnification claims pursuant to Section 7.2.(b)(i) exceed $4,500,000 except for breaches of the Fundamental Representations or in the case of fraud (which shall be interpreted to require the element of scienter). Notwithstanding the foregoing, the parties agree and acknowledge that in no event shall the aggregate liability of the Company Equityholders in connection with indemnification claims for breaches of the IP Representations exceed $20,000,000 in the aggregate (including any amounts recovered from the Escrow). Notwithstanding the foregoing, the parties agree and acknowledge that in no event shall (1) the aggregate liability of the Company Equityholders in connection with indemnification claims pursuant to Section 7.2(a)(ix) exceed fifty percent (50%) of the Aggregate Consideration in the aggregate (including any amounts recovered from the Escrow) and (2) the Company Equityholders have any liability in connection with indemnification claims pursuant to Section 7.2(a)(ix) after the earlier of (X) the full settlement and release of claims related to the matter set forth on Schedule 7.2(a)(ix) or (Y) the third anniversary of the Closing Date; provided, however, that if Parent submits a Claim Notice with respect to any of the matters set forth on Schedule 7.2(a)(ix) as a result of a Third Party Claim that is made prior to the third anniversary of the Closing Date, then the Company Equityholders will be continue to be responsible any Damages of Parent Indemnitees incurred in connection with, arising out of, resulting from or incident to the indemnification claims set forth in such Claim Notice irrespective of whether such Damages are incurred prior to, on or after the third anniversary of the Closing Date.

(iii) The parties agree and acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (A) subject to Section 7.2.(h)(iii)(B), the aggregate liability of the Company Equityholders in connection with indemnification claims pursuant to Section 7.2(a) (including with respect to breaches Fundamental Representation) shall not exceed the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Company Equityholders hereunder (including the Stock Escrow Amount), (B) no Company Equityholder shall be liable to any Parent Indemnitee pursuant to this Article VII for any Damages in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to such Company Equityholder hereunder (including any such Company Equityholder’s Pro Rata Allocation of the Stock Escrow Amount), except in the case of fraud (which shall be interpreted to require the element of scienter) committed by a Company Equityholder (and in the event of such fraud only with respect to the Company Equityholder who committed such fraud) and (C) Parent shall not be liable to the Company Equityholder Indemnitees pursuant to this Article VII for any Damages in excess, in the aggregate, of the total value of the Aggregate Consideration (valued at the Price Per Share) payable to the Company Equityholders hereunder (including the Stock Escrow Amount).

(iv) the Parent Indemnitees and the Company Equityholder Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) for any Damages underlying any such indemnification claim to the extent that such Damage was specifically taken into account in the calculation of Final Adjustment Amount or in the determination of the Aggregate Consideration (including any adjustment thereto contemplated by Section 1.12) (it being understood that nothing in this Section 7.2.(h)(iv) shall limit the right of any indemnified party to recover any such Damages to the extent such Damages exceed the amount specifically taken into account in the calculation of the Final Adjustment Amount or the Aggregate Consideration).

7.3. Escrow Account.

(a) In the event of any claim for indemnification under Section 7.2(a) the Parent Indemnitees shall first recover any Damages from the Escrow Account. If the then remaining Escrowed Shares in the Escrow Account are insufficient to cover Damages arising from such Claim, then, on the terms and subject to the conditions set forth herein, the Parent Indemnitees may seek recovery for the remaining amount of such Damages directly from each Company Equityholder in an amount not to exceed such Company Equityholder’s Pro Rata Portion of such remaining amount of Damages; provided, however, that the Company Equityholders may elect to satisfy their indemnification obligations hereunder by (in lieu of cash payment), delivering to Parent shares of Parent Common Stock in book-entry form equal to such amount (which shares shall be valued at the Price Per Share, rounded to the nearest whole share of Parent Common Stock).

(b) Within five (5) Business Days after the resolution pursuant to Section 7.2.(e)(iii) hereof of a Claim for which a Parent Indemnitee is entitled to recover Damages from the Escrow Account, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to Parent a number of shares of Parent Common Stock in book-entry form equal to the amount of Damages divided by the Price Per Share (which shares shall be valued at the Price Per Share, rounded to the nearest whole share of Parent Common Stock) (or if there are insufficient shares in the Escrow Account to cover such Damages, all shares of Parent Common Stock in the Escrow Account).

(c) Within five (5) Business Days after the one year anniversary of the Closing Date, Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver from the Escrow Account to each Company Equityholder such Company Equityholder’s Pro Rata Allocation of (i) the number of shares of Parent Common Stock remaining in the Escrow Account minus (ii) (A) the Pending Claims Amount determined as of the one year anniversary of the Closing divided by (B) the Price Per Share.

7.4. Exclusive Remedy. Except in the case of fraud (but without limiting any limitations on remedies as a result of fraud that are expressly set forth in this Article VII), this Article VII shall be the exclusive remedy of the Parent Indemnitees and the Company Equityholder Indemnitees from and after the Closing Date for any and all claims arising under this Agreement, including, without limitation, claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE VIII.

TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to Closing, whether before or after receipt of the Parent Stockholder Approval:

(a) By mutual written consent of Parent and the Company;

(b) By Parent, on the one hand, or the Company, on the other hand, (i) if the Closing shall not have occurred on or before April 30, 2015 (the “Outside Date”), or (ii) if, at the Parent Stockholder Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained; provided, however, that this provision shall not be available to Parent if the Company has the right to terminate this Agreement under clause (e) of this Section 8.1 and this provision shall not be available to the Company if Parent has the right to terminate this Agreement under clause (d) of this Section 8.1;

(c) By Parent if (i) there is a material breach of any representation or warranty set forth in Article III hereof or in the Support Agreement or any covenant or agreement to be complied with or performed by the Company or the Company Stockholders pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.2 hereof to be satisfied (and such condition is not waived in writing by Parent) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.2 hereof to be satisfied on or prior to the Outside Date or (ii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof); provided that Parent may not terminate this Agreement prior to the Closing if the Company and the Company Stockholders have not had a reasonably adequate opportunity to cure such failure (not to exceed five (5) Business Days);

(d) By the Company if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by Parent or Merger Sub pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.1 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.1 hereof to be satisfied on or prior to the Outside Date; provided the Company may not terminate this Agreement prior to the Closing Date if Parent and Merger Sub have not had a reasonably adequate opportunity to cure such failure (not to exceed five (5) Business Days); or

(e) By the Company, if (i) all of the conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than (A) those conditions that by their nature are to be satisfied (including the delivery of documents) at the Closing, which conditions would have been satisfied assuming the Closing had occurred at such time and (B) the condition set forth in Section 6.2.(g)), (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof), (iii) the Company has certified in writing to Parent on such date that any conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (or that conditions that by their nature are to be satisfied (including by delivery of documents) at the Closing, which conditions would have been satisfied assuming the Closing had occurred at such time) and that it is ready, willing and able to consummate the transactions contemplated hereby on such date and throughout the three (3) Business Days following delivery of such notice (and such confirmation, a “Closing Failure Notice”), and (iv) Parent fails to consummate the Closing within three (3) Business Days following the delivery of the Closing Failure Notice.

8.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof:

(a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) The provisions under the caption “Confidentiality” in that certain amended and restated non-binding summary of terms, dated August 18, 2014, by and between the Company and Parent shall continue in full force and effect (the “Summary of Terms”);

(c) No party hereto shall have any Liability to any other party to this Agreement, except as stated in Section 7.2(g)(iii) and subsections (a) and (b) of this Section 8.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement (subject to the provisions of Section 8.3); and

(d) The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

8.3. Termination Amount.

(a) If this Agreement is terminated by the Company pursuant to Section 8.1.(d) or Section 8.1(e) then Parent shall pay the Company an amount equal to the sum of (i) a nonrefundable fee in the amount in cash equal to $1,000,000 and (ii) expense reimbursement up to $500,000 of Company Transaction Expenses (collectively, the “Termination Amount”). Parent shall pay the Termination Amount to the Company, by wire transfer of immediately available funds to an account designated by the Company, within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1.(d) or Section 8.1.(d) unless, solely in the case of a termination of this Agreement pursuant to Section 8.1(d) as a result of willful and intentional breach by Parent or Merger Sub, the Company notifies Parent in writing at the time of termination that it will pursue a remedy other than the Termination Amount (in which case Parent will have no obligation to pay the Termination Amount).

(b) The parties acknowledge and agree that the payment of the Termination Amount shall constitute liquidated damages, and not a penalty, that the Company would not have entered into this Agreement without the agreements contained in this Section 8.3 and that the payment of the Termination Amount in the circumstances specified herein is supported by due and sufficient consideration;

(c) Notwithstanding anything to the contrary in this Agreement, the Company’s right to terminate this Agreement pursuant to Section 8.1.(d) (other than as a result of a willful and intentional breach by Parent or Merger Sub) or Section 8.1(e) and receive the Termination Amount pursuant to Section 8.3.(a) shall constitute the sole and exclusive remedy (whether in respect of any other document or theory of law or equity, in contract in tort or otherwise) of the Company, any of its Subsidiaries and any of their respective former, current or future direct or indirect stockholders, controlling persons, general or limited partners, members, managers, directors, officers, employees, agents, assignees, representatives or Affiliates or any former, current, or future direct or indirect stockholder, controlling person, general or limited partner, member, manager, director, officer, employee, agent, assignee, representative or Affiliate of any of the foregoing (collectively the “Company Related Parties”) against Parent, Merger Sub, any potential debt financing source or any of their respective former, current or future direct or indirect stockholders, controlling persons, general or limited partners, members, managers, directors, officers, employees, agents, assignees, representatives or Affiliates or any former, current or future direct or indirect stockholder, controlling person, general or limited partner, member, manager, director, officer, employee, agent, assignee, representative or Affiliate of any of the foregoing (collectively the “Parent Related Parties”) for all Damages suffered as a result of the failure of the Merger to be consummated or in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement except with respect to any obligations that survive such termination of this Agreement in accordance with Section 8.2) and/or in connection with any oral representations made or alleged to be made in connection therewith or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and, upon receipt of the Termination Amount in accordance with this Section 8.3), none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful and intentional, of any representation, warranty, covenant or agreement) and/or in connection with any oral representations made or alleged to be made in connection therewith or in respect of any other document or theory of law or equity, in contract, in tort or otherwise, and none of the Company Related Parties shall seek to recover any other monetary damages or seek any other remedy based on a claim at law or in equity with respect thereto, except with respect to any obligations that survive such termination of this Agreement in accordance with Section 8.2; provided, however, that (i) this Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any fraud (which shall be interpreted to include the element of scienter). Notwithstanding anything contained herein to the contrary, this Section 8.3 does not limit (or apply to) any remedy of the Company Related Parties in the event that the Company exercises its right to terminate this agreement pursuant to Section 8.1(d) as a result of a willful and intentional breach by Parent or Merger Sub and pursue a remedy other than the Termination Amount.

ARTICLE IX.

MISCELLANEOUS

9.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, formal inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Adjusted Aggregate Consideration” shall mean an amount equal to (a) the Parent Common Stock Closing Consideration multiplied by (b) the Closing Price Per Share.

“Adjusted Fully Diluted Number” shall mean without duplication, (i) the total number of shares of Company Common Stock (including without limitation, any shares of Company Restricted Stock) outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Company Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time; plus (iii) the total number of shares of Company Common Stock issuable upon conversion of all shares of Series A Preferred Stock (assuming for this purpose that all shares of Series A Preferred Stock are converted) outstanding immediately prior to the Effective Time, plus (iv) the total number of shares of Company Common Stock issuable upon conversion of all shares of Series FF Preferred Stock (assuming for this purpose that all shares of Series FF Preferred Stock are converted) outstanding immediately prior to the Effective Time.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Any stockholder of the Company that has a designee on the Company’s Board of Directors (or has the right to designate a member of the Company’s Board of Directors) shall be deemed an Affiliate of the Company for this purpose.

“Aggregate Company Optionholder Consideration” means (a) the number of shares of Company Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time multiplied by (b) the Per Share Common Consideration Equivalent Amount.

“Aggregate Consideration” shall mean an amount equal to the sum of the Aggregate Stock Consideration and the Stock Escrow Amount.

“Aggregate Series B Preferred Liquidation Preference” shall mean an amount equal to (a) $5.838464591 multiplied by the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate amount of accrued dividends on the Series B Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter, plus (without duplication) (c) the aggregate amount of any declared and unpaid dividends (if any) on the Series B Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter.

“Aggregate Series B Preferred Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series B Preferred Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series C Preferred Liquidation Preference” shall mean an amount equal to (a) $7.4139234 multiplied by the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, the Series C Warrants), plus (b) the aggregate amount of accrued dividends on the Series C Preferred Stock (excluding, for the avoidance of doubt, the Series C Warrants) as of immediately prior to the Effective Time as determined pursuant to the Restated Charter, plus (without duplication) (c) the aggregate amount of any declared and unpaid dividends (if any) on the Series C Preferred Stock (excluding, for the avoidance of doubt, the Series C Warrants) as of immediately prior to the Effective Time as determined pursuant to the Restated Charter.

“Aggregate Series C Preferred Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series C Preferred Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series C Other Warrants Exercise Price” shall mean the aggregate exercise price payable to the Company upon exercise of all Series C Other Warrants that have not been exercised immediately prior to the Effective Time.

“Aggregate Series C Other Warrants Liquidation Preference” shall mean an amount equal to (a) $7.4139234 multiplied by the number of Series C Warrants underlying the Series C Other Warrants immediately prior to the Effective Time plus (b) the aggregate amount of dividends deemed to have been accrued on the Series C Warrants (as provided in Section 2(e)(ii) of the Series C Other Warrants) underlying the Series C Other Warrants as of immediately prior to the Effective Time minus (c) the Aggregate Series C Other Warrants Exercise Price.

“Aggregate Series C Other Warrants Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded up to the nearest share) equal to (a) the Aggregate Series C Other Warrants Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series C Penny Warrants Exercise Price” shall mean the aggregate exercise price payable to the Company upon exercise of all Series C Penny Warrants that have not been exercised immediately prior to the Effective Time.

“Aggregate Series C Penny Warrants Liquidation Preference” shall mean an amount equal to (a) $7.4139234 multiplied by the number of Series C Warrants underlying the Series C Penny Warrants immediately prior to the Effective Time plus (b) the aggregate amount of dividends deemed to have been accrued on the Series C Warrants (as provided in Section 2(e)(ii) of the Series C Penny Warrants) underlying the Series C Penny Warrants as of immediately prior to the Effective Time minus (c) the Aggregate Series C Penny Warrants Exercise Price.

“Aggregate Series C Penny Warrants Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series C Penny Warrants Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Series D Preferred Liquidation Preference” shall mean an amount equal to (a) $16.83 multiplied by the number of shares of Series D Preferred Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate amount of accrued dividends on the Series D Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter, plus (without duplication) (c) the aggregate amount of any declared and unpaid dividends (if any) on the Series D Preferred Stock as of immediately prior to the Effective Time as determined pursuant to the Restated Charter.

“Aggregate Series D Preferred Stock Consideration” shall mean a number of shares of Parent Common Stock (rounded down to the nearest share) equal to (a) the Aggregate Series D Preferred Liquidation Preference divided by (b) the Closing Price Per Share.

“Aggregate Stock Consideration” shall mean an amount equal to (A) $100,000,000 minus (B) the Stock Escrow Amount, plus (C) the aggregate exercise price of all Company Options, plus (D) the Adjustment Amount (which may be a negative number).

“Ancillary Agreements” shall mean the Notes, the Employment Arrangements and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by (a) Parent or (b) the Company or PocketGear with respect to the Business, as applicable.

“Business” shall mean any historical, current or planned business or business activities of the Company or PocketGear.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Domain Names” shall mean the Internet domain names registered in the name of the Company or PocketGear, or any way used in connection with the Business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Charter Amendment” shall mean an amendment to the Restated Charter in substantially the form attached hereto as Exhibit L.

“Closing Price Per Share” shall mean an amount equal to (a) (i) if the average of the closing prices of the Parent Common Stock on the NASDAQ Capital Market over the thirty (30) day period ending three (3) calendar days prior to the Closing (the “VWAP”) is greater than $4.50, $4.50, (ii) if the VWAP is less than $3.50, $3.50 or (iii) the VWAP, in any case, multiplied by (b) eighty percent (80%).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock, the Company Restricted Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001, of the Company.

“Company Equity Plan” shall mean the 2008 Stock Incentive Plan of the Company, as amended.

“Company Equityholders” shall mean, collectively, all of the Company Stockholders, including any holders of Company Restricted Stock, and each Series C Warrantholder entitled to receive consideration in connection with the Merger pursuant to Section 1.7.

“Company Equityholder Remaining Consideration” means the Remaining Consideration minus the Aggregate Company Optionholder Consideration.

“Company Information” shall mean all information about the Company and PocketGear, supplied or to be supplied by the Company for inclusion or incorporation by reference, including such information as may be reasonably requested by Parent, reasonably sufficient to permit Parent to prepare and file with the SEC: (i) the Proxy Statement and (ii) any other required filings under applicable Regulations.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, the Company or PocketGear.

“Company Optionholders” shall mean holders of Company Options.

“Company Options” shall mean all options to purchase Company Common Stock that are outstanding and unexpired as of the date hereof.

“Company Plan” shall mean each Plan under which the Company or PocketGear or any other of the Company’s subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Company Preferred Stockholder” shall mean any holder of Company Preferred Stock immediately prior to the Effective Time.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Company Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by or on behalf of or in the name of the Company or PocketGear (including all Internet domain names).

“Company Restricted Stock” shall mean each share of Company Common Stock then outstanding that remains subject to vesting or other lapse restrictions.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Company Transaction Expenses” shall mean the aggregate amount of (a) all fees and expenses incurred by the Company or PocketGear in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (b) all amounts (plus any associated Taxes required to be paid by the Company or PocketGear with respect thereto) payable by the Company or PocketGear, whether actually paid immediately or in the future, under any “change of control,” retention, transaction, termination, severance or similar arrangements as a result of the consummation of the transactions contemplated hereby and/or a termination of service that occurs on or prior to the Closing (including, without limitation, any such amounts payable to any employee of the Company or PocketGear at the election of such employee pursuant to any such arrangements), (c) any associated Taxes required to be paid by the Company or PocketGear with respect to the Assumed Option Consideration, Deemed Exercise Option Consideration or the Restricted Stock Consideration (other than as a result of any exercise or vesting of such Assumed Option Consideration or Restricted Stock Consideration that occurs after the Closing), (d) any costs and expenses incurred by Parent, the Company or PocketGear in connection with the refinancing of the Existing Credit Agreements, and (e) the amount of the Expense Fund.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, PocketGear or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Continuing Service Provider” shall mean (i) all employees of the Company and PocketGear who (A) at the Effective Time, continue their employment with the Company and PocketGear or Parent or one of Parent’s subsidiaries, or (B) remain or become, at the Effective Time, employees of the Surviving Corporation, and (ii) all Contingent Workers who, at the Effective Time, continue their service with the Company and PocketGear or Parent, other than any such service providers who are ineligible to be included on a registration statement filed by Parent on Form S-8.

“Contingent Workers” means any Person that is an independent contractor or consultant of the Company or PocketGear.

“Contract” shall mean any agreement, contract, note, loan, evidence of Indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, license, instrument, obligation, promise or commitment (in each case, whether written, electronic or oral and whether expressed or implied), but excluding all Leases.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

“Current Assets” shall mean all current assets of the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP applied in a manner reasonably agreed to by the parties; provided, however, that Current Assets shall include any unbilled accounts receivable (to the extent provided by GAAP) but shall not include cash and cash equivalents. Notwithstanding the foregoing, (i) Current Assets shall exclude any accounts receivable from shareholders or related parties and (ii) any accounts receivable or unbilled accounts receivable set forth on the Pre-Closing Statement which have not been collected within one-hundred and twenty (120) calendar days following the Closing Date will be deemed to not constitute Current Assets to the extent such accounts receivable or unbilled accounts receivable exceed the related reserve or allowance (if any) for bad debt included as a Current Liability on the Pre-Closing Statement notwithstanding the accounting treatment of any such accounts receivable required under GAAP and shall not be reflected as Current Assets on the Closing Statement.

“Current Liabilities” shall mean all current liabilities of the Company and its subsidiaries on a consolidated basis determined in accordance with GAAP applied in a manner reasonably agreed to by the parties, other than the current portion of Indebtedness to the extent such current portion is included in Long Term Liabilities. Notwithstanding the foregoing, all unpaid Company Transaction Expenses incurred by the Company prior to the Effective Time shall for the purposes of hereof be considered part of Net Debt.

“Data Protection Laws” shall mean the data protection and privacy laws of each country where the Company or PocketGear is established and those of each country where any such data is collected, transmitted, secured, stored, shared or otherwise processed, including without limitation such laws and Regulations that implement the European Data Protection Directive and the Privacy and Electronic Communications Directive (2002/58/EC) in the European Economic Area (“EEA”) and any applicable guidelines and codes issued by a competent data protection authority, or other competent governmental body or agency, in respect of such laws, and shall also mean the Massachusetts data protection law, 201 CMR 17.00, and Section 5 of the (U.S.) Federal Trade Commission Act and any and all laws and Regulations governing privacy, cybercrime, use of electronic data, or unfair or deceptive trade practices.

“Default” shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

“Disclosure Schedules” shall mean a schedule executed and delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986 (the “IRCA”), the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit F.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, including all rules and regulations issued thereunder.

“Existing Credit Arrangements” shall mean the Purchase Agreement dated April 14, 2013 by and between the Company and North Atlantic SBIC IV, L.P., the Purchase Agreement dated October 31, 2013 by and between the Company and North Atlantic SBIC IV, L.P. and the Amended and Restated Loan Security Agreement dated August 8, 2012 between Silicon Valley Bank and the Company, as amended.

“Existing Lenders” shall mean Silicon Valley Bank and North Atlantic SBIC IV, L.P.

“Facilities” shall mean any real property, leaseholds or other real property interest currently owned, held, occupied or operated by the Company or PocketGear and any buildings, structures or equipment (including motor vehicles) currently owned or operated by the Company or PocketGear.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 3.7 of the Disclosure Schedules.

“Financial Statements” shall mean the Year End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by the Company or PocketGear and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s or PocketGear’s suppliers, including all warranty rights with respect thereto.

“Form S-4” shall mean the registration statement on Form S-4, and all amendments thereto, filed with the SEC in connection with the registration of Parent Common Stock under the Securities Act.

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, organization or commission or any judicial or arbitral body.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of others secured by an Encumbrance on any asset of the Company or PocketGear, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, and (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements.

“Insurance Policies” shall mean the insurance policies of the Company or PocketGear listed on Schedule 3.23 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all such rights in, to, or subsisting in the following:

(a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d) all trademarks, service marks, symbols, logos, trade names, domain names, d/b/a’s, certification marks, brand names, corporate names, fictitious names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation

(f) all other intangible assets, properties and rights; and

(g) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and industrial property rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Interim Balance Sheet” shall mean the balance sheet of the Company dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean September 30, 2014.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited statements of income and cash flow of the Company for the period ended on the Interim Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” shall mean the actual knowledge of any of Jud Bowman, Tim Oakley, Ken Hayes, Jeff Henderson (with respect to Section 3.18 only), Jim Harvey and Val Stiebris, in each case following reasonable due inquiry.

“Law” shall mean any federal, state, local or foreign statute, code, ordinance, rule, treaty, regulation, order, judgment, writ, stipulation, award, injunction, and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of the Company’s or PocketGear’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Company or PocketGear.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company or PocketGear listed on Schedule 3.7 of the Disclosure Schedules, and leases with respect to the personal and real property of the Company or PocketGear which are not required to be listed on Schedule 3.7 of the Disclosure Schedules.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for accrued but unpaid Taxes (but not for any deferred Tax liabilities.

“Liquidation Preference” shall mean, with respect to any share of Company Preferred Stock, the Original Issue Price (as defined in the Restated Charter) of such share of Company Preferred Stock plus all accrued dividends and all declared and unpaid dividends on such share of Company Preferred Stock as determined pursuant to the Restated Charter.

“Long Term Liabilities” shall mean all Indebtedness (including the current portion thereof) and other long term liabilities of the Company or any of its subsidiaries on a consolidated basis determined in accordance with GAAP (including any such liabilities arising as a result of the consummation of the Merger and the transactions contemplated hereby). Any pre-payment or other penalties required to be paid in connection for Indebtedness to be repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose.

“Material Adverse Effect” or “Material Adverse Change shall mean with respect to the Company, PocketGear or the Business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Company, PocketGear or the Business taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change”; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or GAAP enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; (f) except with respect to Section 3.5, the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including effects related to the identity of Parent; (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); or (h) actions specifically required to be taken by the Company pursuant to this Agreement or that are taken following receipt of Parent’s written consent to such action; except in the cases of clauses (a) – (e), to the extent that such Person is disproportionately adversely affected thereby as compared with other participants in the industries in which such Person primarily operates.

“Net Debt” shall mean (i) all Long Term Liabilities minus (ii) all cash and cash equivalents of the Company determined in accordance with GAAP plus (iii) all unpaid Company Transactions Expenses incurred by the Company prior to the Effective Time (including Company Transaction Expenses that have not been billed prior to the Effective Time but that will be billed or become payable in the future).

“Non-Competition Agreements” shall mean the non-competition agreement in the form attached as Exhibit I between Parent and the Company Stockholder identified therein and dated as of the date hereof, which shall become effective as of the Closing.

“Option Exchange Ratio” shall mean a ratio, the numerator of which is the Per Share Common Consideration Equivalent Amount and the denominator of which is the Closing Price Per Share.

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person and is not required to be authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean all real property owned in fee by the Company or PocketGear, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent (it being understood in the event all Parent Common Stock is converted or exchanged for other securities following the Effective Time, Parent Common Stock shall thereafter refer to the resulting securities).

“Parent Closing Stock Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the Aggregate Consideration divided by (ii) the Price Per Share.

“Parent Material Adverse Effect” shall mean with respect to Parent any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of Parent, Merger Sub or their Subsidiaries, taken as a whole, or on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect”; provided, however, that none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” or “Material Adverse Change”: (a) any change in general economic, credit, capital or financial markets or general political conditions; (b) any outbreak of hostilities, acts of war or terrorism; (c) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date hereof; (d) any change in applicable law or GAAP enacted after the date hereof; (e) any adverse change in general conditions in the industries in which such Person primarily operates; or (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failure may be considered in determining whether there was or is a Material Adverse Effect); (g) except with respect to Section 4.3(b), the negotiation, execution or announcement of the transactions contemplated by, or the performance of obligations under, this Agreement or the Ancillary Agreements, including effects related to the identity of the Company; or (h) actions specifically required to be taken by Parent pursuant to this Agreement or that are taken following receipt of the Company’s written consent to such action; except in the cases of clauses (a) – (e), to the extent that such Person is disproportionately adversely affected thereby as compared with other participants in the industries in which such Person primarily operates.

“Parent Options” shall mean options to purchase Parent Common Stock.

“Participating Escrow Stock” shall mean Company Common Stock, Company Restricted Stock, Series A Preferred Stock and Series FF Preferred Stock,

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pending Claims Amount” shall mean, as of a specified date, the amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved Claims specified in any Claim Notice delivered to the Stockholder Representative prior to such date if such Claims were resolved in full in favor of the Parent Indemnitees.

“Per Share Common Consideration” shall mean a number of shares of Parent Common Stock equal to (a)(i) the Company Equityholder Remaining Consideration minus the number obtained by multiplying (A) the total number of Escrowed Shares (i.e., 1,000,000) by (B) the Closing Price Per Share divided by (ii) the Adjusted Fully Diluted Number minus the number of shares of Common Stock issuable upon exercise of all Company Options (whether or not vested or exercisable) outstanding immediately prior to the Effective Time divided by (b) the Closing Price Per Share.

“Per Share Common Consideration Equivalent Amount” shall mean an amount equal to (a) the Remaining Consideration divided by (b) the Adjusted Fully Diluted Number.

“Per Share Series B Preferred Consideration” shall mean, with respect to a share of Series B Preferred Stock, a number of shares of Parent Common Stock equal to the Aggregate Series B Preferred Stock Consideration multiplied by a fraction, the numerator of which is the Liquidation Preference of such share of Series B Preferred Stock and the denominator of which is the Aggregate Series B Preferred Liquidation Preference, in each case immediately prior to the Effective Time.

“Per Share Series C Preferred Consideration” shall mean, with respect to a share of Series C Preferred Stock, a number of shares of Parent Common Stock equal to the Aggregate Series C Preferred Stock Consideration multiplied by a fraction, the numerator of which is the Liquidation Preference of such share of Series C Preferred Stock and the denominator of which is the Aggregate Series C Preferred Liquidation Preference, in each case immediately prior to the Effective Time.

“Per Share Series D Preferred Consideration” shall mean, with respect to a share of Series D Preferred Stock, a number of shares of Parent Common Stock equal to the Aggregate Series D Preferred Stock Consideration multiplied by a fraction, the numerator of which is the Liquidation Preference of such share of Series D Preferred Stock and the denominator of which is the Aggregate Series D Preferred Liquidation Preference, in each case immediately prior to the Effective Time.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, including without limitation unique device or browser identifiers, names, addresses, telephone numbers, email addresses, social security numbers, and/or account information; and shall also mean “personal information” as defined by applicable laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable individual.

“Plan” shall mean (i) each employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory stock option, restricted stock, stock unit, deferred stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid time off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Price Per Share” shall mean $4.50 as adjusted appropriately in the case of any stock split, reverse stock split, stock dividend or similar recapitalization event with respect to Parent Common Shares.

“Pro Rata Allocation” shall mean, with respect to any Company Equityholder, the number of shares of Parent Common Stock issuable to such Company Equityholder pursuant to Article II hereof solely in respect of their Participating Escrow Stock (excluding, for the avoidance of doubt, shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Article II hereof) divided by the aggregate number of shares of Parent Common Stock issuable to all Company Equityholders pursuant to Article II hereof solely in respect of their Participating Escrow Stock (excluding, for the avoidance of doubt any shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Section 1.8.(b)).

“Pro Rata Portion” shall mean, with respect to any Company Equityholder, the number of shares of Parent Common Stock issuable to such Company Equityholder pursuant to Article II hereof (excluding, for the avoidance of doubt, shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Article II hereof) divided by the aggregate number of shares of Parent Common Stock issuable to all Company Equityholders pursuant to Article II hereof (excluding, for the avoidance of doubt any shares of Parent Common Stock issuable upon exercise of Company Options assumed pursuant to Section 1.8.(b)).

“Products” shall mean all products, technology and services of the Company or PocketGear developed (including products and services under development), owned, provided, distributed, marketed, imported for resale, sold or licensed out by or on behalf of the Company or PocketGear since inception or which the Company or PocketGear intends to sell, distribute, market or license out in the future.

“Property Tax” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, privacy and security of personally identifiable information, the sending of commercial emails, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Party” shall mean with respect to any specified Person, (a) any Affiliate of such specified Person or any director, officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, officer, general partner, managing member, manager or in a similar capacity of such specified Person; (c) any immediate family member of a Person described in cause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any members of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person (and any Affiliate, director, officer, general partner, managing member of manager of any such other Person described in this clause (d)).

“Remaining Consideration” shall mean (a) the Adjusted Aggregate Consideration minus (b) the Aggregate Series B Preferred Liquidation Preference minus (c) the Aggregate Series C Preferred Liquidation Preference minus (c) the Aggregate Series C Other Warrants Liquidation Preference minus (d) the Aggregate Series C Penny Warrants Liquidation Preference minus (e) the Aggregate Series D Preferred Liquidation Preference.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Restated Charter” shall mean the Company’s certificate of incorporation filed with the Secretary of State of the State of Delaware on October 31, 2013, as the same may be amended and/or restated from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all discounts, selling commissions, broker fees and stock transfer Taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Company Stockholders.

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series C Other Warrants” shall mean the Preferred Stock Purchase Warrant dated April 4, 2013 initially exercisable to purchase 112,800 shares of Series C Preferred Stock and the Preferred Stock Purchase Warrant dated October 31, 2013 initially exercisable to purchase 67,680 shares of Series C Preferred Stock, in each case for an exercise price equal to $7.4139234 per share.

“Series C Other Warrants Consideration” shall mean with respect to a Series C Other Warrants number of shares of Parent Common Stock equal to the Aggregate Series C Other Warrants Stock Consideration multiplied by a fraction, the numerator of which is the number of Series C Warrant Shares underlying such Series C Other Warrant and the denominator of which is the number of Series C Warrants underlying all Series C Other Warrants that are outstanding and unexercised immediately prior to the Effective Time.

“Series C Penny Warrants” shall mean the Preferred Stock Purchase Warrant dated April 4, 2013 initially exercisable to purchase 263,200 shares of Series C Preferred Stock and the Preferred Stock Purchase Warrant dated October 31, 2013 initially exercisable to purchase 157,920 shares of Series C Preferred Stock, in each case for an exercise price equal to $0.001 per share.

“Series C Penny Warrants Consideration” shall mean with respect to a Series C Penny Warrant a number of shares of Parent Common Stock equal to the Aggregate Series C Penny Warrants Stock Consideration multiplied by a fraction, the numerator of which is the number of Series C Warrants underlying such Series C Penny Warrant and the denominator of which is the number of Series C Warrant Shares underlying all Series C Penny Warrants that are outstanding and unexercised immediately prior to the Effective Time.

“Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series C Warrants” shall mean the Series C Penny Warrants and the Series C Other Warrants.

“Series C Warrant Shares” shall mean the shares of Series C Preferred Stock underlying the Series C Warrants.

“Series C Warrantholders” shall mean holders of the Series C Warrants.

“Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series FF Preferred Stock” shall mean the Series FF Convertible Preferred Stock, par value $0.001 per share, of the Company

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments embedded therein. For avoidance of doubt, Source Code excludes any software that is wholly or substantially in binary form and any documentation or other information provided or used with such software.

“Stock Escrow Amount” equals $4,500,000.

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company or PocketGear pursuant to a license, lease or similar right.

“Tax” shall mean any and all federal, state, local or foreign taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, branch profits, capital stock, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty, estimated tax or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement of any kind relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Tax Authority.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company.

“Working Capital Target” shall mean $1,350,000.

“Year End Financial Statements” shall mean the audited Balance Sheets and related audited statements of income of the Company as of and for the fiscal years ended as of December 31, 2011, 2012 and 2013.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
10b5-1 plan	5.17(c)
280(G) Vote	5.8.(c)
401(k) Plan	5.8.(a)
Adjustment Amount	1.12.(a)(ii)
Advertiser	3.9.(a)(viii)
Advertiser and Publisher Agreements	3.9.(a)(viii)
Affiliate Agreements	3.9.(a)(v)
Agreement	Preamble
Arbitrator	9.16.(a)
Assumed Option Consideration	1.10.(a)(iii)
Balance Sheet Date Basket	3.6 7.2.(h)
Cardholder Data	3.18.(j)
Certificate	1.4
Certificate of Merger	1.2
Change of Recommendation	5.9(d)
Change of Recommendation Notice	5.9(d)
Claim	7.2.(e)(i)
Claim Notice	7.2.(e)(i)
Closing	2.1
Closing Consideration Schedule	1.10
Closing Date	2.1
Closing Failure Notice	8.1.(d)
Closing Net Debt	1.12.(b)(i)

Defined Term	Section
Closing Statement	1.12.(b)(i)
Closing Working Capital Commercial Software Licenses	1.12.(b)(i) 3.18.(b)
Company	Preamble
Company Equityholder Indemnitees	7.2.(b)
Company Options	1.8.(a)
Company Preferred Stock	1.6.(a)
Company Related Parties	8.3.(c)
Company Tax Representation Letter	5.16
Contaminants Customer and Publisher Agreements	3.18.(j) 3.18.(b)
Damages	7.2
Deemed Exercise Option	1.8(c)
Deemed Exercise Option Consideration	1.10(a)(iv)
DGCL	Recitals
Disclosure Document	5.2
Dispute Notice	9.16.(a)
Disputes	9.16
Dissenting Shares	1.9.(a)
Dissenting Stockholder	1.9.(d)
D&O Indemnified Party	5.14
Effective Time	1.2
Escrow Account	1.11
Escrowed Shares	1.11
Estimated Net Debt	1.12.(a)(i)
Estimated Working Capital	1.12.(a)(i)
Excess Dissenting Share Payments	1.9.(c)
Exchange Agent	1.4.(a)
Exchange Fund	1.4.(a)
Expense Fund	7.2(g)(vii)
Final Adjustment Amount	1.12.(c)(i)
Fundamental Representations	7.1
Information Technology Systems IP Representations	3.18.(j) 7.1
JAMS	9.16.(b)
Joint Proxy Statement	5.9
Letter of Transmittal	1.4.(c)(i)
Material Contracts	3.9.(a)
Merger	Recitals
Merger Sub	Preamble
Open Source	3.18.(l)
Outside Date	8.1.(b)
Parent	Preamble
Parent Closing Stock Consideration	1.6(h)
Parent Indemnitees	7.2
Parent Related Parties	8.3.(c)
Parent SEC Documents	4.6
Parent Stockholder Approval	4.2
Parent Tax Representation Letter	5.16
Parent’s Accountants	5.2
Periodic Report	5.2

Defined Term	Section
PocketGear	3.2.(a)
Pre-Closing Statement	1.12.(a)(i)
Proposed Acquisition Transaction	5.3
Publisher	3.9.(a)(viii)
Restricted Stock Award	1.8(d)
Restricted Stock Consideration	1.10(a)(v)
SEC	9.10
Section 280G Approval	5.8.(c)
Section 280G Soliciting Materials	5.8.(c)
Stockholder Notice	5.10
Stockholder Representative	Preamble
Summary of Terms	8.2.(b)
Surviving Corporation Tax Benefit	1.1 (f)
Tax Proceeding	5.7.(a)
Terminated Agreements	5.13
Termination Amount	8.3.(a)
Transfer Taxes	5.7.(f)
Treasury Shares	1.6.(e)
Voting Debt	3.2.(c)
WARN Act	3.16.(f)
Warrant Consideration	1.10.(a)(ii)

9.2. Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company (prior to the Closing), addressed to:

Appia, Inc.

320 Blackwell Street

3rd Floor

Durham, NC 27701

Attn: Judson S. Bowman

Telephone: (919) 251-6144

E-Mail: jud@appia.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Fax: (617) 523-1231

Attention: Joseph C. Theis Jr., Esq.

Email: jtheis@goodwinprocter.com

If to the Stockholder Representative, addressed to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attn: Managing Director

Telephone: (303) 648-4085

Fax: (303) 623-0294

E-Mail: deals@srsacquiom.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Fax: (617) 523-1231

Attention: Joseph C. Theis Jr., Esq.

Email: jtheis@goodwinprocter.com

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

Mandalay Digial Group, Inc.

1300 Guadelupe

Austin, TX 78701

Attn: Bill Stone

Telephone: 512-365-9991

E-Mail: Bill@digitalturbine.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attn: W. Alex Voxman, Esq. and David M. Wheeler, Esq.

Telephone: (213) 485-1234

Fax: (213) 891-8763

E-Mail: alex.voxman@lw.com and david.wheeler@lw.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3. Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4. Titles. The table of contents, titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the

Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any summaries of terms between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions under the caption “Confidentiality” in the Summary of Terms shall survive the termination of this Agreement and remain in effect if the Closing does not occur. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

9.6. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent. Parent and Merger Sub may, without the consent of the Company assign all or any portion of their rights and obligations hereunder; provided that, if such assignment by Parent and Merger Sub is made prior to the Closing, then such assignment shall require the prior written consent of the Stockholder Representative unless the assignee(s) is(are) an Affiliate(s) of Parent or Merger Sub; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment shall release the assignor from any of its obligations hereunder. In addition, Parent and Merger Sub may assign their rights hereunder to a lender as collateral security.

9.7. Amendment or Modification. This Agreement may not be amended or modified (before or after receipt of the Parent Stockholder Approval) except in an instrument in writing signed by the Stockholder Representative and Parent. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 9.7, any amendment, modification or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Equityholders whether or not they have signed such amendment, modification or waiver.

9.8. Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances. No party shall be deemed to have waived any claim arising out of this Agreement , or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10. References. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “made available to Parent” or other words of similar import refer to the Company having made the applicable documents available to Parent by posting them in the Company’s online data room located at https://services.intralinks.com (as reflected on the data room index dated as of the date hereof set forth on Schedule 9.10) and granting Parent access to such data room to review such documents and (h) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified. Subject to Section 9.2, any reference to any notice or other communication received “in writing” shall be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, facsimile, electronic mail or any other means of written communication.

9.11. Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, except as set expressly stated in Section 5.14.(a), is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

9.12. Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.13. Consent to Jurisdiction. Subject to Section 9.16 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.14. Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15. Legal Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

9.16. Arbitration. It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within thirty (30) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b) If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of thirty (30) days from any such initial meeting or within sixty (60) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within thirty (30) days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. The Arbitrator shall be a disinterested party.

(c) Within sixty (60) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

9.17. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.18. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.19. Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being understood that any unpaid Company Transaction Expenses shall be paid by the Surviving Corporation following the Closing and shall be taken into account in the calculation of Working Capital of the Company as of the Closing Date as Current Liabilities).

9.20. Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.21. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

9.22. Acknowledgement of Representation.

(a) It is acknowledged by each of the Parties that the Company has retained Goodwin Procter LLP (“Goodwin”) to act as its counsel in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of Goodwin for conflict of interest or any other purposes as a result thereof.

(b) Affirmation of Representation. Parent and the Company hereby agree that Goodwin may represent the Stockholders, the Seller Representative or any officer, director, manager, employee, shareholder, partner or member of the Company (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any Ancillary Document, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Parent, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Parent, the Company or any of their respective Affiliates, and even though Goodwin may have represented the Company in a substantially related matter, or may be representing the Company in ongoing matters.

(c) Waiver of Conflict. Parent and the Company hereby waive and agree not to assert (i) any claim that Goodwin has a conflict of interest in any representation described in Section 6.1.(b) above, and (ii) any confidentiality obligation with respect to any communication between Goodwin and any Designated Person occurring during the Current Representation.

(d) Retention of Privilege. Parent and the Company hereby agree that as to all communications (whether before, at or after the Closing) between Goodwin and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Parent or the Company.

(e) Further Assurances. Parent and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 9.21. Parent and the Company further agree that Goodwin and its partners and employees are third party beneficiaries of this Section 9.21.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

MANDALAY DIGITAL GROUP, INC.

By:	/s/ Bill Stone
Name: Bill Stone
Title: Chief Executive Officer

DTM MERGER SUB, INC.

By:	/s/ Bill Stone
Name: Bill Stone
Title: Chief Executive Officer

Signature Page to Merger Agreement

APPIA, INC.

By:	/s/ Judson S. Bowman
Name: Judson S. Bowman
Title: CEO

Signature Page to Merger Agreement

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ illegible
Name:
Title:

Signature Page to Merger Agreement

Appendix B – Form of Support Agreement

Appendix B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of November 13, 2014 (this “Agreement”), is by and among Mandalay Digital Group, Inc., a Delaware corporation (“Parent”), on the one hand, and the Person listed on the signature page hereto (the “Stockholder”) who is a (i) holder of shares of the Company’s Series A Preferred Stock (the Series A Preferred Stockholders”), (ii) holder of shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stockholders”), (iii) holder of shares of the Company’s Series C Preferred Stock (the Series C Preferred Stockholders”), (iv) holder of shares of the Company’s Series D Preferred Stock (the “Series D Preferred Stockholders” and, together with the Series A Preferred Stockholders, the Series B Preferred Stockholders, the Series C Preferred Stockholder, the “Preferred Stockholders”), and/or (v) holder of shares of the Company’s Common Stock (the “Common Stockholders” and, together with the Preferred Stockholders, the “Stockholders”), on the other hand.

WHEREAS, concurrently with the execution of this Agreement, Parent, DTM Merger Sub, Inc. (“Merger Sub”), Appia, Inc. (the “Company”) and Shareholder Representative Services LLC (the “Stockholder Representative”) have entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and subject to the conditions set forth herein, which merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent (the “Merger”) (any term not otherwise defined herein shall have the meaning given such term in the Merger Agreement);

WHEREAS, the Stockholder owns beneficially and of record shares of Company Capital Stock (together with any shares of Company Capital Stock of which record or beneficial ownership is acquired after the date hereof by the Stockholder (including pursuant to the exercise of Company Options or Series C Warrants), the “Shares”); and

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement and certain other Stockholders have agreed to enter into agreements identical to this Agreement pursuant to which, among other things, the Stockholders have agreed to execute and deliver, in accordance with the requirements of the DGCL, a written consent to, and to vote all Shares owned by them in favor of, the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

ARTICLE II

CONSENT, VOTING MATTERS AND PROXY

2.1 Written Consent. In furtherance of the foregoing, the Stockholder shall execute and deliver to the Company within 48 hours after the Form S-4 is declared effective by the SEC, an Action by Written Consent of Stockholders in the form attached hereto as Exhibit A to consent to, approve of and adopt (i) the amendment to the Restated Charter attached hereto as Exhibit B (the “Charter Amendment”) and (ii) the Merger Agreement, the Merger and the other transactions contemplated thereby.

2.2 Agreement to Vote.

(a) From the date hereof until the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (such earlier event, the “Termination Event”), the Stockholder shall, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of all or any class of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, as applicable, (I) waive the invalidity or absence of notice of any such meeting, (II) appear at such meeting or otherwise cause the Stockholder’s shares of Company Capital Stock to be counted as present thereat for purposes of establishing a quorum and (III) if and to the extent the following matters are put to a vote of the Company’s stockholders, vote or consent (or cause to be voted or consented), in person or by proxy (and including by Section 2.1), all of the Stockholder’s shares of Company Capital Stock as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting:

(i) in favor of the adoption and approval of the Charter Amendment, the Merger Agreement, the terms thereof, the Merger, the other transactions contemplated thereby and any actions required in furtherance thereof and hereof and in favor of any adjournment of any meeting of the Company’s stockholders for the purpose of soliciting additional votes in favor of any of the foregoing;

(ii) against any action or agreement that would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and

(iii) against any of the actions prohibited by Section 5.3 of the Merger Agreement.

(b) From the date hereof until the occurrence of a Termination Event, the Stockholder agrees that it shall not (i) enter into any Contract or understanding with any Person to vote or give voting instructions in a manner inconsistent with this Agreement (including this Section 2.2) or (ii) grant any proxy or power of attorney for another Person to (A) vote, (B) execute any consent with respect to, (C) deposit into a voting trust or (D) enter into any other Contract or understanding to vote, any shares of Company Capital Stock in any manner.

(c) From the date hereof until the occurrence of a Termination Event, the Stockholder hereby constitutes and appoints as the proxies of the Stockholder and hereby grants a power of attorney to Bill Stone and Andrew Schleimer (or such other Persons designated by Parent), and each of them, with full power of substitution, to vote all the Stockholder’s shares of Company Capital Stock (whether by proxy, in person or by written consent) in the manner provided in this Agreement upon the failure of the Stockholder to vote his, her or its shares of Company Capital Stock in accordance with the terms of this Agreement (or upon any attempt to vote his, her or its shares of Company Capital Stock in a manner which is inconsistent with the terms of this Agreement). Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of Parent and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable until the occurrence of a Termination Event. The Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the Stockholder’s shares of Company Capital Stock. Notwithstanding anything to the contrary provided in this Agreement, Parent shall provide the Stockholder with prior written notice of Parent’s intent to exercise the proxy set forth in this Section 2.2(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

3.1 Organization. The Stockholder, if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

3.2 Authorization. The Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform the Stockholder’s obligations hereunder and thereunder. The execution and delivery by the Stockholder of this Agreement to which the Stockholder is to be a party, and the consummation by the Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action and no other proceedings or actions on the part of the Stockholder are necessary to authorize this Agreement to which the Stockholder is to be a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Stockholder and is legal, valid and binding obligations of the Stockholder enforceable against the Stockholder in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3 No Conflict. The execution and delivery by the Stockholder of this Agreement does not (a) if the Stockholder is an entity, conflict with or violate any provision of the Organizational Documents of the Stockholder; (b) conflict with or violate any law applicable to the Stockholder or by which any property or asset of the Stockholder is bound; or (c) result in any breach or default under any Contract to which the Stockholder is a party or to which any of the Stockholder’s property or assets are subject, except in the case of clauses (b) and (c), as would not reasonably be expected to adversely affect the ability of the Stockholder to consummate the transactions contemplated by this Agreement, the Merger Agreement or the Ancillary Agreements to which the Stockholder is to be a party.

3.4 Absence of Litigation, Claims and Orders. There are no Actions pending or, to the Stockholder’s knowledge, currently threatened against the Stockholder or its Affiliates, which would reasonably be expected to adversely affect the ability of the Stockholder to consummate the transactions contemplated by this Agreement, the Merger Agreement.

3.5 Ownership of Shares or Options. The Stockholder is the sole record and beneficial owner of the number and type of shares of Company Capital Stock or holds the number of Series C Warrants or Company Options, as the case may be, set forth on the Stockholder’s or signature page hereto. Such shares of Company Capital Stock or Company Options set forth on the Stockholder’s signature page hereto constitute all of the shares of Company Capital Stock owned of record or beneficially by the Stockholder or with respect to which the Stockholder has the power to vote or direct the vote or all of the Series C Warrants or Company Options held by the Stockholder, as the case may be. The Stockholder has full power and authority to sell, transfer, assign and deliver such shares of Company Capital Stock to Parent as provided in the Merger Agreement. The Stockholder has, and will have as of the time the Stockholder is required to perform its obligations hereunder, voting power and power to agree to all of the matters set forth in this Agreement, with no restrictions on the Stockholder’s voting power pertaining thereto. In the case of a Stockholder, each of the shares of Company Capital Stock owned by the Stockholder is owned free and clear of, and none of such shares of Company Capital Stock is subject to, any Encumbrances other than Restated Voting Agreement, Amended and Restated Investor Rights Agreement, Amended and Restated Right of First Refusal and Co-Sale, each by and among the Company and certain of its stockholders.

3.6 No Reliance. The Stockholder acknowledges that it has conducted such investigation, if any, with respect to the Merger, the adequacy of the Merger Consideration and the terms of this Agreement and the Merger Agreement as the Stockholder believes appropriate or desirable.

3.7 No Brokers. Neither the Stockholder nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Stockholder, the Company, Parent, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees as follows:

4.1 Proprietary Information. The Stockholder hereby agrees that (i) he, she or it will hold, and will direct its Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, in confidence all data and information in its possession relating to the businesses and operations of the Company that is confidential or proprietary in nature (the “Proprietary Information”) and (ii) will not disclose such Proprietary Information to any Person (other than to the Stockholder’s Affiliates, directors, officers, employees, agents, representatives and advisors (including attorneys, accountants, consultants, bankers and financial advisors), but in such event only on a need-to-know basis); provided, however, that this Section 4.1(b) shall be inoperative as to such portions of the Proprietary Information that (A) become generally available to the public other than as a result of disclosure which, to the knowledge of the Stockholder, is in violation of a confidentiality obligation, including information disclosed by Parent via an official statement, securities filing or press release, (B) are obtained from a third party which, to the knowledge of the Stockholder is not bound by a confidentiality obligation, (C) the Stockholder is required by applicable law, rule or regulation, including stock exchange rules and regulations, to divulge or disclose such information, in which case the Stockholder shall use commercially reasonable efforts to cooperate with the Company to limit such disclosure to the extent permitted under applicable law and to the extent practicable, cooperate with Parent’s efforts to seek to obtain a protective order over, or confidential treatment of such information or (D) is disclosed by the Stockholder with the written consent of Parent and, prior to the Effective Time, the Company.

4.2 Public Announcements. The Stockholder shall consult with and obtain the written approval of Parent and, prior to the Effective Time, the Company before issuing any press release or making any other public disclosure with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval; provided that if the Stockholder is a venture capital fund, the Stockholder may disclose to its existing and prospective limited partners or members, subject to a duty of confidentiality subject to a duty of confidentiality as set forth in the governing documentation of the Stockholder, only (a) the existence of the Merger and the Merger Agreement, (b) the return on the Stockholder’s investment in the Company and, (c) solely with respect to the Stockholder’s existing limited partners or members, such other information as is required to be disclosed by the Stockholder to such limited partners or members pursuant to the applicable partnership or limited liability company agreement or otherwise permitted to be disclosed in the good faith exercise of the Stockholder’s fiduciary duties as the general partner or manager of such venture capital fund.

4.3 Additional Shares. The Stockholder hereby agrees, until the occurrence of a Termination Event, to promptly notify Parent of the number of any shares of Company Capital Stock acquired by the Stockholder after the date hereof (including by way of the exercise of Series C Warrants or Company Options). The Stockholder shall vote in accordance with this Agreement any shares of Company Capital Stock that the Stockholder acquires after the date hereof.

4.4 Further Assurances. From time to time until the occurrence of a Termination Event, at Parent’s request, the Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement and the Merger Agreement, including granting any waiver required under any Contract to which the Stockholder is a party which is inconsistent with any obligations of the Stockholder hereunder.

4.5 No Solicitation of Other Proposals. The Stockholder acknowledges and agrees that it has read and understands Section 5.3 of the Merger Agreement and hereby agrees that from the date hereof until the occurrence of a Termination Event, it shall be bound by the provisions of Section 5.3 of the Merger Agreement to the same extent as if the Stockholder were a party to the Merger Agreement.

ARTICLE V

TRANSFER RESTRICTIONS

5.1 Restrictions on Transfer. Prior to the occurrence of a Termination Event, in addition to (and not in limitation of) any existing transfer restrictions applicable to the Company Capital Stock, the Stockholder shall not, directly or indirectly, sell, transfer, hedge, pledge, encumber, assign or otherwise dispose of (including by gift, bequest, appointment or otherwise) (collectively, “Transfer”), or consent to or permit any Transfer of, the Stockholder’s shares of Company Capital Stock or any interest therein. If any ownership (whether legal or beneficial) of any of the Stockholder’s shares of Company Capital Stock shall pass to any Person (including the Stockholder’s administrators, successors or receivers), whether by operation of law or otherwise, then such shares of Company Capital Stock shall continue to be subject to this Agreement and the obligations of the Stockholder hereunder.

5.2 Stop Transfer; Legend. The Stockholder agrees that it will not request that the Company register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s shares of Company Capital Stock.

5.3 Lock-Up. All shares of Parent Common Stock to be issued in connection with the Merger shall be subject to restrictions on the transfer of such shares during the period specified herein (the “Lock-Up Period”). During the Lock-Up Period, the Stockholder agrees, that the Stockholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether now owned or hereinafter acquired, owned directly by the Stockholder (including holding as a custodian) or with respect to which the Stockholder has beneficial ownership within the rules and regulations of the SEC (collectively the “Subject Shares”). The foregoing restriction is expressly agreed to preclude the Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder’s Subject Shares even if such Subject Shares would be disposed of by someone other than the Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder’s Subject Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Subject Shares. The Lock-Up Period will commence on the Effective Date (the “Commencement Date”) and expire (i) 180 days following the Commencement Date with respect to 33 and 1/3%% of the Stockholder’s Subject Shares, (ii) 270 days following the Commencement Date with respect to 33 and 1/3%% of the Stockholder’s Subject Shares and (iii) 365 days following the Commencement Date with respect to 33 and 1/3%% of the Stockholder’s Subject Shares. Notwithstanding the foregoing, the Stockholder may transfer the Stockholder’s Subject Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (iii) to Parent in connection with the settlement of indemnification claims pursuant to Article VII. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if a Stockholder is a corporation, limited liability company, partnership or trust, the corporation, limited liability company, partnership or trust it may transfer the Subject Share to any wholly-owned subsidiary of such corporation, limited liability company or partnership or to the stockholders, partners, members or beneficiaries of the Stockholder, provided, however, that in any such case, it shall be a condition to the transfer that (i) the transferee execute an agreement stating that the transferee is receiving and holding such Subject Shares subject to the provisions of this Section 5.3 and there shall be no further transfer of such Subject Shares except in accordance with this Section 5.3 (and, for the avoidance of doubt, the provisions of this Section 5.3, including the exception to transfer restrictions shall apply to any such transferee as if the transferee were the original recipient of the Subject Shares hereto), (ii) that any such transfer shall not involve a disposition for value, and (iii) that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the Stockholder or Parent in connection with any such transfer. In addition, notwithstanding anything herein to the contrary, nothing herein shall prevent the Stockholder from establishing a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 plan”), relating to the sale of the Stockholder’s Subject Shares, provided that (i) such shares may not be sold until after 180 days following the Commencement Date, (ii) the aggregate number of shares sold by the Stockholder under a 10b5-1 plan or otherwise shall not exceed the limitations set forth in this Section 5.3 and (iii) the establishment of such plan will not result in any public filing or other public announcement of the Stockholder during the 180 days following the Commencement Date.

ARTICLE VI

WAIVERS AND RELEASE

6.1 No Dissenters’ Rights. the Stockholder hereby waives and agrees not to exercise any dissenters’ or appraisal rights pursuant to Section 262 of the DGCL or any other right to object to the Merger, the Merger Agreement or the transactions contemplated thereby.

6.2 Release. In consideration of Parent’s covenants and agreements contained herein and in the Merger Agreement, effective as of the Effective Time, the Stockholder (on its own behalf and on behalf of its heirs, executors, administrators, agents, successors and permitted assigns) hereby releases, waives and discharges (i) Parent, Merger Sub, the Company and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Parent Released Persons”) and (ii) the Company and its Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Company Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect thereof, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts, covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third party witness, with the enforcement of this Agreement and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that (1) with respect to the Company Released Persons, in any way arises from or out of, is based upon, or relates to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Effective Time and (2) with respect to the Parent Released Persons, in any way arises from or out of, is based upon, or relates to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Effective Time solely with respect to the Company’s conduct of its business, including without limitation in each case (a) the preparation, negotiation, execution or consummation of the Merger Agreement, the Ancillary Agreements or any other agreement, document, certificate or instrument delivered in connection with the transactions contemplated by the Merger Agreement, and (b) Claims in respect of a breach by the Company’s board of directors or its individual directors and officers of their obligations, including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby; provided, that the foregoing release of Parent Release Persons and Company Release Persons shall not extend to (i) any Claims resulting from or arising under the Merger Agreement, this Agreement or any agreement, document or instrument contemplated by or entered into in connection with the Merger Agreement to which the Stockholder is a party, except to the extent such Claims seek consideration for any Company Capital Stock in excess of that contemplated by the Merger Agreement and only with respect to such excess consideration, (ii) any Claims in connection with the Stockholder’s status as a current or former employee or consultant of the Company for (A) reimbursement of expenses or (B) compensation or benefits payable or due to the Stockholder, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (iii) Claims arising under the Company’s organizational documents, any indemnification agreement with the Company or any directors’ and officers’ liability insurance policy of the Company for or right to indemnity or advancement of expenses or (iv) any rights of the Stockholder necessary to enable the Stockholder Representative or the Stockholder to defend any indemnification claim asserted pursuant to the Merger Agreement. This Section 6.2 is for the benefit of the Parent Released Persons and Company Released Persons and shall be enforceable by any of them directly against the Stockholder. With respect to such Claims, the Stockholder hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542 or similar provisions of other applicable Law: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

ARTICLE VII

AGREEMENT TO BE BOUND BY CERTAIN PROVISIONS

OF THE MERGER AGREEMENT

7.1 Certain Provisions Applicable to the Stockholder. the Stockholder acknowledges, approves of and agrees to be bound by the provisions of Article I (The Merger), Section 5.7 (Tax Matters), and Article VII (Indemnification; Remedies) of the Merger Agreement, subject to the limitations set forth therein. This Section 7.1 is for the benefit of the Company, the Surviving Corporation, Parent and any other Parent Indemnitee and shall be directly enforceable by them.

7.2 Stockholder Representative. The Stockholder acknowledges and accepts the appointment of the Stockholder Representative and the other provisions relating thereto as set forth in Section 7.2(g) of the Merger Agreement and agrees to be bound by Section 7.2(g) of the Merger Agreement. This Section 7.2 is for the benefit of the Stockholder Representative, the Company, the Surviving Corporation, Parent and any other Parent Indemnitee and shall be directly enforceable by them.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination. This Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Article VIII shall survive such termination and remain in full force and effect in accordance with their terms, and (ii) no such termination will relieve any party from liability for breach of this Agreement by such party that occurred prior to such termination.

8.2 Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested, as follows:

(a) If to Parent, then as provided for in Section 9.2 of the Merger Agreement;

(b) If to the Stockholder, then to the address set forth on the Stockholder’s signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance with this Section 8.2.

8.3 Entire Agreement. This Agreement, the Merger Agreement (including all Exhibits hereto and thereto), and the other agreements, documents and written understandings referred to herein or in the Merger Agreement or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto.

8.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of each of the parties hereto; provided, however, that Parent may assign this Agreement or all or any of its rights or obligations hereunder to one or more of its Affiliates without the consent of any other party. No assignment shall release the assignor from any of its obligations hereunder.

8.5 Amendment. This Agreement may be amended with the written consent of (i) Parent and (ii) the Stockholder at any time by execution of an instrument in writing signed on behalf of the party(ies) against whom enforcement is sought (it being understood that any such amendment shall only be enforced against the Stockholder that has consented to such amendment).

8.6 Waiver.

(a) Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.8 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof.

8.9 Survival of Representations, Etc.. All of the representations and warranties made by the Stockholder in this Agreement shall survive the execution of this Agreement and the Closing for a period of 12 months following the Closing, except that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.5 (Ownership of Shares or Options) and 3.7 (No Brokers) hereof shall survive for a period of five (5) years following the Closing Date. The covenants and agreements of the Stockholders in this Agreement shall survive the execution of this Agreement and the Closing, except as expressly limited by their terms and except that the covenant in Section 4.1, shall survive the Closing for a period of 24 months following the Closing. Notwithstanding anything to the contrary herein, the Stockholders’ aggregate liability for Claims of indemnity under or related to the Merger Agreement or any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by the Company, its Representatives or the Stockholders pursuant to the Merger Agreement to the Parent Indemnitees (the foregoing capitalized terms as defined in the Merger Agreement), the Letter of Transmittal and hereunder shall not exceed the total consideration (including any portion of the Escrow Amount and valuing Parent Common Stock at the Price Per Share) actually paid to the Stockholder pursuant to the Merger Agreement, except in the case of fraud (which shall include the element of scienter and in which case recourse shall be sought only against the Stockholder who committed such fraud).

8.10 Governing Law This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

8.11 Consent to Jurisdiction Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.12 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Specific Performance. Each party hereto acknowledges and agrees that the other party would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such party may be entitled, at law or in equity.

8.14 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.15 Expenses and Legal Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

8.16 Additional Parties; Counterparts. Notwithstanding Section 8.5, no consent shall be necessary to add additional Stockholders as signatories to this Agreement after the date hereof. This Agreement may be executed and delivered by facsimile or electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

8.17 Stockholder Capacity. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the record holder or beneficial owner of Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company (if applicable). The taking of any actions (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of the Company (if applicable) shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

[Remainder of Page Intentionally Left Blank.]

Appendix C – Opinion of Needham & Company, LLC

Needham & Company, LLC  445 Park Avenue, New York, NY 10022-4406  (212) 371-8300

November 12, 2014

Board of Directors

Mandalay Digital Group, Inc.

2811 Cahuenga Boulevard West

Los Angeles, CA 90068

Gentlemen:

We understand that Mandalay Digital Group, Inc. (the “Company), DTM Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Appia, Inc. (“Appia”), and Shareholder Representative Services LLC, as representative of the Appia equityholders, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Appia and Appia will become a wholly-owned subsidiary of the Company (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that, at the Effective Time (as defined in the Merger Agreement), the outstanding shares of capital stock of Appia, other than shares owned by Appia, the Company or Merger Sub and other than dissenting shares, together with the outstanding options and warrants to purchase capital stock of Appia, will be converted into the right to receive shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) with an aggregate value, based on a per share value of $4.50 per share, equal to the sum of (i) $100,000,000, (ii) the aggregate exercise price of all Company Options (as defined in the Merger Agreement) and (iii) the Adjustment Amount (as defined in the Merger Agreement, and which may be a negative number) (the “Consideration”), and with such shares of Company Common Stock to be allocated among the former equityholders of Appia as specified in the Merger Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated November 10, 2014; (ii) reviewed certain publicly available information concerning the Company and Appia and certain other financial and operating data of the Company and Appia furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Company Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company and Appia and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain financial forecasts with respect to the Company and Appia prepared by the respective managements of the Company and Appia and provided to us by the Company and held discussions with members of management of the Company concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for the Company and Appia; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Boston Office: One Federal Street, Boston, MA 02110  (617) 457-0910

California Offices: 3000 Sand Hill Road, Building 1, Menlo Park, CA 94025  (650) 854-9111

100 Spear Street, San Francisco, CA 94105  (415) 262-4860

Chicago Office: 180 North LaSalle, Suite 3700, Chicago, IL 60601  (312) 981-0412

Board of Directors

Mandalay Digital Group, Inc.

November 12, 2014

Needham & Company, LLC

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy in all material respects of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated November 10, 2014 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no material delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Appia or the contemplated benefits of the Merger. We have also assumed, with your consent, that any adjustments pursuant to the terms of the Merger Agreement to the aggregate exercise price of all Company Options (as provided to us by the Company and used by us in our analyses) or the Adjustment Amount calculated as of September 30, 2014, will not be material to our analyses. With respect to the financial forecasts for the Company and Appia (including adjustments thereto expected by the Company to result from the Merger) prepared by the respective managements of the Company and Appia and provided to us by the Company, we have assumed, with your consent and based upon discussions with management of the Company, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of the Company, Appia and the combined companies. We have relied, without independent verification, upon the estimates of management of the Company of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. We express no opinion with respect to any of such forecasts (including such cost savings and other synergies) or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company, Appia or any of their respective subsidiaries nor have we evaluated the solvency or fair value of the Company, Appia or any of their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. We were not requested to, and did not, provide independent financial advice to you or the Company during the course of negotiations between the Company and Appia or participate in the negotiation or structuring of the Merger. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the consideration to be paid by the Company pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Board of Directors

Mandalay Digital Group, Inc.

November 12, 2014

Needham & Company, LLC

We are not expressing any opinion as to the value of the Company Common Stock when issued pursuant to the Merger or the prices at which the Company Common Stock will actually trade at any time.

We have been engaged by the Company as financial advisor to render this opinion and will receive a fee for our services that is not contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company or Appia for which we received compensation. We may in the future provide investment banking and financial advisory services to the Company, Appia and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be disclosed publicly, quoted or referred to, or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair to the Company from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

Section 145 of the Delaware Law provides that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. The limitation of liability contained in our certificate of incorporation, as amended, and the indemnification provision included in our bylaws, as amended, are consistent with Delaware Law Sections 102(b)(7) and 145. We have purchased directors and officers liability insurance.

Section 145 of the Delaware Law authorizes court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our certificate of incorporation, as amended, and our bylaws, as amended, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, we enter into indemnification agreements with our officers and directors in the ordinary course.

Item 21.    Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index, which is incorporated by reference in this item.

(b) Financial Statement Schedules

Not applicable.

(c) Reports, Opinions or Appraisals.

Not applicable.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)         For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)         That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)         That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in

Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)         To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)         To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 27, 2015.

MANDALAY DIGITAL GROUP, INC.

By:	/s/ William Stone
William Stone
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William Stone William Stone	Chief Executive Officer (Principal Executive Officer)	January 27, 2015

/s/ Andrew Schleimer Andrew Schleimer	Chief Financial Officer (Principal Financial Officer)	January 27, 2015

* Kirstie Brown	Principal Financial Officer (Principal Accounting Officer)	January 27, 2015

* Peter Guber	Chairman of the Board	January 27, 2015

* Paul Schaeffer	Director	January 27, 2015

* Christopher Rogers	Director	January 27, 2015

* Rob Deutschman	Director	January 27, 2015

* Jeff Karish	Director	January 27, 2015

* Peter Adderton	Director	January 27, 2015

* By:	/s/ William Stone William Stone Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated November 13, 2014, by and among Mandalay Digital Group, Inc., DTM Merger Sub, Inc., Appia, Inc. and Shareholder Representative Services LLC (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission on November 14, 2007).
3.2	Certificate of Amendment of Certificate of Incorporation, dated August 14, 2012 (incorporated by reference to Appendix B of the Registrant’s Definitive Information Statement on Form 14-C (File No. 000-10039), filed with the Commission on July 10, 2012).
3.3	Certificate of Amendment of Certificate of Incorporation, dated March 28, 2013 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission on April 18, 2013).
3.4	Certificate of Correction of Certificate of Amendment, dated April 9, 2013 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission on April 18, 2013).
3.5

Certificate of Amendment of Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware on January 13, 2015 (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission of January 16, 2015).

3.6	Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-10039), filed with the Commission on November 14, 2007).
3.7	Certificate of Amendment of the Bylaws of NeuMedia, Inc., dated February 2, 2012 (incorporated by reference to our Current Report on Form 8-K (File No. 000-10039), filed with the Commission on February 7, 2012).
4.1†	Form of Common Stock Purchase Warrant to be issued to North Atlantic SBIC IV, L.P.
5.1	Opinion of Manatt, Phelps & Phillips, LLP.
8.1	Opinion of Latham & Watkins, LLP regarding certain tax matters.
8.2	Opinion of Goodwin Procter, LLP regarding certain tax matters.
10.1†	Form of Securities Purchase Agreement between the Registrant and North Atlantic SBIC IV, L.P.
10.2†	Form of Unconditional Secured Guaranty and Pledge Agreement between the Registrant and North Atlantic SBIC IV, L.P.
10.3†	Form of Unconditional Secured Guaranty and Pledge Agreement between the Registrant and Silicon Valley Bank
10.4	Support Agreement dated November 13, 2014, among Mandalay Digital Group, Inc. and certain stockholders of Appia, Inc. listed therein (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)
10.5	API Service Agreement dated July 5, 2011 with Vodafone Hutchison Australia Pty Limited.
10.6	IT & Content Services Agreement dated October 11, 2011 with Telstra Corporation Limited.
23.1†	Consent of SingerLewak LLP (Mandalay Digital).
23.2†	Consent of Grant Thornton LLP (Appia).
23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 hereto).
23.4	Consent of Latham & Watkins, LLP (included in Exhibit 8.1 hereto).
23.5	Consent of Goodwin Procter, LLP (included in Exhibit 8.2 hereto).

Exhibit No.	Description
24.1†	Power of Attorney (included on the signature page to the Registration Statement).
99.1†	Consent of Needham & Company, LLC
99.2†	Consent of Judson Bowman to be named a director of the Registrant upon completion of the merger.
99.3†	Consent of Craig Forman to be named a director of the Registrant upon completion of the merger.
99.4†	Form of Proxy Card

†Previously filed.